UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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COREPOINT LODGING INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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January 14, 2022

Dear Stockholder:

On November 6, 2021, CorePoint Lodging Inc., a Maryland corporation (“CorePoint”), entered into a definitive merger agreement to be acquired by Cavalier Acquisition Owner LP (“Cavalier”). Pursuant to and subject to the terms and conditions of the merger agreement (as amended, modified or assigned), CorePoint will be merged with and into a wholly owned subsidiary of Cavalier (“Merger Sub”) and Merger Sub will survive the merger as a wholly owned subsidiary of Cavalier.

If the merger is completed, our common stockholders will have the right to receive, without interest and subject to applicable withholding taxes, (i) $15.65 in cash plus (ii), if applicable, incremental cash consideration per share in certain circumstances if CorePoint resolves prior to the closing the previously disclosed tax proceedings, which we refer to as the “IRS Matter,” with the Internal Revenue Service (“IRS”) related to an ongoing audit of CorePoint entities in existence prior to CorePoint’s 2018 spin-off from La Quinta Holdings Inc., less (iii) the per share amount of any dividends paid to common stockholders between the date of the merger agreement and the effective time of the merger determined by CorePoint to be necessary to maintain CorePoint’s qualification for taxation as a real estate investment trust, although CorePoint does not expect any such dividends to be paid (collectively, the “per share merger consideration”), for each share of common stock, par value $0.01 per share, of CorePoint (“CorePoint common stock”) that they own immediately prior to the effective time of the merger. The amount of such potential additional cash consideration, if any, payable to holders of CorePoint common stock is determined based on the amount, if any, by which the settlement amount with respect to the IRS Matter (including any penalties and accrued interest with respect thereto) is less than $160 million, as described in more detail in the section of the accompanying proxy statement entitled “The Merger—Merger Consideration—What Stockholders Will Receive in the Merger” beginning on page 34. There can be no assurances that any additional consideration will be received by the holders of CorePoint common stock. For more information about the IRS Matter, please see the accompanying proxy statement.

In addition, at the effective time, each share of CorePoint Cumulative Redeemable Series A Preferred Stock, par value $0.01 per share (the “CorePoint preferred stock”), that is issued and outstanding immediately prior to the effective time shall automatically be converted into a unit of a newly created series of preferred limited partnership interests of Merger Sub with substantially identical powers, preferences, privileges and rights as the CorePoint preferred stock.

You are cordially invited to attend a special meeting of our stockholders to be held virtually in connection with the proposed merger on March 1, 2022 at 9:00 a.m., Central Time (the “special meeting”). You will be able to attend the meeting and vote your shares electronically by visiting www.virtualshareholdermeeting.com/CPLG2022SM. You must have your sixteen-digit control number that is shown on your notice of electronic availability of proxy materials or your proxy card if you receive your proxy materials by mail. You will not be able to attend the meeting in person. At the special meeting, stockholders will be asked to consider and vote on a proposal to approve the merger and the other transactions contemplated by the merger agreement (the “merger proposal”). Approval of the merger proposal requires the affirmative vote of the holders of a majority of all the outstanding shares of CorePoint common stock at the special meeting.

The CorePoint board of directors unanimously has determined that the merger and the other transactions contemplated by the merger agreement are advisable and in the best interest of CorePoint and its stockholders, approved and adopted the merger agreement, and declared advisable, approved and authorized the entry into the merger agreement, the merger and the consummation of the other transactions contemplated by the merger agreement. The CorePoint board of directors made its determination after consideration of a number of factors more fully described in the accompanying proxy statement. The CorePoint board of directors unanimously recommends that you vote “FOR” the proposal to approve the merger and the other transactions contemplated by the merger agreement.

At the special meeting, CorePoint stockholders will also be asked to vote on a proposal to approve, on a non-binding, advisory basis, certain compensation that will or may be paid to CorePoint’s named executive officers by CorePoint based on or otherwise relating to the merger, as required by the rules adopted by the Securities and Exchange Commission, and a proposal to approve an adjournment of the special meeting to a later date or dates, if necessary or appropriate, to solicit additional votes for the approval of the merger proposal if there are insufficient votes to approve the merger proposal at the time of the special meeting or to ensure that any supplement or amendment to the accompanying proxy statement is timely provided to CorePoint stockholders. The CorePoint board of directors unanimously recommends that you vote “FOR” each of these proposals.

The merger cannot be completed unless CorePoint stockholders holding a majority of all the outstanding shares of CorePoint common stock approve the merger proposal. Your vote is very important, regardless of the number of shares you own. Whether or not you expect to attend the special meeting virtually, please submit a proxy to vote your shares as promptly as possible so that your shares may be represented and voted at the special meeting. If you intend to attend the virtual special meeting and vote during the virtual special meeting, your vote by ballot will revoke any proxy previously submitted. The failure to vote on the merger proposal will have the same effect as a vote “AGAINST” this proposal.

The obligations of CorePoint and Cavalier to complete the merger are subject to the satisfaction or waiver of certain conditions. The accompanying proxy statement contains detailed information about Cavalier, the special meeting, the merger agreement and the merger.

Thank you for your continued support of CorePoint Lodging Inc.

Sincerely,

Mitesh B. Shah	Keith A. Cline
Chairman of the Board of Directors	President and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved of the merger, passed upon the merits of the merger agreement or the merger or determined if the accompanying proxy statement is accurate or complete. Any representation to the contrary is a criminal offense.

The accompanying proxy statement is dated January 14, 2022 and, together with the enclosed form of proxy, is first being mailed to CorePoint stockholders on or about January 18, 2022.

CorePoint Lodging Inc.

125 E. John Carpenter Freeway, Suite 1650

Irving, Texas 75062

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

DATE & TIME	March 1, 2022 at 9:00 a.m., Central Time

VIRTUAL LOCATION	www.virtualshareholdermeeting.com/CPLG2022SM

ITEMS OF BUSINESS	•	To consider and vote on a proposal to approve the merger of CorePoint Lodging Inc. (“CorePoint”) with and into Cavalier MergerSub LP (“Merger Sub”) and the other transactions contemplated by the Agreement and Plan of Merger, dated as of November 6, 2021 (as it may be amended from time to time, the “merger agreement”), by and among CorePoint, Cavalier Acquisition Owner LP (as assignee of Cavalier Acquisition JV LP) (“Cavalier”), and Merger Sub (as assignee of Cavalier Acquisition Owner LP) (the “merger proposal”); a copy of the merger agreement is attached to the accompanying proxy statement as Annex A;

•

To consider and vote on a proposal to approve, on a non-binding, advisory basis, certain compensation that will or may be paid by CorePoint to its named executive officers that is based on or otherwise relates to the merger (the “named executive officer merger-related compensation proposal”); and

•

To consider and vote on a proposal to approve an adjournment of the special meeting of CorePoint stockholders (the “special meeting”) to a later date or dates, if necessary or appropriate, for the purpose of soliciting additional votes for the approval of the merger proposal if there are insufficient votes to approve the merger proposal at the time of the special meeting or to ensure that any supplement or amendment to the accompanying proxy statement is timely provided to CorePoint stockholders (the “adjournment proposal”).

RECORD DATE	Only CorePoint common stockholders of record at the close of business on January 14, 2022 (the “record date”), are entitled to notice of, and to vote at, the special meeting and at any adjournment or postponement of the special meeting. All holders of record of CorePoint preferred stock at the close of business on the record date are entitled to notice of, but may not vote at, the special meeting.

VOTING BY PROXY

Your vote is very important, regardless of the number of shares you own. The CorePoint board of directors (the “Board”) is soliciting your proxy to assure that a quorum is present and that your shares are represented and voted at the special meeting. For information on submitting your proxy over the internet, by telephone or by mailing back the traditional proxy card (no extra postage is needed for the provided envelope if mailed in the U.S.), please see the attached proxy statement and enclosed proxy card. If you later decide to vote in person at the virtual special meeting, information on revoking your proxy prior to the special meeting is also provided. The vote of the holders of preferred stock is not required to approve any of the proposals at the special meeting and is not being solicited.

RECOMMENDATIONS	The Board unanimously recommends that you vote:

•	“FOR” the merger proposal;

•	“FOR” the named executive officer merger-related compensation proposal; and

•	“FOR” the adjournment proposal.

DISSENTERS’ RIGHTS	No dissenters’ or appraisal rights will be available with respect to the merger or the other transactions contemplated by the merger agreement, including any remedy contemplated by Sections 3-201 et seq. of the Maryland General Corporation Law.

YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING VIRTUALLY, PLEASE SUBMIT A PROXY OVER THE INTERNET OR BY TELEPHONE PURSUANT TO THE INSTRUCTIONS CONTAINED IN THESE MATERIALS OR COMPLETE, DATE, SIGN AND RETURN A PROXY CARD AS PROMPTLY AS POSSIBLE. IF YOU RECEIVE MORE THAN ONE PROXY BECAUSE YOU OWN SHARES REGISTERED IN DIFFERENT NAMES OR ADDRESSES, EACH PROXY SHOULD BE SUBMITTED. IF YOU DO NOT SUBMIT YOUR PROXY, INSTRUCT YOUR BROKER HOW TO VOTE YOUR SHARES OR VOTE IN PERSON AT THE VIRTUAL SPECIAL MEETING ON THE MERGER PROPOSAL, IT WILL HAVE THE SAME EFFECT AS A VOTE “AGAINST” THIS PROPOSAL.

Approval of the merger proposal requires the affirmative vote of the holders of a majority of shares of CorePoint common stock, par value $0.01 per share, outstanding at the close of business on the record date.

Approval of each of the named executive officer merger-related compensation proposal and the adjournment proposal requires the affirmative vote of the holders of a majority of the votes cast at the special meeting on such proposal. The vote of the holders of CorePoint Cumulative Redeemable Series A Preferred Stock, par value $0.01 per share, is not required to approve any of the proposals and is not being solicited.

Your proxy may be revoked at any time before the vote at the special meeting by following the procedures outlined in the accompanying proxy statement.

The special meeting will only be conducted by live online webcast, i.e., as a “virtual meeting.” Attendance at the meeting is limited to CorePoint’s stockholders and CorePoint’s invited guests. To attend the meeting, you must have your sixteen-digit control number that is shown on your notice of electronic availability of proxy materials or your proxy card if you receive your proxy materials by mail.

The proxy statement, of which this notice forms a part, provides a detailed description of the merger agreement and the merger. We urge you to read the proxy statement, including any documents incorporated by reference, and its annexes carefully and in their entirety. If you have any questions concerning the merger or the proxy statement, would like additional copies of the proxy statement or need help voting your shares of CorePoint common stock, please contact CorePoint’s proxy solicitor, Innisfree M&A Incorporated (“Innisfree”):

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Stockholders may call toll free: (877) 717-3930

Banks and Brokers may call collect: (212) 750-5833

By Order of the Board of Directors,

Mark M. Chloupek
Executive Vice President, Secretary and General Counsel

Irving, Texas

January 14, 2022

i

ii

SUMMARY

This summary highlights information contained elsewhere in this proxy statement and may not contain all the information that is important to you with respect to the merger and the other matters being considered at the special meeting of CorePoint stockholders. We urge you to carefully read the remainder of this proxy statement, including the attached annexes, and the other documents to which we have referred you. For additional information on CorePoint included in documents incorporated by reference into this proxy statement, see the section entitled “Where You Can Find More Information” beginning on page 116. We have included page references in this summary to direct you to a more complete description of the topics presented below.

All references to “CorePoint,” “the Company,” “we,” “us,” or “our” in this proxy statement refer to CorePoint Lodging Inc., a Maryland corporation; all references to “Cavalier” refer to Cavalier Acquisition Owner LP, a Delaware limited partnership; all references to “Merger Sub” refer to Cavalier MergerSub LP, a Delaware limited partnership and a wholly owned subsidiary of Cavalier; all references to “CorePoint common stock” refer to the common stock, par value $0.01 per share, of CorePoint; all references to “CorePoint preferred stock” refer to the CorePoint Cumulative Redeemable Series A Preferred Stock, par value $0.01 per share; all references to the “Board” refer to the board of directors of CorePoint; all references to the “merger” refer to the merger of CorePoint with and into Merger Sub with Merger Sub surviving as a wholly owned subsidiary of Cavalier; unless otherwise indicated or as the context otherwise requires, all references to the “merger agreement” refer to the Agreement and Plan of Merger, dated as of November 6, 2021, as assigned by Cavalier Acquisition Owner LP to Cavalier MergerSub LP and Cavalier Acquisition JV LP to Cavalier Acquisition Owner LP, in each case, pursuant to an Assignment and Assumption Agreement, dated as of November 22, 2021, and as the same may be amended from time to time, by and among CorePoint, Cavalier and Merger Sub, a copy of which is included as Annex A to this proxy statement. Merger Sub, following the completion of the merger, is sometimes referred to in this proxy statement as the “surviving entity.”

The Parties

CorePoint (see page 27)

CorePoint Lodging Inc. is a self-administered lodging real estate investment trust (“REIT”) strategically focused on the midscale and upper midscale lodging segments, with a portfolio of select service hotels in the United States. As of September 30, 2021, the Company owned interests in approximately 160 hotels with approximately 22,000 rooms.

Our common stock is traded on the New York Stock Exchange (“NYSE”) under the ticker symbol CPLG. Our headquarters are located at 125 E. John Carpenter Freeway, Suite 1650, Irving, Texas 75062 and our telephone number is (972) 893-3199.

Cavalier (see page 27)

Cavalier is a Delaware limited partnership formed by a joint venture between affiliates of Highgate Holdings (“Highgate”) and Cerberus Capital Management, L.P. (“Cerberus”) for the purpose of engaging in the transactions contemplated by the merger agreement. Highgate is a leading real estate investment and hospitality management company for REITs, private equity firms, sovereign wealth funds, high net worth individuals, and other institutional investors. Cerberus is a global leader in alternative investing in assets across complementary credit, private equity, and real estate strategies.

Cavalier’s executive office is located at 870 Seventh Avenue, 2nd floor, New York, NY, 10019, telephone number (972) 444-9700.

Merger Sub (see page 27)

Merger Sub is a Delaware limited partnership and a wholly owned subsidiary of Cavalier, with principal executive offices located at 870 Seventh Avenue, 2nd floor, New York, NY 10019, telephone number (972) 444-9700. It was formed for the purpose of engaging in the transactions contemplated by the merger agreement. Upon completion of the merger, CorePoint will merge with and into Merger Sub, with CorePoint ceasing to exist and Merger Sub surviving as a wholly owned subsidiary of Cavalier.

The Special Meeting

The Virtual Special Meeting (see page 28)

The special meeting of CorePoint stockholders (the “special meeting”) is scheduled to be held virtually on March 1, 2022 at 9:00 a.m., Central Time. Due to the continuing public health impact of the COVID-19 pandemic and to support the health and well-being of our stockholders and other participants at the special meeting, the special meeting will be a virtual meeting of stockholders. You will be able to attend the special meeting and vote your shares electronically by visiting www.virtualshareholdermeeting.com/CPLG2022SM. You must have your sixteen-digit control number that is shown on your notice of electronic availability of proxy materials or your proxy card if you receive your proxy materials by mail. You will not be able to attend the meeting in person.

Purpose of the Special Meeting (see page 28)

At the special meeting, CorePoint stockholders will be asked to consider and vote on the following proposals:

•	to approve the merger and the other transactions contemplated by the merger agreement (the “merger proposal”);

•

to approve, on a non-binding, advisory basis, certain compensation that will or may be paid by CorePoint to its named executive officers that is based on or otherwise relates to the merger (the “named executive officer merger-related compensation proposal”); and

•

to approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, for the purpose of soliciting additional votes for the approval of the merger proposal if there are insufficient votes to approve the merger proposal at the time of the special meeting or to ensure that any supplement or amendment to the accompanying proxy statement is timely provided to CorePoint stockholders (the “adjournment proposal”).

The Board unanimously has determined that the merger and the other transactions contemplated by the merger agreement are advisable and in the best interest of CorePoint and its stockholders, approved and adopted the merger agreement, and declared advisable, approved and authorized the entry into the merger agreement, the merger and the consummation of the other transactions contemplated by the merger agreement. The Board unanimously recommends that CorePoint stockholders vote “FOR” the merger proposal, “FOR” the named executive officer merger-related compensation proposal and “FOR” the adjournment proposal.

CorePoint stockholders must vote to approve the merger proposal as a condition for the merger to occur. If CorePoint stockholders fail to approve the merger proposal by the requisite vote, the merger will not occur.

Record Date; Stockholders Entitled to Vote (see page 29)

Only holders of CorePoint common stock at the close of business on January 14, 2022, the record date for the special meeting (the “record date”), will be entitled to notice of, and to vote at, the special meeting or any adjournments or postponements of the special meeting. At the close of business on the record date, 59,136,507 shares of CorePoint common stock were issued and outstanding.

Holders of CorePoint common stock are entitled to one vote for each share of CorePoint common stock they own at the close of business on the record date. The vote of the holders of CorePoint’s Cumulative Redeemable Series A Preferred Stock, par value $0.01 per share, which we refer to as the “CorePoint preferred stock,” is not required to approve any of the proposals at the special meeting.

Quorum (see page 29)

The presence at the virtual meeting, in person or by proxy, of stockholders entitled to cast a majority of all the votes entitled to be cast as of the close of business on the record date will constitute a quorum. Actual attendance at the virtual meeting is not required in order to be counted for purposes of determining a quorum. There must be a quorum for business to be conducted at the special meeting. Failure of a quorum to be represented at the special meeting will necessitate an adjournment or postponement of the special meeting and may subject CorePoint to additional expense. If no quorum is present at the special meeting, the chairperson of the meeting may adjourn the special meeting.

Required Vote (see page 29)

The approval of the merger proposal requires the affirmative vote of the holders of a majority of all the outstanding shares of CorePoint common stock outstanding at the close of business on the record date. If you do not vote, it will have the same effect as a vote “AGAINST” the merger proposal.

Approval of each of the named executive officer merger-related compensation proposal and the adjournment proposal requires the affirmative vote of a majority of the votes cast at the special meeting on the proposal.

As of January 14, 2022, the directors and executive officers of CorePoint either directly or through their affiliates, collectively, beneficially owned and were entitled to vote 2,490,944 shares of CorePoint common stock, representing approximately 4.2% of the shares of CorePoint common stock outstanding on that date. CorePoint currently expects that these directors and executive officers will vote such shares of CorePoint common stock in favor of the foregoing proposals, although none of them has entered into any agreement obligating them to do so. In addition, concurrently with the execution of the merger agreement, certain of our stockholders (the “Blackstone parties”) who collectively own 17,586,538 shares of CorePoint common stock, or approximately 30% of the outstanding shares of CorePoint common stock, entered into a support agreement with Cavalier pursuant to which they agreed, among other things, to vote their shares in favor of the merger proposal. See the section entitled “The Merger Agreement—Support Agreement” beginning on page 101 for more information on the support agreement.

Attendance and Voting at the Special Meeting (see page 30)

If your shares are registered directly in your name with our transfer agent, you are considered a “stockholder of record” and you may vote your shares virtually at the special meeting or by submitting a proxy by mail, over the internet or by telephone. If you plan to attend the virtual special meeting, you will be able to vote your shares electronically. Although CorePoint offers four different methods for shares to be voted at the special meeting, CorePoint encourages you to submit a proxy over the internet or by telephone, as CorePoint believes they are the most convenient, cost-effective and reliable methods of causing your shares to be voted. If you choose to submit a proxy over the internet or by telephone, there is no need for you to mail back your proxy card.

If your shares are held by your broker, bank or other nominee, you are considered the beneficial owner of shares held in “street name” and you will receive a vote instruction form from your broker, bank or other nominee seeking instruction from you as to how your shares should be voted.

CorePoint recommends that you submit a proxy or submit your voting instructions as soon as possible, even if you are planning to attend the special meeting, to ensure that your shares will be represented and voted at the special meeting. If you return an executed proxy and do not indicate how you wish to vote with regard to a particular proposal, your shares of CorePoint common stock will be voted “FOR” such proposal.

Solicitation of Proxies (see page 32)

The Board is soliciting your proxy, and CorePoint will bear the cost of soliciting proxies. Innisfree M&A Incorporated (“Innisfree”) has been retained to assist with the solicitation of proxies. Innisfree will be paid approximately $40,000, plus a contingent success fee of $20,000, subject to potential increase in certain circumstances, and will be reimbursed for its reasonable out-of-pocket expenses for these and related services in connection with the special meeting. Solicitation initially will be made by mail. Forms of proxies and proxy materials may also be distributed through brokers, banks, and other nominees to the beneficial owners of shares of CorePoint common stock, in which case these parties will be reimbursed for their reasonable out-of-pocket expenses. Proxies may also be solicited in person or by telephone, facsimile, electronic mail, or other electronic medium by Innisfree or, without additional compensation, by certain of CorePoint’s directors, officers and employees.

Adjournments and Postponements (see page 32)

In addition to the merger proposal and the named executive officer merger-related compensation proposal, CorePoint stockholders are also being asked to approve the adjournment proposal, which will enable the adjournment of the special meeting for the purpose of soliciting additional votes in favor of the merger proposal if there are not sufficient votes at the time of the special meeting to approve the merger proposal or to ensure that any supplement or amendment to the accompanying proxy statement is timely provided to CorePoint stockholders. Whether or not a quorum is present, the chairperson of the meeting may adjourn the special meeting to another place, date or time. In addition, if a quorum is present, then the holders of a majority of the votes cast on the adjournment proposal may approve the adjournment proposal and adjourn the meeting. If the special meeting is adjourned or postponed for the purpose of soliciting additional votes on the merger proposal, stockholders who have already submitted their proxies will be able to revoke them at any time prior to the final vote on the proposals. If you submit a proxy and do not indicate how you wish to vote on the adjournment proposal, your shares will be voted in favor of the adjournment proposal.

CorePoint may postpone, recess or adjourn the special meeting (and shall postpone, recess or adjourn if requested by Cavalier, (but in such case CorePoint shall not be required to postpone or adjourn the special meeting to a date that is later than April 28, 2022)) (i) to the extent required by law or duty, (ii) to allow reasonable additional time to solicit additional proxies to the extent CorePoint reasonably believes necessary in order to obtain the necessary vote to approve the merger proposal, (iii) if as of the time for which the special meeting is originally scheduled there are insufficient shares of CorePoint common stock represented (either in person at the virtual special meeting or by proxy) and voting to constitute a quorum necessary to conduct the business of the special meeting or (iv) to allow reasonable additional time for the filing and dissemination of any supplemental or amended disclosure which the Board has determined in good faith after consultation with outside counsel is necessary under applicable law or duty and for such supplemental or amended disclosure to be disseminated and reviewed by CorePoint stockholders prior to the special meeting.

The Merger

Structure of the Merger (see page 34)

Upon the terms and subject to the satisfaction or waiver of the conditions set forth in the merger agreement and in accordance with the Maryland General Corporation Law, which we refer to as the “MGCL”, and the

Delaware Revised Uniform Limited Partnership Act, which we refer to as “DRULPA”, at the effective time of the merger (the “effective time”), CorePoint will merge with and into Merger Sub, with Merger Sub continuing as the surviving entity in the merger and as a wholly owned subsidiary of Cavalier. At the effective time, each share of CorePoint common stock issued and outstanding immediately prior to the effective time (other than shares of common stock owned by CorePoint, Cavalier or Merger Sub immediately prior to the effective time and not held on behalf of third parties (“cancelled shares”) and shares of common stock owned by any direct or indirect wholly owned subsidiary of CorePoint or Cavalier (other than Merger Sub) (“converted shares”) and Restricted Stock (as defined below)) will be converted into the right to receive the per share merger consideration. At the effective time, each share of CorePoint preferred stock will automatically be converted into a unit of a newly created series of preferred limited partnership interests of Merger Sub with substantially identical powers, preferences, privileges, and rights as the CorePoint preferred stock and, upon such conversion, the CorePoint preferred stock will automatically be cancelled and shall cease to exist.

Merger Consideration — What Stockholders Will Receive in the Merger (see page 34)

Upon the terms and subject to the conditions of the merger agreement, at the effective time, CorePoint common stockholders will have the right to receive, without interest and subject to applicable withholding taxes, (i) $15.65 in cash plus (ii), if applicable, incremental cash consideration per share in certain circumstances if CorePoint resolves prior to the closing the previously disclosed tax proceedings, which we refer to as the “IRS Matter,” with the Internal Revenue Service (“IRS”) related to an ongoing audit of CorePoint entities in existence prior to CorePoint’s 2018 spin-off from La Quinta Holdings Inc., less (iii) the per share amount of any dividends paid to common stockholders between the date of the merger agreement (November 6, 2021) and the effective time of the merger determined by CorePoint to be necessary to maintain CorePoint’s qualification for taxation as a REIT, although CorePoint does not expect any such dividends to be paid (collectively, the “per share merger consideration”), for each share of CorePoint common stock that they own immediately prior to the effective time of the merger (other than any cancelled shares or converted shares or Restricted Stock). The amount of such potential additional cash consideration, if any, payable to holders of CorePoint common stock will be determined based on the amount, if any, by which the settlement amount with respect to the IRS Matter (including any penalties and accrued interest with respect thereto) is less than $160 million. CorePoint received a settlement offer from the IRS with respect to the IRS Matter on November 5, 2021, and has entered into a definitive agreement with the IRS on the basis of such offer on November 29, 2021, which remains subject to the calculation by the IRS of applicable interest, as described in more detail in the section entitled “The Merger—Merger Consideration—What Stockholders Will Receive in the Merger” beginning on page 34. There can be no assurances that any additional consideration will be received by the holders of CorePoint common stock.

Effects on CorePoint if the Merger Is Not Completed (see page 35)

If the merger proposal is not approved by CorePoint stockholders or if the merger is not consummated for any other reason, CorePoint stockholders will not receive any payment for their shares of CorePoint common stock in connection with the merger. Instead, CorePoint will remain a public company, our common stock will continue to be listed and traded on the NYSE and registered under the Exchange Act, and we will continue to file periodic reports with the SEC. Under specified circumstances, upon termination of the merger agreement, CorePoint may be required to pay Cavalier a termination fee of $29 million, as described under “The Merger Agreement—Termination Fees” beginning on page 99. Under specified circumstances, upon termination of the merger agreement, Cavalier may be required to pay CorePoint a termination fee of $58 million, as described under “The Merger Agreement—Termination Fees”.

Furthermore, if the merger is not consummated, and depending on the circumstances that would have caused the merger not to be consummated, it is likely that the price of our common stock will decline significantly. If that were to occur, it is uncertain when, if ever, the price of our common stock would return to the price at which it trades as of the date of this proxy statement.

Treatment of CorePoint Equity Awards (see page 35)

The merger agreement provides that outstanding equity-based awards issued under CorePoint’s equity incentive plans will be treated as set forth below:

Stock Units. Immediately prior to the effective time, each outstanding share of CorePoint common stock subject to vesting restrictions (“Restricted Stock”), restricted stock unit (other than a performance-based restricted stock unit (“PSU”)) (“RSU”) or deferred stock unit granted under the CorePoint 2018 Omnibus Incentive Plan (each, a “Stock Unit”) will, automatically and without any required action on the part of the holder thereof, become immediately vested and be cancelled and the holder of such Stock Unit will be entitled to receive (without interest), at or promptly after the effective time, an amount in cash equal to (x) the total number of shares of CorePoint common stock subject to such Stock Unit immediately prior to the effective time multiplied by (y) the per share merger consideration, together with any applicable unpaid dividend equivalents provided under the terms of any applicable Stock Unit award agreement (“dividend equivalent rights”), less applicable taxes required to be withheld with respect to such payment.

PSUs. Immediately prior to the effective time, each PSU will, automatically and without any required action on the part of the holder thereof, become immediately vested and be cancelled and the holder of each such PSU will be entitled to receive (without interest), at or promptly after the effective time, an amount in cash equal to (i) the number of shares of CorePoint common stock subject to such PSU immediately prior to the effective time, calculated based on the greater of (A) actual performance achieved through the effective time in accordance with the terms of such PSU, and (B) target level performance, multiplied by (ii) the per share merger consideration, together with any applicable unpaid dividend equivalent rights provided under the terms of any applicable PSU award agreement, less applicable taxes required to be withheld with respect to such payment.

Recommendation of the Board and Reasons for the Merger (see page 47)

After consideration of various factors, the Board unanimously (i) determined that the merger and the transactions contemplated by the merger agreement were advisable and in the best interest of CorePoint and CorePoint stockholders, (ii) approved and adopted the merger agreement, (iii) declared advisable, approved and authorized the entry into the merger agreement, the merger, and the consummation of the other transactions contemplated by the merger agreement, (iv) resolved that the approval of the merger and the other transactions contemplated by the merger agreement be submitted for consideration by CorePoint common stockholders at a special meeting of CorePoint stockholders and (v) resolved to recommend that CorePoint stockholders approve the merger and the transactions contemplated by the merger agreement. A description of factors considered by the Board in reaching its decision to adopt the merger agreement can be found in the section entitled “The Merger—Recommendation of the Board and Reasons for the Merger” beginning on page 47.

The Board unanimously recommends that CorePoint stockholders vote:

•	“FOR” the merger proposal;

•	“FOR” the named executive officer merger-related compensation proposal; and

•	“FOR” the adjournment proposal.

Opinion of J.P. Morgan Securities LLC (see page 53)

In connection with the merger, on November 6, 2021, J.P. Morgan Securities LLC (“J.P. Morgan”), CorePoint’s financial advisor, delivered to the Board an oral opinion, which was confirmed by delivery of a written opinion dated November 7, 2021, to the effect that, as of November 7, 2021 and based upon and subject to the assumptions made, procedures followed, matters considered, and limitations on the review undertaken by J.P. Morgan in preparing its opinion, the per share merger consideration of $15.65 to be paid to the holders of CorePoint common stock in the merger was fair, from a financial point of view, to such holders.

The full text of the written opinion of J.P. Morgan, dated November 7, 2021, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with such opinion, is attached as Annex B. The summary of J.P. Morgan’s opinion contained in this proxy statement is qualified in its entirety by reference to the full text of the written opinion. The holders of CorePoint common stock are urged to read the opinion in its entirety. J.P. Morgan provided advisory services and its opinion for the information and assistance of the Board in connection with its consideration of the merger. J.P. Morgan did not express any opinion as to the fairness of any consideration to be paid in connection with the merger to the holders of any other class of securities, creditors or other constituencies of CorePoint, or as to the underlying decision by CorePoint to engage in the merger. The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan. J.P. Morgan’s opinion is not a recommendation as to how any holder of CorePoint common stock should vote with respect to the approval of the merger or any other matter. For a description of the opinion that the Board received from J.P. Morgan, see the section entitled “The Merger—Opinion of J.P. Morgan Securities LLC” beginning on page 53.

Interests of CorePoint’s Directors and Executive Officers in the Merger (see page 61)

When considering the recommendation of the Board that you vote “FOR” the merger proposal, you should be aware that CorePoint’s executive officers and directors, and in each case including organizations of which such person is an officer or partner, have interests in the merger that may be different from, or in addition to, the interests of CorePoint’s stockholders generally. The Board was aware of these interests and considered them, among other matters, in approving the merger and deciding to recommend that CorePoint stockholders vote “FOR” the merger proposal. These interests are described below. For purposes of the discussion below, CorePoint’s executive officers are President and Chief Executive Officer, Keith A. Cline; Executive Vice President and Chief Financial Officer, Daniel E. Swanstrom II; and Executive Vice President, Secretary and General Counsel, Mark M. Chloupek (together with Messrs. Cline and Swanstrom, the “named executive officers” or “NEOs”). CorePoint does not currently have any other executive officers other than the NEOs. For more information, see the section entitled “The Merger—Interests of CorePoint’s Directors and Executive Officers in the Merger” beginning on page 61.

These material interests are summarized below:

•

CorePoint’s directors and executive officers are entitled to continued indemnification and insurance coverage under indemnification agreements, directors’ and officers’ insurance policies and the merger agreement.

•

Certain of CorePoint’s executive officers may receive change in control severance compensation and benefits under CorePoint’s Executive Severance Plan (as described in the section entitled “The Merger— Interests of CorePoint’s Directors and Executive Officers in the Merger” beginning on page 61).

•

The merger agreement provides for the payment of a pro-rated portion of annual bonuses for fiscal year 2022 (with performance deemed achieved at target) for all employees eligible for an annual bonus (including the named executive officers) if closing does not occur by January 1, 2022.

•

The merger agreement provides for accelerated vesting and the cash-out of all CorePoint equity-based awards including Restricted Stock, RSUs, PSUs, deferred stock units, and dividend equivalent rights associated with such awards for all employees holding such awards (including the named executive officers).

Financing of the Merger (see page 66)

We anticipate that the total funds needed to complete the merger (including the funds necessary to pay the aggregate merger consolidation, repay or redeem any indebtedness to be repaid or redeemed by CorePoint and its subsidiaries pursuant to the merger agreement and pay all fees, costs and expenses required to be paid by Cavalier or Merger Sub at or prior to the closing of the merger in connection with the transactions contemplated by the merger agreement), which would be approximately $1.7 billion, will be funded through a combination of the following:

•

equity commitments by Cerberus Credit (as defined in the section entitled “The Merger—Financing of the Merger”) and the Highgate Sponsors (as defined in the section entitled “The Merger—Financing of the Merger”) in an aggregate amount up to $658,138,203, subject to increase and reduction in certain circumstances, on the terms and subject to the conditions set forth in the respective equity commitment letters, as further described in the section entitled “The Merger—Financing of the Merger—Equity Financing” beginning on page 67; and

•

debt financing commitments from the debt commitment parties (as defined in the section entitled “The Merger—Financing of the Merger”) consisting of a mortgage and/or mezzanine loan facility in an amount up to, subject to certain limitations, $1,030,000,000, as further described in the section entitled “The Merger—Financing of the Merger —Debt Financing” beginning on page 69.

Each of Cerberus Credit and the Highgate Sponsors are providing limited guaranties, on the terms and subject to the conditions set forth in the respective limited guaranties, guaranteeing the payment and performance of Cavalier of its parent termination fee obligations and certain other payment obligations, as further described in the section entitled “The Merger—Financing of the Merger —Limited Guaranties” beginning on page 68.

The consummation of the merger is not conditioned upon Cavalier obtaining the proceeds of any financing.

Regulatory Clearances and Approvals Required for the Merger (see page 70)

CorePoint and Cavalier have determined that the filing of notification and report forms under the Hart-Scott-Rodino Act (the “HSR Act”) (or other antitrust laws) will not be necessary to complete the merger. However, at any time before or after the merger, the Antitrust Division of the U.S. Department of Justice, the U.S. Federal Trade Commission, a state attorney general or a foreign competition authority could take action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the merger or seeking divestiture of assets of CorePoint, Cavalier or their respective affiliates. Private parties may also bring legal actions under the antitrust laws under certain circumstances.

Litigation Related to the Merger (see page 71)

As of the date of this definitive proxy statement, three lawsuits challenging the merger have been filed against CorePoint and the Board. The first lawsuit, captioned Wang v. CorePoint Lodging Inc., et al., 1:22-cv-00026, was filed in the U.S. District Court for the Southern District of New York on January 3, 2022. The second lawsuit, captioned Whitfield v. CorePoint Lodging Inc., et al., 1:22-cv-00147, was filed in the U.S. District Court for the Southern District of New York on January 6, 2022. The third lawsuit, captioned Gorrell v. CorePoint Lodging Inc., et al., 1:22-cv-00146, was filed in the U.S. District Court for the Eastern District of New York on January 10, 2022. The complaints filed in these lawsuits allege, among other things, that the defendants caused a materially incomplete and misleading preliminary proxy statement to be filed with the SEC in violation of Sections 14(a) and 20(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). CorePoint and the Board believe these lawsuits are without merit and intend to defend against them vigorously.

Material U.S. Federal Income Tax Consequences of the Merger (see page 71)

Your receipt of the merger consideration for your shares of common stock pursuant to the merger will be treated for U.S. federal income tax purposes as a taxable sale of your common stock (except in the case of certain non-U.S. stockholders noted below). Generally, for U.S. federal income tax purposes, you will recognize gain or loss as a result of the merger measured by the difference, if any, between the merger consideration you receive and your adjusted tax basis in your shares. However, under certain circumstances, we may be required to withhold a portion of your merger consideration under applicable tax laws, and we intend to withhold a portion of the merger consideration paid to certain non-U.S. stockholders (who could be treated as having effectively connected income subject to U.S. federal income tax) to the extent required under the Foreign Investment in Real Property Tax Act. Tax matters can be complicated, and the tax consequences of the merger to you will depend on your particular tax situation. We encourage you to consult your tax advisor regarding the tax consequences of the merger to you. For further discussion, see “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 71.

No Dissenters’ Rights of Appraisal (see page 71)

We are organized as a corporation under Maryland law. Under Section 3-202 of the MGCL, because our common stock was listed on the NYSE on the record date for determining stockholders entitled to vote at the special meeting, our common stockholders who object to the merger do not have any appraisal rights, dissenters’ rights or the rights of an objecting stockholder in connection with the merger. In addition, holders of our common stock may not exercise any appraisal rights, dissenters’ rights or the rights of an objecting stockholder to receive the fair value of the stockholder’s shares in connection with the merger because, as permitted by Maryland law, our charter provides that stockholders are not entitled to exercise such rights unless our Board determines that such rights apply. Our Board has made no such determination. However, our common stockholders can vote against the merger proposal.

Expected Timing of the Merger

We anticipate completing the merger in the first quarter of 2022. However, the merger is subject to various conditions, and it is possible that factors outside of the control of CorePoint or Cavalier could result in the merger being completed at a later time, or not at all. There may be a substantial amount of time between the special meeting and the completion of the merger. We expect to complete the merger promptly following the receipt of all required clearances and approvals and the satisfaction or, to the extent permitted, waiver of the other conditions to the consummation of the merger.

No Solicitation; Acquisition Proposals (see page 82)

Except as expressly permitted by the merger agreement, from November 6, 2021 until the effective time or, if earlier, the valid termination of the merger agreement in accordance with its terms, CorePoint will not, and will cause its subsidiaries not to and will direct its and their respective representatives not to:

•

initiate, solicit, propose, knowingly assist, knowingly encourage (including by way of furnishing information) or knowingly take any action to facilitate any inquiry, proposals or offers regarding, or the making of, any Acquisition Proposal (as defined in the section entitled “The Merger Agreement—Other Covenants and Agreements—No Solicitation; Acquisition Proposals” beginning on page 82);

•

engage in, continue or otherwise participate in any discussions with or negotiations relating to, or furnish any non-public information to any person in connection with, any Acquisition Proposal (other than to state that the terms of this provision prohibit such discussions or negotiations);

•	approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal; or

•

negotiate, execute or enter into, any merger agreement, acquisition agreement or other similar definitive agreement for any Acquisition Proposal (other than an acceptable confidentiality agreement (as defined in the merger agreement)); provided that any expressly permitted determination or action by the Board shall not be deemed to be a breach or violation of, or give Cavalier a right to terminate, the merger agreement.

Notwithstanding anything to the contrary in the merger agreement, CorePoint or its Board may:

•

comply with its disclosure obligations under applicable law or the rules and policies of the NYSE, take and disclose to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer), make a “stop-look-and-listen” communication to the stockholders of CorePoint pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communications to the stockholders of CorePoint) or make any legally required disclosure to stockholders with regard to the transactions contemplated by the merger agreement or an Acquisition Proposal; provided, that (a) such disclosure includes an express reaffirmation of the recommendation in favor of the merger, without any amendment, withdrawal, alteration, modification or qualification thereof and (b) the Board may not make a Change of Recommendation (as defined in the section entitled “The Merger Agreement—Other Covenants and Agreements—No Solicitation; Acquisition Proposals” beginning on page 82) except to the extent otherwise permitted by the merger agreement;

•

prior to (but not after) obtaining the Company Requisite Vote (as defined in the section entitled “The Merger Agreement—Other Covenants and Agreements—No Solicitation; Acquisition Proposals” beginning on page 82):

•

contact and engage in limited communications with any person or group of persons and their respective representatives who has made an Acquisition Proposal after November 6, 2021 that was not solicited in material breach of the merger agreement, solely for the purpose of clarifying such Acquisition Proposal and the terms thereof and solely so that CorePoint may inform itself about such Acquisition Proposal;

•

(a) contact and engage in any communications, negotiations or discussions with any person or group of persons and their respective representatives who has made an Acquisition Proposal after November 6, 2021 that was not solicited in material breach of the merger agreement (which negotiations or discussions need not be solely for clarification purposes) and (b) provide access to CorePoint’s or any of its subsidiaries’ properties, books and records and provide information or data in response to a request therefor by a person who has made a bona fide Acquisition Proposal after November 6, 2021 that was not solicited in material breach of the merger agreement, in each case, if the Board (A) has determined in good faith, after consultation with its outside legal counsel and financial advisor(s), that, based on the information then available, such Acquisition Proposal constitutes or would reasonably be expected to constitute, result in or lead to a Superior Proposal (as defined in the section entitled “The Merger Agreement—Other Covenants and Agreements—No Solicitation; Acquisition Proposals” beginning on page 82) and (B) has received from the person who has made such Acquisition Proposal an executed acceptable confidentiality agreement (as defined in the merger agreement); provided that CorePoint shall provide to Cavalier any material non-public information or data that is provided to any person given such access that was not previously made available to Cavalier prior to or promptly following the time it is provided to such person; or

•	make a Change of Recommendation in accordance with the applicable provisions of the merger agreement described below; or

•	resolve, authorize, commit or agree to do any of the foregoing (only to the extent such actions would be permitted pursuant to the applicable provisions in the merger agreement described above).

However, prior to the time, but not after, the Company Requisite Vote is obtained, if an Acquisition Proposal that did not otherwise result from a material breach of the merger agreement is received by CorePoint, and the Board determines in good faith, after consultation with its outside legal counsel and its financial advisor(s) that such Acquisition Proposal would constitute a Superior Proposal, the Board may, if the Board has determined in good faith after consultation with its financial advisor(s) and outside legal counsel, that failure to take such action would reasonably be expected to be inconsistent with the directors’ duties under applicable law, (x) effect a Change of Recommendation and/or (y) terminate the merger agreement pursuant to the merger agreement in order to enter into a definitive written agreement providing for such Superior Proposal; provided, however, that CorePoint pays to Cavalier a termination payment of $29 million as required to be paid pursuant to the merger agreement at or prior to the time of such termination (it being understood that such termination will not be effective until such termination fee is paid); provided further, CorePoint shall provide notice to Cavalier as specified in the merger agreement and comply with the applicable provisions thereunder as described in the section entitled “The Merger Agreement—Other Covenants and Agreements—No Solicitation; Acquisition Proposals” beginning on page 82:

However, prior to the time, but not after, the Company Requisite Vote is obtained, the Board may effect a Change of Recommendation if (x) an Intervening Event (as defined in the section entitled “The Merger Agreement—Other Covenants and Agreements—No Solicitation; Acquisition Proposals” beginning on page 82) has occurred, and (y) prior to taking such action, the Board has determined in good faith, after consultation with its outside legal counsel and its financial advisor(s), that failure to take such action in response to such Intervening Event would reasonably be expected to be inconsistent with the directors’ duties under applicable law; provided, however, CorePoint shall provide notice to Cavalier as specified in the merger agreement and comply with the applicable provisions thereunder as described in the section entitled “The Merger Agreement—Other Covenants and Agreements—No Solicitation; Acquisition Proposals” beginning on page 82.

IRS Matter (see page 92)

The meaning of each of the following terms, for purposes of the merger agreement, is described in the section entitled “The Merger Agreement—IRS Matter” beginning on page 92: “IRS Matter”, “IRS Matter Closing Agreement”, “IRS Matter Incremental Per Share Consideration”, “IRS Matter Letter of Intent”, “IRS Matter November Settlement Communications”, “IRS Matter Qualified Closing Agreement” and “IRS Matter Qualified Letter of Intent”.

Promptly following November 6, 2021, CorePoint shall use reasonable best efforts to enter into an IRS Matter Qualified Closing Agreement consistent with the IRS Matter November Settlement Communications, including by promptly delivering to the IRS copies of the IRS Matter November Settlement Communications duly executed by CorePoint, and use reasonable best efforts to take any actions and do any things that may be necessary, proper or advisable in order to obtain fully countersigned copies thereof from the IRS. The parties agree that the IRS Matter November Settlement Communications, if duly executed by CorePoint and the IRS, constitute, collectively, an IRS Matter Qualified Closing Agreement for purposes of the merger agreement. In the event that, prior to the closing, (i) CorePoint enters into an IRS Matter Qualified Closing Agreement or (ii) Cavalier delivers an IRS Matter notice to CorePoint, the per share merger consideration shall be increased by an amount equal to the IRS Matter Incremental Per Share Consideration, and the per share merger consideration as so adjusted shall be deemed to be the “per share merger consideration” for all purposes of the merger agreement.

CorePoint may, at its sole discretion, from November 6, 2021 until the closing, (i) engage in communications, negotiations and discussions with the IRS with respect to the IRS Matter and take any actions and do any things that may be necessary, proper or advisable in order to enter into an IRS Matter Qualified Letter of Intent and/or an IRS Matter Qualified Closing Agreement as promptly as reasonably practicable and advisable and (ii) enter into any IRS Matter Qualified Letter of Intent or IRS Matter Qualified Closing Agreement. Prior to the closing, CorePoint shall not, without the prior written consent of Cavalier (which consent shall not be unreasonably withheld, delayed or conditioned), enter into any IRS Matter Letter of Intent or IRS Matter Closing Agreement that is not an IRS Matter Qualified Letter of Intent or IRS Matter Qualified Closing Agreement, respectively. Following the execution of any IRS Matter Qualified Letter of Intent or IRS Matter Qualified Closing Agreement, CorePoint shall not amend, modify or waive any provision of, in any manner adverse to CorePoint, or withdraw or terminate such, IRS Matter Qualified Letter of Intent or IRS Matter Qualified Closing Agreement without the prior written consent of Cavalier (which consent shall not be unreasonably withheld, delayed or conditioned). Cavalier acknowledges and agrees that CorePoint’s entry into any IRS Matter Qualified Letter of Intent or IRS Matter Qualified Closing Agreement, in and of itself, is not a condition to the closing.

The date of the closing shall be the later of (A) the date on which the closing would otherwise be required to occur pursuant to the merger agreement (subject to Cavalier’s right to delay the closing pursuant to the terms of the merger agreement) and (B) the earliest of the following (for the avoidance of doubt, in each case subject to the satisfaction or, to the extent permitted by applicable law, waiver in accordance with the merger agreement of, the conditions set forth in the merger agreement (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or, to the extent permitted by applicable law, waiver of such conditions at the closing)):

•	the third business day following the day on which CorePoint validly gives Cavalier notice that it has entered into an IRS Matter Qualified Closing Agreement;

•	the third business day following the day on which Cavalier elects, in its sole discretion, to deliver to CorePoint an IRS Matter notice; and

•	the date that is six months from November 6, 2021 or such earlier date as may be mutually agreed by Cavalier and the CorePoint.

Cavalier and CorePoint shall, in connection with the transactions contemplated by the provisions related to the IRS Matter, use reasonable best efforts to consult and cooperate with each other in connection with any filing or submission to the IRS or any communications, negotiations and discussions with the IRS with respect to the IRS Matter and actions necessary, proper or advisable in order to enter into an IRS Matter Qualified Letter of Intent and IRS Matter Qualified Closing Agreement.

Conditions to the Merger (see page 95)

Each party’s obligations to effect the merger are subject to the satisfaction or, to the extent permitted by law, waiver of various conditions, including the following:

•	the merger and the other transactions contemplated by the merger agreement shall have been approved by CorePoint stockholders at the special meeting;

•

no governmental entity of competent jurisdiction shall have enacted or promulgated any law, statute, rule, regulation, executive order, decree, ruling, judgment, injunction or other order (whether temporary, preliminary or permanent) to prohibit, restrain, enjoin or make illegal the consummation of the merger that remains in effect; and

•

any waiting period under the HSR Act applicable to the consummation of the merger shall have expired or been earlier terminated and any required approvals thereunder shall have been obtained, and any agreement with a governmental entity entered into by the parties to the merger agreement in accordance with the merger agreement not to consummate the merger shall have expired or been terminated.

The respective obligations of Cavalier and Merger Sub to effect the merger are also subject to the satisfaction or (to the extent permitted by applicable law) written waiver of the following additional conditions:

•

CorePoint’s representations and warranties in the merger agreement shall be true and correct as of the date of the merger agreement and as of the effective time (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty must be so true and correct as of such specified date) in the manner described in the section entitled “The Merger Agreement—Conditions to the Merger” beginning on page 95;

•

CorePoint must have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by, or complied with by, it under the merger agreement at or prior to the effective time;

•	Cavalier must have received a certificate signed by an executive officer of CorePoint certifying that each of the conditions set forth in the preceding two bullet points have been satisfied; and

•

Cavalier shall have obtained an opinion from CorePoint tax counsel, dated as of the closing date, in form and substance reasonably satisfactory to Cavalier, to the effect that, at all times commencing with CorePoint’s taxable year ended December 31, 2018, CorePoint has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and has so qualified, and its proposed method of organization and operation will enable it to meet the requirements for qualification and taxation as a REIT through the effective time.

The obligations of CorePoint to effect the merger are also subject to the satisfaction or (to the extent permitted by applicable law) written waiver of the following additional conditions:

•

Cavalier’s and Merger Sub’s respective representations and warranties in the merger agreement shall be true and correct as of the date of the merger agreement and as of the effective time (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation must be true and correct as of such specified date) in the manner described in the section entitled “The Merger Agreement—Conditions to the Merger” beginning on page 95);

•

Cavalier and Merger Sub must have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by them under the merger agreement on or prior to the closing date; and

•	CorePoint will have received a certificate signed by an executive officer of Cavalier, certifying that each of the conditions set forth in the preceding two bullet points have been satisfied.

Termination (see page 97)

The merger agreement can be terminated under the following circumstances:

•	by mutual written consent of Cavalier and CorePoint;

•	by Cavalier or CorePoint if any court or other governmental entity of competent jurisdiction shall have issued a legal restraint in the manner described under “The Merger Agreement—Termination”;

•

by Cavalier or CorePoint if the merger is not consummated before 5:00 p.m. (New York time) on May 6, 2022 (the “outside date”); provided that the right to terminate the merger agreement shall not be available to the party seeking to terminate if such terminating party’s failure to fulfill or comply with its obligations under the merger agreement is the primary cause or has primarily resulted in the failure to so consummate the merger on or before the outside date;

•	by written notice from CorePoint:

•	if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Cavalier or Merger Sub contained in the merger agreement, such that certain of

CorePoint’s closing conditions to consummate the merger would not be satisfied and such breach is not curable in a manner sufficient to allow the satisfaction of such conditions or, if curable, is not cured in a manner sufficient to allow the satisfaction of such conditions prior to the earlier of (A) 30 days after written notice thereof is given by CorePoint to Cavalier or (B) the outside date; provided that CorePoint shall not have the right to terminate the merger agreement pursuant to this provision if CorePoint is then in material breach of any of its covenants or agreements contained in the merger agreement such that certain of Cavalier’s or Merger Sub’s conditions to consummate the merger as set forth in the merger agreement would not be satisfied; or

•

prior to obtaining the Company Requisite Vote, in order to enter into a definitive agreement for a Superior Proposal in the manner described under “The Merger Agreement—Termination” beginning on page 97;

•	by written notice from Cavalier if:

•

there shall have been a breach of any representation, warranty, covenant or agreement on the part of CorePoint contained in the merger agreement, such that certain of Cavalier’s and Merger Sub’s closing conditions to consummate the merger would not be satisfied and such breach is not curable in a manner sufficient to allow the satisfaction of such conditions or, if curable, is not cured in a manner sufficient to allow the satisfaction of such conditions prior to the earlier of (A) 30 days after written notice thereof is given by Cavalier to CorePoint or (B) the outside date; provided that Cavalier shall not have the right to terminate the merger agreement pursuant to this provision if Cavalier is then in material breach of any of its covenants or agreements contained in the merger agreement such that certain of CorePoint’s conditions to consummate the merger as set forth in the merger agreement would not be satisfied; or

•

prior to obtaining the Company Requisite Vote, if the Board shall have (A) made a Change or Recommendation or (B) committed a willful breach under the provisions in the merger agreement relating to non-solicitation obligations, other Acquisitions Proposals and a Change of Recommendation;

•

by either Cavalier or CorePoint if the Company Requisite Vote shall not have been obtained at the special meeting or any adjournment or postponement thereof, in each case, at which a vote on the adoption of the merger agreement was taken; or

•

by CorePoint, if (i) the parties’ mutual conditions to closing and Cavalier’s and Merger Sub’s conditions to closing have been satisfied or (to the extent permissible under applicable law) waived in accordance with the merger agreement, (ii) CorePoint has indicated in writing that CorePoint is ready and willing to consummate the merger and ready, willing and able to take all action within its control to consummate the merger, (iii) Cavalier fails to consummate the merger within two (2) business days following the date on which the closing should have occurred pursuant to the merger agreement and (iv) during such two (2) business day period described in clause (iii), CorePoint stood ready, willing and able to consummate the merger and the other transactions contemplated by the merger agreement.

Termination Fees (see page 99)

If the merger agreement is terminated under certain circumstances, CorePoint may be required to pay a termination fee to Cavalier of $29 million, including if Cavalier terminates due to a Change of Recommendation or if CorePoint terminates to accept a Superior Proposal.

If the merger agreement is terminated under certain circumstances, Cavalier may be required to pay a termination fee to CorePoint of $58 million, including if CorePoint terminates due to a breach by Cavalier or Merger Sub of certain of its representations, warranties, covenants under the merger agreement, which is not curable or not cured within a specified period.

If CorePoint or Cavalier fails to pay any termination fee, as applicable, within the specified time period, the paying party will be required to reimburse the non-paying party’s reasonable and documented out-of-pocket costs and expenses incurred in connection with any suit taken to collect payment of such amounts in which it prevails. No party is required to pay the applicable termination fee on more than one occasion.

Expenses Generally (see page 100)

Except as provided in the merger agreement, each party will bear its own expenses in connection with the merger and the transactions contemplated by the merger agreement. Filing fees and other expenses incurred in connection with obtaining any consents or making any filings under any antitrust laws will be borne by Cavalier. Expenses incurred in connection with the filing and first printing and mailing of this proxy statement will be shared equally by Cavalier and CorePoint.

Specific Performance (see page 100)

The parties to the merger agreement are entitled (in addition to any other remedy to which they may be entitled in law or equity) to an injunction, specific performance or other equitable relief to prevent breaches or threatened breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement, subject to certain limitations described in the section “The Merger Agreement—Specific Performance” beginning on page 100.

Indemnification of Directors and Officers; Insurance (see page 91)

Pursuant to the terms of the merger agreement, CorePoint’s directors and executive officers will be entitled to certain ongoing indemnification, expense advancement and insurance arrangements. See the section entitled “The Merger Agreement–Indemnification of Directors and Officers; Insurance” beginning on page 91 for a description of such ongoing arrangements.

Delisting and Deregistration of CorePoint Common Stock (see page 71)

As promptly as practicable following the completion of the merger, the CorePoint common stock currently listed on the NYSE will cease to be listed on the NYSE and will be deregistered under the Exchange Act. Thereafter, we will no longer be required to file periodic reports with the Securities and Exchange Commission (the “SEC”) with respect to CorePoint common stock.

Market Prices of CorePoint Common Stock (see page 105)

CorePoint common stock is listed on the NYSE under the symbol “CPLG”. On July 13, 2021, the trading day prior to CorePoint’s public announcement of its strategic alternatives process, the closing price per share of CorePoint common stock on the NYSE was $11.04. On November 5, 2021, the last trading day prior to the public announcement of the proposed merger, the closing price per share of CorePoint common stock on the NYSE was $17.76. The closing price of CorePoint common stock on the NYSE on January 13, 2022, the most recent practicable date prior to the filing of this proxy statement, was $15.68 per share. You are encouraged to obtain current market prices of CorePoint common stock in connection with voting your shares of CorePoint common stock.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following are brief answers to certain questions that you may have regarding the merger, the special meeting and the proposals being considered at the special meeting. We urge you to carefully read the remainder of this proxy statement because the information in this section does not provide all the information that might be important to you with respect to the merger and the special meeting. Additional important information is also contained in the annexes attached to this proxy statement and the documents referred to or incorporated by reference into this proxy statement.

Q.	Why am I receiving these proxy materials?

A.

On November 6, 2021, CorePoint entered into the merger agreement providing for the merger of CorePoint with and into Merger Sub, pursuant to which Merger Sub will survive the merger as a wholly owned subsidiary of Cavalier. You are receiving this proxy statement in connection with the solicitation by the Board of proxies from CorePoint common stockholders to vote in favor of the merger proposal and the other matters to be voted on at the special meeting.

Q.	What is the proposed transaction?

A.

The proposed transaction is the acquisition of CorePoint by Cavalier by way of the merger of CorePoint with and into Merger Sub. If the merger proposal is approved by CorePoint stockholders and the other conditions to the consummation of the merger contained in the merger agreement are satisfied or (to the extent permitted) waived, CorePoint will merge with and into Merger Sub. Merger Sub will be the surviving entity in the merger and will be privately held as a direct or indirect wholly owned subsidiary of Cavalier. If the merger is consummated, each share of CorePoint common stock will automatically be cancelled and you will not own any shares of the capital stock of the surviving entity.

Q.	What will I receive in the merger if it is completed?

A.

Upon the terms and subject to the conditions of the merger agreement, at the effective time, you will have the right to receive, without interest and subject to applicable withholding taxes, (i) $15.65 in cash plus (ii) if applicable, incremental cash consideration per share in certain circumstances if CorePoint resolves prior to the closing the previously disclosed tax proceedings, which we refer to as the “IRS matter,” with the IRS related to an ongoing audit of CorePoint entities in existence prior to CorePoint’s 2018 spin-off from La Quinta Holdings Inc., less (iii) the per share amount of any dividends paid to common stockholders between the date of the merger agreement and the effective time of the merger determined by CorePoint to be necessary to maintain CorePoint’s qualification for taxation as a REIT, although CorePoint does not expect any such dividends to be paid (collectively, the “per share merger consideration”), for each share of CorePoint common stock that you own. The amount of such potential additional cash consideration, if any, payable to holders of CorePoint common stock is determined based on the amount, if any, by which the settlement amount with respect to the IRS Matter (including any penalties and accrued interest with respect thereto) is less than $160 million. CorePoint received a settlement offer from the IRS with respect to the IRS Matter on November 5, 2021, and has entered into a definitive agreement with the IRS on the basis of such offer on November 29, 2021, which remains subject to the calculation by the IRS of applicable interest, as described in more detail in the section entitled “The Merger—Merger Consideration—What Stockholders Will Receive in the Merger” beginning on page 34. There can be no assurances that any additional consideration will be received by the holders of CorePoint common stock. You will not be entitled to receive shares in the surviving entity or in Cavalier. For more information, see the section entitled “The Merger—Merger Consideration—What Stockholders Will Receive in the Merger” beginning on page 34 and the section entitled “The Merger Agreement—IRS Matter” beginning on page 92.

Q.	Where and when is the special meeting, who may attend and can I ask questions?

A.

The special meeting will be held virtually on March 1, 2022. The meeting will be held by live online webcast and will begin at 9:00 a.m., Central Time. Only holders of record of CorePoint common stock as of the close of business on January 14, 2022, the record date for the special meeting, or their legal proxy holders may attend the virtual special meeting or any adjournments or postponements thereof. You will be able to attend the meeting and vote your shares electronically by visiting www.virtualshareholdermeeting.com/CPLG2022SM. You must have your sixteen-digit control number that is shown on your notice of electronic availability of proxy materials or your proxy card if you receive your proxy materials by mail. You will not be able to attend the meeting in person. Stockholders may submit appropriate questions in advance on the day of the special meeting by logging into www.proxyvote.com and entering your sixteen-digit control number. Once past the login screen, click on “Submit Questions,” type in the question and click “Submit.” You will also be able to submit questions during the meeting by typing in your question into the “ask a question” box on the meeting page.

Q.	Who can vote at the special meeting?

A.

All CorePoint common stockholders of record as of the close of business on January 14, 2022, the record date for the special meeting, are entitled to receive notice of, attend and vote at the virtual special meeting, or any adjournment or postponement thereof. Each share of CorePoint common stock is entitled to one vote on all matters that come before the meeting. At the close of business on the record date, there were 59,136,507 shares of CorePoint common stock issued and outstanding. All holders of record of CorePoint preferred stock at the close of business on the record date are entitled to notice of, but may not vote at, the virtual special meeting.

Q.	What matters will be voted on at the special meeting?

A.	At the special meeting, you will be asked to consider and vote on the following proposals:

•	the merger proposal;

•	the named executive officer merger-related compensation proposal; and

•	the adjournment proposal.

Q.	How does the Board recommend that I vote on the proposals?

A.	The Board unanimously recommends that you vote:

•	“FOR” the merger proposal;

•	“FOR” the named executive officer merger-related compensation proposal; and

•	“FOR” the adjournment proposal.

Q.	What vote is required to approve the merger proposal?

A.	The merger proposal will be approved if CorePoint stockholders holding a majority of all the outstanding shares of CorePoint common stock approve the merger proposal.

Q.	What vote is required to approve the other proposals?

A.

Approval of each of the named executive officer merger-related compensation proposal and the adjournment proposal requires the affirmative vote of a majority of the votes cast at the special meeting on such proposal. Whether or not a quorum is present at the special meeting, the meeting may nonetheless be adjourned by the chairperson of the meeting.

Q.	How are CorePoint’s directors and executives intending to vote?

A.

As of January 14, 2022, the directors and executive officers of CorePoint either directly or through their affiliates, collectively, beneficially owned and were entitled to vote 2,490,944 shares of CorePoint common stock, representing approximately 4.2% of the shares of CorePoint common stock outstanding on that date. CorePoint currently expects that these directors and executive officers will vote such shares of CorePoint common stock in favor of the merger proposal and the other proposals to be considered at the special meeting, although none of them has entered into any agreement obligating them to do so.

Q.	Have any stockholders agreed to approve the merger?

A.

In addition to CorePoint’s directors and officers, concurrently with and as a condition to Cavalier’s and Merger Sub’s execution of the merger agreement, certain entities affiliated with Blackstone Inc. (such entities, collectively, the “Blackstone parties”), have entered into a support agreement with Cavalier (the “support agreement”) covering shares of CorePoint common stock legally or beneficially owned by the Blackstone parties. Pursuant to and subject to the terms and conditions of the support agreement, the Blackstone parties have agreed to vote all of the CorePoint common stock owned by them in favor of the merger. As of November 6, 2021, the Blackstone parties owned 17,586,538 shares of CorePoint common stock representing approximately 30% of the total issued and outstanding shares of CorePoint common stock.

Q.

What factors did the Board consider in deciding to enter into the merger agreement and recommending the approval of the merger proposal, the named executive officer merger-related compensation proposal and the adjournment proposal?

A.

In reaching its decision to approve the merger agreement and declare the merger and the other transactions contemplated by the merger agreement advisable, and to recommend our stockholders approve the merger proposal, the named executive officer merger-related compensation proposal and the adjournment proposal, the Board consulted with our management, as well as our legal and financial advisors, and considered the terms of the proposed merger agreement and the transactions contemplated thereby, including the merger, as well as other alternatives. For a more detailed description of these factors, see “The Merger—Recommendation of the Board and Reasons for the Merger” beginning on page 47 of this proxy statement.

Q.	Is the merger expected to be taxable to me?

A.

Yes. The receipt of cash in exchange for our common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. You should consult your own tax advisors regarding the particular tax consequences to you of the exchange of our common stock for cash pursuant to the merger in light of your particular circumstances (including the application and effect of any state, local or foreign income and other tax laws). For further discussion, see “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 71.

Q.	What other effects will the merger have on CorePoint?

A.

If the merger is completed, CorePoint common stock will be delisted from the NYSE and deregistered under the Exchange Act, and CorePoint will no longer be required to file periodic reports with the SEC with respect to CorePoint common stock, in each case in accordance with applicable law, rules and regulations. Following the completion of the merger, CorePoint common stock will no longer be publicly traded and you will no longer have any interest in CorePoint’s future earnings or growth; each share of CorePoint common stock you hold will represent only the right to receive the merger consideration in cash, without interest and less any applicable withholding taxes.

Q.	When is the merger expected to be completed?

A.

Assuming timely satisfaction of necessary closing conditions, including the approval by our stockholders of the merger proposal, the parties to the merger agreement expect to complete the merger in the first quarter of 2022. However, CorePoint cannot assure completion by any particular date, if at all. Because the merger is subject to a number of conditions, including the receipt of stockholder approval of the merger proposal, the exact timing of the merger cannot be determined at this time and we cannot guarantee that the merger will be completed.

Q.	What happens if the merger is not completed?

A.

If the merger proposal is not approved by CorePoint stockholders, or if the merger is not completed for any other reason, CorePoint stockholders will not receive any payment for their shares of CorePoint common stock in connection with the merger. Instead, CorePoint will remain an independent public company and shares of CorePoint common stock will continue to be listed and traded on the NYSE and registered under the Exchange Act and we will continue to file periodic reports with the SEC. Under specified circumstances, we may be required to pay Cavalier a termination fee upon the termination of $29 million, as described under “The Merger Agreement—Termination Fees” beginning on page 99. Under specified circumstances, upon termination of the merger agreement, Cavalier may be required to pay us a termination fee of $58 million, as described under “The Merger Agreement—Termination Fees”.

Q.	Do any of CorePoint’s directors or officers have interests in the merger that may differ from or be in addition to my interests as a stockholder?

A.

Yes. In considering the recommendation of the Board with respect to the merger proposal, you should be aware that our executive officers and directors, and in each case including organizations of which such person is an officer or partner, have interests in the merger that may be different from, or in addition to, the interests of our stockholders generally. The Board was aware of and considered these differing interests, to the extent such interests existed at the time, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger be approved by CorePoint common stockholders. See “The Merger—Interests of CorePoint’s Directors and Executive Officers in the Merger” beginning on page 61.

Q.	Why am I being asked to consider and vote on the named executive officer merger-related compensation proposal?

A.

The SEC rules require CorePoint to seek approval on a non-binding, advisory basis with respect to certain payments that will or may be made to CorePoint’s named executive officers in connection with the merger. Approval of the named executive officer merger-related compensation proposal is not required to complete the merger.

Q.	Who is soliciting my vote?

A.

The Board is soliciting your proxy, and CorePoint will bear the cost of soliciting proxies. Innisfree has been retained to assist with the solicitation of proxies. Innisfree will be paid approximately $40,000, plus a contingent success fee of $20,000, subject to potential increase in certain circumstances, and will be reimbursed for its reasonable out-of-pocket expenses for these and related services in connection with the special meeting. Solicitation initially will be made by mail. Forms of proxies and proxy materials may also be distributed through brokers, banks, or other nominees to beneficial owners of shares of CorePoint common stock, in which case these parties will be reimbursed for their reasonable out-of-pocket expenses. Proxies may also be solicited in person or by telephone, facsimile, electronic mail or other electronic medium by Innisfree or, without additional compensation, by certain of CorePoint’s directors, officers and employees.

Q.	What do I need to do now?

A.

Carefully read and consider the information contained in and incorporated by reference into this proxy statement, including the attached annexes. Whether or not you expect to attend the virtual special meeting in person, please submit a proxy (or provide instructions to your bank, broker, or other nominee, as applicable) to vote your shares as promptly as possible to ensure that your shares will be represented and voted at the special meeting.

Q.	How do I vote if my shares are registered directly in my name?

A.

If your shares are registered directly in your name with our transfer agent (Broadridge Corporate Issuer Solutions, Inc.), you are considered a “stockholder of record” and there are four methods by which you may vote your shares or have your shares voted at the special meeting:

•

Internet:    To submit a proxy to vote over the internet, go to www.proxyvote.com and follow the steps outlined on the secured website. Please have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. If you submit your vote via proxy over the internet, you do not have to mail in a proxy card. If you choose to submit your vote via proxy over the internet, you must do so prior to 10:59 p.m., Central Time, on February 28, 2022.

•

Telephone:    To submit a proxy to vote by telephone, call toll-free 1-800-690-6903. Please have your proxy card in hand when you access the website and follow the instructions in order to submit your vote by proxy by telephone. If you submit your vote via proxy by telephone, you do not have to mail in a proxy card. If you choose to submit your vote via proxy by telephone, you must do so prior to 10:59 p.m., Central Time, on February 28, 2022.

•	Mail: To submit a proxy to vote by mail, complete, sign and date a proxy card and return it promptly to the address indicated on the proxy card in the postage-paid envelope provided.

•	Special Meeting: You may attend the virtual special meeting and vote your shares electronically, rather than by submitting a proxy to vote your shares by mail, over the internet or by telephone.

Whether or not you plan to attend the meeting, we urge you to submit a proxy to vote to ensure your vote is counted. You may still attend the meeting and vote virtually if you have already submitted a proxy. Please choose only one method to cast your vote by proxy. We encourage you to vote by submitting a proxy over the internet or by telephone, both of which are convenient, cost-effective and reliable alternatives to returning a proxy card by mail. If you return your signed proxy card to us or vote by submitting your proxy by telephone or over the internet before the special meeting, and you do not subsequently revoke your proxy, we will vote your shares as you direct in such proxy.

If you return an executed proxy and do not indicate how you wish to vote with regard to a particular proposal, your shares of CorePoint common stock will be voted in favor of such proposal.

Q.	How do I vote if my shares are held in the name of my broker, bank or other nominee?

A.

If your shares are held by your broker, bank or other nominee, you are considered the beneficial owner of shares held in “street name” and you will receive a vote instruction form from your broker, bank or other nominee seeking instruction from you as to how your shares should be voted. If you are a beneficial owner of shares held by a broker, bank or other nominee and you wish to vote in person at the virtual special meeting, you must bring to the virtual special meeting a legal proxy from the broker, bank or other nominee that holds your shares authorizing you to vote in person at the virtual special meeting. Obtaining a legal proxy may take several days.

Q.	Can I change or revoke my proxy after it has been submitted?

A.	Yes. You can change or revoke your proxy at any time before the final vote at the special meeting. If you are the record holder of your shares, you may change or revoke your proxy by:

•	submitting another proxy over the internet or by telephone prior to 10:59 p.m., Central Time, on February 28, 2022;

•	timely delivering a written notice that you are revoking your proxy to our Secretary;

•	timely delivering a valid, later-dated proxy; or

•	attending the virtual special meeting and voting virtually. Simply attending the virtual special meeting will not, by itself, revoke your proxy.

If you are the beneficial owner of shares held in “street name,” you will have to follow the instructions provided by your broker, bank or other nominee to change or revoke your voting instructions provided to such broker, bank or other nominee.

Q.	How many shares of CorePoint common stock must be present to constitute a quorum for the meeting?

A.

The presence at the special meeting, virtually or by proxy, of the holders of a majority of our issued and outstanding shares of CorePoint common stock issued and outstanding on the record date and entitled to vote at the special meeting will constitute a quorum. There must be a quorum for business to be conducted at the special meeting. If no quorum is present at the special meeting, the chairperson of the meeting may adjourn the special meeting to another place, date or time. Failure of a quorum to be present at the special meeting will necessitate an adjournment or postponement of the special meeting and may subject CorePoint to additional expense. As of the close of business on the record date, there were 59,136,507 shares of CorePoint common stock outstanding. Accordingly, 29,568,254 shares of CorePoint common stock must be present or represented by proxy at the special meeting to constitute a quorum. If you submit a signed proxy card, grant a proxy electronically over the internet or by telephone, or submit a ballot virtually at the special meeting (regardless of whether you indicate how you wish to vote), your shares of CorePoint common stock will be counted for purposes of determining the presence of a quorum.

Q.	What if I abstain from voting on any proposal? What if I do not vote?

A.

For the merger proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions will not count as votes cast for or against the merger proposal, but will still count for the purpose of determining whether a quorum is present. However, the vote to approve the merger proposal is based on the total number of shares of CorePoint common stock outstanding on the record date. As a result, if you abstain, or if you fail to vote (or submit voting instructions to your bank, broker or other nominee, in the case of “street name” shares), it will have the same effect as if you vote “AGAINST” the approval of the merger proposal.

For the named executive officer merger-related compensation proposal and the adjournment proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Each of the named executive officer merger-related compensation proposal and the adjournment proposal requires for its approval the affirmative vote of a majority of the votes cast at the special meeting on the matter. Abstentions do not count as a “vote cast” under Maryland law. As a result, assuming a quorum is present, abstentions will have no effect on the outcome of the named executive officer merger-related compensation proposal and the adjournment proposal. If you hold your shares in “street name,” the failure to instruct your bank, broker or other nominee on how to vote your shares of CorePoint common stock will result in such shares not being counted for purposes of determining the presence of a quorum and will have no effect on the outcome of the named executive officer merger-related compensation proposal or the adjournment proposal.

Q.	Will my shares be voted if I do not sign and return my proxy card or vote by telephone or over the internet or in person at the virtual special meeting?

A.

If you are a stockholder of record and you do not attend the virtual special meeting or sign and return your proxy card, vote by submitting your proxy by telephone or vote by submitting your proxy over the internet, your shares will not be voted at the special meeting and will not be counted as present for purposes of determining whether a quorum exists. The failure to return your proxy card or otherwise vote your shares at the special meeting will have no effect on the outcome of the named executive officer merger-related compensation proposal or the adjournment proposal. However, the vote to approve the merger proposal is based on the total number of shares of CorePoint common stock outstanding as of the close of business on the record date. As a result, if you fail to return your proxy card or otherwise fail to vote your shares, it will have the same effect as a vote “AGAINST” the merger proposal.

Q.	What is a broker non-vote? If I hold my shares in “street name,” will my bank, broker or other nominee vote my shares for me on the proposals to be considered at the special meeting?

A.

Broker non-votes involve shares held in “street name” by brokers, banks and other nominees that are present or represented by proxy at the special meeting, but with respect to which the broker, bank or other nominee is not instructed by the beneficial owner of such shares how to vote on a particular proposal and such broker, bank or nominee does not have discretionary voting power on such proposal. Under NYSE rules, brokers, banks and other nominees holding shares in “street name” do not have discretionary voting authority with respect to any of the three proposals described in this proxy statement. Accordingly, if a beneficial owner of shares of CorePoint common stock held in “street name” does not give voting instructions to the broker, bank or other nominee with respect to at least one of the three proposals, then those shares will not be counted as present virtually or by proxy at the special meeting (including for purposes of determining a quorum). Because all three proposals are non-discretionary matters, it is not expected that there will be any broker non-votes at the special meeting; however, it is possible that a broker non-vote could occur with respect to one or more of the proposals to the extent that voting instructions are given to a broker, bank or other nominee with respect to at least one but less than all of the proposals. Because the vote to approve the merger proposal is based on the total number of shares of CorePoint common stock outstanding on the record date, if you fail to issue voting instructions to your broker, bank or other nominee or if a broker non-vote occurs with respect to the merger proposal, it will have the same effect as a vote “AGAINST” the merger proposal. To the extent that you fail to issue voting instructions to your broker, bank or other nominee or a broker non-vote occurs with respect to the named executive officer merger-related compensation proposal or the adjournment proposal, it will have no effect on the outcome of such proposals because such shares are not votes cast.

Q.	Will my shares held in “street name” or another form of record ownership be combined for voting purposes with shares I hold of record?

A.

No. Because any shares you may hold in “street name” will be deemed to be held by a different stockholder than any shares you hold of record, any shares held in “street name” will not be combined for voting purposes with shares you hold of record. Similarly, if you own shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and will need to sign and return, a separate proxy card for those shares because they are held in a different form of record ownership. Shares held by a corporation or business entity must be voted by an authorized officer of the entity. Shares held in an individual retirement account must be voted under the rules governing the account.

Q.	What does it mean if I get more than one proxy card or voting instruction card?

A.

If your shares are registered differently or are held in more than one account, you will receive more than one proxy card or voting instruction card. Please complete and return all of the proxy cards or voting instruction cards you receive (or submit each of your proxies over the internet or by telephone) to ensure that all of your shares are voted.

Q.	Am I entitled to exercise dissenters’ rights under the MGCL instead of receiving the per share merger consideration for my shares of CorePoint common stock?

A.

No. You are not entitled to appraisal rights, dissenters’ rights or the rights of an objecting stockholder in connection with the merger under Maryland law because the CorePoint common stock was listed on the NYSE on the record date. In addition, common stockholders may not exercise any appraisal rights, dissenters’ rights or the rights of an objecting stockholder to receive the fair value of the stockholder’s shares in connection with the merger because, as permitted by Maryland law, our charter provides that stockholders are not entitled to exercise such rights unless our Board determines that the rights apply. Our Board has made no such determination. For additional information, please see the section of this proxy statement entitled “The Merger—No Dissenters’ Rights of Appraisal” beginning on page 71.

Q.

How does the per share merger consideration compare to the market price of CorePoint common stock prior to the public announcement of the merger agreement? How does the merger consideration compare to the market price of CorePoint common stock as of a recent trading date?

A.

The merger consideration of $15.65 per share (not counting any contingent consideration that may be payable with respect to the IRS Matter) represents a premium of approximately 42% to CorePoint’s closing stock price on July 13, 2021, the last trading day prior to CorePoint’s public announcement of its strategic alternatives process. The merger consideration of $15.65 per share (not counting any contingent consideration that may be payable with respect to the IRS Matter) represents a 11.9% discount to the closing price of $17.76 per share of CorePoint common stock on November 5, 2021, the last trading day prior to the public announcement of the proposed merger. On January 13, 2022, the last practicable day before the printing of this proxy statement, the closing price of CorePoint common stock on the NYSE was $15.68 per share. You are encouraged to obtain current market quotations for CorePoint common stock.

Q.	What happens if I sell my shares of CorePoint common stock before the completion of the merger?

A.

If you transfer your shares of CorePoint common stock, you will have transferred your right to receive the merger consideration in the merger. In order to receive the merger consideration, you must hold your shares of CorePoint common stock through the effective time of the merger. The record date for stockholders entitled to vote at the special meeting is earlier than the date the merger is anticipated to be consummated. Accordingly, if you sell or transfer your shares of CorePoint common stock after the record date but before the special meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you sell or otherwise transfer your shares and each of you notifies CorePoint in writing of such special arrangements, you will transfer the right to receive the merger consideration, if the merger is consummated, to the person to whom you sell or transfer your shares of CorePoint common stock, but you will have retained your right to vote these shares at the special meeting. Even if you sell or otherwise transfer your shares of CorePoint common stock after the record date, we encourage you to complete, date, sign and return the enclosed proxy card or vote via the internet or telephone.

Q.	What is a proxy?

A.

A proxy is your legal designation of another person, referred to as a “proxy,” to vote your shares of CorePoint common stock. The written document describing the matters to be considered and voted on at the special meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of CorePoint common stock is called a “proxy card.”

Q.	If a stockholder gives a proxy, how are the shares voted?

A.

Regardless of the method you choose to vote, the individuals named on the enclosed proxy card, or your proxies, will vote your shares in the way that you indicate. When completing the internet or telephone process or the proxy card, you may specify whether your shares should be voted “FOR” or “AGAINST” or to abstain from voting on all, some or none of the specific items of business to come before the special meeting. If you properly sign your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted (i) “FOR” the merger proposal; (ii) “FOR” the named executive officer merger-related compensation proposal; and (iii) “FOR” the adjournment proposal.

Q.	Who will count the votes obtained at the special meeting?

A.	The votes will be counted by the inspector of election appointed for the special meeting.

Q.	What will the holders of CorePoint Stock Units and PSUs receive in the merger?

A.

Pursuant to the merger agreement, as of the effective time, each outstanding CorePoint Stock Unit will become immediately vested and be cancelled and converted into the right to receive an amount in cash (without interest) equal to (i) the total number of shares subject to such Stock Unit, multiplied by (ii) the per share merger consideration, together with any applicable unpaid dividend equivalents provided under the terms of any applicable Stock Unit award agreement, less any applicable withholding taxes required to be withheld under applicable law.

In addition, pursuant to the merger agreement, as of the effective time, each outstanding PSU will become immediately vested and be cancelled and converted into the right to receive an amount in cash (without interest) equal to (i) the number of shares subject to such PSU, calculated based on the greater of (A) actual performance achieved through the effective time in accordance with the terms of such PSU, and (B) the target level performance, multiplied by (ii) the per share merger consideration, together with any applicable unpaid dividend equivalents provided under the terms of any applicable PSU award agreement, less any applicable withholding taxes required to be withheld by applicable law.

Q.	What is householding and how does it affect me?

A.

The SEC’s proxy rules permit companies and intermediaries, such as brokers and banks, to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing an address by delivering a single proxy statement to those stockholders, unless contrary instructions have been received. This procedure reduces the amount of duplicate information that stockholders receive and lowers printing and mailing costs for companies. Certain brokerage firms may have instituted householding for beneficial owners of common stock held through brokerage firms. If your family has multiple accounts holding common stock, you may have already received a householding notification from your broker. You may decide at any time to revoke your decision to household, and thereby receive multiple copies of proxy materials. If you wish to opt out of this procedure and receive a separate set of proxy materials in the future, or if you are receiving multiple copies and would like to receive only one, you should contact your broker, trustee or other nominee or CorePoint at the address and telephone number below. A separate copy of these proxy materials will be promptly delivered to any stockholder upon written request to: Secretary, CorePoint Lodging Inc., 125 E. John Carpenter Freeway, Suite 1650, Irving, Texas 75062.

Q.	When will CorePoint announce the voting results of the special meeting, and where can I find the voting results?

A.

CorePoint intends to announce the preliminary voting results at the special meeting, and will report the final voting results of the special meeting in a Current Report on Form 8-K filed with the SEC within four business days after the special meeting. All reports that CorePoint files with the SEC are publicly available when filed.

Q:	Who can help answer my other questions?

A:

If you have questions about the merger, require assistance in submitting your proxy or voting your shares, or need additional copies of this proxy statement or the enclosed proxy card, please contact Innisfree, which is acting as the proxy solicitation agent for CorePoint in connection with the merger, or us.

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Stockholders may call toll free: (877) 717-3930

Banks and Brokers may call collect: (212) 750-5833

or

CorePoint Lodging Inc.

125 E. John Carpenter Freeway, Suite 1650

Irving, Texas 75062

Attention: Investor Relations

Telephone: (214) 501-5535

www.corepoint.com

If your broker, bank or other nominee holds your shares, you should also call your broker, bank or other nominee for additional information.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The proxy statement and the attached annexes contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements often contain words such as “assume,” “will,” “anticipate,” “believe,” “predict,” “project,” “potential,” “contemplate,” “plan,” “forecast,” “estimate,” “expect,” “intend,” “is targeting,” “may,” “should,” “would,” “could,” “goal,” “seek,” “hope,” “aim,” “continue” and other similar words or expressions or the negative thereof or other variations thereon. Forward-looking statements are made based upon management’s current expectations and beliefs and are not guarantees of future performance. Such forward-looking statements involve numerous assumptions, risks and uncertainties that may cause actual results to differ materially from those expressed or implied in any such statements. Our actual business, financial condition or results of operations may differ materially from those suggested by forward-looking statements as a result of risks and uncertainties which include, among others: completion of the proposed transaction is subject to various risks and uncertainties related to, among other things, its terms, timing, structure, benefits, costs and completion; required approvals to complete the proposed transaction by our stockholders and the receipt of certain regulatory approvals, to the extent required, and the timing and conditions for such approvals; the stock price of CorePoint prior to the consummation of the proposed transaction; and the satisfaction of the closing conditions to the proposed transaction; business, financial and operating risks inherent to the lodging industry; macroeconomic and other factors beyond our control, including without limitation the effects of the ongoing COVID-19 pandemic or other pandemics or outbreaks of contagious disease; the geographic concentration of our hotels; our inability to compete effectively; our concentration in the La Quinta brand; our dependence on the performance of LQ Management L.L.C., La Quinta Franchising LLC and other third-party hotel managers and franchisors; covenants in our hotel management and franchise agreements that limit or restrict the sale of our hotels; risks posed by our disposition activities, including our ability to contract with qualified buyers and the risk that purchasers may not have the access to capital or meet other requirements; risks resulting from significant investments in real estate; cyber threats and the risk of data breaches or disruptions of technology information systems; the growth of internet reservation channels; disruptions to the functioning or transition of the reservation systems, accounting systems or other technology programs for our hotels, and other technology programs and system upgrades; and our substantial indebtedness, including restrictions imposed on our ability to access our cash. Additional risks and uncertainties include, among others, those risks and uncertainties described under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2020, as such factors may be updated or superseded from time to time in our periodic filings with the Securities and Exchange Commission (SEC). You are urged to carefully consider all such factors and we note that the COVID-19 pandemic may have the effect of heightening many of the risks and uncertainties described. Although it is believed that the expectations reflected in such forward-looking statements are reasonable and are expressed in good faith, such expectations may not prove to be correct and persons reading this communication are therefore cautioned not to place undue reliance on these forward-looking statements, which speak only to expectations as of the date of this communication. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law. If we make any future public statements or disclosures which modify or impact any of the forward-looking statements contained in or accompanying this proxy statement, such statements or disclosures will be deemed to modify or supersede such statements in this proxy statement.

THE PARTIES TO THE MERGER

CorePoint

CorePoint Lodging Inc.

125 E. John Carpenter Freeway, Suite 1650

Irving, Texas 75062

(972) 893-3199

CorePoint Lodging Inc. is a self-administered lodging real estate investment trust (“REIT”) strategically focused on the midscale and upper midscale lodging segments, with a portfolio of select service hotels in the United States. As of September 30, 2021, the Company owned interests in approximately 160 hotels with approximately 22,000 rooms.

Our common stock is traded on the NYSE the ticker symbol CPLG. Our headquarters are located at 125 E. John Carpenter Freeway, Suite 1650, Irving, Texas 75062 and our telephone number is (972) 893-3199. Our corporate web address is www.corepoint.com.

For additional information about CorePoint included in documents incorporated by reference into this proxy statement, see the section entitled “Where You Can Find More Information” on page 116.

Cavalier

Cavalier Acquisition Owner LP

870 Seventh Avenue, 2nd Floor

New York, NY 10019

(972) 444-9700

Cavalier is a Delaware limited partnership formed by a joint venture between affiliates of Highgate Holdings (“Highgate”) and Cerberus Capital Management, L.P. (“Cerberus”) for the purpose of engaging in the transactions contemplated by the merger agreement. Highgate is a leading real estate investment and hospitality management company for REITs, private equity firms, sovereign wealth funds, high net worth individuals, and other institutional investors. Cerberus is a global leader in alternative investing in assets across complementary credit, private equity, and real estate strategies.

Cavalier’s executive office is located at 870 Seventh Avenue, 2nd floor, New York, NY 10019, telephone number (972) 444-9700.

Merger Sub

Cavalier MergerSub LP

870 Seventh Avenue, 2nd Floor,

New York, NY 10019

(972) 444-9700

Merger Sub is a Delaware limited partnership and a direct or indirect wholly owned subsidiary of Cavalier, with principal executive offices located at 870 Seventh Avenue, 2nd Floor, New York, NY 10019, telephone number (972) 444-9700. It was formed for the purpose of engaging in the transactions contemplated by the merger agreement. Upon completion of the merger, Merger Sub will merge with CorePoint, with Merger Sub surviving as a wholly owned subsidiary of Cavalier. All of the outstanding limited partnership interests of Merger Sub are, and as of the effective time of the merger will be, owned directly or indirectly by Cavalier.

THE SPECIAL MEETING

This proxy statement is being provided to CorePoint stockholders as part of a solicitation by the Board of proxies for use at the special meeting to be held at the time and place specified below, and at any properly convened meeting following an adjournment or postponement of the special meeting.

Date, Time and Place

The special meeting of CorePoint stockholders (the “special meeting”) is scheduled to be held virtually on March 1, 2022 at 9:00 a.m., Central Time. Due to the continuing public health impact of the COVID-19 pandemic and to support the health and well-being of our stockholders and others, the special meeting will be a virtual meeting of stockholders. You will be able to attend the virtual special meeting and vote your shares electronically by visiting www.virtualshareholdermeeting.com/CPLG2022SM. You must have your sixteen-digit control number that is shown on your proxy card if you receive your proxy materials by mail. You will not be able to attend the meeting in person.

Purpose of the Special Meeting

At the special meeting, CorePoint stockholders will be asked to consider and vote on the following proposals:

•	the merger proposal, which is further described in the sections entitled “The Merger,” “The Merger Agreement” and “Merger Proposal (Proposal 1)” beginning on pages 34, 72, and 102 respectively;

•

the named executive officer merger-related compensation proposal, which approval shall be on a on a non-binding, advisory basis, as further discussed under “The Merger—Interests of CorePoint’s Directors and Executive Officers in the Merger” and “Advisory Vote on Named Executive Officer Merger-Related Compensation Proposal (Proposal 2)” beginning on pages 61 and 103, respectively; and

•	the adjournment proposal, as further described under “Adjournment Proposal (Proposal 3)” beginning on page 104.

CorePoint stockholders must approve the merger proposal as a condition to the completion of the merger. If CorePoint stockholders fail to approve the merger proposal, the merger will not occur. The vote on the named executive officer merger-related compensation proposal is a vote separate and apart from the vote to approve the merger proposal. Accordingly, a stockholder may vote to approve the merger proposal and vote not to approve the named executive officer merger-related compensation proposal, and vice versa. Because the vote on the named executive officer merger-related compensation proposal is only advisory in nature, it will not be binding on CorePoint, Cavalier, Merger Sub or the surviving entity. Accordingly, because CorePoint is contractually obligated to pay such merger-related compensation, the compensation will be payable, subject only to the conditions applicable thereto, if the merger proposal is approved and the closing occurs, regardless of the outcome of the advisory vote.

Recommendation of the CorePoint Board of Directors

The Board has determined that it is in the best interest of CorePoint and its stockholders and declared it advisable that CorePoint merge with and in to Merger Sub and approved the merger agreement and the transactions contemplated thereby. A description of factors considered by the Board in reaching its decision to approve and declare advisable the merger can be found in “The Merger—Recommendation of the Board and Reasons for the Merger” beginning on page 47.

The Board unanimously recommends that CorePoint stockholders vote “FOR” the merger proposal, “FOR” the named executive officer merger-related compensation proposal and “FOR” the adjournment proposal.

The merger proposal must be approved as a condition for the merger to occur. If CorePoint stockholders fail to approve the merger proposal by the requisite vote, the merger will not occur.

Record Date; Stockholders Entitled to Vote

Only holders of CorePoint common stock at the close of business on January 14, 2022, the record date for the special meeting (the “record date”), will be entitled to notice of, and to vote at, the special meeting or any adjournments or postponements of the special meeting. At the close of business on the record date, 59,136,507 shares of CorePoint common stock were issued and outstanding.

Holders of CorePoint common stock are entitled to one vote for each share of CorePoint common stock they own at the close of business on the record date. All holders of record of CorePoint preferred stock at the close of business on the record date are entitled to notice of, but may not vote at, the special meeting.

Quorum

The presence at the virtual special meeting, in person or by proxy, of stockholders entitled to cast a majority of all the votes entitled to be cast as of the close of business on the record date will constitute a quorum. There must be a quorum for business to be conducted at the special meeting. If no quorum is present at the special meeting, the chairperson of the meeting or the stockholders holding a majority of the votes cast at the special meeting, may adjourn the special meeting to another place, date or time. Failure of a quorum to be represented at the special meeting will necessitate an adjournment or postponement of the special meeting and may subject CorePoint to additional expense.

If you submit a properly executed proxy card or submit your proxy over the internet or by telephone, even if you abstain from voting, your shares will be counted as present for purposes of determining whether a quorum exists at the special meeting. If you hold your shares in “street name,” the failure to instruct your bank, broker, or other nominee on how to vote your shares of CorePoint common stock will result in such shares not being counted for purposes of determining the presence of a quorum.

Required Vote

The approval of the merger proposal requires the affirmative vote of the holders of a majority of all the outstanding shares of CorePoint common stock at the close of business on the record date.

Approval of each of the named executive officer merger-related compensation proposal and the adjournment proposal requires the affirmative vote of a majority of the votes cast at the special meeting on such proposal.

Abstentions

An abstention occurs when a stockholder attends a meeting, either virtually or by proxy, but abstains from voting by marking “ABSTAIN” on such holder’s ballot or proxy.

Abstentions will not count as votes cast for or against the merger proposal, but will still count for the purpose of determining whether a quorum is present. However, the vote to approve the merger proposal is based on the total number of shares of CorePoint common stock outstanding on the record date. As a result, if you abstain, it will have the same effect as if you vote “AGAINST” the approval of the merger.

Each of the named executive officer merger-related compensation proposal and the adjournment proposal requires for its approval the affirmative vote a majority of the votes cast on the matter. Under Maryland law, abstentions are not deemed to be a “vote cast” As a result, abstentions will be counted for purposes of determining whether a quorum is present and, assuming a quorum is present, will have no impact on the outcome the named executive officer merger-related compensation proposal and the adjournment proposal.

If no instruction as to how to vote is given (including no instruction to abstain from voting) in an executed, duly returned and not revoked proxy, the proxy will be voted “FOR” (i) approval of the merger proposal, (ii) approval of the named executive officer merger-related compensation proposal and (iii) approval of the adjournment proposal.

Failure to Vote and Broker Non-Votes

The proposal to approve the merger requires the affirmative vote of the holders of a majority of the outstanding shares of CorePoint common stock. Therefore, the failure to vote will have the same effect as a vote “AGAINST” the proposal to approve the merger.

The approval of the non-binding compensation advisory proposal requires the affirmative vote of majority of the votes cast at the special meeting on the proposal. Consequently, the failure to vote will have no impact on the outcome of the proposal.

The proposal to adjourn the special meeting from time to time if necessary or appropriate requires the affirmative vote of a majority of the votes cast at the special meeting on the proposal. Consequently, the failure to vote will have no impact on the outcome of the proposal.

A broker non-vote occurs when shares held by a bank, broker, trust or other nominee are represented at a meeting, but the bank, broker, trust or other nominee has not received voting instructions from the beneficial owner and does not have the discretion to direct the voting of the shares on a particular proposal, but has discretionary voting power on other proposals at such meeting. Under NYSE rules, brokers, banks and other nominees holding shares in “street name” do not have discretionary voting authority with respect to any of the three proposals described in this proxy statement. Accordingly, if a beneficial owner of shares of CorePoint common stock held in “street name” does not give voting instructions to the broker, bank or other nominee with respect to at least one of the three proposals, then those shares will not be counted as present virtually or by proxy at the special meeting (including for purposes of determining a quorum). Because all three proposals are non-discretionary matters, it is not expected that there will be any broker non-votes at the special meeting; however, it is possible that a broker non-vote could occur with respect to one or more of the proposals to the extent that voting instructions are given to a broker, bank or other nominee with respect to at least one but less than all of the proposals. Because the proposal to approve the merger requires the affirmative vote of a majority of the outstanding shares of CorePoint common stock, the failure to provide your bank, broker, trust or other nominee with voting instructions will have the same effect as a vote “AGAINST” the proposal to approve the merger. Because the approval of each of (i) the non-binding compensation advisory proposal and (ii) the proposal to adjourn the special meeting from time to time if necessary or appropriate requires the affirmative vote of a majority of the votes cast at the special meeting, and because your bank, broker, trust or other nominee does not have discretionary authority to vote on either proposal, the failure to provide your bank, broker, trust or other nominee with voting instructions will have no effect on approval of each such proposal.

Voting by CorePoint’s Directors and Executive Officers

At the close of business on the record date, directors and executive officers of CorePoint and their affiliates were entitled to vote 2,490,944 shares of CorePoint common stock, or approximately 4.2% of the shares of CorePoint common stock issued and outstanding on that date. CorePoint currently expects that these directors and executive officers will vote such shares of CorePoint common stock in favor of the merger proposal and the other proposals to be considered at the special meeting, although none of them has entered into any agreement obligating them to do so.

Attendance and Voting at the Special Meeting

If your shares are registered directly in your name with our transfer agent (Broadridge Corporate Issuer Solutions, Inc.), you are considered a “stockholder of record.” If you are a stockholder of record, there are four methods by which you may vote your shares or have your shares voted at the special meeting. You may attend the virtual special meeting and vote your shares in person at the virtual special meeting, or you may cause your shares to be voted by authorizing the persons named as proxies on the proxy card to vote your shares at the special meeting by returning the executed proxy card by mail or by voting through the internet or by telephone. If you choose to submit a proxy to vote your shares over the internet or by telephone, there is no need for you to mail back your proxy card. Although CorePoint offers four different voting methods, CorePoint encourages you to submit a proxy to vote either over the internet or by telephone to ensure that your shares are represented and voted at the special meeting.

•

To Vote at the Special Meeting:    You may vote electronically at the special meeting by visiting www.virtualshareholdermeeting.com/CPLG2022SM. You must have your sixteen-digit control number that is shown on your notice of electronic availability of proxy materials or your proxy card if you receive your proxy materials by mail.

•

To Submit a Proxy to Vote Over the Internet:    To submit a proxy to vote over the internet, go to www.proxyvote.com and follow the steps outlined on the secured website. Please have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. If you submit your proxy to vote over the internet, you do not have to mail in a proxy card. If you choose to submit your vote via proxy over the internet, you must do so prior to 10:59 p.m., Central Time, on February 28, 2022.

•

To Submit a Proxy to Vote by Telephone:    To submit a proxy to vote by telephone, call toll-free 1-800-690-6903. Please have your proxy card in hand when you access the website and follow the instructions in order to submit your vote by proxy by telephone. If you submit your proxy to vote by telephone, you do not have to mail in a proxy card. If you choose to submit your vote via proxy by telephone, you must do so prior to 10:59 p.m., Central Time, on February 28, 2022.

•

To Submit a Proxy to Vote by Mail:    To submit a proxy to vote by mail, complete, sign and date the proxy card and return it promptly to the address indicated on the proxy card in the postage-paid enveloped provided. If you sign and return your proxy card without indicating how you want your shares of CorePoint common stock to be voted with regard to a particular proposal, your shares of CorePoint common stock will be voted in favor of such proposal. If you return your proxy card without a signature, your shares will not be counted as present at the special meeting and cannot be voted. If you submit a proxy by mail, you must return the proxy with sufficient time to be received by the time of the special meeting.

If your shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, then you are the “beneficial owner” of shares held in “street name.” The organization holding your account is considered the stockholder of record for purposes of voting at the special meeting. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account. Notice of electronic availability of proxy materials, including voting instructions, should be forwarded to you by that organization. If you request printed copies of these proxy materials by mail, you will receive a voting instruction form.

Stockholders who are entitled to vote at the special meeting may attend the virtual special meeting. To attend and participate in the meeting, you must have your sixteen-digit control number that is shown on your proxy card or the instructions that accompanied your proxy materials. You may attend and access the virtual special meeting by visiting www.virtualshareholdermeeting.com/CPLG2022SM. You will be able to submit questions during the meeting by typing in your question into the “ask a question” box on the meeting page. Stockholders may also submit appropriate questions in advance on the day of the special meeting by logging into www.proxyvote.com and entering your sixteen-digit control number. Once past the login screen, click on “Submit Questions,” type in the question and click “Submit”. Should you require technical assistance, support will be available by dialing 844-986-0822 (US) or 303-562-9302 (international) during the meeting; these telephone numbers will also be displayed on the meeting webpage.

Revocation of Proxies

You can change or revoke your proxy at any time before the final vote at the special meeting. If you are the record holder of your shares, you may revoke your proxy by:

•	submitting another proxy over the internet or by telephone prior to 10:59 p.m., Central Time, on February 28, 2022;

•	timely delivering a written notice that you are revoking your proxy to CorePoint Lodging Inc., 125 E. John Carpenter Freeway, Suite 1650, Irving, Texas 75062, Attn: Secretary;

•	timely delivering a valid, later-dated proxy; or

•	attending the virtual special meeting and voting in person during the virtual meeting.

Please note, however, that only your last-dated proxy will count. Attending the virtual special meeting without taking one of the actions described above will not in itself revoke your proxy. Please note that if you want to revoke your proxy by mailing a new proxy card to CorePoint or by sending a written notice of revocation to CorePoint, you should ensure that you send your new proxy card or written notice of revocation in sufficient time for it to be received by CorePoint before the special meeting. Please note that to be effective, your new proxy card, internet or telephonic voting instructions or written notice of revocation must be received by our Secretary prior to the special meeting and, in the case of internet or telephonic voting instructions, must be received before 10:59 p.m. Central Time on February 28, 2022.

If you are the beneficial owner of shares held in “street name,” you should contact your broker, bank or other nominee with questions about how to change or revoke your voting instructions.

Solicitation of Proxies

The Board is soliciting your proxy, and CorePoint will bear the cost of soliciting proxies. Innisfree M&A Incorporated (“Innisfree”) has been retained to assist with the solicitation of proxies. Innisfree will be paid approximately $40,000, plus a contingent success fee of $20,000, subject to potential increase in certain circumstances, and will be reimbursed for its reasonable out-of-pocket expenses for these and related services in connection with the special meeting. Solicitation initially will be made by mail. Forms of proxies and proxy materials may also be distributed through brokers, banks, and other nominees to the beneficial owners of shares of CorePoint common stock, in which case these parties will be reimbursed for their reasonable out-of-pocket expenses. Proxies may also be solicited in person or by telephone, facsimile, electronic mail, or other electronic medium by Innisfree or, without additional compensation, by certain of CorePoint’s directors, officers and employees.

Adjournments and Postponements

In addition to the merger proposal and the named executive officer merger-related compensation proposal, CorePoint stockholders are also being asked to approve the adjournment proposal, which will enable the adjournment of the special meeting for the purpose of soliciting additional votes in favor of the merger proposal if there are not sufficient votes at the time of the special meeting to approve the merger proposal or to ensure that any supplement or amendment to this proxy statement is timely provided to CorePoint stockholders. Whether or not a quorum is present, the chairperson of the meeting may adjourn the special meeting to another place, date or time. In addition, if a quorum is present, then the holders of a majority of the votes cast on the adjournment proposal may approve the adjournment proposal and adjourn the meeting. In addition, the special meeting could be postponed before it commences. If the special meeting is adjourned or postponed for the purpose of soliciting additional votes, stockholders who have already submitted their proxies will be able to revoke them at any time prior to the final vote on the proposals. If you return a signed proxy and do not indicate how you wish to vote on the adjournment proposal, your shares will be voted in favor of the adjournment proposal.

The Board unanimously recommends a vote “FOR” the adjournment proposal, if necessary or appropriate, to solicit additional proxies.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting to be Held on March 1, 2022

The notice of special meeting and proxy statement is available at http://www.proxyvote.com.

Questions

If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please contact Innisfree, our proxy solicitor, or CorePoint:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Stockholders Call Toll-Free: (877) 717-3930

Brokers Call Collect: (212) 750-5833

or

CorePoint Lodging Inc.

125 E. John Carpenter Freeway, Suite 1650

Irving, Texas 75062

Attention: Investor Relations

Telephone: (972) 893-3199

www.corepoint.com

THE MERGER

The discussion of the merger in this proxy statement is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Annex A and hereby incorporated by reference into this proxy statement.

Structure of the Merger

Subject to the terms and conditions of the merger agreement and in accordance with the MGCL and the DRULPA, at the effective time, CorePoint will merge with and into Merger Sub, with Merger Sub continuing as the surviving entity in the merger and as a wholly owned subsidiary of Cavalier.

Merger Consideration — What Stockholders Will Receive in the Merger

Adjustments to the Merger Consideration. Upon the terms and subject to the conditions of the merger agreement, at the effective time, CorePoint common stockholders will have the right to receive, without interest and subject to applicable withholding taxes, (i) $15.65 in cash plus (ii), if applicable, incremental cash consideration per share in certain circumstances if CorePoint resolves prior to the closing the previously disclosed tax proceedings, which we refer to as the “IRS Matter,” with the Internal Revenue Service (“IRS”) related to an ongoing audit of CorePoint entities in existence prior to CorePoint’s 2018 spin-off from La Quinta Holdings Inc., less (iii) the per share amount of any dividends paid to common stockholders between the date of the merger agreement and the effective time of the merger determined by CorePoint to be necessary to maintain CorePoint’s qualification for taxation as a REIT, although CorePoint does not expect any such dividends to be paid, as further discussed below (collectively, the “per share merger consideration”), for each share of CorePoint common stock that they own immediately prior to the effective time of the merger (other than any cancelled shares or converted shares or Restricted Stock (as defined below)).

IRS Closing Agreement. The payment of any such additional cash consideration, as described in clause (ii) of the immediately preceding paragraph entitled “Adjustments to Merger Consideration” above, is dependent on CorePoint entering into a definitive closing agreement with the IRS prior to the closing. The amount of such potential additional cash consideration, if any, payable to holders of CorePoint common stock is determined based on the amount, if any, by which the settlement amount with respect to the IRS Matter (including any penalties and accrued interest with respect thereto) is less than $160 million. CorePoint received a settlement offer from the IRS with respect to the IRS Matter on November 5, 2021. On the basis of such offer, CorePoint entered into a settlement agreement on Form 870-AD with the IRS on November 29, 2021 (the “November 29 Closing Agreement”), which provides for total payments by CorePoint of approximately $89.6 million plus statutory interest through the date of payment to the IRS. Pursuant to the November 29 Closing Agreement, the total payment amount for the settlement of the IRS Matter is dependent on the calculation of interest by the IRS, which includes a determination by the IRS of the applicable statutory interest rates and applicable time periods, and the date on which the settlement payment (including interest as calculated by the IRS) is made to the IRS. As a result, CorePoint cannot determine the total payment amount with specificity as of the date of this proxy statement. However, pursuant to the November 29 Closing Agreement, based on the foregoing and assuming that CorePoint makes the settlement payment to the IRS on or about the date of the effective time of the merger, CorePoint currently estimates that the amount of any such additional consideration will likely be between approximately $0.10 per share and approximately $0.35 per share, although there can be no assurance that any such additional consideration will fall within that range. Following receipt by CorePoint of the determination by the IRS of the applicable statutory interest rate and calculation by the IRS of the interest payable, CorePoint expects to inform the holders of CorePoint common stock of the expected amount of any additional consideration as determined based on such calculation by the IRS. In connection with the closing, CorePoint expects to inform the holders of CorePoint of the definitive amount of any such additional consideration. There can be no assurances that any additional consideration will be received by the holders of CorePoint common stock. CorePoint’s entry into any IRS settlement is not a condition to the closing of the merger.

Special Dividend. The potential reduction of the cash consideration by the per share amount of any dividends paid to common stockholders between the date of the merger agreement and the effective time of the merger, as described in clause (iii) of the paragraph entitled “Adjustments to Merger Consideration” above, is dependent on CorePoint determining the payment of such dividends to be necessary to maintain CorePoint’s qualification for taxation as a REIT. CorePoint does not currently expect the payment of any such dividend prior to the effective time of the merger to be necessary to maintain CorePoint’s qualification for taxation as a REIT, and as such does not currently expect any corresponding reduction of the cash consideration as a result of such dividend.

Treatment of CorePoint Equity Awards

The merger agreement provides that outstanding equity-based awards issued under CorePoint’s equity incentive plans will be treated as set forth below:

Stock Units. Immediately prior to the effective time, each outstanding share of CorePoint common stock subject to vesting restrictions (“Restricted Stock”), restricted stock unit (other than a performance-based restricted stock unit (“PSU”)) (“RSU”) or deferred stock unit granted under the CorePoint 2018 Omnibus Incentive Plan (each, a “Stock Unit”) will, automatically and without any required action on the part of the holder thereof, become immediately vested and be cancelled and the holder of such Stock Unit will be entitled to receive (without interest), at or promptly after the effective time, an amount in cash equal to (x) the total number of shares of CorePoint common stock subject to such Stock Unit immediately prior to the effective time multiplied by (y) the per share merger consideration, together with any applicable unpaid dividend equivalents provided under the terms of any applicable Stock Unit award agreement (“dividend equivalent rights”), less applicable taxes required to be withheld with respect to such payment.

PSUs. Immediately prior to the effective time, each PSU will automatically and without any required action on the part of the holder thereof, become immediately vested and be cancelled and the holder of each such PSU will be entitled to receive (without interest), at or promptly after the effective time, an amount in cash equal to (i) the number of shares of CorePoint common stock subject to such PSU immediately prior to the effective time, calculated based on the greater of (A) actual performance achieved through the effective time in accordance with the terms of such PSU, and (B) target level performance, multiplied by (ii) the per share merger consideration, together with any applicable unpaid dividend equivalent rights provided under the terms of any applicable PSU award agreement, less applicable taxes required to be withheld with respect to such payment.

Effects on CorePoint if the Merger Is Not Completed

If the merger proposal is not approved by CorePoint stockholders or if the merger is not completed for any other reason, CorePoint stockholders will not receive any payment for their shares in connection with the merger. Instead, CorePoint will remain an independent public company and shares of CorePoint common stock will continue to be listed and traded on the NYSE and registered under the Exchange Act, and we will continue to file periodic reports with the SEC. In addition, if the merger is not completed, CorePoint expects that management will operate CorePoint’s business in a manner similar to that in which it is being operated today and that CorePoint stockholders will continue to be subject to the same risks and opportunities to which they are currently subject, including, without limitation, risks related to the highly competitive industry in which CorePoint operates and adverse economic conditions. Furthermore, if the merger is not completed, and depending on the circumstances that would have caused the merger not to be completed, it is likely that the price of CorePoint’s common stock will decline significantly. If that were to occur, it is uncertain when, if ever, the price of CorePoint’s common stock would return to the price at which it trades as of the date of this proxy statement. Accordingly, if the merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of CorePoint’s common stock.

Further, if the merger agreement is terminated under certain specified circumstances, CorePoint may be required to pay Cavalier a termination fee of $29 million or Cavalier may be required to pay CorePoint a termination fee of $58 million. See “The Merger Agreement—Termination Fees” beginning on page 99 for a discussion of the circumstances under which such fee may be payable.

Background of the Merger

Since CorePoint’s 2018 spin-off from La Quinta Holdings Inc., the Board and CorePoint’s senior management have regularly reviewed and assessed CorePoint’s operations and financial performance, industry conditions and related developments as they may impact CorePoint’s long-term strategic plans and objectives. As part of this ongoing evaluation, the Board, together with CorePoint’s executive management team, has considered various potential strategic opportunities to enhance stockholder value, which have from time to time included evaluations of potential acquisitions or dispositions of properties (including the ongoing disposition of non-core assets), and other potential financial and strategic alternatives.

In furtherance of its consideration of these types of potential strategic alternatives, the Board and CorePoint’s senior management have discussed a number of such alternatives with representatives of J.P. Morgan and Hodges Ward Elliot, LLC (“HWE”) from time to time, including during periods without any formal engagements. CorePoint has sought advice from these advisors for a number of reasons that include J.P. Morgan’s and HWE’s experience and expertise as financial advisors in a wide variety of transactions and familiarity with CorePoint’s business, including, in the case of J.P. Morgan, J.P. Morgan’s work as financial advisor to La Quinta Holdings Inc. in connection with the 2018 acquisition of La Quinta Holdings Inc. by Wyndham Hotels & Resorts, Inc. (“Wyndham”) and the related spin-off of CorePoint from La Quinta Holdings Inc. In connection with the process that led to the proposed merger, CorePoint discussed strategic alternatives with representatives of J.P. Morgan and HWE throughout the course of the events in 2021 described below, and CorePoint formally entered into engagement letters with J.P. Morgan and HWE as its financial advisors effective as of July 13, 2021 in connection with a potential sale of, or other significant strategic transaction involving, CorePoint. CorePoint has also worked with Simpson Thacher & Bartlett LLP (“Simpson Thacher”) from time to time since the completion of the spin-off from La Quinta Holdings Inc. CorePoint discussed various matters and the process that led to the proposed merger with representatives of Simpson Thacher throughout the course of the events in 2021 described below.

Throughout the first half of 2021, CorePoint continued to pursue the completion of its ongoing non-core disposition program, which it had commenced in March 2019, with respect to the sale of its non-core hotel properties as identified in a strategic review of its portfolio. During this period, the Board and the Capital Committee of the Board (the “Capital Committee”), respectively, held bi-weekly regularly scheduled update calls during alternating weeks, with representatives of CorePoint management in attendance, to discuss the status of the disposition program and related matters concerning the operations and strategy of CorePoint. Also, from time to time throughout the first half of 2021, representatives of CorePoint management and the Capital Committee had a number of informal discussions with representatives of J.P. Morgan and HWE, respectively, related to the state of the lodging industry generally, certain of CorePoint’s peer companies, CorePoint’s disposition strategy and potential strategic alternatives that CorePoint might pursue.

On April 27, 2021, the Capital Committee held a telephonic update call with representatives of J.P. Morgan and representatives of CorePoint management in attendance, and a telephonic update call with representatives of HWE and representatives of CorePoint management in attendance. During such calls, members of the Capital Committee discussed with representatives of J.P. Morgan and HWE, respectively, the current state of the lodging industry generally, the Board’s belief that conditions for a sale transaction in the real estate and lodging markets were generally favorable, certain preliminary valuation and financial information concerning certain lodging companies, a review of CorePoint’s asset portfolio and current non-core disposition strategy, certain preliminary projections prepared by CorePoint management concerning CorePoint’s future operating performance and certain potential strategic alternatives that CorePoint might pursue. The potential strategic alternatives discussed during these calls included scenarios in which CorePoint would maintain its current strategy by continuing to sell non-core assets and retaining the CorePoint Core Portfolio, continuing to sell non-core assets but apply the related proceeds in an effort to grow the CorePoint Core Portfolio, potentially seeking to amend its management relationship with Wyndham, or pursuing a sale, in a portfolio or company-level transaction or in connection with a liquidation of CorePoint, of all of its properties (including the CorePoint Core Portfolio). Representatives of J.P. Morgan and HWE, respectively, discussed with the Capital Committee a number of considerations associated with the possible exploration of a change in control transaction or other strategic alternatives, which considerations included investor sentiment in light of, among other things, then-current market trends in the lodging industry and in the economy generally (including trends relating to vaccinations against COVID-19, increases in travel and overall industry demand), CorePoint’s credit profile and the financing market generally, the status and potential resolution of the IRS Matter (as defined in “The Merger Agreement—IRS Matter” beginning on page 72) and the status of, and implications regarding, the management agreements with Wyndham.

On April 30, 2021, the Board held a telephonic meeting with representatives of CorePoint management and representatives of Simpson Thacher in attendance. Representatives of CorePoint management provided the Board with an overview of CorePoint’s results of operations for the first quarter of 2021 and the status of CorePoint’s non-core asset disposition program. Members of the Capital Committee provided the Board with an overview of their recent discussions with representatives of J.P. Morgan and HWE, respectively, and members of the Board discussed with CorePoint management various considerations associated with a possible exploration of a change in control transaction or other potential strategic alternatives, including recent positive economic trends and depth of activity in the merger and acquisition market. Key considerations identified by the Board included the status of the IRS Matter and cooperation from Wyndham that would likely be necessary in connection with a potential change of control transaction, depending on the structure of any such transaction and the intended treatment in such transaction of the management relationship between CorePoint and Wyndham. Representatives of CorePoint management provided the Board with an update on the most recent discussions with the appeals team of the IRS that had occurred earlier that month in connection with the IRS Matter, including related expected timelines for various possible resolutions of the IRS Matter. Following discussion, upon consultation with the Board’s advisors, members of the Board expressed the view that it could be in the best interest of CorePoint stockholders for CorePoint to explore a potential change in control transaction in the near term in light of the then-current circumstances, including CorePoint’s scale, recent trends in the hotel industry and economic indicators, and CorePoint management’s preliminary view of CorePoint’s standalone forecasts, pending further review and confirmation of those forecasts. The Board instructed CorePoint management to review CorePoint management’s standalone forecasts.

On May 18, 2021, the Board held a telephonic meeting, with representatives of CorePoint management and representatives of Simpson Thacher in attendance. Representatives of Simpson Thacher discussed with the members of the Board a number of considerations and potential decision points in connection with a possible continued evaluation by the Board of potential strategic alternatives for CorePoint, and reminded the members of the Board of their duties under applicable law.

Over the balance of May and into June, at the instruction of the Board, representatives of CorePoint management worked with representatives of J.P. Morgan to review CorePoint management’s standalone forecasts and to discuss potential strategic alternatives for CorePoint.

On June 1, 2021, representatives of CorePoint management met in Irving, Texas, with representatives of J.P. Morgan participating telephonically, to review CorePoint management’s standalone forecasts and to discuss key assumptions underlying such forecasts, including with respect to trends in the hotel REIT industry. All members of the Board were invited to join the meeting and several members of the Board participated in person, and the Board was informed that the full Board was going to be updated on the discussions and have the opportunity to review such forecasts and discuss such assumptions at the meeting of the Board that was scheduled for June 21, 2021.

On June 21, 2021, the Board held a telephonic meeting, with representatives of CorePoint management and representatives of J.P. Morgan and Simpson Thacher in attendance. Representatives of CorePoint management presented to the Board three standalone forecasts for CorePoint, consisting of a base plan and two growth plans, all of which had been prepared by CorePoint management and reviewed on June 1, 2021 with various members of the Board and representatives of J.P. Morgan. The Board reviewed these standalone forecasts with representatives of J.P. Morgan and representatives of CorePoint management. All three forecasts assumed that CorePoint would sell all of its properties other than the CorePoint Core Portfolio, and the two growth plans also further assumed the use of debt capital following these dispositions to acquire additional core properties. Members of the Board discussed with representatives of CorePoint management the forecasts presented, including the potential value creation opportunity of each of these plans, key underlying assumptions utilized in preparing the plans and perspectives with respect to market trends. The Board also discussed potential next steps in connection with the potential evaluation of strategic alternatives, as well as the potential impact of the IRS Matter and the management relationship with Wyndham on any such strategic alternatives.

On June 24, 2021, the Board held a telephonic meeting, with representatives of CorePoint management, representatives of Simpson Thacher and CorePoint’s tax counsel in attendance. Representatives of CorePoint’s tax counsel discussed with the Board the status of the IRS Matter, as well as the potential implications of certain strategic options available to CorePoint relating to the IRS Matter, including with respect to the expected timing of a potential resolution and various outcome possibilities, the likelihood of a potential settlement, and potential impacts of such outcomes on CorePoint and its stockholders, both in connection with the operation of CorePoint on a standalone basis, as well as in connection with any potential process for the evaluation of strategic alternatives.

On July 6, 2021, the Board held a telephonic meeting, with representatives of CorePoint management and representatives of J.P. Morgan, HWE and Simpson Thacher in attendance. Representatives of J.P. Morgan and HWE, respectively, presented their respective preliminary financial analyses of CorePoint based on the forecasts prepared by CorePoint management. At the instruction of the Board, J.P. Morgan and HWE referred to the base plan prepared by CorePoint management, which constituted the CorePoint Projections (as defined in the section entitled “The Merger—Financial Projections” beginning on page 58 of this proxy statement), for purposes of their respective analyses with respect to the potential transaction, which the Board considered to be the most appropriate of the three plans prepared by CorePoint management for such purposes in light of the Board’s view of CorePoint’s business and underlying factors such as trends in the hotel REIT industry. Members of the Board discussed with representatives of J.P. Morgan and HWE, respectively, their respective preliminary analyses as well as various potential alternatives available to CorePoint after the completion of the disposition of its non-core assets, both with respect to the continued operation on a standalone basis as well as with respect to the disposition of all of the CorePoint properties (including the CorePoint Core Portfolio) in a sale, in a portfolio or company-level transaction, or in connection with a liquidation of CorePoint. Members of the Board discussed with CorePoint’s legal and financial advisors various considerations relating to a potential sale, including investor sentiment for the lodging sector, availability of debt financing for a potential acquiror, the status and likelihood of a potential resolution of the IRS Matter, and cooperation from Wyndham that would likely be necessary in connection with such a transaction. Consistent with previous discussions, members of the Board expressed the view that any potential acquiror of CorePoint would likely need to conduct extensive due diligence with respect to the IRS Matter and that it could be beneficial to CorePoint and its stockholders in connection with a potential sale process to have certainty as to the potential exposure to CorePoint resulting from the IRS Matter. Members of the Board also discussed with its legal and financial advisors risks and benefits of a broad auction process as opposed to a targeted solicitation of potential buyers, and risks and benefits of a public announcement of the exploration of strategic alternatives in connection with such a process, as well as potential timelines and work streams. Following discussion, the Board determined to further explore strategic alternatives and to publicly announce that CorePoint was engaging in such exploration of strategic alternatives. The Board also determined that in connection with this strategic review process, CorePoint’s tax advisors should explore the amount, if any, at which the IRS may be interested in making a settlement proposal to CorePoint.

Over the course of the following months, at the instruction of the Board, CorePoint’s tax advisors continued to work with the IRS appeals team in order to ascertain the amount, if any, at which the IRS would be prepared to make a settlement proposal to CorePoint.

On July 8, 2021, CorePoint submitted a request for post-appeals mediation with respect to the IRS Matter to the IRS appeals team.

On July 13, 2021, at the instruction of the Board, CorePoint publicly announced that it had decided to explore strategic alternatives to maximize stockholder value.

Also on July 13, 2021, CorePoint entered into engagement letters with J.P. Morgan and HWE.

Over the course of July and August 2021, at the instruction of the Board, CorePoint management and its advisors engaged with potential acquirors, prepared process letters, confidentiality agreements and information materials, established a virtual data room, conducted management presentations and site visits, and prepared drafts of definitive transaction documents.

During this time, representatives of J.P. Morgan and HWE reached out to, or were approached by, approximately 70 potential acquirors of CorePoint. Of those parties, approximately 52 initially requested to enter into a confidentiality agreement, and 41 parties, including Highgate Holdings, Inc. (“Highgate”) and Cerberus Capital Management (“Cerberus”), executed confidentiality agreements with CorePoint, all of which included certain standstill provisions that automatically fell away upon the announcement of the proposed merger.

On July 26, 2021, the IRS appeals team issued a letter denying CorePoint’s request for post-appeals mediation with respect to the IRS Matter.

On July 29, 2021, the Board held a telephonic meeting, with representatives of CorePoint management, representatives of Simpson Thacher and CorePoint’s tax counsel in attendance. Representatives of CorePoint’s tax counsel discussed with the Board the status of the IRS Matter, the recent denial by the IRS of CorePoint’s request for post-appeals mediation, certain potential approaches available to CorePoint and the potential implications thereof, and expectations regarding the timing of a potential resolution through litigation in tax court or through other IRS audit resolutions. Members of the Board also discussed potential impacts of various outcomes on CorePoint and its stockholders, both in connection with the operation of CorePoint on a standalone basis as well as with respect to the ongoing auction process in connection with the evaluation of strategic alternatives for CorePoint.

From time to time following the public announcement of CorePoint’s exploration of strategic alternatives, representatives of Wyndham management contacted representatives of CorePoint management to discuss the potential impact of a change of control transaction on the management relationship between Wyndham and CorePoint. Throughout this time, representatives of CorePoint management and members of the Board had a number of discussions with CorePoint’s advisors with respect to these matters and determined that it could be beneficial to CorePoint to coordinate with Wyndham on this aspect of a transaction prior to any public announcement of a definitive agreement with respect to the potential sale of CorePoint. Upon consultation with CorePoint’s advisors, CorePoint management determined that it would engage in more formal discussions with Wyndham if the sales process were to advance to a second round.

Beginning on August 2, 2021, CorePoint provided the parties that had entered into confidentiality agreements with access to CorePoint’s virtual data room and first-round due diligence information, including the CorePoint Projections (as defined in the section entitled “The Merger—Financial Projections” beginning on page 58 of this proxy statement) for fiscal year 2021, and only for fiscal year 2021. In addition, on August 10, 2021, representatives of J.P. Morgan sent to the parties that had entered into confidentiality agreements a process letter instructing such parties to submit initial indications of interests by August 31, 2021.

On August 31, 2021, nine bidders submitted first-round non-binding indications of interest. These bidders included Highgate, a consortium consisting of three parties which we hereafter refer to as Party A, and a bidder whom we hereafter refer to as Party B. At the instruction of CorePoint, J.P. Morgan and HWE had instructed the bidders not to assign a value to CorePoint’s potential liabilities arising from the IRS Matter in connection with these initial indications of interest. Cerberus did not submit a separate indication of interest, but representatives of Highgate contacted representatives of J.P. Morgan to request that Highgate be permitted to cooperate with Cerberus as an equity financing source in connection with the process going forward.

On September 1, 2021, the Capital Committee held a telephonic update call with representatives of CorePoint management and representatives of J.P. Morgan, HWE and Simpson Thacher in attendance. Representatives of J.P. Morgan provided an update to the Capital Committee regarding the status of the auction process and reviewed with the Capital Committee the first-round non-binding indications of interest received from the nine bidders. Members of the Capital Committee and representatives of CorePoint management discussed with their advisors the terms of these indications of interest. The Capital Committee also discussed the risks and benefits relating to potential resolutions of the IRS Matter prior to the completion of the process, if any, and the approach towards an engagement with Wyndham. Following discussion, the Capital Committee determined to recommend to the Board that CorePoint should proceed to the second round of the sale process.

On September 3, 2021, the Board held a telephonic meeting, with representatives of CorePoint management and representatives of J.P. Morgan, HWE and Simpson Thacher in attendance. Representatives of J.P. Morgan provided an update to the Board regarding the status of the auction process and reviewed with the Board the first-round non-binding indications of interest received from the nine bidders. Members of the Board discussed with CorePoint’s advisors and representatives of CorePoint management the terms of these indications of interest, as well as various requests from certain bidders for permission to cooperate with other counterparties, including potential equity or debt financing sources or operating partners, and the potential impact thereof on second-round indications of interests. Representatives of J.P. Morgan discussed with the Board certain considerations relating to timing and strategy for the potential second round of the process and the responses to be delivered to the various bidders. The Board considered risks and benefits of a potential sale of CorePoint as compared to risks and benefits associated with possible strategic alternatives and CorePoint’s long-term strategic plan as an independent public company. Also at this meeting, the Board discussed the status of CorePoint’s non-core asset dispositions, the likelihood of a potential resolution of the IRS Matter, and the approach towards an engagement with Wyndham. As it relates to the IRS Matter, the Board discussed with representatives of CorePoint management and its advisors the due diligence that second-round bidders would need to perform with respect to the IRS Matter in order to evaluate and attempt to quantify the expected exposure, and potential options to allocate risk relating to the IRS Matter between CorePoint and a potential acquiror or to otherwise provide certainty as to the amount of any liability relating to the IRS Matter. Following discussion, the Board instructed management and its advisors to invite the six bidders with the highest proposed valuations, including Highgate, Party A and Party B, to proceed to the second round of the process, to make available to such parties additional information in CorePoint’s virtual data room and drafts of the definitive transaction agreements. Upon consultation with its advisors, the Board determined to permit Highgate to cooperate with Cerberus as an equity financing source in connection with the process going forward. The Board also determined to engage with Wyndham with respect to the terms of any potential cooperation from Wyndham that might be beneficial to CorePoint in connection with a potential change of control transaction and determined that it could be beneficial to the auction process if the amount of any liability relating to the IRS Matter could be determined prior to the conclusion of the process, but the Board determined not to make a settlement offer to the IRS at such time.

Following the meeting, at the instruction of the Board, representatives of J.P. Morgan invited the six selected bidders, including Highgate, Party A, and Party B, to the second round of the process, and authorized Highgate to cooperate with Cerberus in connection with its potential second-round indication of interest.

After initiating the second round of the process, in September 2021, additional information was made available to the second-round bidders in CorePoint’s virtual data room, including drafts of the definitive transaction agreements, and on October 1, 2021, at the instruction of the Board, representatives of J.P. Morgan sent to the second-round bidders a process letter, requesting second-round bids be submitted by October 15, 2021, which date was subsequently extended to October 16, 2021.

On September 8, 2021, the Board held a telephonic meeting, with representatives of CorePoint management and representatives of Simpson Thacher and CorePoint’s tax counsel in attendance, at which representatives of CorePoint’s tax counsel informed the Board of the status of the IRS Matter.

On September 29, 2021, the Board held a telephonic meeting, with representatives of CorePoint management and representatives of J.P. Morgan, Simpson Thacher and CorePoint’s tax counsel in attendance. At the meeting, representatives of CorePoint management provided an update to the Board regarding the status of the auction process and the status of discussions with Wyndham, and representatives of CorePoint’s tax counsel informed the Board of the status of the IRS Matter.

Over the course of September and up until the second-round bid deadline of October 16, 2021, representatives of CorePoint management conducted various due diligence calls with second-round bidders and their respective advisors. Throughout this process, various bidders expressed the need for clarity as to the proposed treatment of the management relationship between CorePoint and Wyndham in connection with a potential transaction. During this time, at the instruction of the Board, representatives of CorePoint management discussed with representatives of Wyndham management the potential terms of the parties’ cooperation in connection with a potential change of control transaction of CorePoint. Also during this period of time, the second-round bidders and their respective advisors engaged in tax due diligence with respect to the IRS Matter, including due diligence calls with CorePoint’s tax counsel and tax advisors. CorePoint made available documentation intended to enable bidders to evaluate and attempt to quantify the potential exposure resulting from the IRS Matter, which documentation, in CorePoint’s view, supported a conclusion that, although CorePoint intended to pursue litigation with respect to the IRS Matter, it would be reasonable for a bidder to assume the exposure to CorePoint resulting from the IRS Matter was unlikely to exceed approximately $160 million.

In addition, representatives of CorePoint’s tax counsel continued to work with the IRS appeals team in an effort to explore the amount, if any, at which the IRS would be willing to make a settlement proposal with respect to the IRS Matter.

Throughout this period, the Board and the Capital Committee continued to hold bi-weekly update calls on alternating weeks, during which members of the Board and the Capital Committee discussed with representatives of CorePoint management and its advisors the status of the sales process, the IRS Matter and the discussions with Wyndham.

On October 7, 2021, representatives of counsel to Highgate/Cerberus and representatives of counsel to Party A, respectively, submitted draft markups of the definitive transaction agreements to Simpson Thacher, and representatives of counsel to Party B provided high level reactions to the draft transaction agreements to Simpson Thacher.

On October 11, 2021, following discussions with representatives of CorePoint management and members of the Board, at the instruction of CorePoint, representatives of Simpson Thacher provided feedback to counsel to Highgate/Cerberus and counsel to Party A, respectively, with respect to their proposed markups of the transaction agreements.

On October 12, 2021, representatives of CorePoint management, members of the Board and representatives of J.P. Morgan and Simpson Thacher discussed the terms of a potential non-binding letter of intent with Wyndham and its potential impact on the second-round process and the timing of second-round indications of interest, which were due later that week.

On October 14, 2021, CorePoint and affiliates of Wyndham entered into a non-binding letter of intent providing, among other things, that upon the consummation of a change of control of CorePoint, all remaining hotel management agreements would be terminated, all franchise agreements would be transferred or replaced with new La Quinta franchise agreements, Wyndham would cooperate with CorePoint in facilitating the proposed transaction and winding down the management relationship between the parties, and CorePoint would pay to Wyndham or its affiliates certain termination fees of approximately $84 million. At the instruction of CorePoint, representatives of J.P. Morgan made available to the second-round bidders a copy of the executed non-binding letter of intent prior to the submission of second-round indications of interest.

Between October 15, 2021 and October 16, 2021, each of Highgate/Cerberus, Party A and Party B submitted second-round non-binding indications of interest and draft markups of the transaction agreements, which, in the case of each of Highgate/Cerberus and Party A, reflected improvements of certain key terms in response to the feedback delivered by representatives of Simpson Thacher based on their respective initial drafts. Each of the bidders also requested to enter into a support agreement with the Blackstone parties pursuant to which the Blackstone parties would agree to vote their shares in favor of a potential transaction. Each of the other three parties that had been invited into the second round of the process informed representatives of J.P. Morgan that it did not intend to submit a second-round indication of interest. The valuations proposed by Highgate/Cerberus and Party A were each higher than the valuation proposed by Party B. The Highgate/Cerberus proposal at this time was for $14.42 per share in cash, after taking into account the adjustment for the IRS Matter. For purposes of their second round bids, taking into account the due diligence documentation made available to bidders by CorePoint as discussed above, all three parties estimated the likely exposure to CorePoint resulting from the IRS Matter at approximately $160 million. During the course of the second round due diligence, bidders were encouraged to assume the risk of any liability arising from the IRS Matter in excess of a specified amount and to provide CorePoint stockholders with the ability to receive incremental consideration if the IRS Matter was settled for an amount less than any such specified amount.

On October 17, 2021, the Board held a telephonic meeting with representatives of CorePoint management and representatives of J.P. Morgan, HWE and Simpson Thacher in attendance. Representatives of J.P. Morgan reviewed with the Board the three second-round non-binding indications of interests received, including the proposed valuations and proposed terms relating to the treatment of the IRS Matter. Representatives of CorePoint management discussed with the Board and CorePoint’s advisers that all three bidders had expressed concern with respect to the potential liability arising from the IRS Matter and had determined to price in approximately $160 million for such exposure (which included potential interest payable to the IRS) when arriving at their proposed equity valuation. Members of the Board discussed with representatives of CorePoint management and its advisors the terms of the indications of interest, potential strategy relating to responses to the three bidders, the status of discussions with the IRS appeals team with respect to the IRS Matter, the process for negotiating a definitive agreement with Wyndham, and the impact of the foregoing on the potential timing for the announcement of a transaction.

Following discussion at the October 17, 2021 meeting, the Board determined that each of Highgate/Cerberus and Party A, as the two bidders that had the highest valuation proposals and that were the furthest along in terms of being prepared to execute definitive documentation and provide committed financing, should be invited to submit improved final proposals. The Board also instructed CorePoint management and its advisors to seek to finalize a definitive agreement with Wyndham and to continue to attempt to determine the amount, if any, at which the IRS would be willing to make a settlement offer with respect to the IRS Matter. Given the Board’s desire for clarity as to the proposed approach with respect to the IRS Matter, the Board also instructed representatives of J.P. Morgan and Simpson Thacher to inform the two final bidders that the Board requested each party to submit final proposals that met certain specified criteria regarding the treatment of the IRS Matter. These requests included the absence of any closing condition relating to the IRS Matter; the absence of any downside risk to CorePoint stockholders in the event the liability relating to the IRS Matter were to exceed $160 million; and an ability for CorePoint stockholders to participate in the benefit of any settlement of the IRS Matter below the $160 million estimate that bidders had placed on such liability if such settlement were reached by or shortly following closing.

During the week of October 18, 2021, representatives of J.P. Morgan discussed with representatives of Highgate the terms of the Highgate/Cerberus indication of interest, particularly with respect to their proposed treatment of the IRS Matter. During such discussions, representatives of Highgate informed J.P. Morgan that Highgate/Cerberus insisted on a closing condition regarding a settlement of the IRS Matter and a provision allocating any liability in excess of $160 million (including interest) to CorePoint stockholders, both of which provisions were inconsistent with the terms proposed by CorePoint at the request of the Board. Also during this week, representatives of J.P. Morgan discussed with representatives of Party A the terms of Party A’s indication of interest. During such discussions, representatives of Party A substantially accepted the terms proposed by CorePoint at the request of the Board regarding the IRS Matter. Also during this week, both Highgate/Cerberus and Party A submitted to J.P. Morgan revised indications of interest, each at an increased valuation. By October 22, 2021, the Highgate/Cerberus proposal had been further increased, but the proposed consideration was subject to decrease in connection with the IRS Matter if the liability thereunder exceeded $160 million, and the proposal contained a provision that would, in the absence of a settlement of the IRS Matter, permit Highgate/Cerberus not to close the merger but instead acquire substantially all of the assets of CorePoint while CorePoint and its stockholders would retain the liability resulting from the IRS Matter. Party A had also further increased its proposal and the difference between the two bidders’ respective valuations at this time was not material, but Party A’s proposal was not subject to decrease in connection with the IRS Matter, and, as noted above, Party A had also substantially accepted the other terms proposed by CorePoint at the request of the Board regarding the IRS Matter.

On October 22, 2021, the Board held a telephonic meeting with representatives of CorePoint management and representatives of J.P. Morgan, HWE and Simpson Thacher in attendance. Members of the Board discussed with representatives of CorePoint management and its advisors the status of the final round bid process, the negotiations with Wyndham and the likelihood of obtaining a settlement offer from the IRS with respect to the IRS Matter. Representatives of Simpson Thacher reminded the members of the Board of their duties under applicable law. Representatives of J.P. Morgan informed the Board of the recent discussions with representatives of Party A and representatives of Highgate/Cerberus, respectively. In light of the more favorable terms presented by Party A with respect to conditionality and potential downside risk to CorePoint stockholders relating to the IRS Matter, the Board, upon consultation with its advisors, instructed CorePoint management and its advisors to work with Party A to finalize definitive agreements.

Over the course of the following days and throughout the week of October 25, 2021, representatives of CorePoint management and its advisors worked with representatives of Party A and its advisors to finalize definitive transaction agreements and with representatives of Wyndham to finalize a definitive agreement reflecting the October 14th letter of intent. Also during this time, Party B submitted a revised indication of interest, which reflected a valuation below the most recent indications of interest submitted by both Highgate/Cerberus and by Party A.

During the week of October 25, 2021, representatives of Simpson Thacher sent a draft support agreement to counsel to the Blackstone parties, which provided, among other things, that the Blackstone parties would agree to vote their shares in favor of a transaction.

Also during the course of the week of October 25, 2021, Highgate/Cerberus submitted to J.P. Morgan a revised proposal at a modestly increased valuation but which continued to provide that the consideration would be subject to decrease in connection with the IRS Matter if the liability thereunder exceeded $160 million, and the proposal continued to contain a provision that would, in the absence of a settlement of the IRS Matter, permit Highgate/Cerberus not to close the merger but instead acquire substantially all of the assets of CorePoint while CorePoint and its stockholders would retain the liability resulting from the IRS Matter.

On October 27, 2021, the IRS appeals team proposed to schedule a call with CorePoint’s tax counsel for November 5, 2021, relating to the possibility of a settlement proposal from the IRS regarding the IRS Matter.

On October 28, 2021, the Board held a telephonic meeting with representatives of CorePoint management and representatives of J.P. Morgan, HWE and Simpson Thacher in attendance. Representatives of J.P. Morgan reviewed again with the Board the revised indications of interest received from all three parties, including a discussion and comparison of the proposed valuations and the proposed treatment of the IRS Matter reflected in each proposal, and also the recent trading performance of CorePoint common stock. The Board considered the fact that the closing price of CorePoint common stock had increased significantly since CorePoint’s public announcement of its strategic alternatives process and that the indications of interest received from all three parties reflected a discount to the most recent closing price per share of CorePoint common stock, but the Board noted that the indications of interest from Highgate/Cerberus and Party A both reflected a premium in excess of 30% to CorePoint’s closing stock price on July 13, 2021, the last trading day prior to CorePoint’s public announcement of its strategic alternatives process. The most recent proposal from Highgate/Cerberus reflected a valuation that was modestly higher than the proposal from Party A. However, the Highgate/Cerberus proposal remained subject to a closing condition with respect to an IRS settlement and provided for economic downside risk to CorePoint stockholders relating to the IRS Matter, neither of which terms were reflected in Party A’s proposal. Members of the Board discussed with representatives of CorePoint management and its advisors the indications of interest received, the status of the negotiation of definitive documents with Party A, which were nearly finalized, and the prospect of potentially obtaining a settlement offer from the IRS with respect to the IRS Matter during the upcoming November 5, 2021 call with the IRS appeals team. The Board determined to continue working with Party A in an effort to finalize mutually agreeable definitive documentation but not to enter into a definitive agreement with Party A prior to receiving an update from CorePoint’s tax counsel immediately following the November 5, 2021 call with the IRS appeals team.

At the instruction of the Board, representatives of J.P. Morgan informed representatives of Party A of the Board’s determination and the expected timing for the potential announcement of a transaction. Over the course of the following days, representatives of CorePoint’s advisors and representatives of Party A’s advisers continued to work toward finalization of definitive transaction agreements.

There was no substantive communication between representatives of CorePoint and representatives of Highgate/Cerberus following the October 28, 2021 Board meeting until representatives from J.P. Morgan received a revised proposal from Highgate/Cerberus close to midnight on October 31, 2021. This proposal reflected the same valuation as the most recent Highgate/Cerberus proposal submitted during the week of October 25, 2021, removed the closing condition relating to the settlement of the IRS matter, but retained provisions that provided for economic downside risk to CorePoint stockholders relating to the IRS Matter. Then, on November 1, 2021, representatives of counsel to Highgate/Cerberus submitted updated provisions to the draft transaction documents relating to the IRS Matter, which provisions continued to retain provisions that provided for economic downside risk to CorePoint stockholders relating to the IRS Matter and otherwise remained inconsistent with the terms relating to the IRS Matter previously proposed by CorePoint at the request of the Board and accepted by Party A.

On November 2, 2021, the Board held a telephonic meeting with representatives of CorePoint management and representatives of J.P. Morgan, HWE and Simpson Thacher in attendance. Representatives of J.P. Morgan reviewed with the Board the revised indication from Highgate/Cerberus, which continued to reflect a valuation that was modestly higher than Party A’s proposal. In light of the fact that the respective valuations of the two proposals were close to each other and that the terms presented by Party A continued to be more favorable with respect to conditionality and potential downside risk to CorePoint stockholders relating to the IRS Matter, the Board, upon consultation with its advisors, instructed CorePoint management and its advisors to continue to work with Party A to finalize definitive agreements. In advance of the meeting, the Board was informed about certain relationships between J.P. Morgan and its affiliates and Blackstone, Cerberus and Highgate, respectively, as described in more detail in “The Merger – Opinion of J.P. Morgan Securities LLC” on page 53.

There was no substantive communication between representatives of CorePoint and representatives of Highgate/Cerberus following the November 2, 2021 Board meeting until Highgate/Cerberus submitted a further revised proposal on November 4, 2021. This proposal reflected an increased valuation, which was higher than the proposal from Party A, and representatives of Highgate/Cerberus suggested to representatives of J.P. Morgan that Highgate/Cerberus was now willing to accept the terms relating to the IRS Matter previously proposed by CorePoint at the request of the Board, which had been accepted by Party A.

On November 4, 2021, the Board held a telephonic meeting with representatives of CorePoint management and representatives of J.P. Morgan, HWE and Simpson Thacher in attendance. Representatives of J.P. Morgan reviewed with the Board the revised indication from Highgate/Cerberus. Representatives of J.P. Morgan reviewed with the Board J.P. Morgan’s preliminary financial analysis with respect to the indications of interest from Party A and from Highgate/Cerberus. Representatives of Simpson Thacher reminded the members of the Board of their duties under applicable law. In light of the higher purchase price proposed by Highgate/Cerberus, and the willingness expressed by their representatives to accept more favorable terms with respect to conditionality and potential downside risk to CorePoint stockholders relating to the IRS Matter, the Board, upon consultation with its advisors, instructed CorePoint management and its advisors to send to Highgate/Cerberus the proposed transaction documents that reflected such terms in a form that CorePoint would be willing to execute and to request confirmation that Highgate/Cerberus was prepared to enter into definitive agreements on such terms in advance of the Board meeting that was scheduled for the afternoon of the following day. Following the meeting, in the evening of November 4, 2021, representatives of J.P. Morgan communicated these instructions to representatives of Highgate/Cerberus.

In the afternoon of November 5, 2021, CorePoint’s tax counsel conducted a call with the IRS appeals team, during which the IRS submitted a settlement offer, subsequently confirmed in writing on the same day, with respect to the IRS Matter, which would provide for total payments by CorePoint of approximately $89.6 million plus statutory interest through the date of payment. Pursuant to this settlement offer, CorePoint estimated the total payment amount under the merger agreement pursuant to the settlement would be less than $160 million, and any additional consideration payable at the closing of the merger to CorePoint stockholders would likely be approximately $0.10 per share.

Also in the afternoon of November 5, 2021, representatives of Highgate/Cerberus submitted revised transaction documents, which substantially accepted all of the terms reflected in the drafts provided by CorePoint on the previous day.

Also on November 5, 2021, CorePoint and affiliates of Wyndham entered into a definitive agreement on terms substantially consistent with the non-binding letter of intent that had been made available to bidders prior to the submission of second-round indications of interest, which definitive agreement would become effective upon announcement of a change of control transaction of CorePoint.

In the evening of November 5, 2021, the Board held a telephonic meeting with representatives of CorePoint management and representatives of J.P. Morgan, HWE and Simpson Thacher in attendance. At the meeting, representatives of CorePoint’s legal and financial advisors updated the Board with respect to the developments over the past two days and informed the Board that the most recent proposals from Highgate/Cerberus and Party A, respectively, were now on substantially the same terms and that the proposal from Highgate/Cerberus reflected a modestly higher valuation than Party A’s proposal. Representatives of CorePoint management reviewed with the Board the settlement offer from the IRS. The Board, upon consultation with its advisors, instructed CorePoint management and its advisors to communicate the IRS settlement proposal to both Party A and Highgate/Cerberus, to inform both bidders that the Board was planning to convene on the following day in order to evaluate the parties’ respective proposals, and to request each bidder to submit its best and final proposal, finalize all transaction documents and be in a position to sign a definitive agreement promptly following the meeting of the Board on November 6, 2021. Following the meeting, representatives of J.P. Morgan communicated these instructions to representatives of Highgate/Cerberus and Party A, respectively.

On November 6, 2021, both bidders submitted their respective best and final proposals. Party A submitted a revised proposal, which reflected a moderately increased valuation. However, the proposal from Highgate/Cerberus remained the highest valuation received at $15.65 per share, after taking into account the adjustment for the IRS Matter and subject to incremental consideration in the event of a settlement of the IRS Matter for less than $160 million (which valuation reflected a $1.23 per share increase from the second round bid submitted by Highgate/Cerberus) and both proposals were otherwise on substantially the same terms.

Later on November 6, 2021, the Board held a telephonic meeting with representatives of CorePoint management and representatives of J.P. Morgan, HWE and Simpson Thacher in attendance. At the meeting,

representatives of CorePoint management updated the Board on the status of the negotiations with Party A and Highgate/Cerberus, including stating that all open issues with respect to the terms of a potential transaction with either of the two parties had been resolved and definitive documentation had been finalized. The Board discussed with its legal and financial advisors that the merger consideration contemplated by the final proposal from Highgate/Cerberus was higher than the consideration contemplated by the final proposal from Party A and that both proposals were otherwise on substantially the same terms, and that both bidders stood ready in a position to enter into a transaction with CorePoint promptly following the meeting. The Board considered the risks and benefits of the proposed merger as compared to the possible strategic alternatives that the Board had considered throughout the process leading up to the announcement of the proposed merger, as well as CorePoint’s long-term strategic plan as an independent public company and the risks associated with executing such plan. The counterparty to the merger agreement with Highgate/Cerberus was Cavalier, an entity controlled by Highgate and Cerberus.

At this meeting, representatives of J.P. Morgan then reviewed with the Board J.P. Morgan’s financial analysis of the potential transaction. Following further discussion, representatives of J.P. Morgan then rendered its oral opinion to the Board to the effect that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, the per share merger consideration of $15.65 to be paid to the holders of CorePoint common stock in the merger was fair, from a financial point of view, to such holders, which was subsequently confirmed by delivery of J.P. Morgan’s written opinion to the Board. The Board considered the fact that the closing price of CorePoint common stock had increased significantly since CorePoint’s public announcement of its strategic alternatives process and that the indications of interest received from all three parties reflected a discount to the most recent closing price per share of CorePoint common stock, but the Board noted that the per share merger consideration of $15.65 to be paid to the holders of CorePoint common stock in the merger represented a premium of approximately 42% to CorePoint’s closing stock price on July 13, 2021, the last trading day prior to the CorePoint’s public announcement of its strategic alternatives process. The Board also considered that, aside from their interests as CorePoint stockholders, CorePoint’s directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of other CorePoint stockholders generally, as described in more detail in “The Merger—Interests of CorePoint’s Directors and Executive Officers in the Merger” beginning on page 61 of this proxy statement. Representatives of CorePoint management discussed with the Board and representatives of Simpson Thacher the fact that there had been no discussions during the course of the process leading up to the proposed merger between members of CorePoint management and representatives of Highgate/Cerberus or Party A or other potential acquirors regarding potential employment or compensation arrangements for members of CorePoint management following the consummation of a potential transaction with CorePoint. Representatives of Simpson Thacher then reviewed with the Board their duties under applicable law and the terms of the merger agreement. At the conclusion of the meeting, the Board met in executive session, during which Mr. Cutaia noted, as previously reported to the Board, that neither of the Blackstone parties had a need to sell its shares in the near-term, that their objective had been and continued to be for CorePoint to pursue whatever strategy the Board believed would maximize CorePoint’s value for all of CorePoint’s stockholders, and that each believed that the proposed transaction would, in fact, maximize CorePoint’s value for all of CorePoint’s stockholders. Representatives of Simpson Thacher also reviewed with the Board the relationship between Simpson Thacher and Blackstone and its affiliates.

After further discussion, the Board unanimously determined at the meeting that the merger and the transactions contemplated by the merger agreement were advisable and in the best interest of CorePoint and CorePoint stockholders, approved and adopted the merger agreement, declared advisable, approved and authorized the entry into the merger agreement, the merger, and the consummation of the other transactions contemplated by the merger agreement, resolved that the approval of the merger and the other transactions contemplated by the merger agreement be submitted for consideration by CorePoint common stockholders at a special meeting of CorePoint stockholders and resolved to recommend that CorePoint stockholders approve the merger and the transactions contemplated by the merger agreement.

In the evening of November 6, 2021, CorePoint and Cavalier executed the merger agreement and the Blackstone parties and Cavalier entered into the support agreement.

On November 7, 2021, Party B submitted a revised indication of interest, which reflected a valuation below the merger consideration and below the final proposal from Party A.

On November 8, 2021, prior to the opening of trading, CorePoint and Highgate/Cerberus issued a joint press release announcing the execution of the merger agreement.

Recommendation of the Board and Reasons for the Merger

The Board unanimously recommends that CorePoint stockholders vote “FOR” the merger proposal.

After consideration of various factors, the Board unanimously (i) determined that the merger and the transactions contemplated by the merger agreement were advisable and in the best interest of CorePoint and CorePoint stockholders, (ii) approved and adopted the merger agreement, (iii) declared advisable, approved and authorized the entry into the merger agreement, the merger, and the consummation of the other transactions contemplated by the merger agreement, (iv) resolved that the approval of the merger and the other transactions contemplated by the merger agreement be submitted for consideration by CorePoint common stockholders at a special meeting of CorePoint stockholders and (v) resolved to recommend that CorePoint stockholders approve the merger and the transactions contemplated by the merger agreement.

When you consider the Board’s recommendation, you should be aware that CorePoint’s executive officers and directors may have interests in the merger that may be different from, or in addition to, the interests of CorePoint stockholders generally. These interests are described in “The Merger—Interests of CorePoint’s Directors and Executive Officers in the Merger.”

Factors Considered Supporting Approval of the Merger.

In the course of reaching its decision, the Board consulted with members of CorePoint’s senior management and our financial and legal advisors, considered a significant amount of information and considered a number of factors that it believed supported its decision, including the following (not necessarily in order of relative importance):

The merger consideration represents a significant premium to CorePoint’s unaffected stock price. The Board considered the current and historical trading prices of our shares of common stock, and the fact that the merger consideration of $15.65 per share (not counting any contingent consideration that may be payable with respect to the IRS Matter) represents a premium of approximately 42% to CorePoint’s closing stock price on July 13, 2021, the last trading day prior to CorePoint’s public announcement of its strategic alternatives process.

Process to explore a sale of the company; Market Check. The Board considered the thorough and diligent transaction process that CorePoint undertook, with the assistance of its financial advisors at the Board’s direction, to evaluate its strategic alternatives, including a potential sale of CorePoint. In connection with CorePoint’s publicly announced strategic alternatives process, CorePoint, together with its outside advisors and representatives, contacted or was contacted by approximately 70 potential acquirors of CorePoint and executed 41 confidentiality agreements. Throughout the process, the Board was advised by experienced legal counsel and financial advisors, conducted extensive deliberations and met frequently to review potential strategic alternatives with its advisors. Of the 41 parties that executed confidentiality agreements, 9 parties submitted first-round indications of interests, 6 parties were invited into the second round of the process, 3 parties submitted second-round indications of interest, and CorePoint negotiated multiple price increases from each of those 3 parties during the final weeks of the process, as more fully described above under “The Merger—Background of the Merger” beginning on page 36. Following several weeks of arms-length negotiations, on November 6,

2021, both Cavalier and Party A submitted proposals which the Board believed, based on the nature of the negotiations, to reflect the maximum price that each of the parties was willing to pay and the terms most favorable to CorePoint and its stockholders to which each party was willing to agree, which consisted of definitive, fully negotiated and fully financed proposals in executable form. The merger consideration contemplated by the final proposal from Cavalier was higher than the consideration contemplated by the final proposal from Party A, and both proposals were otherwise on substantially the same terms. The Board believed that, in light of the strategic alternatives process we engaged in, the responses we received from participants in the process and the best and final offers received from each of Cavalier and Party A, it was unlikely that any other party would be willing to acquire CorePoint at an all-cash price in excess of the merger consideration.

Strategic alternatives to a sale of the company. The Board considered the potential values, benefits, risks and uncertainties facing CorePoint stockholders associated with possible strategic alternatives to the merger (including the potential stockholder value that could be expected to be generated from remaining an independent public company based on continuing our standalone business plan including the disposition of all of our properties other than the CorePoint Core Portfolio, or based on our growth business plans that also further assume the use of debt capital following these dispositions to acquire additional core properties, the possibility to pursue a sale, in a portfolio or company-level transaction or in connection with a liquidation of CorePoint, of all of the CorePoint Core Portfolio, the possibility of being acquired by other companies, the possibility of acquisitions or mergers with other companies and other transactions, as well as the potential benefits, risks and uncertainties associated with such alternatives), and the timing and likelihood of accomplishing such alternatives. The Board considered these alternatives as compared to the risks and benefits of the proposed merger.

Risks relating to remaining a standalone company. The Board evaluated CorePoint’s long-term strategic plan were it to remain an independent public company, as well as the significant risks associated with executing such plan. This evaluation included the Board’s review of our business, operations, assets, operating results, financial condition, prospects, business strategy, competitive position, terms of our existing management agreement, and industry, including the potential impact (which cannot be quantified numerically) of those factors on the trading price of our common stock, to assess the prospects and risks associated with remaining an independent public company. The Board believed that the certainty provided by the acquisition of CorePoint by Cavalier for the per share merger consideration of $15.65 (not counting any contingent consideration that may be payable with respect to the IRS Matter) was more favorable to CorePoint stockholders than the potential risk-weighted value of remaining an independent public company, after accounting for the risks and uncertainties associated with achieving and executing upon our business and financial plans in the short- and long-term. Such risks include:

•	business, financial and operating risks inherent to the lodging industry;

•	macroeconomic and other factors beyond our control, including the effects of the ongoing COVID-19 pandemic and the stage of the lodging industry’s current recovery from certain of such effects;

•	availability and cost of labor, supplies and other operating expenses affecting our operating margins and profitability;

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uncertainties in the current lodging market and competition from market participants that may have more favorable access to capital, and the limited opportunities to identify, finance and acquire hotel investments at a sufficient risk adjusted rate of return;

•	the impact of CorePoint’s size on our ability to compete effectively;

•	our ability to source capital at a competitive cost of capital;

•	our dependence on our third-party hotel managers and franchisors;

•	covenants in our hotel management and franchise agreements that limit or restrict the sale of our hotels;

•	expected increases in the interest rates in the current capital markets which could increase the cost of debt;

•	federal and state income tax impact from dispositions of our hotels, which could reduce capital for reinvestment, future profitability or operating cash flow;

•	uncertainty over the eventual resolution of the IRS Matter and the potential effects on future operations and availability of capital:

•	our ability to maintain profitability and generate consistent positive cash flows; and

•	other risks and uncertainties discussed in CorePoint’s public filings with the SEC. See “Where You Can Find More Information” beginning on page 116 of this proxy statement.

Cash consideration. The Board considered the fact that the merger consideration would be paid solely in cash, which, compared to non-cash consideration, provides certainty of value with respect to the merger consideration of $15.65 per share (not counting any contingent consideration that may be payable with respect to the IRS Matter) and immediate liquidity to CorePoint stockholders upon the consummation of the merger, in comparison to the risks and uncertainty that would be inherent in remaining an independent public company or engaging in a transaction in which all or a portion of the consideration is payable in stock. The Board weighed the certainty of realizing a compelling value for shares of CorePoint common stock by virtue of the merger against the uncertain prospect that the trading value for the CorePoint common stock would approach the merger consideration in the foreseeable future, as well as the risks and uncertainties associated with our business.

Potential incremental cash consideration. The Board considered the fact that the merger consideration of $15.65 per share may be increased by incremental cash consideration per share in certain circumstances if CorePoint timely resolves the IRS Matter, based on the amount, if any, by which a final settlement amount with respect to the IRS Matter (including any penalties and accrued interest with respect thereto) is less than $160 million. The Board considered the fact that CorePoint received a settlement offer from the IRS with respect to the IRS Matter on November 5, 2021, has accepted such offer and entered into a definitive agreement with respect thereto, which remains subject to the calculation by the IRS of applicable interest, which would provide for total payments by CorePoint of approximately $89.6 million plus statutory interest through the date of payment, as described in more detail in the section entitled “The Merger—Merger Consideration—What Stockholders Will Receive in the Merger” beginning on page 34, although there can be no assurances that any additional consideration will be received by the holders of CorePoint common stock.

High probability of closing. The Board considered the high probability that the merger would be completed based on, among other things, Cerberus’ proven ability to complete large acquisition transactions, Highgate’s extensive experience in the hotel industry, the fact that Cerberus Credit and the Highgate Sponsors have executed equity commitment letters pursuant to which, subject to the terms and conditions thereof, they have severally committed to provide an aggregate equity contribution of $297,456,742 in cash, in the case of Cerberus Credit, and $360,681,461 in cash, in the case of the Highgate Sponsors, for the purpose of funding a portion of the merger consideration pursuant to, and in accordance with, the merger agreement, and the payment of related fees and expenses in connection with the closing of the merger, the absence of a financing condition for the merger, and the $58 million reverse termination fee, payable to CorePoint if the merger agreement is terminated in certain circumstances, which payment is guaranteed by Cerberus Credit and the Highgate Sponsors pursuant to limited guaranties provided by each of Cerberus Credit and the Highgate Sponsors.

Favorable conditions. The Board considered its belief that conditions for a sale transaction in the real estate and lodging markets are generally favorable, with prices for certain real estate assets being at or near historical highs while interest rates are at or near historical lows, and the possibility that interest rates may rise in the future, which may result in less favorable conditions for sale transactions in the real estate markets.

Regulatory approvals. The Board considered the fact that CorePoint and Cavalier have determined that the filing of notification and report forms under the Hart-Scott-Rodino Act (the “HSR Act”) (or other antitrust laws) will not be necessary to complete the merger, and the Board considered Cavalier’s obligation under the merger agreement to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary and proper under applicable laws and regulations in a timely manner as are necessary to eliminate each impediment to the completion of the transactions contemplated by the merger agreement and obtain all approvals required under applicable antitrust laws, subject to certain limitations specified in the merger agreement.

Fairness opinion. The Board considered the financial analyses presented by representatives of J.P. Morgan at the Board’s meeting on November 6, 2021, as well as the oral opinion delivered by J.P. Morgan to the Board on November 6, 2021, which was subsequently confirmed by delivery of J.P. Morgan’s written opinion to the Board, dated November 7, 2021, to the effect that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered, and limitations on the review undertaken by J.P. Morgan in preparing its opinion, the per share merger consideration of $15.65 to be paid to CorePoint’s common stockholders in the proposed merger was fair, from a financial point of view, to such stockholders. The J.P. Morgan opinion is more fully described in “The Merger—Opinion of J.P. Morgan Securities LLC” and the full text of the written opinion of J.P. Morgan, dated November 7, 2021, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, is attached to this proxy statement as Annex B.

Merger agreement. The Board considered the terms and conditions of the merger agreement, including the structure of the transaction, the all-cash form of the merger consideration, the potential for CorePoint stockholders to receive incremental merger consideration in certain circumstances in connection with a settlement of the IRS Matter, the limited conditions to closing, and the customary nature of the representations, warranties, and the covenants and agreements of the parties. The Board further considered the course and nature of negotiations with Cavalier, which were conducted at arm’s length and during which the Board was advised by independent legal and financial advisors on a regular basis. The Board took into account the terms of the merger agreement, including:

•	the absence of any closing condition with respect to a settlement of the IRS Matter;

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CorePoint’s ability, under certain circumstances, to furnish information to and conduct negotiations with a third party, if the Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that the third party has made a competing proposal that constitutes or could reasonably be expected to lead to a Superior Proposal;

•

the right of the Board to change its recommendation that CorePoint stockholders approve the merger in connection with a Superior Proposal, subject to certain restrictions and the requirement that we pay Cavalier the applicable termination fee of $29 million if the Board makes a change in recommendation and the merger agreement is terminated as a result;

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the Board’s belief that our obligation to pay Cavalier a termination fee of $29 million if the merger agreement is terminated under certain circumstances, as well as the right of Cavalier to match any competing proposal that the Board in good faith determines constitutes a Superior Proposal, are reasonable under the circumstances and would not preclude other potential acquirers from making an alternative proposal to acquire CorePoint if they were interested in making such a proposal;

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the right of CorePoint to terminate the merger agreement if Cavalier (i) breaches any representation, warranty, covenant or agreement of the merger agreement such that certain of CorePoint’s closing conditions to consummate the merger would not be satisfied, and fails to timely cure such breach if curable, or (ii) otherwise fails to consummate the merger in breach of the merger agreement, and the obligation of Cavalier, under specified circumstances, to pay CorePoint a reverse termination fee of $58 million upon such termination; and

•	the right of CorePoint to seek an injunction, specific performance and other equitable remedies if needed in order to prevent breaches of the merger agreement by Cavalier.

Cooperation from Wyndham. The Board considered the fact that, pursuant to an agreement entered into between CorePoint and affiliates of Wyndham in connection with the execution of the merger agreement,

Wyndham has agreed to cooperate with CorePoint in facilitating the proposed merger and winding down the management relationship between CorePoint and Wyndham.

Board’s independence and comprehensive review process. The Board considered the fact that the Board consisted of a majority of independent directors who unanimously approved the transaction following extensive discussions with CorePoint’s management team, representatives of its financial advisors and outside legal counsel, and also took into consideration the financial expertise and industry experience held by a number of directors.

Stockholders’ ability to reject the merger. The Board considered the fact that the merger is subject to approval by the holders of a majority of CorePoint common stock, and that stockholders would be able to reject the merger.

Other Factors Considered by the Board.

In the course of reaching its decision, the Board also considered and balanced against the potential benefits of the merger a number of potentially adverse factors concerning the merger, including the following:

IRS Matter; incremental consideration. The Board considered the fact that there can be no assurances that the IRS Matter will be settled in a timely manner or that any additional consideration with respect to the IRS Matter will be received by the holders of CorePoint common stock.

No further stockholder participation in future gains. The Board considered the fact that CorePoint would no longer exist as an independent public company following the merger, and that CorePoint stockholders would forgo any future increase in CorePoint’s value following the merger that might result from our earnings or possible growth as an independent company. Although the Board was optimistic about CorePoint’s prospects on a standalone basis and our strategic plan, the Board concluded that there were a number of significant risks associated with remaining an independent company (including as described in more detail above) that in many cases were difficult to quantify and that the merger consideration constituted fair compensation for the loss of the potential stockholder benefits that could reasonably be expected to be realized by execution of our strategic plan, particularly on a risk-adjusted basis.

The merger consideration represents a discount to CorePoint’s stock price prior to the announcement of the merger. The Board considered the fact that the merger consideration of $15.65 per share (not counting any contingent consideration that may be payable with respect to the IRS Matter) represents a 11.9% discount to the closing price of $17.76 per share of CorePoint common stock on November 5, 2021, the last trading day prior to the public announcement of the proposed merger. However, the Board also considered that the merger consideration of $15.65 per share (not counting any contingent consideration that may be payable with respect to the IRS Matter) represents a premium of approximately 42% to CorePoint’s closing stock price on July 13, 2021, the last trading day prior to the CorePoint’s public announcement of its strategic alternatives process.

Payments to Wyndham. The Board considered the fact that, pursuant to an agreement entered into between CorePoint and affiliates of Wyndham in connection with the execution of the merger agreement, on the terms and subject to the conditions of such agreement, in connection with the announcement and consummation of the proposed merger, CorePoint will be obligated to pay to Wyndham or its affiliates certain termination fees of approximately $84 million in connection with Wyndham’s cooperation in facilitating the proposed transaction and winding down the management relationship between CorePoint and Wyndham.

Risks associated with announcement and pendency of the merger. The Board considered the risk that the announcement and pendency of the merger may cause substantial harm to our business relationships or relationships with our employees, or may divert management and employee attention away from the day-to-day operation of our business. The Board also considered our ability to attract and retain key personnel while the proposed transaction is pending and the potential adverse effects on our financial results as a result of that disruption, as well as the possibility of any suit, action or proceeding in respect of the merger agreement or the transactions contemplated thereby.

Risks associated with a failure to consummate the merger. The Board considered the fact that there can be no assurance that all conditions to the parties’ obligations to consummate the merger will be satisfied, and as a result there can be no assurance that the merger will be completed, even if the merger is approved by CorePoint stockholders. The Board noted the fact that, if the merger is not completed, (i) CorePoint will have incurred significant risk, transaction expenses and opportunity costs, including the possibility of disruption to our operations, diversion of management and employee attention, employee attrition and a potentially negative effect on our business relationships, (ii) depending on the circumstances that caused the merger not to be completed, the price of CorePoint common stock could decline, potentially significantly, and (iii) the market’s perception of CorePoint’s prospects could be adversely affected.

Restrictions on the operation of our business. The Board considered the restrictions on the conduct of our business prior to the completion of the merger, which could delay or prevent CorePoint from realizing certain business opportunities or taking certain actions with respect to our operations that we might otherwise take absent the pending merger.

Ability to respond to unsolicited acquisition proposals. The Board considered the fact that the merger agreement precludes us from actively soliciting alternative proposals. The Board also considered, but did not consider preclusive, the fact that the right afforded to Cavalier under the merger agreement to re-negotiate the terms of the merger agreement in response to a Superior Proposal may discourage other parties that might otherwise have an interest in a business combination with, or an acquisition of, CorePoint. The Board further considered the possibility that the termination fee payable to Cavalier if the merger agreement is terminated under certain circumstances might have the effect of discouraging alternative acquisition proposals or reducing the price of such proposals. However, the Board also considered that the structure of the transaction as a merger would result in detailed public disclosure and substantial time prior to the consummation of the merger during which an unsolicited Superior Proposal could be submitted. In addition, the Board considered the specific provisions of the merger agreement, which, subject to the terms and conditions thereof, permit CorePoint to furnish information to and conduct negotiations with third parties that make unsolicited acquisition proposals, and permit the Board to change its recommendation to CorePoint stockholders regarding the merger agreement and to terminate the merger agreement in order to enter into a definitive agreement with respect to a Superior Proposal, subject to payment of a termination fee to Cavalier. The Board further considered its belief that the $29 million termination fee payable by CorePoint (i) is reasonable in light of the overall terms of the merger agreement and the benefits of the merger, (ii) was comparable to termination fees in transactions of a similar size, and (iii) would not preclude another party from making a competing proposal.

Tax treatment. The Board considered the fact that an all cash transaction would be taxable to CorePoint stockholders that are U.S. holders for U.S. federal income tax purposes.

No appraisal or dissenters’ rights. The Board considered the fact that, under Maryland law, our stockholders are not entitled to appraisal rights, dissenters’ rights or similar rights of an objecting stockholder in connection with the merger.

Reverse termination fee. The Board considered the fact that, if it believed Cavalier breached the merger agreement and CorePoint was unable to obtain specific performance to compel Cavalier to perform its obligations under the merger agreement, then CorePoint’s only remedy is the right, in certain circumstances, to terminate the merger agreement and receive a reverse termination fee of $58 million from Cavalier.

Transaction costs. The Board considered the fact that CorePoint has incurred and will continue to incur significant transaction costs and expenses in connection with the merger, regardless of whether the merger is consummated.

Potential differing interests of directors and officers. The Board considered that, aside from their interests as CorePoint stockholders, CorePoint’s directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of other CorePoint stockholders generally. See “The Merger—Interests of CorePoint’s Directors and Executive Officers in the Merger” beginning on page 61 of this proxy statement.

Regulatory risk. While the Board considered the fact that CorePoint and Cavalier have determined that the filing of notification and report forms under the HSR Act (or other antitrust laws) will not be necessary to complete the merger, the Board also considered that, at any time before or after the merger, the Antitrust Division of the U.S. Department of Justice, the U.S. Federal Trade Commission, a state attorney general or a foreign competition authority could take action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the merger or seeking divestiture of assets of CorePoint, Cavalier or their respective affiliates, and private parties may also bring legal actions under the antitrust laws under certain circumstances, and the Board considered the risk that necessary regulatory approvals may be delayed, conditioned or denied, and the risk that the applicable governmental agencies may seek to impose unfavorable terms or conditions, or otherwise fail to grant, such approvals.

Other risks. The Board considered the types and nature of the risks and uncertainties set forth in CorePoint’s Annual Report on Form 10-K for fiscal year ended December 31, 2020 and the subsequent quarterly reports on Form 10-Q for the quarters ended March 31, 2021, June 30, 2021 and September 30, 2021 and current reports on Form 8-K under Item 1A “Risk Factors”.

While the Board considered potentially positive and potentially negative factors, the Board concluded that, overall, the potentially positive factors outweighed the potentially negative factors. Accordingly, the Board unanimously determined that the merger agreement and the merger are advisable and fair to, and in the best interest of, CorePoint and its stockholders.

The foregoing discussion is not intended to be an exhaustive list of the information and factors considered by the Board in its consideration of the merger, but it includes the material positive factors and material negative factors considered by the Board in that regard. In view of the number and variety of factors and the amount of information considered, the Board did not find it practicable to, and did not make specific assessments of, quantify, or otherwise assign relative weights to, the specific factors considered in reaching its determination. In addition, individual members of the Board may have given different weights to different factors. Based on the totality of the information presented, the Board collectively reached the decision to approve and declare advisable the merger agreement and the merger in light of the factors described above and other factors that the members of the Board felt were appropriate.

Portions of this explanation of CorePoint’s reasons for the merger and other information presented in this section are forward-looking in nature and, therefore, should be read in light of the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

Opinion of J.P. Morgan Securities LLC

Pursuant to an engagement letter, CorePoint retained J.P. Morgan as its financial advisor in connection with the proposed merger.

At the meeting of the Board on November 6, 2021, J.P. Morgan rendered its oral opinion to the Board that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, the per share merger consideration of $15.65 to be paid to the holders of CorePoint common stock in the merger was fair, from a financial point of view, to such holders. J.P. Morgan has confirmed its November 6, 2021 oral opinion by delivering its written opinion to the Board, dated November 7, 2021, that, as of such date, the per share merger consideration of $15.65 to be paid to CorePoint’s common stockholders in the proposed merger was fair, from a financial point of view, to such stockholders.

The full text of the written opinion of J.P. Morgan dated November 7, 2021, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, is attached as Annex B to this proxy statement and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. The holders of CorePoint common stock are urged to read the opinion in its entirety. J.P. Morgan’s opinion was addressed to the Board (in its capacity as such) in connection with and for the purposes of its evaluation of the merger, was directed only to the per share merger consideration of $15.65 to be paid in the merger and did not address any other aspect of the merger. J.P. Morgan expressed no opinion as to the fairness of the consideration to be paid in connection with the merger to the holders of any other class of securities, creditors or other constituencies of CorePoint or as to the underlying decision by CorePoint to engage in the merger. The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan. The opinion does not constitute a recommendation to any stockholder of CorePoint as to how such stockholder should vote with respect to the merger or any other matter.

In arriving at its opinion, J.P. Morgan, among other things:

•	reviewed the merger agreement;

•	reviewed certain publicly available business and financial information concerning CorePoint and the industries in which it operates;

•

compared the financial and operating performance of CorePoint with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of CorePoint common stock and certain publicly traded securities of such other companies;

•	reviewed certain internal financial analyses and forecasts prepared by the management of CorePoint relating to its business; and

•	performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.

In addition, J.P. Morgan held discussions with certain members of the management of CorePoint with respect to certain aspects of the merger, and the past and current business operations of CorePoint, the financial condition and future prospects and operations of CorePoint, and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.

In giving its opinion, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by CorePoint or otherwise reviewed by or for J.P. Morgan. J.P. Morgan did not independently verify any such information or its accuracy or completeness and, pursuant to its engagement letter with CorePoint, J.P. Morgan did not assume any obligation to undertake any such independent verification. J.P. Morgan did not conduct and was not provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of CorePoint or Cavalier under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to J.P. Morgan or derived therefrom, J.P. Morgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of CorePoint to which such analyses or forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts or the assumptions on which they were based. J.P. Morgan also assumed that the merger and the other transactions contemplated by the merger agreement will be consummated as described in the merger agreement. J.P. Morgan has assumed that the representations and warranties made by CorePoint, Cavalier and Merger Sub in the merger agreement and the related agreements are and will be true and correct in all respects material to its analysis. At the direction of the management of CorePoint for purposes of its opinion, J.P. Morgan assumed that no amounts will be paid as the IRS Matter Incremental Per Share Merger Consideration (as defined in the section entitled “The Merger Agreement—IRS Matter” beginning on page 92). J.P. Morgan is not a legal, regulatory or tax expert and relied on the assessments made by advisors to CorePoint with respect to such issues. J.P. Morgan has further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on CorePoint or on the contemplated benefits of the merger.

The CorePoint Projections (as defined in the section entitled “The Merger—Financial Projections” beginning on page 58) furnished to J.P. Morgan were prepared by CorePoint’s management, as discussed more fully under the section entitled “The Merger—Financial Projections” beginning on page 58 of this proxy statement. CorePoint does not publicly disclose internal management projections of the type provided to J.P. Morgan in connection with J.P. Morgan’s analysis of the proposed merger, and such projections were not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of CorePoint’s management, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such projections. For more information regarding the use of projections and other forward-looking statements, please refer to the section entitled “The Merger—Financial Projections” beginning on page 58 of this proxy statement.

J.P. Morgan’s opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of such opinion. J.P. Morgan’s opinion noted that subsequent developments may affect such opinion and that J.P. Morgan does not have any obligation to update, revise, or reaffirm such opinion. J.P. Morgan’s opinion is limited to the fairness, from a financial point of view, of the per share merger consideration of $15.65 to be paid to holders of CorePoint common stock in the merger and J.P. Morgan expressed no opinion as to the fairness of any consideration paid in connection with the merger to the holders of any other class of securities, creditors or other constituencies of CorePoint or as to the underlying decision by CorePoint to engage in the merger. Furthermore, J.P. Morgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the merger, or any class of such persons relative to the per share merger consideration of $15.65 to be paid to the holders of CorePoint common stock in the merger or with respect to the fairness of any such compensation.

The terms of the merger agreement, including the per share merger consideration of $15.65 to be paid to the holders of CorePoint common stock, were determined through arm’s length negotiations between CorePoint and Cavalier, and the decision to enter into the merger agreement was solely that of the Board. J.P. Morgan’s opinion and financial analyses were only one of the many factors considered by the Board in its evaluation of the proposed merger and should not be viewed as determinative of the views of the Board or management with respect to the merger or the consideration, including the per share merger consideration of $15.65 to be paid to the holders of CorePoint common stock.

In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methodologies in rendering its opinion to the Board on November 6, 2021 and in the financial analyses presented to the Board on such date in connection with the rendering of such opinion. The following is a summary of the material financial analyses utilized by J.P. Morgan in connection with rendering its opinion to the Board and does not purport to be a complete description of the analyses or data presented by J.P. Morgan. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by J.P. Morgan, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of J.P. Morgan’s analyses.

Public Trading Multiples Using publicly available information, J.P. Morgan compared selected financial data of CorePoint with similar data for selected publicly traded companies engaged in businesses which J.P.

Morgan judged to be sufficiently analogous to those engaged in by CorePoint. The companies selected by J.P. Morgan were as follows:

•	Apple Hospitality REIT, Inc.

•	Summit Hotel Properties, Inc.

•	Chatham Lodging Trust

•	CorePoint Lodging Inc.

These companies were selected, among other reasons, because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, were considered in its judgment sufficiently similar in certain respects to those of CorePoint based on business sector participation, operational characteristics and financial metrics. However, none of the selected companies reviewed is identical or directly comparable to CorePoint and certain of these companies may have characteristics that are materially different from those of CorePoint. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies differently than they would affect CorePoint.

Using publicly available information, J.P. Morgan calculated, for each selected company the ratios of (a) the company’s enterprise value to the company’s earnings before interest, taxes, depreciation and amortization (“Corporate adjusted cash EBITDA”) for the year ended December 31, 2019 (the “EV/2019 Corporate adjusted cash EBITDA”), based on publicly available information, and (b) the company’s enterprise value to the consensus equity research analyst estimates for the company’s Corporate adjusted cash EBITDA for the year ending December 31, 2022 (the “EV/2022E Corporate adjusted cash EBITDA”). Based on the results of this analysis and other factors J.P. Morgan considered appropriate, J.P. Morgan selected multiple reference ranges of 10.0x – 12.5x for EV/2019 Corporate adjusted cash EBITDA and 13.5x – 14.5x for EV/2022E Corporate adjusted cash EBITDA. After applying such ranges to the CorePoint Core Portfolio’s (as defined in the section entitled “The Merger—Financial Projections” beginning on page 58) Corporate adjusted cash EBITDA for CorePoint for the year ended December 31, 2019, as provided by CorePoint’s management, and the projected CorePoint Core Portfolio’s Corporate adjusted cash EBITDA for CorePoint for the year ending December 31, 2022, respectively, the analysis indicated the following ranges of implied per share equity value (rounded to the nearest $0.25) for CorePoint common stock:

	Implied Per Share Equity Value
	Low	High
CorePoint EV/2019 Corporate adjusted cash EBITDA	$11.00	$14.50
CorePoint EV/2022E Corporate adjusted cash EBITDA	$14.00	$15.25

The ranges of implied per share equity value for CorePoint common stock were compared to (i) the unaffected closing price of CorePoint common stock of $11.04 as of July 13, 2021, (ii) the closing price of CorePoint common stock of $17.76 as of November 5, 2021, and (iii) the implied per share merger consideration of $15.65 for CorePoint common stock.

Discounted Cash Flow Analysis J.P. Morgan conducted a discounted cash flow analysis for the purpose of determining an implied fully diluted equity value per share for CorePoint common stock. J.P. Morgan calculated the unlevered free cash flows that CorePoint’s Core Portfolio is expected to generate during fiscal years 2021E through 2025E based upon the CorePoint Projections prepared by CorePoint management (as set forth in the section entitled “The Merger—Financial Projections” beginning on page 58, which were discussed with, and approved by, the Board for use by J.P. Morgan in connection with its financial analyses). J.P. Morgan also calculated a range of terminal values for CorePoint at the end of this period by applying perpetual growth rates ranging from 2.0% to 3.0%, based on guidance provided by CorePoint’s management, to estimates of the unlevered terminal free cash flows for the CorePoint Core Portfolio at the end of fiscal-year 2025E, as provided in the CorePoint Projections. J.P. Morgan then discounted the unlevered free cash flow estimates and the range of terminal values to present value as of September 30, 2021 using discount rates ranging from 9.50% to 10.50% for CorePoint, which range was chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of CorePoint. The present value of the unlevered free cash flow estimates and the range of terminal values were then adjusted by subtracting net debt and other adjustments for CorePoint as of September 30, 2021.

Based on the foregoing, this analysis indicated a range of implied per share equity value (rounded to the nearest $0.25) for CorePoint common stock of $6.75 to $10.00, which was compared to (i) the unaffected closing price of CorePoint common stock of $11.04 as of July 13, 2021, (ii) the closing price of CorePoint common stock of $17.76 as of November 5, 2021 and (iii) the implied per share merger consideration of $15.65 for CorePoint common stock.

Miscellaneous

The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above were merely utilized to create points of reference for analytical purposes and should not be taken to be the view of J.P. Morgan with respect to the actual value of CorePoint. The order of analyses described does not represent the relative importance or weight given to those analyses by J.P. Morgan. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion.

Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be acquired or sold. None of the selected companies reviewed as described in the above summary is identical to CorePoint. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of CorePoint. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to CorePoint.

As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. J.P. Morgan was selected to advise CorePoint with respect to the merger and deliver an opinion to the Board with respect to the merger on the basis of, among other things, such experience and its qualifications and reputation in connection with such matters and its familiarity with CorePoint and the industries in which it operates.

For financial advisory services rendered in connection with the merger, CorePoint has agreed to pay J.P. Morgan an estimated fee of $23.6 million, $3.0 million of which became payable to J.P. Morgan at the time J.P. Morgan delivered its opinion and the remainder of which is contingent and payable upon the consummation of the merger. In addition, CorePoint has agreed to reimburse J.P. Morgan for its reasonable and documented costs and expenses incurred in connection with its services, including the reasonable fees and expenses of counsel, and will indemnify J.P. Morgan against certain liabilities arising out of J.P. Morgan’s engagement. During the two years preceding the date of J.P. Morgan’s opinion, J.P. Morgan and its affiliates have had commercial or investment banking relationships with CorePoint, for which J.P. Morgan and such affiliates have received customary compensation. Such services during such period have included acting as sole bookrunner to CorePoint’s syndicated credit facility in March 2021. In addition, J.P. Morgan’s commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of CorePoint, for which it receives customary compensation or other financial benefits. During the two years preceding the date of J.P. Morgan’s opinion, J.P. Morgan and its affiliates have had commercial or investment banking relationships with The Blackstone Group LP (“Blackstone”), CorePoint’s approximately 30% stockholder, for which J.P. Morgan and such affiliates have received customary compensation. Such services during such period have included acting as joint lead bookrunning manager on an offering of Blackstone debt securities in July 2021. In addition, during the two years preceding the date of J.P. Morgan’s opinion, J.P. Morgan and its affiliates have had commercial or investment banking relationships with Blackstone portfolio companies for which J.P. Morgan and such affiliates have received customary compensation. Such services during such period have included providing debt syndication, equity underwriting, debt underwriting and financial advisory services to Blackstone portfolio companies. J.P. Morgan’s commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of Blackstone for which it receives customary compensation or other financial benefits. During the two years preceding the date of J.P. Morgan’s opinion, neither J.P. Morgan nor its affiliates have had any other material financial advisory or other material commercial or investment banking relationships with Cavalier. During the two years preceding the date of J.P. Morgan’s opinion, J.P. Morgan and its affiliates have had commercial or investment banking relationships with portfolio companies of Cerberus Capital Management (“Cerberus”), an affiliate of Cavalier, for which J.P. Morgan and such affiliates have received customary compensation. Such services during such period have included providing equity underwriting and debt underwriting services to Cerberus portfolio companies. During the two years preceding the date of J.P. Morgan’s opinion, neither J.P. Morgan nor its affiliates have had any other material financial advisory or other material commercial or investment banking relationships with Highgate Holdings (“Highgate”), an affiliate of Cavalier. During the two years preceding the date of J.P. Morgan’s opinion, the aggregate fees recognized by J.P. Morgan from CorePoint were approximately $0.6 million, from Blackstone and certain of Blackstone’s portfolio companies were approximately $210 million and from certain of Cerberus’s portfolio companies was approximately $62 million. In addition, J.P. Morgan and its affiliates hold, on a proprietary basis, less than 2% of the outstanding common stock of CorePoint and less than 1% of the outstanding common stock of Cavalier, Cerberus, Highgate and Blackstone. In the ordinary course of their businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of CorePoint, Blackstone, Cerberus, Highgate or Cavalier for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities or other financial instruments.

Financial Projections

CorePoint does not as a matter of course make public projections as to future sales, earnings, or other results, and forecasts for extended periods of time are of particular concern to CorePoint due to the unpredictability of the underlying assumptions and estimates. However, in connection with the discussions regarding the proposed merger, CorePoint management prepared certain unaudited prospective financial information for fiscal years 2021 through 2025 (the “CorePoint Projections”) with respect to the 105 hotels which CorePoint previously identified as constituting its core hotels (the “CorePoint Core Portfolio”). The CorePoint Projections were prepared treating CorePoint on a stand-alone basis, without giving effect to the merger including the impact of negotiating or executing merger, the expenses that may be incurred in connection with consummating the merger, the potential synergies that may be achieved as a result of the merger, the effect of any business or strategic decision or action that has been or will be taken as a result of the merger agreement with Cavalier having been executed, or the effect of any business or strategic decisions or actions which would likely have been taken if the merger agreement with Cavalier had not been executed but which were instead altered, accelerated, postponed or not taken in anticipation of the merger. CorePoint management provided the CorePoint Projections to the Board for review in connection with the Board’s evaluation of the proposed merger, and to J.P. Morgan, our financial advisor in connection with the proposed merger. CorePoint management also provided the CorePoint Projections for fiscal year 2021, and only for fiscal year 2021, to Cavalier.

The accompanying CorePoint Projections were not prepared with a view toward public disclosure or with a view toward compliance with the published guidelines established by the SEC or the American Institute of Certified Public Accountants for preparation or presentation of prospective financial information, or generally accepted accounting principles, which is referred to as GAAP, but, in the view of CorePoint’s management, were prepared on a reasonable basis, reflected the best available estimates and judgments at the time of preparation, and presented as of the time of preparation, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance of CorePoint on a stand-alone basis as described above and subject to the assumptions and limitations described in this section. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement are cautioned not to place undue reliance on the CorePoint Projections. Although CorePoint’s management believes there is a reasonable basis for the CorePoint Projections, CorePoint cautions stockholders that future results could be materially different from the CorePoint Projections. This summary of the CorePoint Projections is not being included in this proxy statement to influence your decision whether to vote for the merger agreement proposal, but because these CorePoint Projections were provided to the Board, shared between CorePoint and Cavalier and provided to CorePoint’s financial advisor for purposes of considering and evaluating the merger and the merger agreement. CorePoint’s independent registered public accounting firm has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the CorePoint Projections and, accordingly, does not express an opinion or any other form of assurance with respect thereto.

The CorePoint Projections are subject to estimates and assumptions in many respects and, as a result, subject to interpretation. While presented with numerical specificity, the CorePoint Projections are based upon a variety of estimates and assumptions that are inherently uncertain, though considered reasonable by CorePoint’s management as of the date of their preparation. These estimates and assumptions may prove to be inaccurate for any number of reasons, including general economic conditions, competition, and the risks discussed in this proxy statement under the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 26 of this proxy statement. See also “Where You Can Find More Information” beginning on this proxy statement. The CorePoint Projections also reflect assumptions as to certain business decisions that are subject to change. Because the CorePoint Projections were developed for CorePoint on a stand-alone basis without giving effect to the merger, they do not reflect any dispositions of properties that may be consummated in connection with the merger, any synergies that may be realized as a result of the merger or any changes to CorePoint’s operations or strategy that may be implemented after completion of the merger. There can be no assurance that the CorePoint Projections will be realized, and actual results may differ materially from those shown. Generally, the further out the period to which the CorePoint Projections relate, the less predictable and more unreliable the information becomes.

The CorePoint Projections contain certain non-GAAP financial measures that CorePoint believes are helpful in understanding its past financial performance and future results. CorePoint management regularly uses a variety of financial measures that are not prepared in accordance with GAAP, including Hotel Adjusted EBITDAre, Adjusted EBITDAre and Unlevered Free Cash Flows for forecasting, budgeting, cash management and measuring operating performance. The non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures. While CorePoint believes that these non-GAAP financial measures provide meaningful information to help investors understand CorePoint’s operating results and to analyze CorePoint’s financial and business trends on a period-to-period basis, there are limitations associated with the use of these non-GAAP financial measures. These non-GAAP financial measures are not prepared in accordance with GAAP, are not reported by all of CorePoint’s competitors and may not be directly comparable to similarly titled measures of CorePoint’s competitors due to potential differences in the exact method of calculation.

CorePoint has not provided reconciliations of the non-GAAP financial measures included in these projections to the comparable GAAP measure due to no reasonably accessible or reliable comparable GAAP measures for these measures and the inherent difficulty in forecasting and quantifying the measures that are necessary for such reconciliation.

None of CorePoint or any of its affiliates, advisors, officers, directors or other representatives can provide any assurance that actual results will not differ from the CorePoint Projections, and none of them undertakes any obligation to update, or otherwise revise or reconcile, the CorePoint Projections to reflect circumstances existing after the date the CorePoint Projections were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the CorePoint Projections, as applicable, are shown to be in error. Except as required by applicable securities laws, CorePoint does not intend to make publicly available any update or other revision to the CorePoint Projections, even in the event that any or all assumptions are shown to be in error. CorePoint has made publicly available its actual results of operations for the year ended December 31, 2020 on CorePoint’s Annual Report on Form 10-K and for the quarterly period ended September 30, 2021 on CorePoint’s Quarterly Report on Form 10-Q. None of CorePoint or its affiliates, advisors, officers, directors or other representatives has made or makes any representation to any CorePoint stockholder or other person regarding CorePoint’s ultimate performance compared to the information contained in the CorePoint Projections or that forecasted results will be achieved. CorePoint has made no representation to Cavalier, in the merger agreement or otherwise, concerning the CorePoint Projections.

Summary of the CorePoint Projections

The following table presents certain unaudited prospective financial information of CorePoint with respect to the CorePoint Core Portfolio prepared by CorePoint management for fiscal years 2021 through 2025, and approved for J.P. Morgan’s use by CorePoint management.

	Three Months Ended December 31,	Fiscal Year Ended December 31,
	2021E	2022E	2023E	2024E	2025E
Total Revenue	$78	$380	$411	$427	$445
Hotel Adjusted EBITDAre[1]	$15	$95	$107	$116	$126
Adjusted EBITDAre[2]	$11	$79	$90	$99	$109
Unlevered Free Cash Flows[3]	$2	$19	$28	$35	$44

(1)

Hotel Adjusted EBITDAre is a non-GAAP financial measure calculated by subtracting recurring property-level expenses from total revenue. Hotel Adjusted EBITDAre does not reflect (i) corporate level-expenses (ii) interest expense, (iii) income tax expenses, (iv) depreciation and amortization, (v) the effect of impairment losses, (vi) net gain or loss on sale of assets and (vii) other items not indicative of ongoing operating performance.

(2)

Adjusted EBITDAre is a non-GAAP financial measure calculated by subtracting recurring corporate-level expenses from Hotel Adjusted EBITDAre. Adjusted EBITDAre does not reflect (i) charges related to equity-based compensation, (ii) transaction expenses, (iii) severance and (iv) other items not indicative of ongoing operating performance.

(3)

Unlevered Free Cash Flow is a non-GAAP financial measure calculated by subtracting from Adjusted EBITDAre, equity-based compensation expense and capital expenditure allowances. Unlevered Free Cash Flow estimates were used by J.P. Morgan in connection with its financial analysis for purposes of rending its fairness opinion to the Board.

Interests of CorePoint’s Directors and Executive Officers in the Merger

You should be aware that CorePoint’s executive officers and directors, and in each case including organizations of which such person is an officer or partner, have interests in the merger that may be different from, or in addition to, the interests of CorePoint’s stockholders generally. The Board was aware of these interests and considered them, among other matters, in approving the merger agreement. These interests are described below. For purposes of the discussion below, CorePoint’s executive officers are President and Chief Executive Officer, Keith A. Cline; Executive Vice President and Chief Financial Officer, Daniel E. Swanstrom II; and Executive Vice President, Secretary and General Counsel, Mark M. Chloupek (together with Messrs. Cline and Swanstrom, the “named executive officers” or “NEOs”). CorePoint does not currently have any other executive officers other than the NEOs.

These material interests are summarized below:

•

CorePoint’s directors and executive officers are entitled to continued indemnification and insurance coverage under indemnification agreements, directors’ and officers’ insurance policies and the merger agreement.

•	Certain of CorePoint’s executive officers may receive change in control severance compensation and benefits under CorePoint’s Executive Severance Plan (as described below).

•

The merger agreement provides for the payment of a pro-rated portion of annual bonuses for fiscal year 2022 (with performance deemed achieved at target) for all employees eligible for an annual bonus (including the named executive officers) if closing does not occur by January 1, 2022.

•

The merger agreement provides for accelerated vesting and the cash-out of all CorePoint equity-based awards including Restricted Stock, RSUs, PSUs, deferred stock units, and dividend equivalent rights associated with such awards for all employees holding such awards (including the named executive officers).

Arrangements with Cavalier

Any CorePoint executive officers and directors who become officers, directors or employees or who otherwise are retained to provide services to Cavalier or the surviving entity following the closing of the merger, however, may enter into new individualized compensation arrangements and may participate in cash or equity incentive or other benefit plans maintained by Cavalier or the surviving entity. As of the date of this proxy statement, no compensation arrangements between such persons and Cavalier and/or its affiliates have been established. Pursuant to the merger agreement, our executive officers will serve as officers of the surviving entity immediately following the effective time until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the surviving entity’s certificate of limited partnership and limited partnership agreement and applicable law.

Directors’ and Officers’ Indemnification and Insurance

Pursuant to the terms of the merger agreement, CorePoint’s directors and executive officers will be entitled to certain ongoing indemnification, expense advancement and insurance arrangements. See the section entitled “The Merger Agreement – Indemnification of Directors and Officers; Insurance” beginning on page 91 for a description of such ongoing arrangements.

Executive Severance Plan

We maintain an Executive Severance Plan in which employees of CorePoint at the level of Vice President and above (including our NEOs) participate. The Executive Severance Plan provides for payment of severance benefits in the event of a termination of employment by CorePoint without “cause” or by the employee for “good reason” (each as defined in the Executive Severance Plan) (a “covered termination”), and enhanced severance benefits in the event of a covered termination that occurs on or within the six-month period prior to, or within the two-year period following the first to occur of (i) a change in control (as defined in the Executive Severance Plan, and which includes the merger) and (ii) a significant corporate event (as defined in the Executive Severance Plan and which generally means a transaction that results in the elimination from the Company and its subsidiaries of all, or a majority of, the CorePoint’s operating units or real property assets) (as applicable, the “CIC protected period”).

In the event a covered termination occurs within the CIC protected period, in addition to certain accrued obligations, participants are entitled to:

•	a pro-rata bonus for the year of termination, based on target performance, payable at the time cash bonus payments are paid to other similarly-situated employees;

•

3.0 times (for Mr. Cline) and 2.0 times (for Messrs. Swanstrom and Chloupek) the sum of the executive’s base salary and target annual bonus, payable in a lump sum within 60 days following the date of the executive’s termination of employment;

•

continued health insurance coverage at substantially the same level as provided immediately prior to such termination, at CorePoint’s expense, at the same cost as generally provided to similarly situated active Company employees for a period up 36 months for Mr. Cline and 24 months for Messrs. Swanstrom and Chloupek; and

•	payment of, or reimbursement for, up to $10,000 in outplacement services within the three-year period following the executive’s termination of employment.

Severance benefits payable under the Executive Severance Plan are subject to the executive’s (i) execution and non-revocation of a general release of claims in the favor of CorePoint and (ii) continued compliance with the executive’s Non-Interference Agreement. Each NEO’s Non-Interference Agreement includes the following restrictive covenants: non-competition covenant that applies during the employment term and for 12 months thereafter, employee and consultant non-solicitation, employee no-hire, and business relation non-solicitation covenants that apply during the employment term and for 24 months thereafter. The Non-Interference Agreements also include a perpetual confidentiality and assignment of IP covenant, and a non-disparagement covenant that applies during the employment term and for 24 months thereafter.

In addition to severance benefits, the Executive Severance Plan also provides that, upon the first to occur of (i) a change in control and (ii) a significant corporate event, any unvested outstanding equity award granted to the participants under our 2018 Omnibus Incentive Plan (the “Company Stock Plan”) that is not continued, converted, assumed or replaced in connection with such change in control or significant corporate event will fully vest; provided, that, vesting for performance-based vesting awards with market performance conditions will be based on actual performance and financial performance conditions will be based on target performance. However, as described below, pursuant to the merger agreement, performance-based awards will vest in connection with the merger based on the greater of target or actual performance.

The Executive Severance Plan also provides that if any payments and/or benefits due to a participant (including any NEO) under the Executive Severance Plan and/or any other arrangements will constitute “excess parachute payments” (as defined in Section 280G (“Section 280G”) of the Internal Revenue Code of 1986, as amended (the “Code”)), CorePoint will reduce the amount of payments under the Executive Severance Plan by the minimum amount necessary to avoid triggering the excise tax imposed by Section 4999 of the Code (the “280G Excise Tax”), but only if the net after-tax amount of such payments and benefits as so reduced is greater than or equal to the net after-tax amount of such payments and benefits without such reduction.

Mr. Chloupek and CorePoint are also party to an employment agreement, which includes severance benefits. The Executive Severance Plan provides that in the event any amount due and payable under the Executive

Severance Plan is greater than and in addition to the amount due and payable under such other agreement, the participant will be entitled to such greater amount. The enhanced change in control severance benefits payable to Mr. Chloupek under the Executive Severance Plan are generally greater than the severance benefits provided under Mr. Chloupek’s employment agreement (as summarized below), and, accordingly, in the event Mr. Chloupek’s employment is terminated in connection with the merger, Mr. Chloupek would be entitled to the severance benefits provided under the Executive Severance Plan.

Mr. Chloupek’s employment agreement also provides for reimbursement by us on a “grossed up” basis for all taxes incurred in connection with all payments or benefits provided to him upon a change in control that are determined by us to be subject to the 280G Excise Tax in an amount equal to the lesser of (A) the aggregate amount of all excise tax payments on a “grossed up” basis, or (B) 1.25 times his then-current annual base salary.

2022 Annual Bonuses

The merger agreement provides that if closing has not occurred by January 1, 2022, then on or as soon as practicable following the closing date, a pro-rated portion of the bonuses or short term incentives that relate to performance during CorePoint’s 2022 fiscal year will be paid to employees eligible to receive such bonuses or incentives pursuant to terms of CorePoint’s 2022 annual bonus plans or short term incentive plans. The amount of each pro-rated bonus will be based on the number of days that occur during the 2022 fiscal year prior to the closing (with performance goals or metrics deemed achieved at target).

Treatment of Company Equity Awards

Under the terms of the merger agreement, all CorePoint equity awards outstanding immediately prior to the effective time (including those held by our executive officers) will generally be subject to the following treatment:

•

Immediately prior to the effective time, each outstanding share of common stock of CorePoint subject to vesting restrictions (“Restricted Stock”), restricted stock unit (“RSU”) (other than a performance-based restricted stock unit (“PSU”)) or deferred stock unit granted under the Company Stock Plan (each, a “Stock Unit”) will, automatically and without any required action on the part of the holder thereof, become immediately vested and be cancelled and the holder of such Stock Unit will be entitled to receive (without interest), at or promptly after the effective time, an amount in cash equal to (x) the total number of shares of CorePoint common stock subject to such Stock Unit immediately prior to the effective time multiplied by (y) the per share merger consideration, together with any applicable unpaid dividend equivalents provided under the terms of any applicable Stock Unit award agreement (“dividend equivalent rights”), less applicable taxes required to be withheld with respect to such payment.

•

Immediately prior to the effective time, each PSU will automatically and without any required action on the part of the holder thereof, become immediately vested and be cancelled and the holder of each such PSU will be entitled to receive (without interest), at or promptly after the effective time, an amount in cash equal to (i) the number of shares of CorePoint common stock subject to such PSU immediately prior to the effective time, calculated based on the greater of (A) actual performance achieved through the effective time in accordance with the terms of such PSU, and (B) target level performance, multiplied by (ii) the per share merger consideration, together with any applicable unpaid dividend equivalent rights provided under the terms of any applicable PSU award agreement, less applicable taxes required to be withheld with respect to such payment.

Quantification of Company Equity Award

For an estimate of the amounts that would be realized by each of our named executive officers with respect to their CorePoint equity awards that are expected to vest in connection with the merger see “Golden Parachute Compensation” section below. In addition, the estimated aggregate amount that would be realized by CorePoint’s non-employee directors in settlement of their RSUs and deferred stock units in accordance with the merger agreement is $6,601,827.30 (calculated based on RSUs and deferred stock units outstanding as of January 13, 2022, and assuming the effective time occurs on March 3, 2022). These amounts assume that any time-vesting equity awards that are expected to vest in accordance with their terms prior to March 3, 2022 vest, but do not attempt to forecast any additional equity grants, issuances or forfeitures that may occur prior to the closing of the merger and do not include any additional dividend rights or dividend equivalent rights that may accrue prior to the closing of the merger. As a result of the foregoing assumptions, which may or may not be accurate on the relevant date, the actual amounts, if any, to be realized by CorePoint’s executive officers who are not named executive officers and non-employee directors may materially differ from the amounts set forth above.

280G Mitigation Actions

CorePoint may take certain actions before the closing to mitigate the amount of potential “excess parachute payments” for “disqualified individuals” (each as defined in Section 280G) (the “280G Mitigation Actions”). As of the date of this proxy statement, the following 280G Mitigation Actions have been taken, as further described below: (i) the acceleration of certain PSUs held by Keith Cline, Mark Chloupek, Howard Garfield, and Dan Swanstrom (collectively, the “Covered Executives”), and (ii) the acceleration of payment of 2021 annual bonuses for the Covered Executives.

More specifically, the PSUs which were granted to each of the Covered Executives on March 25, 2020 (the “2020 PSUs”) were accelerated and settled on December 17, 2021 (together with any applicable unpaid dividend equivalent amounts), with vesting determined based on maximum performance. The number of 2020 PSUs accelerated and settled (at maximum performance) for each of the Covered Executives was as follows: 824,610 for Keith Cline, 247,384 for Mark Chloupek, 92,357 for Howard Garfield, and 247,384 for Dan Swanstrom. The shares received by each of the Covered Executives in connection with the acceleration and settlement of the 2020 PSUs (net of shares withheld for tax withholding purposes) are reflected in the table set forth in the “Security Ownership of Certain Beneficial Owners and Management” section below. Payment of annual bonuses under the CorePoint Operating Partnership L.P. Section 16 Short Term Incentive Plan for the performance period of January 1, 2021 through December 31, 2021 (the “2021 Bonuses”) for each of the Covered Executives was also accelerated. Such bonuses were paid on December 23, 2021 in connection with the 280G Mitigation Actions, and were otherwise expected to be paid in the ordinary course on or around January 31, 2022. The amount of the 2021 Bonuses paid to each of the Covered Executives was as follows: $1,591,350 for Keith Cline, $824,000 for Mark Chloupek, $336,000 for Howard Garfield, and $950,000 for Dan Swanstrom. Each Covered Executive executed a repayment agreement that requires the executive to repay the accelerated compensation amounts if the executive voluntarily resigns prior to the earlier of the closing of the merger and the originally scheduled vesting, payment or settlement date (as applicable).

Golden Parachute Compensation

In accordance with Item 402(t) of Regulation S-K of the Securities Act, the table below sets forth the compensation that is based on, or otherwise relates to, the merger that will or may become payable to each named executive officer of CorePoint in connection with the merger. For additional details regarding the terms of the payments and benefits described below, see the discussion under the caption “Interests of CorePoint’s Directors and Executive Officers in the Merger” above.

The amounts shown in the table below are estimates based on several assumptions that may or may not actually occur or be accurate on the effective date of the merger, including the assumptions described below and in the footnotes to the table, and do not reflect certain compensation actions that may occur prior to completion of the merger. The calculations in the table below do not include amounts the named executive officers were already entitled to receive or were vested in as of January 13, 2022. In addition, these amounts do not attempt to forecast any additional equity or cash award grants, issuances or forfeitures that may occur, or future dividend equivalents that may be accrued, prior to the closing of the merger. For purposes of calculating such amounts, the per share value of CorePoint common stock was based on the per share merger consideration ($15.65 per share) and the following assumptions were used:

•	the effective date of the merger is March 3, 2022, which is the assumed date of the closing of the merger solely for purposes of the disclosure in this section;

•	any time-vesting equity awards that are expected to vest in accordance with their terms prior to March 3, 2022 will vest;

•

the employment of each named executive officer will have been terminated by Cavalier or an affiliate without “cause” or by the executive for “good reason” (as such terms are defined in the Executive Severance Plan or, in the case of Mr. Chloupek, as defined in his employment agreement) (a “qualifying termination”) immediately following the assumed date of closing specified above;

•	each named executive officer’s base salary rate and annual target bonus remains unchanged from those in place as of January 13, 2022; and

•

each named executive officer holds only those equity awards that were outstanding and unvested on January 13, 2022 and PSUs will vest at maximum level of performance (i.e., 175% of target performance).

As a result of the foregoing assumptions, which may or may not actually occur or be accurate on the relevant date, including the assumptions described in the footnotes to the table, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below.

For purposes of this discussion, “single-trigger” refers to benefits that arise solely as a result of the closing, and “double-trigger” refers to benefits that arise as a result of the closing accompanied by a qualifying termination immediately following the closing.

Name	Cash (1) ($)	Equity (2) ($)	Perquisites/ Benefits (3) ($)	Tax Reimbursement (4) ($)	Total ($) (5)
Keith A. Cline	4,972,969	13,368,712	117,523	—	18,459,203
Daniel E. Swanstrom II	2,018,750	4,840,101	37,571	—	6,896,422
Mark M. Chloupek	1,751,000	4,358,502	81,682	$0	6,191,184

(1)

Cash. The amount set forth in this column include the following cash severance payments and benefits, as provided for under the Executive Severance Plan described above. The cash severance payments and benefits include the following: (i) 3.0 times (for Mr. Cline) and 2.0 times (for Messrs. Chloupek and Swanstrom) the sum of the executive’s annual base salary and target annual bonus ($4,774,050 for Mr. Cline, $1,900,000 for Mr. Swanstrom, and $1,648,000 for Mr. Chloupek), and (ii) a prorated portion of the executive’s target annual bonus ($198,919 for Mr. Cline, $118,750 for Mr. Swanstrom, and $103,000 for Mr. Chloupek) (the “Pro-Rated Severance Bonus”). The cash severance payments and benefits included in this column are “double-trigger” payments. However, as described in “2022 Annual Bonuses” section above, pursuant to the merger agreement, if closing has not occurred by January 1, 2022, a pro-rated portion of the executive’s annual bonus with respect to performance during the 2022 fiscal year (“Pro-Rated 2022 Annual Bonus”) will be paid at or shortly following the closing, based on the number of days that occurs during the 2022 fiscal year prior to the closing (with performance goals or metrics deemed achieved at target). Such payment constitutes a “single-trigger” payment. Assuming a closing date of March 3, 2022, the amount of the Pro-Rated 2022 Annual Bonus is $132,976 for Keith Cline, $79,384 for Dan Swanstrom, and $68,855 for Mark Chloupek. To the extent an executive receives a Pro-Rated 2022 Annual Bonus, the Pro-Rated Severance Bonus Amount payable upon a subsequent qualifying termination under the Executive Severance Plan would be reduced to the extent necessary to avoid duplication of payment. Accordingly, we did not include the amount of the Pro-Rated 2022 Annual Bonus in addition to the Pro-Rated Severance Bonus amount for purposes of calculating the total amount included in the “Cash” column for each executive, as this would result in double counting.

(2)

Equity. The amounts in this table represent the value of accelerated vesting of PSUs, Restricted Stock and dividend equivalent rights held by the NEOs as of January 13, 2022. Such amounts constitute “single-trigger” payments.

Name	PSUs		Restricted Stock		Stock-Based Dividend Equivalent Rights		Cash-Based Dividend Equivalent Rights
	Number (#)	Value ($)	Number (#)	Value ($)	Number (#)	Value ($)	Value ($)
Keith A. Cline	505,698	7,914,174	328,113	5,134,968	11,457	179,302	140,268
Daniel E. Swanstrom II	193,860	3,033,909	107,529	1,682,829	3,668	57,404	65,959
Mark M. Chloupek	163,067	2,551,999	107,127	1,676,538	4,890	76,529	53,436

(3)

Perquisites and Benefits. Amounts in this column represent (i) 36 months for Mr. Cline and 24 months for each of Messrs. Swanstrom and Chloupek of continued healthcare coverage ($107,523 for Mr. Cline, $27,571 for Mr. Swanstrom and $71,682 for Mr. Chloupek), and (ii) the maximum value of outplacement services each NEO may receive upon a qualifying termination, which is $10,000, in each case as provided under the Executive Severance Plan. The amount payable to each named executive officer is a “double-trigger” payment, which means the amount will become payable only upon a qualifying termination of employment following the effective time.

(4)

Tax Reimbursement. Certain payments, awards, benefits or distributions made to Mr. Chloupek in connection with the merger could potentially be subject to the excise tax imposed on “excess parachute payments” (as defined for purposes of 280G) by the Code (“Section 280G Excise Taxes”). Mr. Chloupek’s employment agreement provides that Mr. Chloupek is entitled to a one-time reimbursement for all such 280G Excise Taxes (or, if less, 1.25 times his then-current annual base salary). This reimbursement amount would constitute a “single-trigger” payment. However, based on a Section 280G analysis prepared by the Company’s advisors (which takes into account the effect of the 280G Mitigation Actions taken (as described above)), it is not anticipated that Mr. Chloupek will receive “excess parachute payments” in connection with the merger, and accordingly Mr. Chloupek will not be subject to an excise tax on any such amounts. Accordingly, we included $0 for the estimated value of Mr. Chloupek’s reimbursement for Section 280G Excise Taxes.

Financing of the Merger

We anticipate that the total funds needed to complete the merger (including the funds necessary to pay the aggregate merger consolidation, repay or redeem any indebtedness to be repaid or redeemed by CorePoint and its subsidiaries pursuant to the merger agreement and pay all fees, costs and expenses required to be paid by Cavalier or Merger Sub at or prior to the closing of the merger in connection with the transactions contemplated by the merger agreement), which would be approximately $1.7 billion, will be funded through a combination of the following:

•

equity commitments by Cerberus Credit (as defined below) and the Highgate Sponsors (as defined below) in an aggregate amount up to $658,138,203, subject to increase and reduction in certain circumstances, on the terms and subject to the conditions set forth in the Cerberus Equity Commitment Letter (as defined below) and the Highgate Equity Commitment Letter (as defined below), respectively, as further described in the section entitled “—Equity Financing” beginning on page 67; and

•

debt financing commitments from the debt commitment parties (as defined below) consisting of a mortgage and/or mezzanine loan facility in an amount up to, subject to certain limitations, $1,030,000,000, as further described in the section entitled “—Debt Financing” beginning on page 69.

Each of Cerberus Credit and the Highgate Sponsors are providing limited guaranties, on the terms and subject to the conditions set forth in the respective limited guaranties, guaranteeing the payment and performance of Cavalier of its parent termination fee obligations and certain other payment obligations, as further described in the section entitled “The Merger—Financing of the Merger —Limited Guaranties” beginning on page 68.

The consummation of the merger is not conditioned upon Cavalier obtaining the proceeds of any financing.

Equity Financing

Cavalier is a party to the equity commitment letter, by and among CRE Credit Holdco II, LP (“Cerberus Credit”) and Cavalier (the “Cerberus Equity Commitment Letter”) and the equity commitment letter, by and among Mahmood Khimji and Mehdi Khimji (collectively with Mahmood Khimji, the “Highgate Sponsors”; the Highgate Sponsors and Cerberus Credit, each an “Investor”) and Cavalier (the “Highgate Equity Commitment Letter”), pursuant to which (i) Cerberus Credit has committed, upon the terms and subject to the conditions of the Cerberus Equity Commitment Letter, to make available to Cavalier up to $297,456,742 of equity financing, subject to increase and reduction in certain circumstances, and (ii) the Highgate Sponsors have committed, upon the terms upon the terms and subject to the conditions of the Highgate Equity Commitment Letter, to make available to Cavalier up to $360,681,461 of equity financing, subject to increase and reduction in certain circumstances.

Cerberus Credit and the Highgate Sponsors, subject to the conditions set forth in the respective equity commitment letters, commit to cause Cavalier to be capitalized with an aggregate of $297,456,742 in cash, in the case of Cerberus Credit, and $360,681,461 in cash, in the case of the Highgate Sponsors, all of which will be used by Cavalier to fund, at the closing, together with the proceeds of the debt financing, the sum of (i) the aggregate per share merger consideration pursuant to the merger agreement, (ii) any and all fees and expenses required to be paid by Cavalier or the surviving entity in connection with the merger and the financing, (iii) any refinancing of any outstanding indebtedness of CorePoint or its subsidiaries contemplated by the merger agreement or the financing commitments, (iv) any amounts payable, if any, to the holders of shares of CorePoint preferred stock pursuant to the change of control offer contemplated by the merger agreement and/or (v) any other payment obligations of Cavalier and the surviving entity contemplated under the merger agreement; provided that, in each case, the respective equity commitments shall be increased, subject to the terms of the applicable equity commitment letter, if CorePoint is required to redeem any shares of CorePoint preferred stock pursuant to the change of control offer. In the event that Cavalier does not require Cerberus Credit and the Highgate Sponsors to fund all of the aggregate amount of the equity commitments in order to consummate the transactions contemplated by the merger agreement, then the amount of each equity commitment to be funded will be reduced pursuant to the terms of the applicable equity commitment letter. The obligations of each of the Highgate Sponsors pursuant to the Highgate Equity Commitment Letter will be joint and several.

The obligation of each of Cerberus Credit and the Highgate Sponsors to fund its equity commitment is subject to the terms and conditions and limitations set forth in the merger agreement and the applicable equity commitment letter, which conditions include: (i) the execution and delivery of the merger agreement, (ii) the satisfaction or irrevocable waiver by Cavalier of all of Cavalier’s conditions to close set forth in the closing conditions section of the merger agreement (other than any such conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or irrevocable waiver by Cavalier of such conditions at the closing), (iii) no party having validly terminated the merger agreement in accordance with its terms, (iv) the financing provided for by the debt financing commitments (or, if applicable, the alternative financing pursuant to the merger agreement) has been funded or will be funded at the closing in accordance with the terms thereof if the equity financing is funded at the closing, (v) the concurrent consummation of the closing in accordance with the terms of the merger agreement and (vi) the substantially simultaneous funding by the other Investor of the amount required to be funded pursuant to its respective equity commitment letter.

Cerberus Credit’s and the Highgate Sponsors’ obligation to fund their respective equity commitments will terminate automatically and immediately upon the earliest to occur of (a) the consummation of the closing of the merger, (b) the valid termination of the merger agreement in accordance with its terms, and (c) the assertion by CorePoint or any of its controlled affiliates in any litigation or other proceeding of any claim or purported claim under (i) the equity commitment letter of the Investor or the other Investor, (ii) the limited guaranty of the Investor or the other Investor, or (iii) otherwise against the Investor, other Investor, Cavalier, or certain other parties in connection with the merger agreement or any of the transactions contemplated by the equity commitment letters or the merger agreement, in each case, other than a claim against (i) any Investor to specifically enforce the provisions of the equity commitment letters as described in the remedies and specific performance provisions therein, (ii) Cavalier or Merger Sub under and in accordance with the terms and conditions of the merger agreement, (iii) any claim to enforce, or for damages under, the applicable confidentiality agreement, and (iv) any claim under the section describing the Investor’s or the other Investor’s guaranty obligations under the respective limited guaranty.

Pursuant to the terms and conditions of the merger agreement, Cavalier will use reasonable best efforts to take, or cause to be taken, or cause to be done, all things necessary, proper or advisable to arrange, obtain and consummate the equity financing.

CorePoint has the right to enforce Cavalier’s right to cause the equity financing to be funded by the Investors as a third party beneficiary solely to the extent CorePoint is entitled to specific performance under the merger agreement to enforce Cavalier’s right to cause the equity financing to be funded (see the section entitled “The Merger Agreement—Specific Performance” beginning on page 100).

Limited Guaranties

CorePoint is a party to the limited guaranty, by and between Cerberus Credit and CorePoint (the “Cerberus Limited Guaranty”) and the limited guaranty, by and among the Highgate Sponsors and CorePoint (the “Highgate Limited Guaranty”). Each of Cerberus Credit and the Highgate Sponsors, on the terms and subject to the conditions set forth in the respective limited guaranty, guarantees the observance, performance and discharge of 30%, in the case of the Highgate Sponsors, and 70%, in the case of Cerberus Credit, of (a) the payment obligations of Cavalier with respect to the parent termination fee (or, without duplication, any damages incurred by CorePoint due to Cavalier’s breach of the merger agreement up to, but not exceeding, an amount (in the aggregate) equal to the parent termination fee), (b) the payment obligations of Cavalier under the provision of the merger agreement relating to reimbursement of financing related expenses, (c) the payment obligations of Cavalier under the provision of the merger agreement relating to reimbursement of expenses incurred pursuing payment of termination fees and (d) the payment obligations of Cavalier under the provisions of the merger agreement relating to antitrust filings and proxy statement preparation fees, in each case, subject to the terms and limitations of the merger agreement. In no event will the aggregate liability under the respective limited guaranty exceed 30%, in the case of the Highgate Sponsors, and 70%, in the case of Cerberus Credit, of the sum of (i) the parent termination fee and (ii) the amount of all costs and expenses, if any, described in clauses (b) – (d) above and the amount of all costs and expenses, if any, under the litigation reimbursement provision of the respective limited guaranty (for purposes of this clause (ii), with respect to each limited guaranty, any such costs and expenses will not exceed, in any event, $5,000,000 in the aggregate). The obligations of each of the Highgate Sponsors pursuant to the Highgate Limited Guaranty will be joint and several.

The obligations and liabilities of Cerberus Credit and the Highgate Sponsors under the respective limited guaranty will terminate as of the earliest to occur of: (i) the consummation of the closing following payment by Cavalier of the amounts necessary to consummate the transactions contemplated by the merger agreement, (ii) payment of 70%, in the case of Cerberus Credit, and 30%, in the case of the Highgate Sponsors, of the parent termination fee to CorePoint pursuant to the merger agreement by Cerberus Credit or the Highgate Sponsors, as applicable, and (iii) the 120th day after any valid written termination of the merger agreement in accordance with its terms, unless, in the case of clause (iii), CorePoint has taken certain actions with respect to claims under the respective limit guaranty prior to such 120th day, in which case the applicable limited guaranty would terminate upon the earlier of (x) the final, non-appealable resolution of such claim or litigation or (y) written agreement between Cerberus Credit or the Highgate Sponsor, as applicable, and CorePoint resolving such claim, and in each case the satisfaction by Cerberus Credit or the Highgate Sponsors, as applicable, of the obligations as so finally determined or agreed upon.

Debt Financing

In connection with the merger, Cavalier (through its subsidiary Merger Sub) obtained a commitment letter, dated November 6, 2021 (as amended, the “debt commitment letter”), from Deutsche Bank AG, New York Branch and Bank of Montreal (collectively, the “debt commitment parties” or “lender”) to provide, severally but not jointly, upon the terms and conditions set forth in the debt commitment letter, acquisition debt financing in an aggregate amount of up to, subject to certain limitations, $1.030 billion, consisting of mortgage and/or mezzanine loans (the “debt financing”).

The proceeds of the debt financing will be used to (i) pay a portion of the consideration due under the merger agreement and indirectly to acquire the portfolio consisting of a number of hotel properties described in the debt commitment letter (collectively or individually, as the context requires, the “Property”), (ii) fund any required upfront reserves (if any) and (iii) pay approved costs and expenses in connection with the debt financing.

The obligations of the debt commitment parties to provide the debt financing under the debt commitment letter are subject to a number of conditions, including:

•

full satisfaction (or waiver by lender, in its sole discretion) of the terms and conditions expressly set forth in the debt commitment letter (including, without limitation, the conditions set forth in a schedule to the term sheet attached to the debt commitment letter (the “term sheet”), provided that the failure to satisfy any such conditions set forth in the term sheet shall not give rise to lender’s right to terminate the debt commitment letter other than with respect to the KYC Condition (as defined below), and lender’s only right with respect to any such failure to satisfy any such conditions set forth in the term sheet shall be to create a “special reserve”, in each case pursuant to the terms of the debt commitment letter (the provisions in the debt commitment letter describing the limitations and rights related to the special reserve, the “special reserve provisions”)), subject to Cerberus Institutional Real Estate Partners V, L.P.’s (“Sponsor”) ability to cure certain breaches in a manner satisfactory to lender in lender’s good faith determination;

•

delivery to lender of the items and completion by lender of the due diligence described in a schedule to the term sheet, but subject to the special reserve provisions, as applicable, in a manner satisfactory to the lender in lender’s good faith determination;

•	the execution and delivery by the borrower under the debt financing (the “borrower”) and Sponsor of the definitive documentation relating to the debt financing; and

•

satisfactory completion of all entity level due diligence, and business history of the borrower, Sponsor, guarantors and all other material loan parties, and successful completion in a manner satisfactory to lender of all of lender’s Know-Your-Customer (KYC) due diligence, Anti-Financial Crime (AFC) compliance approvals and client on-boarding procedures and the adoption by lender of the borrower, Sponsors, and other relevant loan parties, and satisfactory completion of UCC, lien, judgment, litigation and bankruptcy searches with respect to the borrower, Sponsor, guarantors and all other material loan parties that control the borrower or the guarantor or have 10% or more of the direct and/or indirect equity interests in the borrower, in the guarantor or in any party that controls the borrower or the guarantor (collectively, the “KYC Condition”), which shall not be subject to the special reserve provisions, as determined by lender in its sole and absolute discretion.

The obligations of the debt commitment parties to provide the debt financing under the debt commitment letter will terminate at the earlier of (i) March 6, 2022, such termination date being subject to extension to

April 6, 2022 and to May 6, 2022, by Sponsor at its sole option if it pays the required extension payment(s) and (ii) the date on which the debt commitment letter is terminated in accordance with its terms (the earlier of (i) and (ii), the “debt commitment expiration date”).

Lender may, at its option, terminate the debt commitment letter in the event of the occurrence of any of the following:

•	a KYC Condition failure; and

•

any Material Adverse Effect (as defined in the section entitled “The Merger Agreement—Representations and Warranties” beginning on page 75), or (following the expiration of any cure period) any other event or condition that would give Merger Sub or its applicable affiliate the right to terminate its obligation to consummate the acquisition pursuant to the merger agreement; if the merger agreement is validly terminated in accordance with its terms in whole for any reason prior to the closing of the debt financing.

Lender may, at its option, but only after giving effect to the special reserve provisions, terminate the debt commitment letter in the event of the occurrence of any of the following:

•

Sponsor breaches any material provision contained in debt commitment letter; provided, however, Sponsor will be permitted to cure any such breach prior to the debt commitment expiration date if such breach is susceptible of cure prior to the debt commitment expiration date;

•

Sponsor has made, in writing, any material representation or warranty to lender, which was untrue or false in any material respect when made or which becomes untrue or false in any material respect and which, in each case, individually or in the aggregate, could reasonably be expected to materially and adversely affect the transactions contemplated in the debt commitment letter or the liquidity, validity and priority of the debt financing and lender’s lien on the Properties and the other collateral for the debt financing (including any collateral for any mezzanine loan);

•

any petition of bankruptcy, insolvency or reorganization is filed by or against, as applicable, CorePoint, Sponsor, Merger Sub or any of its direct or indirect subsidiaries holding a direct or indirect interest in the borrower; provided, however, lender may only terminate the debt commitment letter if such action has not been discharged or dismissed as of the debt commitment expiration date; and

•

the failure of any condition precedent to the consummation of the debt financing as set forth above to be satisfied by the debt commitment expiration date, unless waived by lender in its sole and absolute discretion;

Cavalier is required under the merger agreement to use reasonable best efforts to take, or cause to be taken, or cause to be done, all things necessary, proper or advisable to arrange, obtain and consummate the debt financing. In the event that any portion of the debt financing becomes unavailable on the terms and conditions of the debt commitment letter or to the extent that Cavalier reasonably believes in good faith that it will not have funds available that are sufficient to enable it to fund the financing uses in full, Cavalier will use its reasonable best efforts to (i) obtain alternative financing sufficient to pay all amounts required to be paid to consummate the transactions contemplated by the merger agreement and pay all financing uses and (ii) obtain new financing commitment letter(s) that would provide for debt financing (A) on terms and conditions not less beneficial to Cavalier than those contemplated in the debt commitment letter and (B) that would not involve (or expand upon) any conditions to funding of the debt financing that are more onerous than the conditions contained in the debt commitment letter. The definitive documentation governing the debt financing contemplated by the debt commitment letter has not been finalized and, accordingly, the actual terms of the debt financing may differ from those described in this proxy statement.

Regulatory Clearances and Approvals Required for the Merger

CorePoint and Cavalier have determined that the filing of notification and report forms under the Hart-Scott-Rodino Act (or other antitrust laws) will not be necessary to complete the merger. However, at any time before or after the merger, the Antitrust Division of the U.S. Department of Justice, the U.S. Federal Trade Commission, a state attorney general or a foreign competition authority could take action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the merger or seeking divestiture of assets of CorePoint, Cavalier or their respective affiliates. Private parties may also bring legal actions under the antitrust laws under certain circumstances.

Litigation Related to the Merger

As of the date of this definitive proxy statement, three lawsuits challenging the merger have been filed against CorePoint and the Board. The first lawsuit, captioned Wang v. CorePoint Lodging Inc., et al., 1:22-cv-00026, was filed in the U.S. District Court for the Southern District of New York on January 3, 2022. The second lawsuit, captioned Whitfield v. CorePoint Lodging Inc., et al., 1:22-cv-00147, was filed in the U.S. District Court for the Southern District of New York on January 6, 2022. The third lawsuit, captioned Gorrell v. CorePoint Lodging Inc., et al., 1:22-cv-00146, was filed in the U.S. District Court for the Eastern District of New York on January 10, 2022. The complaints filed in these lawsuits allege, among other things, that the defendants caused a materially incomplete and misleading preliminary proxy statement to be filed with the SEC in violation of Sections 14(a) and 20(a) of the Exchange Act. CorePoint and the Board believe these lawsuits are without merit and intend to defend against them vigorously.

Material U.S. Federal Income Tax Consequences of the Merger

Your receipt of the merger consideration for your shares of common stock pursuant to the merger will be treated for U.S. federal income tax purposes as a taxable sale of your common stock (except in the case of certain non-U.S. stockholders noted below). Generally, for U.S. federal income tax purposes, you will recognize gain or loss as a result of the merger measured by the difference, if any, between the merger consideration you receive and your adjusted tax basis in your shares. However, under certain circumstances, we may be required to withhold a portion of your merger consideration under applicable tax laws, and we intend to withhold a portion of the merger consideration paid to certain non-U.S. stockholders (who could be treated as having effectively connected income subject to U.S. federal income tax) to the extent required under the Foreign Investment in Real Property Tax Act (“FIRPTA”). Tax matters can be complicated, and the tax consequences of the merger to you will depend on your particular tax situation. We encourage you to consult your tax advisor regarding the tax consequences of the merger to you. For further discussion, see “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 71.

Delisting and Deregistration of CorePoint Common Stock

As promptly as practicable following the completion of the merger, the CorePoint common stock currently listed on the NYSE will cease to be listed on the NYSE and will be deregistered under the Exchange Act.

No Dissenters’ Rights of Appraisal

We are organized as a corporation under Maryland law. Under Section 3-202 of the MGCL, because our common stock was listed on the NYSE on the record date for determining stockholders entitled to vote at the special meeting, our common stockholders who object to the merger do not have any appraisal rights, dissenters’ rights or the rights of an objecting stockholder in connection with the merger. In addition, holders of our common stock may not exercise any appraisal rights, dissenters’ rights or the rights of an objecting stockholder to receive the fair value of the stockholder’s shares in connection with the merger because, as permitted by Maryland law, our charter provides that stockholders are not entitled to exercise such rights unless our Board determines that the rights apply. Our Board has made no such determination. However, our common stockholders can vote against the merger proposal.

THE MERGER AGREEMENT

The following discussion sets forth the principal terms of the merger agreement, a copy of which is attached as Annex A to this proxy statement and is incorporated by reference herein. The rights and obligations of the parties are governed by the express terms and conditions of the merger agreement and not by this discussion, which is summary by nature. This discussion is not complete and is qualified in its entirety by reference to the complete text of the merger agreement. You are encouraged to read the merger agreement carefully in its entirety, as well as this proxy statement and any documents incorporated by reference herein, before making any decisions regarding the merger.

Explanatory Note Regarding the Merger Agreement

The merger agreement and this summary of its terms have been included to provide you with information regarding the terms of the merger agreement. Factual disclosures about CorePoint contained in this proxy statement or in CorePoint’s public reports filed with the SEC may supplement, update or modify the factual disclosures about CorePoint contained in the merger agreement and described in this summary. The representations, warranties and covenants made in the merger agreement by CorePoint, Cavalier and Merger Sub were qualified and subject to important limitations agreed to by CorePoint, Cavalier and Merger Sub in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the merger agreement may have the right not to close the merger if the representations and warranties of the other party prove to be untrue, due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, and were not intended by the parties to the merger agreement to be a characterization of the actual state of facts or condition of CorePoint, Cavalier or Merger Sub, except as expressly stated in the merger agreement. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC, and in some cases were qualified by disclosures that were made by each party to the other, which disclosures are not reflected in the merger agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the merger agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement or in the respective public filings made by CorePoint with the SEC.

Additional information about CorePoint may be found elsewhere in this proxy statement and CorePoint’s other public filings. See “Where You Can Find More Information” beginning on page 116 of this proxy statement.

When the Merger Becomes Effective

The closing of the merger will take place at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York 10017, or remotely by exchange of documents and signatures (or their electronic counterparts), at 9:00 a.m. (New York City time) on the 3rd business day after the satisfaction or (to the extent permitted by applicable law) waiver of the conditions set forth in the merger agreement (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or (to the extent permitted by law) waiver of such conditions) or at such other time as may be required pursuant to the section of the merger agreement relating to the IRS matter, unless another time, date or place is agreed to in writing by CorePoint and Cavalier; provided that Cavalier, in its sole discretion, may elect for the closing to occur on a later date but not later than the earlier of (i) thirty days following the date on which Company Requisite Vote is obtained and (ii) 5:00 p.m. (New York Time) on May 6, 2022.

Concurrently with the closing, CorePoint, Cavalier and Merger Sub will cause to be filed executed articles of merger with respect to the merger with the State Department of Assessments and Taxation of Maryland

(“SDAT”) as provided under the Maryland General Corporation Law (the “MGCL”) and a certificate of merger with respect to the merger with the Delaware Secretary of State (“DSOS”) as provided under the Delaware Revised Uniform Limited Partnership Act (the “DRULPA”). The merger will become effective at the later of such time of the filing and acceptance for record by the SDAT and DSOS of each of the articles of merger and certificate of merger or at such later date and time (not to exceed thirty days from the date the articles of merger and certificate of merger are accepted for record) as is agreed by Cavalier and CorePoint and specified in the articles of merger and certificate of merger.

Structure of the Merger; LP Agreement; Certificate of Limited Partnership; Officers

Upon the terms and conditions of the merger agreement, at the effective time, CorePoint will merge with and into Merger Sub and the separate corporate existence of CorePoint will cease, with Merger Sub continuing as the surviving entity. At the effective time, the limited partnership agreement of Merger Sub as in effect immediately prior to the effective time, will, by virtue of the merger, be the limited partnership agreement of the surviving entity until thereafter amended. At the effective time, the certificate of limited partnership of Merger Sub as in effect immediately prior to the effective time, will, by virtue of the merger, be the certificate of limited partnership of the surviving entity until thereafter amended. Except as otherwise determined by Cavalier in its sole discretion, from and after the effective time, the officers of CorePoint immediately before the effective time will be the initial officers of the surviving entity and will hold office until their respective successors are duly elected or appointed and qualified, or until their earlier death, resignation or removal, in accordance with the surviving entity’s certificate of limited partnership and limited partnership agreement and applicable law.

Effect of the Merger on CorePoint Common Stock and Preferred Stock

At the effective time, each share of CorePoint common stock issued and outstanding immediately prior to the effective time (other than shares of common stock owned by CorePoint, Cavalier or Merger Sub immediately prior to the effective time and not held on behalf of third parties (“cancelled shares”) and converted shares (as defined below) or Restricted Stock (as defined below)) will be converted into the right to receive the merger consideration. From and after the effective time, such CorePoint common stock will no longer be outstanding and will automatically be cancelled, and will cease to exist, and each holder of certificates or book-entry shares, which immediately prior to the effective time represented such CorePoint common stock, will cease to have any rights with respect thereto, except the right to receive, upon surrender of such certificates or book-entry shares, the merger consideration.

At the effective time, any shares of CorePoint common stock that are cancelled shares will automatically be cancelled and retired and will cease to exist, and no consideration or payment will be delivered in exchange for such shares. At the effective time, any shares of CorePoint common stock owned by any direct or indirect wholly owned subsidiary of CorePoint or Cavalier (other than Merger Sub) (“converted shares”) will automatically be converted into such number of limited partnership units of the surviving entity such that the ownership percentage of each owner of converted shares in the surviving entity immediately after the effective time is the same as such subsidiary’s ownership percentage in CorePoint immediately prior to the effective time.

At the effective time, each share of CorePoint preferred stock will automatically be converted into a unit of a newly created series of preferred limited partnership interests of Merger Sub with substantially identical powers, preferences, privileges, and rights as the CorePoint preferred stock and, upon such conversion, the CorePoint preferred stock will automatically be cancelled and shall cease to exist.

The merger consideration or the new Merger Sub preferred limited partnership interests, as applicable, will be adjusted appropriately to reflect the effect of any reclassification, stock split (including reverse stock split), combination, stock dividend or distribution, recapitalization, subdivision, merger, issuer tender or exchange offer, or other similar transaction occurring on or after November 6, 2021 and prior to the effective time.

Treatment of CorePoint Equity Awards

Stock Units. Each outstanding Stock Unit, including any outstanding share of common stock of CorePoint subject to vesting restrictions (“Restricted Stock”), will be cancelled and converted into the right to receive a cash payment (without interest) equal to (i) the total number of shares subject to such Stock Unit, multiplied by (ii) the per share merger consideration, together with any applicable unpaid dividend equivalents provided under the terms of any applicable Stock Unit award agreement, less any applicable withholding taxes required to be withheld by applicable law.

Performance-Based Stock Units (“PSUs”). Each outstanding PSU will be cancelled and converted into the right to receive a cash payment equal to (i) the number of shares subject to such PSU, calculated based on the greater of (A) actual performance achieved through the effective time in accordance with the terms of such PSU, and (B) the target level performance, multiplied by (ii) the per share merger consideration, together with any applicable unpaid dividend equivalents provided under the terms of any applicable PSU award agreement, less any applicable withholding taxes required to be withheld by applicable law.

Payment for CorePoint Common Stock and Preferred Stock

Prior to or at the effective time, Cavalier will deposit, or cause to be deposited, with a paying agent designated by Cavalier that is reasonably acceptable to CorePoint, (i) cash in an amount sufficient to pay the aggregate merger consideration and (ii) book entry shares (or certificates if requested) representing units of the new Merger Sub preferred limited partnership interests issuable in exchange for outstanding shares of CorePoint preferred stock.

Promptly after the effective time (and in any event within two business days after the effective time), the surviving entity will cause the paying agent to mail to each holder of record of certificates that immediately prior to the effective time represented outstanding shares of CorePoint common stock or preferred stock, and each holder of record of shares of CorePoint common stock or preferred stock held in book-entry form (i) transmittal materials, including a letter of transmittal, which will specify that delivery of certificates will be effected, and risk of loss and title to the certificates will pass only upon proper delivery of the certificates (or in the case of book-entry shares, only upon proper delivery of an “agent’s message”, or such other evidence, if any, of the book-entry transfer as the paying agent may reasonably request) to the paying agent and will be in a form and have such other provisions as Cavalier and CorePoint may reasonably agree, and (ii) instructions for effecting the surrender of the certificates or book-entry shares, as applicable, in exchange for cash in an amount equal to the per share merger consideration multiplied by the number of shares of CorePoint common stock previously represented by such certificates or the new Merger Sub preferred limited partnership interests to which the holder of such certificate(s) is entitled, as applicable.

Upon surrender of a certificate (or an affidavit of loss in lieu thereof) for cancellation to the paying agent, together with such letter of transmittal duly completed and validly executed in accordance with the instructions thereto, the holder of such certificate will be entitled to receive in exchange therefor as promptly as reasonably practicable after the effective time (i) in respect of a certificate that represented immediately prior to the effective time CorePoint common stock, cash in an amount equal to the per share merger consideration multiplied by the number of shares of CorePoint common stock previously represented by such certificate or (ii) in respect of a certificate that represented immediately prior to the effective time CorePoint preferred stock, the new Merger Sub preferred limited partnership interests payable in respect of such CorePoint preferred stock and, in each case, the certificate (or affidavit of loss in lieu thereof) so surrendered will be cancelled. Each book-entry share representing shares of CorePoint common stock or preferred stock, as applicable, will be entitled to receive, and Cavalier will cause the paying agent to pay and deliver in exchange therefor as promptly as reasonably practicable after the effective time, (i) in respect of a book-entry share that represented immediately prior to the effective time CorePoint common stock, cash in an amount equal to the per share merger consideration multiplied by the number of shares of CorePoint common stock previously represented by such book-entry share and (ii) in respect of a book-entry share that represented immediately prior to the effective time CorePoint preferred stock, the new Merger Sub preferred limited partnership interests payable in respect of such CorePoint preferred stock. The paying agent will accept such certificates (or affidavits of loss in lieu thereof and make such payments and deliveries with respect to book-entry shares upon compliance with such reasonable terms and conditions as the paying agent may impose to effect an orderly exchange thereof in accordance with customary exchange practices. No interest will be paid or accrued for the benefit of holders of the certificates or book-entry shares on any amount payable upon the surrender or delivery thereof.

Representations and Warranties

The merger agreement contains representations and warranties made by CorePoint to Cavalier and by Cavalier to CorePoint. Certain of the representations and warranties in the merger agreement are subject to materiality or material adverse effect qualifications (that is, they will not be deemed to be inaccurate or incorrect unless their failure to be true or correct (i) is material or (ii) would result in a material adverse effect on the party making such representation or warranty, in the case of CorePoint, or would prevent, materially delay or have a materially adverse effect on the ability of Cavalier or Merger Sub to consummate the transactions, in the case of Cavalier and Merger Sub). In addition, certain of the representations and warranties in the merger agreement are subject to knowledge qualifications, which means that those representations and warranties would not be deemed untrue, inaccurate or incorrect as a result of matters of which certain officers of the party making the representation (who are specified in qualifying the “knowledge” of such party for purposes of the merger agreement) did not have actual knowledge after reasonable inquiry of their direct reports. Furthermore, each of the representations and warranties is subject to the qualifications set forth on the disclosure letter delivered to CorePoint by Cavalier, in the case of representations and warranties made by CorePoint, and the disclosure letter delivered to Cavalier by CorePoint, in the case of representations and warranties made by Cavalier, as well as the reports of CorePoint filed with or furnished to the SEC during the period from January 1, 2019 through November 4, 2021 (excluding any disclosures set forth under the captions “Risk Factors” or “Forward-Looking Statements” and in any other section to the extent they are cautionary, predictive or forward-looking in nature).

In the merger agreement, CorePoint has made representations and warranties to Cavalier, regarding:

•	organization, good standing, authority and qualification to do business of CorePoint and its subsidiaries;

•	organizational documents;

•	capitalization;

•	corporate authority and power with respect to the execution, delivery and performance of the merger agreement;

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the consent of and filings with governmental entities needed in connection with the execution, delivery and performance of the merger agreement or the consummation of the merger and the other transactions contemplated by the merger agreement;

•

the absence of violations of, or conflicts with, CorePoint’s or its subsidiaries’ organizational documents, applicable law and certain contracts as a result of the execution, delivery and performance of the merger agreement and the consummation of the merger and the other transactions contemplated by the merger agreement;

•	compliance with certain laws and regulations and CorePoint’s permits;

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the proper filing of reports with the SEC since January 1, 2019, the accuracy of the information contained in those reports, compliance with the requirements of certain laws and the design and maintenance of its internal disclosure controls and procedures;

•	the compliance with GAAP with respect to financial statements included in or incorporated by reference in its SEC filings;

•	the absence of certain undisclosed liabilities or “off balance sheet arrangements”;

•	certain material contracts;

•	conduct of business in the ordinary course from December 31, 2020 through November 6, 2021;

•	the absence of any event that has had or would be reasonably expected to have, individually or in the aggregate, a material adverse effect on CorePoint from December 31, 2020;

•	the absence of any action taken by CorePoint between December 31, 2020 and November 6, 2021 that would require certain consents by Cavalier if taken after November 6, 2021;

•	absence of certain litigation and governmental orders;

•	employee benefits matters, including matters related to employee benefit plans;

•	labor and employment matters;

•	insurance;

•	real property;

•	tax matters, including relating to CorePoint’s qualification and taxation as a REIT;

•	information supplied by CorePoint in connection with the proxy statement issued in connection with the special meeting;

•	intellectual property and data and information security;

•	environmental matters;

•	opinion of financial advisor;

•	brokers and finders;

•	inapplicability to the merger of state or federal takeover statutes and anti-takeover provisions in CorePoint’s organizational documents;

•	affiliate transactions; and

•	the absence of other representations and warranties.

In the merger agreement, Cavalier and Merger Sub have made representations and warranties to CorePoint regarding:

•	organization, good standing, authority and qualification to do business;

•	corporate authority and power with respect to the execution, delivery and performance of the merger agreement;

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the consent of and filings with governmental entities needed in connection with the execution, delivery and performance of the merger agreement or the consummation of the merger and the other transactions contemplated by the merger agreement;

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the absence of violations of, or conflicts with, Cavalier’s, Merger Sub’s or their respective subsidiaries’ organizational documents, applicable law and certain contracts as a result of the execution, delivery and performance of the merger agreement and the consummation of the merger and the other transactions contemplated by the merger agreement;

•

satisfaction by Cavalier and its applicable subsidiaries, as of the effective time, of requirements under each property management agreement and franchise agreement applicable to the transferee of such agreement and the property to which such agreement relates;

•	absence of certain litigation and governmental orders;

•	information supplied by Cavalier in connection with the proxy statement issued in connection with the special meeting;

•	brokers and finders;

•	debt and equity financing in connection with the merger;

•	availability of funds to pay the financing uses (as defined in the merger agreement);

•	limited guaranties;

•	Cavalier’s ownership of CorePoint common stock;

•	voting requirements;

•	solvency of the surviving entity;

•	arrangements with CorePoint management, directors or stockholders;

•	the absence of other representations and warranties; and

•	Cavalier and Merger Sub’s access to information.

For purposes of the merger agreement, a “material adverse effect” on CorePoint means any event, development, change, effect or occurrence that, individually or in the aggregate with all other events, developments, changes, effects or occurrences, has a material adverse effect on or with respect to the assets, business, results of operation or financial condition of CorePoint and its subsidiaries taken as a whole, provided that no events, developments, changes, effects or occurrences resulting from any of the following shall be deemed, either alone or in combination with any of the following, to constitute or contribute to a material adverse effect or be taken into account in determining whether a material adverse effect has occurred or would reasonably be expected to occur:

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general changes or developments after November 6, 2021 in the economy or the financial, debt, capital, credit or securities markets or political, business or regulatory conditions in the United States or elsewhere in the world, including as a result of changes in geopolitical conditions;

•	general changes or developments after November 6, 2021 in the industries in which CorePoint or its subsidiaries operate or where CorePoint’s products or services are sold;

•	changes or prospective changes after November 6, 2021 in any applicable laws or regulations or applicable accounting regulations or principles or interpretation or enforcement thereof;

•

any epidemic, pandemic or other outbreak of illness or disease or public health event (including COVID-19) or any COVID-19 measures or any changes, after November 6, 2021, in such COVID-19 measures or changes, after November 6, 2021, in the interpretation, implementation or enforcement thereof;

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the execution and delivery of the merger agreement or the public announcement or pendency of the merger or other transactions contemplated by the merger agreement, including any impact thereof on relationships, contractual or otherwise, with customers, lessors, suppliers, vendors, investors, lenders, partners, distributors, financing sources, licensors, managers, operators, franchisors, contractors or employees of CorePoint and its subsidiaries (provided that this exception shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address, as applicable, the consequences resulting from the execution and delivery of the merger agreement or the public announcement or pendency of the merger or other transactions contemplated by the merger agreement);

•	any actions expressly required under the merger agreement;

•	any action taken (or not taken) by CorePoint or any of its subsidiaries (1) that is required to be taken (or not to be taken) by the merger agreement and for which CorePoint shall have requested in writing Cavalier’s consent to permit its non-compliance and Cavalier shall not have granted such consent or (2) at the written request of Cavalier, which action taken (or not taken) is not required under the terms of the merger agreement;

•

any hurricane, cyclone, tornado, earthquake, flood, tsunami, natural disaster, act of God or other comparable events or outbreak or escalation of hostilities or war (whether or not declared), military actions or any act of sabotage or terrorism, or national or international political or social conditions;

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any decline in the market price or trading volume of the shares or the credit rating of CorePoint (provided that this exception shall not prevent or otherwise affect a determination that any events, developments, changes, effects or occurrences underlying such change has resulted in, or contributed to, a material adverse effect if not otherwise falling within any of the other exceptions listed here); or

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any failure by CorePoint to meet any published analyst estimates or expectations of CorePoint’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by CorePoint to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (provided that this exception shall not prevent or otherwise affect a determination that any events, developments, changes, effects or occurrences underlying such failure has resulted in, or contributed to, a material adverse effect if not otherwise falling within any of the exceptions listed here);

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except in the cases of the first through fourth and eighth exceptions listed above, to the extent that CorePoint and its subsidiaries, taken as a whole, are materially disproportionately affected thereby as compared with other participants of comparable size in the industries in which CorePoint and its subsidiaries operate (in which case solely the incremental materially disproportionate impact or impacts may be taken into account in determining whether there has been or would reasonably be expected to be a material adverse effect).

Conduct of Business Pending the Merger

The merger agreement provides that, subject to certain exceptions in the disclosure letter delivered by CorePoint in connection with the merger agreement, and except as may be otherwise contemplated by the merger agreement, as required under the property management and franchise agreements, as disclosed in the reports of CorePoint filed with or furnished to the SEC prior to November 6, 2021, as required by law, or as required by or to the extent commercially reasonable in response to any COVID-19 measures (provided that CorePoint keeps Cavalier reasonably informed of, and to the extent reasonably practicable, consults with Cavalier prior to taking of any material action with respect to such COVID-19 measures) or except as approved in writing by Cavalier (which approval may not be unreasonably withheld, conditioned or delayed), during the period from November 6, 2021 to the effective time (or the date, if any, on which the merger agreement is terminated by its terms), (i) CorePoint must use its reasonable best efforts to conduct the business of CorePoint and its subsidiaries in the ordinary and usual course of business and maintain the status of CorePoint as a REIT and must use its commercially reasonable efforts to preserve substantially intact its business organization and material business relationships with governmental entities, customers, suppliers, creditors and lessors and (ii) CorePoint will not and will cause each of its subsidiaries not to:

•	amend or otherwise change CorePoint’s charter or bylaws or materially amend or otherwise materially change the applicable governing instruments of any subsidiary of CorePoint;

•

make any acquisition of, or make any investment in any interest in, any person, corporation, partnership, or other business organization or division thereof, in each case, except for (A) purchases of inventory and other assets (other than real property) in the ordinary course of business or pursuant to existing contracts, (B) acquisitions or investments (other than real property) with a fair market value or purchase price not to exceed $5 million in the aggregate, or (C) any wholly owned subsidiaries of CorePoint;

•

grant, issue, sell, encumber, pledge or dispose of (or authorize the same) any shares of capital stock, voting securities or other ownership interest, or any puts, calls, options, warrants, convertible securities or other rights or commitments of any kind to acquire or receive any shares of capital stock, any voting securities or other ownership interest, of CorePoint or any of its subsidiaries, except for (a) the issuance of shares of Core Point common stock upon the vesting or settlement of CorePoint Stock Units and PSUs outstanding on November 6, 2021 pursuant to the terms of such company equity awards as in effect on November 6, 2021, or (b) any issuance, sale or disposition to CorePoint or a wholly owned subsidiary of CorePoint by any wholly owned subsidiary of CorePoint;

•

reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire any shares of capital stock of CorePoint (except to satisfy applicable tax withholding upon the vesting of restricted stock or settlement of any stock units and PSUs outstanding on November 6, 2021, in each cash pursuant to the terms of such company equity awards as in effect on November 6, 2021), or reclassify, combine, split or subdivide any capital stock or other ownership interests of any of CorePoint’s wholly owned subsidiaries;

•

except under CorePoint’s credit facilities, create or incur any lien (other than certain permitted liens), in excess of $75 million of notional debt in the aggregate on any material assets of CorePoint or its subsidiaries, except for liens that are required by or automatically effected by contracts in place as of November 6, 2021;

•	make any loans or advances to any person (other than CorePoint or any of its wholly owned subsidiaries);

•

sell or otherwise dispose of any person, corporation, partnership or other business organization or division thereof or otherwise sell, assign, exclusively license, allow to expire, or dispose of any assets, rights or properties except (a) sales, dispositions or licensing of equipment and/or inventory and other assets, excluding real property, in the ordinary course of business or pursuant to existing contracts, (b) assignments of leases or sub-leases, in each case, in the ordinary course of business in connection with dispositions of assets that are otherwise permitted under the merger agreement, (c) sales of obsolete assets in the ordinary course of business, (d) sales among CorePoint and its wholly owned subsidiaries or among CorePoint’s wholly owned subsidiaries, or (e) sales of certain properties set forth in CorePoint’s disclosure letter;

•

declare, set aside, make or pay, or set a record date for, any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except (a) the payment of dividends on CorePoint preferred stock in accordance with their respective terms as set forth in the CorePoint charter, the redemption of CorePoint preferred stock in accordance with its terms set forth in the CorePoint charter, (b) for any dividend or distribution by a wholly owned subsidiary of CorePoint to CorePoint or any wholly owned subsidiary of CorePoint, (c) dividends or distributions declared, set aside or paid by CorePoint or any of its wholly owned subsidiaries to any venture partners in any joint venture pursuant to existing contracts made available to Cavalier, and (d) for the declaration and payment by CorePoint of dividends or distributions in accordance with the section of the merger agreement permitting dividends related to maintaining CorePoint’s qualification as a REIT);

•

make or authorize any payment of, or accrual or commitment for, capital expenditures, except expenditures: (a) within the thresholds set forth in CorePoint’s disclosure letter or as required pursuant to the property management and franchise agreements in effect as of November 6, 2021, (b) expenditures not in excess of $15 million (net of insurance proceeds) in the aggregate that CorePoint reasonably determines are necessary to avoid a material business interruption, maintain the ability to operate in the ordinary course, or maintain the safety and integrity of any asset or property in response to any emergency, force majeure event or unanticipated and subsequently discovered events, occurrences or developments, (c) paid by any wholly owned subsidiary of CorePoint to CorePoint or to any other wholly owned subsidiary of CorePoint, or (d) for the maintenance and repair at existing CorePoint real property in the ordinary course of business consistent with past practice;

•

other than in the ordinary course of business, enter into any contract that would have been a material contract under certain categories under the merger agreement had it been entered into prior to November 6, 2021, amend or modify, or terminate any material contract other than (a) expirations and renewals of any such contract in the ordinary course of business in accordance with the terms thereof, (b) non-exclusive licenses, covenants not to sue, releases, waivers or other non-exclusive rights under intellectual property owned by CorePoint and its subsidiaries, (c) any agreement among CorePoint and its wholly owned subsidiaries or among CorePoint’s wholly owned subsidiaries, or (d) the termination of any management agreements or franchise agreements in connection with the sale of a property otherwise permitted under the merger agreement or a default by a counterparty thereunder;

•	amend or modify, or grant any material consent under, any material contract relating to any joint venture;

•

except for intercompany loans between CorePoint and any of its subsidiaries or between any subsidiaries of CorePoint and for insurance premium financings pursuant to insurance agreements in effect as of November 6, 2021 or entered into in the ordinary course, incur indebtedness for borrowed money or assume, guarantee or endorse the obligations of any persons (other than a subsidiary of CorePoint), in each case, in excess of $1 million in the aggregate, other than:

•

indebtedness for borrowed money incurred in the ordinary course of business under CorePoint’s revolving credit facilities and other lines of credit existing as of November 6, 2021 but in any event not to exceed $2 million in the aggregate at any time outstanding;

•	guarantees by CorePoint or any subsidiary of CorePoint of indebtedness of CorePoint or any other subsidiary of CorePoint the incurrence of which is not otherwise prohibited by the merger agreement;

•

indebtedness incurred in connection with a refinancing or replacement of existing indebtedness, but in all cases which refinancing or replacement shall not increase the aggregate amount of indebtedness permitted to be outstanding thereunder and in each case on customary commercial terms consistent in all material respects with or more beneficial than the indebtedness being refinanced or replaced;

•	indebtedness incurred pursuant to letters of credit, performance bonds or other similar arrangements in the ordinary course of business;

•	certain types of hedging arrangements specified in the merger agreement which are (a) not entered for speculative purposes and (b) entered into in the ordinary course of business; or

•	indebtedness incurred among CorePoint and its wholly owned subsidiaries or among CorePoint’s wholly owned subsidiaries;

•	except pursuant to any employee benefit plan in accordance with its terms as in effect of November 6, 2021:

•	increase the compensation or benefits of any its directors, officers or employees;

•	grant any retention, change in control, severance or termination pay to any CorePoint employee;

•	establish, adopt, enter into, amend or terminate any employee benefit plan, except for offers of employment in connection with a replacement hiring as expressly permitted by the merger agreement;

•	grant any compensation award (including equity or equity-based award);

•	take any action to fund or in any other way secure the payment of compensation or benefits under any employee benefit plan;

•	accelerate the time of payment or vesting of any compensation, rights or benefits under any employee benefit plan;

•	terminate, hire or engage any employee, other than terminations for cause, or hiring or engaging employees in the ordinary course of business to replace departed employees; or

•	loan or advance any money or any other property to any present or former director, officer or employee of CorePoint or any subsidiary of CorePoint;

•

make any material change in any financial accounting principles, except as may be appropriate to conform to changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto;

•

except in each case to the extent CorePoint determines, after prior consultation with Cavalier, that such action is reasonably necessary to preserve the status of CorePoint as a REIT (a) make any change to any material method of tax accounting, (b) make, change or revoke any material tax election, (c) surrender any claim for a refund of material taxes, (d) enter into any closing agreement with respect to any material taxes, (e) amend any material tax return, (f) surrender any right to claim any material tax refund, (g) enter into any tax protection agreement; (g) settle or compromise any material tax liability, audit, claim, assessment or other proceedings, (i) seek any tax ruling from any tax authority or (j) consent to any extension or waiver of the limitation period applicable to any tax claim or assessment;

•	enter into or amend any collective bargaining agreement with any labor organization or other representative of any CorePoint employees;

•

other than any litigation relating to the merger agreement and the transactions contemplated thereby or any litigation related to taxes or tax matters, settle or compromise any litigation, other than settlements or compromises of litigation (a) where the amount paid (net of insurance proceeds receivable) does not exceed $2.5 million in the aggregate (net of any insurance proceeds and indemnity, contribution or similar payments actually received by CorePoint or its subsidiaries in respect thereof), (b) where the amount is paid or reimbursed by an insurance carrier after any applicable deductible or a third party under an indemnity or similar obligation, or (c) does not impose any non-monetary relief or obligation on CorePoint and its subsidiaries (other than customary confidentiality obligations);

•

merge or consolidate with any person or adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of such entity or otherwise change the form of legal entity of such entity;

•	enter into any new line of business outside its existing business as of November 6, 2021;

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vote to approve or otherwise consent to the taking of any action, or fail to exercise any rights to veto or prevent, any action by any joint venture of CorePoint or its subsidiaries that would be prohibited by the interim operating covenants in the merger agreement if such joint venture was a subsidiary of CorePoint;

•	take any action, or fail to take any action, which action or failure to act would reasonably be expected to cause CorePoint to fail to qualify as a REIT or any of its subsidiaries to cease to be treated as a partnership or disregarded entity for U.S. federal income tax purposes or as a qualified REIT subsidiary, a taxable REIT subsidiary or a REIT, as applicable; or

•	agree, authorize, or commit to do any of the foregoing.

Notwithstanding anything to the contrary set forth in the merger agreement, nothing in the merger agreement shall prohibit CorePoint or any of its subsidiaries, in consultation with Cavalier, from taking any action, at any time or from time to time, that in the reasonable judgment of the Board, upon advice of counsel, is reasonably necessary for any of CorePoint or any of its subsidiaries to maintain its qualification as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”) for any period or portion thereof ending on or prior to the effective time, including making dividend or other distribution payments to stockholders of CorePoint (in accordance with the section of the merger agreement permitting dividends related to maintaining CorePoint’s qualification as a REIT) or otherwise.

The merger agreement also provides that, except as may be expressly required by the merger agreement and certain other ancillary agreements or required by applicable law, during the period from November 6, 2021 to effective time (or the date, if any, on which the merger agreement is terminated by its terms), each of Cavalier and Merger Sub agrees, that from November 6, 2021 until the earlier of the effective time and the valid termination of the merger agreement in accordance with its terms, it shall not and Cavalier shall cause each member of the Cavalier Group (as defined below) not to, directly or indirectly, take any action (including any action with respect to a third party) that would, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the consummation of the merger or the other transactions contemplated by the merger agreement or their respective ability to satisfy their obligations hereunder.

Notwithstanding the above, nothing contained in the merger agreement gives Cavalier or Merger Sub the right to control or direct CorePoint’s or its subsidiaries’ operations prior to the effective time and nothing contained in the merger agreement gives CorePoint the right to control or direct Cavalier’s, Merger Sub’s or their respective subsidiaries’ operations prior to the effective time.

Other Covenants and Agreements

Access to Information

Subject to certain exceptions and limitations, from November 6, 2021 to the effective time, CorePoint will, and will use its reasonable best efforts to cause its subsidiaries, officers, directors, employees and representatives to, afford Cavalier and its representatives reasonable access, consistent with applicable law, during normal business hours to CorePoint’s and its subsidiaries’ officers, employees, books and records and the CorePoint real property, as reasonably necessary to facilitate consummation of the transactions contemplated by the merger agreement.

No Solicitation; Acquisition Proposals

Except as expressly permitted by the merger agreement, from November 6, 2021 until the effective time or, if earlier, the valid termination of the merger agreement in accordance with its terms, CorePoint will not, and will cause its subsidiaries not to and will direct its and their respective representatives not to:

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initiate, solicit, propose, knowingly assist, knowingly encourage (including by way of furnishing information) or knowingly take any action to facilitate any inquiry, proposals or offers regarding, or the making of, any Acquisition Proposal;

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engage in, continue or otherwise participate in any discussions with or negotiations relating to, or furnish any non-public information to any person in connection with, any Acquisition Proposal (other than to state that the terms of this provision prohibit such discussions or negotiations);

•	approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal; or

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negotiate, execute or enter into, any merger agreement, acquisition agreement or other similar definitive agreement for any Acquisition Proposal (other than an acceptable confidentiality agreement (as defined in the merger agreement)); provided that any expressly permitted determination or action by the Board shall not be deemed to be a breach or violation of, or give Cavalier a right to terminate, the merger agreement.

Notwithstanding anything to the contrary in the merger agreement, CorePoint or its Board may:

•

comply with its disclosure obligations under applicable law or the rules and policies of the NYSE, take and disclose to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer), make a “stop-look-and-listen” communication to the stockholders of CorePoint pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communications to the stockholders of CorePoint) or make any legally required disclosure to stockholders with regard to the transactions contemplated by the merger agreement or an Acquisition Proposal; provided, that (a) such disclosure includes an express reaffirmation of the recommendation in favor of the merger, without any amendment, withdrawal, alteration, modification or qualification thereof and (b) the Board may not make a Change of Recommendation except to the extent otherwise permitted by the merger agreement;

•	prior to (but not after) obtaining the Company Requisite Vote:

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contact and engage in limited communications with any person or group of persons and their respective representatives who has made an Acquisition Proposal after November 6, 2021 that was not solicited in material breach of the merger agreement, solely for the purpose of clarifying such Acquisition Proposal and the terms thereof and solely so that CorePoint may inform itself about such Acquisition Proposal;

•

(a) contact and engage in any communications, negotiations or discussions with any person or group of persons and their respective representatives who has made an Acquisition Proposal after November 6, 2021 that was not solicited in material breach of the merger agreement (which negotiations or discussions need not be solely for clarification purposes) and (b) provide access to CorePoint’s or any of its subsidiaries’ properties, books and records and provide information or data in response to a request therefor by a person who has made a bona fide Acquisition Proposal after November 6, 2021 that was not solicited in material breach of the merger agreement, in each case, if the Board (A) has determined in good faith, after consultation with its outside legal counsel and financial advisor(s), that, based on the information then available, such Acquisition Proposal constitutes or would reasonably be expected to constitute, result in or lead to a Superior Proposal and (B) has received from the person who has made such Acquisition Proposal an executed acceptable confidentiality agreement (as defined in the merger agreement); provided that CorePoint shall provide to Cavalier any material non-public information or data that is provided to any person given such access that was not previously made available to Cavalier prior to or promptly following the time it is provided to such person; or

•	make a Change of Recommendation in accordance with the applicable provisions of the merger agreement described below; or

•	resolve, authorize, commit or agree to do any of the foregoing (only to the extent such actions would be permitted pursuant to the applicable provisions in the merger agreement described above).

Notwithstanding anything in the merger agreement to the contrary, prior to the time, but not after, the Company Requisite Vote is obtained, if an Acquisition Proposal that did not otherwise result from a material breach of the merger agreement is received by CorePoint, and the Board determines in good faith, after consultation with its outside legal counsel and its financial advisor(s) that such Acquisition Proposal would constitute a Superior Proposal, the Board may, if the Board has determined in good faith after consultation with its financial advisor(s) and outside legal counsel, that failure to take such action would reasonably be expected to be inconsistent with the directors’ duties under applicable law, (x) effect a Change of Recommendation and/or (y) terminate the merger agreement pursuant to the merger agreement in order to enter into a definitive written agreement providing for such Superior Proposal; provided, however, that CorePoint pays to Cavalier any termination payment required to be paid pursuant to the merger agreement at or prior to the time of such termination (it being understood that such termination will not be effective until such termination fee is paid); provided further, that:

•

CorePoint will not be entitled to make a Change of Recommendation or terminate the merger agreement in accordance with its terms unless (i) CorePoint delivers to Cavalier a written notice advising Cavalier that the Board intends to take such action and containing the material terms and conditions of the Superior Proposal that is the basis of the proposed action of the Board (including the identity of the party making such Superior Proposal and a written summary of any additional material terms and conditions communicated orally), and shall include with such notice unredacted copies of the proposed transaction agreement (if any) and copies of any other documents evidencing or specifying the terms and conditions of such Acquisition Proposal, and (ii) at or after 5:00 p.m., New York City time, on the fourth business day immediately following the day on which CorePoint delivered the such notice;

•

after giving such notice and prior to taking any action described in clauses (x) or (y) above, CorePoint shall negotiate in good faith with Cavalier (to the extent requested by Cavalier), to make such revisions to the terms of the merger agreement as would cause such Acquisition Proposal to cease to be a Superior Proposal; and

•

at the end of the notice period, prior to and as a condition to taking any action described in clauses (x) or (y) above, the Board shall take into account in good faith any changes to the terms of the merger agreement proposed in writing by Cavalier in response to the notice by CorePoint and any other information offered by Cavalier in response to the notice by CorePoint, and shall have determined in good faith after consultation with its outside legal counsel and its financial advisor(s) that such Acquisition Proposal continues to constitute a Superior Proposal, if such changes offered in writing by Cavalier (if any) were to be given effect. Any revision, amendment, update or supplement to the consideration or any other material terms of any Acquisition Proposal will be deemed to be a new Acquisition Proposal and require a new notice by CorePoint and notice period of two business days.

Notwithstanding anything in the merger agreement to the contrary, prior to the time, but not after, the Company Requisite Vote is obtained, the Board may effect a Change of Recommendation if (x) an Intervening Event has occurred, and (y) prior to taking such action, the Board has determined in good faith, after consultation with its outside legal counsel and its financial advisor(s), that failure to take such action in response to such Intervening Event would reasonably be expected to be inconsistent with the directors’ duties under applicable law; provided, however, that prior to effecting such Change of Recommendation, (A) CorePoint shall give notice to Cavalier four business days in advance, which notice shall include a reasonably detailed description of such Intervening Event, (B) after giving such notice and prior to effecting a Change of Recommendation, CorePoint shall negotiate in good faith with Cavalier (to the extent requested by Cavalier), to make revisions to the terms of the merger agreement and (C) at the end of the notice period, prior to and as a condition to effecting a Change of Recommendation, the Board shall take into account in good faith any changes to the terms of the merger agreement proposed in writing by Cavalier in response to the notice by CorePoint and any other information offered by Cavalier in response to the notice by CorePoint, and shall have determined in good faith after consultation with its outside legal counsel and its financial advisor(s) that (I) such Intervening Event remains in effect and (II) the failure to effect a Change of Recommendation in response to such Intervening Event would reasonably be expected to be inconsistent with the directors’ duties under applicable law if such changes proposed in writing by Cavalier (if any) were to be given effect.

CorePoint agrees that immediately following November 6, 2021, it shall promptly (and in any event within 24 hours) give notice to Cavalier of the receipt of any Acquisition Proposal, which notice shall include a summary of the material terms and conditions of, and the identity of the person making, such proposal, including proposed agreements received by CorePoint relating to such Acquisition Proposal, and thereafter shall keep Cavalier informed, on a reasonably current basis, of the status and material terms of any such proposals or offers (including any amendments or proposed amendments to the material terms thereof) and the status of any such discussions or negotiations and promptly provide (and in any event within 24 hours) to Cavalier any material nonpublic information concerning CorePoint provided to any other person in connection with any Acquisition Proposal that was not previously provided to Cavalier. CorePoint shall promptly (and in any event within 24 hours after such determination) inform Cavalier in writing if CorePoint determines to begin providing information or to engage in discussions or negotiations concerning an Acquisition Proposal pursuant to the terms of the merger agreement. Unless the merger agreement has been validly terminated pursuant to its terms, CorePoint shall not take any action to exempt any person other than Cavalier from the restrictions on “business combinations” contained in any applicable takeover law or in the organizational documents of the CorePoint, or otherwise cause such restrictions not to apply. CorePoint agrees that it will not, directly or indirectly, enter into any agreement with any person which directly or indirectly prohibits CorePoint from providing any information to Cavalier in accordance with, or otherwise complying with, the merger agreement.

CorePoint agrees that immediately following November 6, 2021, it shall (i) cease any solicitations, discussions or negotiations with any person (other than Cavalier and Merger Sub and their respective representatives) in connection with an Acquisition Proposal, in each case that exist as of November 6, 2021, (ii) promptly request each person (other than the Cavalier and Merger Sub and their respective representatives) that has prior to November 6, 2021 executed a confidentiality agreement in connection with its consideration of acquiring CorePoint to return or destroy all confidential information furnished to such person by or on behalf of it or any of its subsidiaries prior to November 6, 2021 and (iii) promptly terminate all physical and electronic data access previously granted to such persons. CorePoint shall enforce, and not waive, terminate or modify without Cavalier’s prior written consent, any confidentiality, standstill or similar provision in any confidentiality, standstill or other agreement; provided that, if the Board determines in good faith after consultation with the CorePoint’s outside legal counsel that the failure to waive a particular standstill provision would reasonably be expected to be inconsistent with the directors’ duties under applicable law, CorePoint may, waive such standstill solely to the extent necessary to permit the applicable person (if it has not been solicited in material violation of the merger agreement) to make, on a confidential basis to the Board, an Acquisition Proposal, conditioned upon such person agreeing to disclosure of such Acquisition Proposal to Cavalier, in each case as contemplated by the merger agreement so long as CorePoint promptly notifies Cavalier thereof after granting any such waiver.

For purposes of the merger agreement, “Acquisition Proposal” means:

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any proposal or offer from any person or group of persons (other than Cavalier or its respective affiliates) relating to (A) any direct or indirect acquisition or purchase, in a single transaction or series of related transactions, by any person or group of a business that constitutes 20% or more of the net revenues, net income or fair market value (as determined in good faith by the Board) of the consolidated total assets (it being understood that total assets include equity securities of subsidiaries of CorePoint) of CorePoint and its subsidiaries, taken as a whole, (B) any direct or indirect acquisition or purchase, in a single transaction or series of related transactions, resulting in any person or group beneficially owning 20% or more of the total voting power of the equity securities of CorePoint, (C) any tender offer or exchange offer that if consummated would result in any person or group beneficially owning 20% or more of the total voting power of the equity securities of CorePoint, or (D) any merger (including a reverse merger in which CorePoint is the surviving entity), reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving CorePoint (or any subsidiary or subsidiaries of CorePoint whose business constitutes 20% or more of the net revenues, net income or fair market value (as determined in good faith by the Board) of the consolidated total assets of CorePoint and its subsidiaries, taken as a whole); in each case, except the transactions contemplated by the merger agreement; provided that any proposal or offer to the extent related to any purchase of assets, properties or businesses to be divested or held separate in accordance with the merger agreement shall not be deemed an Acquisition Proposal.

For purposes of the merger agreement, “Intervening Event” means:

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any material event, development, change, effect or occurrence (but specifically excluding any Acquisition Proposal or Superior Proposal) that was not known and was not reasonably foreseeable by the Board on November 6, 2021 (or, if known or reasonably foreseeable, the consequences of which were not known and were not reasonably foreseeable by the Board as of November 6, 2021), which becomes known to CorePoint or the Board after November 6, 2021; provided that in no event shall the following events, changes or developments constitute an Intervening Event: (A) the receipt, existence or terms of an Acquisition Proposal or any matter relating thereto or consequence thereof or (B) changes in the market price or trading volume of any securities of CorePoint or its subsidiaries or any change in credit rating or the fact that CorePoint meets or exceeds internal or published estimates, projections, forecasts or predictions for any period (provided, however, that the underlying causes shall not be excluded by this clause (B)).

For purposes of the merger agreement, “Superior Proposal” means:

•

a bona fide and written Acquisition Proposal (except that the references in the definition thereof to “20% or more” shall be deemed to be references to “80% or more”), that the Board, after consultation with its outside legal counsel and its financial advisor(s), in good faith determines (x) is reasonably likely to be consummated in accordance with its terms and (y) would, if consummated, result in a transaction that is more favorable (including from a financial point of view) to the stockholders of CorePoint than the transactions contemplated by the merger agreement, in each case after taking into account all such factors and matters deemed relevant in good faith by the Board, including legal, financial (including the financing terms of any such proposal), regulatory and stockholder approval requirements, the sources, availability and terms of any financing, financing market conditions and the existence of any financing contingency, the likelihood of termination, the likely timing of closing, the identity of and any prior dealings with the person or persons making the proposal, timing or other aspects of such proposal and the transactions contemplated by the merger agreement and any other aspects considered relevant in good faith by the Board and after taking into account any changes to the terms of the merger agreement irrevocably offered in writing by Cavalier in response to such Superior Proposal.

For purposes of the merger agreement, “Change of Recommendation” means:

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any of the following actions by the Board: (A) failing to include a recommendation that the stockholders of CorePoint vote in favor of the merger (the “Recommendation”) in the proxy statement, (B) withdrawing, modifying, qualifying, amending or changing the Recommendation, (C) failing to recommend in a solicitation/recommendation statement on Schedule 14D-9 against any Acquisition Proposal that is a tender offer or exchange offer subject to Regulation 14D promulgated under the Exchange Act for outstanding shares of CorePoint common stock (other than by Cavalier or an affiliate of Cavalier), in each case, within ten (10) business days after the commencement thereof, it being understood and agreed that, for all purposes of the merger agreement, a communication by the Board to the stockholders of CorePoint in accordance with Rule 14d-9(f) of the Exchange Act, or any similar communication to the stockholders of CorePoint in connection with the commencement of a tender offer or exchange offer, shall not, in and of itself, be deemed to constitute a Change of Recommendation (so long as any such disclosure (x) includes an express reaffirmation of the Recommendation, without any amendment, withdrawal, alteration, modification or qualification thereof and (y) does not include any statement that constitutes, and does not otherwise constitute, a Change of Recommendation), or (D) formally resolving to effect or publicly announce an intention or resolution to effect any of the foregoing.

For the avoidance of doubt, none of (I) the determination by the Board that an Acquisition Proposal constitutes a Superior Proposal, (II) the taking of any action by CorePoint, its Board or any of its representatives permitted by the applicable provisions relating to the exceptions to its non-solicitation obligations or (III) the delivery by CorePoint to Cavalier of any notice contemplated by the applicable change of recommendation provisions, in each case so long as CorePoint or the Board does not intentionally issue any public statement to such effect and does not otherwise effect a Change of Recommendation thereby, will in and of itself constitute a Change of Recommendation.

For purposes of the merger agreement, “Company Requisite Vote” means:

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the affirmative vote (in person or by proxy) of the holders of a majority of all of the outstanding shares of common stock at the special meeting, or any adjournment or postponement thereof, to approve the merger and the other transactions contemplated by the merger agreement.

Company Stockholder Meeting and Related Actions

CorePoint, acting through its Board (or a committee thereof), shall as promptly as reasonably practicable following the date on which CorePoint is made aware that the SEC will not review this proxy statement or has no further comments on this proxy statement, take all action required under the MGCL, CorePoint’s charter, CorePoint’s bylaws and the applicable requirements of the NYSE necessary to promptly and duly call, give notice of, convene and hold as promptly as reasonably practicable a meeting of its stockholders for the purpose of (a) approving the merger and (b) if and only if required or otherwise mutually agreed, a vote upon other matters of the type customarily brought before a meeting of stockholders in connection with the approval of a merger or the transaction contemplated by a merger agreement (including any adjournment or postponement thereof); except that CorePoint may (and, at the written request of Cavalier, shall) postpone, recess or adjourn such meeting (i) to the extent required by law or duty, (ii) to allow reasonable additional time to solicit additional proxies to the extent CorePoint reasonably believes necessary in order to obtain Company Requisite Vote, (iii) if as of the time for which the special meeting is originally scheduled (as set forth in the proxy statement) there are insufficient shares of CorePoint common stock represented (either in person or by proxy) and voting to constitute a quorum necessary to conduct the business of the special meeting or (iv) to allow reasonable additional time for the filing and dissemination of any supplemental or amended disclosure which the Board has determined in good faith after consultation with outside counsel is necessary under applicable law or duty and for such supplemental or amended disclosure to be disseminated and reviewed by CorePoint’s stockholders prior to the special meeting; provided that such adjournment or postponement shall not delay the special meeting to a date on or after the fifth business day preceding the merger agreement outside date, unless otherwise required by applicable law. CorePoint, acting through its Board (or a committee thereof), shall (a) include in the proxy statement the Recommendation, and, subject to the consent of J.P. Morgan, the written opinion of J.P. Morgan, and (b) use its reasonable best efforts to obtain the Company Requisite Vote (it being understood that the Board will not be required to recommend in favor of approval of the merger if a Change of Recommendation has been effected in accordance with the terms of the merger agreement); provided that the Board may make a Change of Recommendation in accordance with the terms and conditions of the merger agreement and, following such Change of Recommendation, may fail to use such reasonable efforts. Notwithstanding anything to the contrary in the merger agreement, unless the merger agreement has been terminated in accordance with its terms, the special meeting (or any adjournment or postponement thereof) shall be convened and the merger shall be submitted to the stockholders of CorePoint at the special meeting (or any adjournment or postponement thereof), and nothing contained herein shall be deemed to relieve CorePoint of such obligation, including as a result of a Change of Recommendation.

Employee Benefits

For a period of at least 12 months following the effective time, Cavalier will provide to each employee of CorePoint or its subsidiaries who continues to be employed by the surviving entity or any subsidiary or affiliate thereof:

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a salary, wage and target bonus opportunity that, in each case, is no less favorable than the salary, wage and target bonus opportunity that was provided to such continuing employee immediately prior to the effective time; and

•

employee welfare and other benefits that are no less favorable in the aggregate to the employee welfare and other benefits (excluding equity-based compensation, defined benefit pensions or post-employment health or welfare benefits) provided to such continuing employees immediately prior to the effective time.

For the duration of the benefit continuation period, Cavalier or one of Cavalier’s affiliates will maintain for the benefit of each continuing employee a severance or termination arrangement no less favorable than the severance or termination arrangement provided to such continuing employee immediately prior to the effective time, each of which is listed in CorePoint’s disclosure letter.

If the closing has not occurred by January 1, 2022, then on or as soon as practicable following the closing date, a pro-rated portion of the bonuses or short term incentives that relate to performance during CorePoint’s 2022 fiscal year shall be paid to employees eligible to receive such bonuses or incentives pursuant to terms of the CorePoint’s annual bonus plans or short term incentive plans that relate to the 2022 fiscal year, with the amount of each prorated bonus based on the number of days that occurs during the 2022 fiscal year prior to the closing (with performance goals or metrics deemed achieved at target). If the closing has not occurred by January 1, 2022, then Cavalier will also honor and assume, or cause to be honored and assumed, the 2022 bonus plans in accordance with their terms, provided that such plans have been adopted and implemented without violation of the merger agreement.

To the extent that any employee benefit plan of Cavalier, the surviving entity or any of their respective subsidiaries is made available to any continuing employee on or following the effective time, Cavalier or any of its subsidiaries (including CorePoint and any subsidiaries thereof) will:

•

use commercially reasonable efforts to waive any pre-existing conditions, exclusions, limitations, actively-at-work requirements, and eligibility waiting periods under any group health plans of Cavalier or its affiliates with respect to continuing employees and their eligible dependents;

•

use commercially reasonable efforts to give each continuing employee credit for the plan year in which participation commences towards applicable deductibles and annual out-of-pocket limits for medical expenses incurred prior to commencement of participation for which payment has been made; and

•

to the extent that it would not result in a duplication of benefits and to the extent that such service was recognized under a similar CorePoint employee benefit plan, give each continuing employee service credit for such continuing employee’s employment with CorePoint for purposes of eligibility to participate and vesting credit (but excluding eligibility or benefit accrual under any defined benefit pension plan) under each applicable Cavalier benefit plan) as if such service had been performed with Cavalier.

Efforts to Consummate the Merger

CorePoint, Cavalier and Merger Sub will (and, in the case of Cavalier, cause each of its subsidiaries and controlled affiliates (collectively, the “Cavalier Group”) to) use their respective reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations or pursuant to any contract or agreement to cause the conditions to the closing of the merger to be satisfied as promptly as reasonably practicable and advisable (and in any event no later than the outside date) and consummate the transactions contemplated by the merger agreement as soon as reasonably practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings, and to obtain as promptly as reasonably practicable (and in any event no later than the outside date) all actions or nonactions, waivers, consents, registrations, expirations or terminations of waiting periods, approvals, permits and authorizations necessary or advisable to be obtained from any third party or any governmental entity in order to consummate the transactions contemplated by the merger agreement expeditiously. In furtherance and not in limitation of the foregoing, each party to the merger agreement agrees in the event that a filing is required pursuant to the HSR Act with respect to the transactions contemplated by the merger agreement, to make an appropriate filing of a notification and report form pursuant to the HSR Act as promptly as practicable and in any event within ten (10) business days following November 6, 2021, and to use its reasonable best efforts to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to any applicable antitrust law and to use its reasonable best efforts to take any and all other actions necessary, proper or advisable to cause the expiration or termination of any applicable waiting periods under the HSR Act as soon as practicable. Cavalier will be solely responsible for and pay all filing fees payable to governmental entities under any antitrust law.

Cavalier, on the one hand, and CorePoint, on the other hand, shall, in connection with the efforts and obligations referenced in the merger agreement, use its reasonable best efforts to: (i) consult and cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) subject to applicable law, furnish to the other party as promptly as reasonably practicable all information required for any application or other filing to be made by the other party pursuant to any applicable law in connection with the transactions contemplated by the merger agreement; (iii) promptly notify the other party of any communication received by such party from, or given by such party to, any governmental entity and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated by the merger agreement and, subject to applicable law, furnish the other party promptly with copies of all correspondence, filings and communications between them and any governmental entity with respect to the transactions contemplated by the merger agreement; (iv) respond as promptly as reasonably practicable to any inquiries received from, and supply as promptly as reasonably practicable any additional information or documentation that may be requested by any governmental entity in respect of the transactions contemplated by the merger agreement; and (v) permit the other party to review any communication given by it to, and consult with each other in advance, and consider in good faith the other party’s reasonable comments in connection with, any filing, notice, application, submission, communication, meeting or conference with any governmental entity or, in connection with any proceeding by a private party, with any other person. None of CorePoint, Cavalier or Merger Sub shall independently participate in any meeting or communication with any governmental entity in respect of any such filings, investigation or other inquiry without giving the other parties sufficient prior notice of the meeting and, to the extent permitted, the opportunity to attend and/or participate therein. Notwithstanding anything in the merger agreement to the contrary, but without limiting each party’s obligations under the merger agreement, Cavalier shall, on behalf of the Cavalier, Merger Sub and CorePoint, control and lead all communications and strategy for dealing with the applicable governmental entities with respect to any antitrust law that may be asserted by any governmental entity with respect to the transactions contemplated by the merger agreement, and Cavalier shall, on behalf of the Cavalier, Merger Sub and CorePoint, control and lead the defense strategy for dealing with all proceedings challenging the transactions contemplated by the merger agreement that are brought by any applicable governmental entity with respect to any antitrust law. Without limiting the foregoing, neither Cavalier nor any member of the Cavalier Group shall extend any waiting period or comparable period under the HSR Act or enter into any agreement with any governmental entity not to consummate the transactions contemplated by the merger agreement, except with the prior written consent of CorePoint.

Notwithstanding anything to the contrary set forth in the merger agreement, Cavalier shall, and shall cause each member of the Cavalier Group to, take any and all steps necessary, proper or advisable to (x) resolve, avoid, or eliminate impediments or objections, if any, that may be asserted with respect to the transactions contemplated by the merger agreement under any antitrust law or (y) avoid the entry of, effect the dissolution of, and have vacated, modified, suspended, eliminated, lifted, reversed or overturned, any decree, decision, determination, order or judgment entered or issued, or that becomes reasonably foreseeable to be entered or issued, that would, or would reasonably be expected to, prevent, restrain, enjoin, prohibit, make unlawful, restrict or delay the consummation of the contemplated transactions, so as to enable the parties to the merger agreement to close the contemplated transactions expeditiously (but in no event later than the outside date), including (A) proposing, negotiating, committing to, agreeing to and effecting, the sale, lease, divesture, disposition, or license (or holding separate pending such disposition) of any assets, operations, rights, product lines, licenses, properties, products, rights, services or businesses, or any interests therein, of CorePoint or its subsidiaries, (B) taking or agreeing to restrictions or actions that after the effective time would limit any party’s or its controlled affiliates’ freedom of action or operations with respect to, or its or their ability to retain, any assets, operations, rights, product lines, licenses, properties, products, rights, services or businesses, in each case, of CorePoint or its subsidiaries, or interests therein, or (C) agreeing to enter into, modify or terminate existing contractual relationships, and promptly effecting the sale, lease, license, divestiture and holding separate of assets, operations, rights, product lines, licenses, properties, products, rights, services or businesses of CorePoint or its subsidiaries and the entry into agreements with, and submission to orders of, the relevant governmental entity giving effect thereto or to such restrictions or actions. Nothing in the merger agreement shall require (I) CorePoint or Cavalier to effectuate or agree to effectuate any such action unless it is conditioned upon the closing and only effective following the closing, or (II) Cavalier to effect or agree, commit or consent to any divestiture, hold separate order, limitation on conduct or any other remedial action with respect to impacting any assets, operations, rights, product lines, licenses, properties, products, rights, services or businesses, or any interests therein, of Cavalier or any person other than CorePoint or its subsidiaries, or interests therein.

In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a governmental entity or private party challenging the merger or any other transaction contemplated by the merger agreement, or any other agreement contemplated by the merger agreement, (i) each of Cavalier and CorePoint shall, and Cavalier shall cause each member of the Cavalier Group to, cooperate in all respects with each other and use its respective best efforts to contest and resist any such action or proceeding and to have vacated, modified, suspended, eliminated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prevents, restrains, enjoins, prohibits, makes unlawful, restricts or delays consummation of the transactions contemplated by the merger agreement, and (ii) Cavalier shall cause each member of the Cavalier Group, at Cavalier’s cost and expense, defend through litigation on the merits of any claim or action asserted in any court, agency or other proceeding by any person or entity (including any governmental entity), whether judicial or administrative, seeking to delay, restrain, prevent, enjoin or otherwise prohibit consummation of, or otherwise in connection with, the transactions contemplated by the merger agreement. None of CorePoint, any of its subsidiaries, nor any of their respective representatives, shall be obligated to pay or commit to pay to any person whose approval or consent is being solicited any cash or other consideration, agree to any term or make any accommodation or commitment or incur any liability or other obligation in connection with its foregoing obligations in the merger agreement that is not conditioned upon consummation of the merger. Except as set forth in the provisions of the merger agreement relating to closing conditions, obtaining any approval or consent from any Person pursuant to the merger agreement shall not be a condition to the obligations of the parties to consummate the transactions contemplated by the merger agreement.

Neither Cavalier nor Merger Sub, nor any member of the Cavalier Group shall, and Cavalier shall cause each member of the Cavalier Group not to, take any action, including acquiring or agreeing to acquire, including by merging with or into or consolidating with, or by purchasing a portion of the assets of or equity in, or by any other manner, any business or any person, corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, properties or equity interests, if the entering into of a definitive agreement relating to, or the consummation of such acquisition, merger or consolidation or such other action could reasonably be expected to: (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any consents of any governmental entity or private party necessary to consummate the transactions contemplated by the merger agreement or the expiration or termination of any applicable waiting period; (ii) materially increase the risk of any governmental entity or private party seeking or entering an order prohibiting the consummation of the transactions contemplated by the merger agreement; or (iii) materially increase the risk of not being able to remove any such order on appeal or otherwise.

The parties to the merger agreement may, as they deem advisable and necessary, provide sensitive information and materials to the other party on an outside counsel-only basis or directly to the applicable governmental entity, while, to the extent feasible, making a version in which the sensitive information has been redacted available to the other party.

Indemnification of Directors and Officers; Insurance

From and after the effective time through the sixth anniversary of the date on which the effective time occurs, the surviving entity will indemnify and hold harmless each present (as of the effective time) and former director and officer of CorePoint or any of its subsidiaries (in each case, when acting in such capacity), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities or awards paid in settlement incurred in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative and whether formal or informal, arising out of, relating to or in connection with the fact that such person is or was a director or officer of CorePoint or any of its subsidiaries or serving in such capacity at the request thereof or any acts or omissions occurring or alleged to occur prior to the effective time in such person’s capacity as a director or officer of CorePoint or any of its subsidiaries or serving in such capacity at the request thereof, whether asserted or claimed prior to, at or after the effective time, to the fullest extent that CorePoint would have been permitted under Maryland law and its charter and bylaws in effect on November 6, 2021 to indemnify such person (and Cavalier or the surviving entity will advance expenses (including reasonable legal fees and expenses) incurred in the defense of any proceeding to the fullest extent permitted under applicable law, CorePoint’s charter, CorePoint’s bylaws or the certificate of incorporation, articles of incorporation and bylaws, or equivalent organizational documents, of any subsidiary; provided that the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification pursuant to this provision). In the event of any such proceeding (x) neither Cavalier nor the surviving entity will settle, compromise or consent to the entry of any judgment in any proceeding in which indemnification could be sought by such indemnified party hereunder, unless such settlement, compromise or consent includes an unconditional release of such indemnified party from all liability arising out of such proceeding or such indemnified party otherwise consents, and (y) the surviving entity will reasonably cooperate in the defense of any such matter. In the event any proceeding is brought against any indemnified party and in which indemnification could be sought by such indemnified party, (i) the surviving entity will have the right to control the defense thereof after the effective time, (ii) each indemnified party will be entitled to retain his or her own counsel, whether or not the surviving entity will elect to control the defense of any such proceeding, (iii) the surviving entity will pay all reasonable fees and expenses of any one such counsel retained by an indemnified party promptly after statements therefor are received, whether or not the surviving entity will elect to control the defense of any such proceeding, and (iv) no indemnified party will be liable for any settlement effected without his or her prior express written consent. The provisions in the surviving entity’s limited partnership agreement and certificate of limited partnership with respect to indemnification, advancement of expenses and exculpation of former or present directors and officers will be no less favorable to such directors and officers than such provisions contained in CorePoint’s charter and bylaws in effect as of November 6, 2021, which provisions will not be amended, repealed or otherwise modified for a period of six years after the effective time in any manner that would adversely affect the rights thereunder of any such individuals.

CorePoint will purchase from insurance carriers with comparable credit ratings, no later than the effective time, a six-year prepaid “tail policy” providing at least the same coverage and amounts containing terms and conditions that are no less advantageous to the insured than the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by CorePoint and its subsidiaries with respect to claims arising from facts or events that occurred at or before the effective time, including the transactions contemplated by the merger agreement, and from insurance carriers having at least an “A” rating by A.M. Best with respect to directors’ and officers’ liability insurance; provided, that in no event will the premium of such insurance coverage exceed 300% of the current annual premium paid by CorePoint for such purpose. In the event CorePoint elects to purchase such a “tail policy”, Cavalier will maintain such “tail policy” in full force and effect and continue to honor their respective obligations thereunder. If CorePoint elects not to purchase such a “tail policy”, then Cavalier shall maintain at no expense to the beneficiaries, in effect for at least six years from the effective time the current policies of the directors’ and officers’ liability insurance and fiduciary liability insurance maintained by CorePoint (provided that Cavalier may substitute therefor policies of at least the same coverage containing terms and conditions which are not less advantageous to any beneficiary thereof) with respect to matters existing or occurring at or prior to the effective time and from insurance carriers having at least an “A” rating by A.M. Best with respect to directors’ and officers’ liability insurance; provided that in no event will the premium of such insurance coverage exceed 300% of the current annual premium paid by CorePoint for such purpose. Cavalier agrees to honor and perform under all indemnification agreements entered into by CorePoint or any of its subsidiaries with any indemnified party.

IRS Matter

Promptly following November 6, 2021, CorePoint shall use reasonable best efforts to enter into an IRS Matter Qualified Closing Agreement pursuant to and consistent with the IRS Matter November Settlement Communications, including by promptly delivering to the IRS copies of the IRS Matter November Settlement Communications duly executed by CorePoint, and use reasonable best efforts to take, or cause to be taken, any actions and do, or cause to be done, any things that may, in each case, be necessary, proper or advisable in order to obtain fully countersigned copies thereof from the IRS. The parties agree that the IRS Matter November Settlement Communications, if duly executed by CorePoint and the IRS, constitute, collectively, an IRS Matter Qualified Closing Agreement for purposes of the merger agreement. In the event that, prior to the closing, (i) CorePoint enters into an IRS Matter Qualified Closing Agreement or (ii) Cavalier delivers an IRS Matter notice to CorePoint, the per share merger consideration shall be increased by an amount equal to the IRS Matter Incremental Per Share Consideration, and the per share merger consideration as so adjusted shall be deemed to be the “per share merger consideration” for all purposes of the merger agreement.

CorePoint may, at its sole discretion, from November 6, 2021 until the closing, (i) engage in communications, negotiations and discussions with the IRS with respect to the IRS Matter and take, or cause to be taken, any actions and do, or cause to be done, any things that may, in each case, be necessary, proper or advisable in order to enter into an IRS Matter Qualified Letter of Intent and/or an IRS Matter Qualified Closing Agreement as promptly as reasonably practicable and advisable, including preparing and filing any documentation to effect any notices, filings or submissions in connection therewith and (ii) enter into any IRS Matter Qualified Letter of Intent or IRS Matter Qualified Closing Agreement. Prior to the closing, CorePoint shall not, without the prior written consent of Cavalier (which consent shall not be unreasonably withheld, delayed or conditioned), enter into any IRS Matter Letter of Intent or IRS Matter Closing Agreement that is not an IRS Matter Qualified Letter of Intent or IRS Matter Qualified Closing Agreement, respectively. Following the execution of any IRS Matter Qualified Letter of Intent or IRS Matter Qualified Closing Agreement, CorePoint shall not amend, modify or waive any provision of, in each case in any manner adverse to CorePoint, or withdraw or terminate such, IRS Matter Qualified Letter of Intent or IRS Matter Qualified Closing Agreement without the prior written consent of Cavalier (which consent shall not be unreasonably withheld, delayed or conditioned). Cavalier acknowledges and agrees that CorePoint’s entry into any IRS Matter Qualified Letter of Intent or IRS Matter Qualified Closing Agreement, in and of itself, is not a condition to the closing.

The date of the closing shall be the later of (A) the date on which the closing would otherwise be required to occur pursuant to the merger agreement (subject to Cavalier’s right to delay the closing pursuant to the terms of the merger agreement) and (B) the earliest of the following (for the avoidance of doubt, in each case subject to the satisfaction or, to the extent permitted by applicable law, waiver in accordance with the merger agreement of, the conditions set forth in the merger agreement (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or, to the extent permitted by applicable law, waiver of such conditions at the closing)):

•	the date that is the third business day following the day on which CorePoint validly gives Cavalier notice that it has entered into an IRS Matter Qualified Closing Agreement;

•	the date that is the third business day following the day on which Cavalier elects, in its sole discretion, to deliver to CorePoint an IRS Matter notice; and

•	the date that is six months from November 6, 2021 or such earlier date as may be mutually agreed by Cavalier and the CorePoint.

Cavalier, on the one hand, and CorePoint, on the other hand, shall, in connection with the transactions contemplated by the section related to the IRS Matter, use its reasonable best efforts to (i) consult and cooperate with each other in connection with any filing or submission to the IRS or any communications, negotiations and discussions with the IRS with respect to the IRS Matter and actions necessary, proper or advisable in order to enter into an IRS Matter Qualified Letter of Intent and IRS Matter Qualified Closing Agreement; (ii) subject to applicable law, furnish to the other party as promptly as reasonably practicable all information required for any filing or submission to the IRS with respect to the IRS Matter; (iii) promptly notify the other party of any substantive communication received by such party from, or given by such party to, the IRS, in each case regarding the IRS Matter and furnish the other party promptly with copies of all written correspondence, filings and communications between them and the IRS with respect to the IRS Matter; (iv) respond as promptly as reasonably practicable to any inquiries received from, and supply as promptly as reasonably practicable any additional information or documentation that may be requested by the IRS in respect of the IRS Matter; and (v) permit the other party to review any communication to be provided to the IRS, and consult with such other party and consider in good faith such other party’s reasonable comments, in connection with any filing, notice, submission, substantive communication, substantive meeting or conference.

For purposes of the merger agreement, the following terms have the meaning assigned below:

•

“IRS Matter” means that certain federal tax controversy (previously disclosed in CorePoint’s SEC filings) whereby the IRS has sought to (i) redetermine the rents paid to La Quinta Corporation (to which CPLG L.L.C., formerly La Quinta L.L.C., is the successor in interest) by BRE/LQ Operating Lessee Inc. (to which CPLG HOL L.L.C., formerly LQ Operating Lessee L.L.C., is the successor in interest), and to impose a 100% excise tax on such redetermined rents, (ii) disallow certain net operating loss deductions of BRE/LQ Operating Lessee Inc. (to which net operating losses deductions La Quinta Holdings Inc. is a successor under Section 381 of the Code) and (iii) redetermine the liability of such entities in respect of U.S. federal income and excise Taxes, (x) in each case (other than La Quinta Holdings Inc.), for tax years ended December 31, 2010, December 31, 2011, December 31, 2012, and December 31, 2013 and (y) in the case of BRE/LQ Operating Lessee Inc. (or La Quinta Holdings Inc. as successor), December 31, 2014, December 31, 2015 and December 31, 2016, in each case, with respect to the utilization by BRE/LQ Operating Lessee Inc. (or La Quinta Holdings Inc. as successor), in such taxable years of the net operating loss deductions described in clause (ii) above.

•	“IRS Matter Closing Agreement” means either (i) a Form 906 closing agreement within the meaning of Section 7121 of the Code, (ii) a Form 2504-AD, (Offer of Agreement to Assessment

and Collection of Additional Tax and Offer of Acceptance of Overassessment (Excise or Employment Tax)), (iii) a Form 870-AD (Offer to Waive Restrictions on Assessment and Collection of Tax Deficiency and to Accept Overassessment), including the IRS Matter November Settlement Communications (to the extent duly executed by the IRS and CorePoint) or (iv) any other similar form or document that fully and finally settles the IRS Matter, in each case fully executed by both the taxpayers included in the settlement (including by power of attorney, as applicable) and the authorized representative of IRS Appeals division, with respect to the IRS Matter (which, for the avoidance of doubt, may specify that such agreement is final and conclusive except that (1) the matter it relates to may be reopened in the event of fraud, malfeasance, or misrepresentation of material fact; (2) it is subject to the Code sections that expressly provide that effect be given to their provisions notwithstanding any other law or rule of law; and (3) if it relates to a tax period ending after the date of such agreement, it is subject to any law, enacted after the date of such agreement, that applies to that tax period).

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“IRS Matter Incremental Consideration” means the amount, if any, by which the (A) the IRS Matter Settlement Amount pursuant to the IRS Matter Closing Agreement (or, in the event of delivery by Cavalier of the IRS Matter notice, the IRS Matter Settlement Amount pursuant to the IRS Matter Qualified Letter of Intent) is less than (B) $160 million.

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“IRS Matter Incremental Per Share Consideration” means an amount equal to (A) the IRS Matter Incremental Consideration divided by (B) the number of CorePoint common stock (other than cancelled shares and converted shares, but including shares of Restricted Stock, Stock Units and PSUs) issued and outstanding as of the closing.

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“IRS Matter Letter of Intent” means written communication from the IRS Independent Office of Appeals, setting forth the terms by which the IRS proposes to settle and resolve the IRS Matter, which is accepted by CorePoint.

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“IRS Matter November Settlement Communications” means the settlement offer from the IRS received by CorePoint on November 5, 2021, which would provide for total payments by CorePoint of approximately $89.6 million plus statutory interest through the date of payment.

•	“IRS Matter Settlement Amount” means the total amount of federal income taxes due and owing pursuant to the IRS Matter Closing Agreement and any penalties and accrued interest with respect thereto.

•	“IRS Matter Qualified Closing Agreement” means an IRS Matter Closing Agreement with an IRS Matter Settlement Amount equal to or less than $160 million.

•	“IRS Matter Qualified Letter of Intent” means an IRS Matter Letter of Intent with a Settlement Amount equal to or less than $160 million.

Dividends

From and after November 6, 2021 and prior to the effective time, CorePoint shall be permitted to declare and pay a dividend to its stockholders distributing any amounts determined by CorePoint (in consultation with Cavalier) to be the minimum dividend required to be distributed in order for CorePoint to (i) maintain CorePoint’s qualification for taxation as a REIT under the Code and (ii) avoid to the extent reasonably possible the payment of income or excise tax or any other entity-level tax. If CorePoint (in consultation with Cavalier) determines that it is necessary to declare a dividend described in the foregoing sentence, the per share merger consideration shall be decreased by an amount equal to the per share amount of such dividend.

Miscellaneous Covenants

The merger agreement contains additional agreements among CorePoint, Cavalier and Merger Sub relating to, among other matters:

•	the filing by CorePoint of this proxy statement with the SEC and cooperation in response to any comments from the SEC with respect to this proxy statement;

•	notification upon the occurrence of certain matters;

•	the coordination of and with respect to press releases and other public announcements or filings relating to the transactions;

•	actions necessary to cause the surviving entity and CorePoint’s subsidiaries to perform its obligations under the merger agreement;

•

dispositions prior to the effective time of CorePoint common stock (including derivative securities with respect thereto) pursuant to the transactions contemplated by the merger agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to CorePoint to be exempt under Rule 16b-3 promulgated under the Exchange Act;

•	obligations relating to the provision of Cavalier’s debt and equity financing;

•	provision by CorePoint of certain information and assistance relating to the debt financing including execution of prepayment notices in respect of CorePoint’s credit facilities;

•	the delisting of CorePoint and of the shares of CorePoint common stock from the NYSE and the deregistration of CorePoint common stock under the Exchange Act;

•	anti-takeover statutes that become applicable to the transactions;

•

any stockholder transaction litigation brought against CorePoint and/or its directors or its officers after November 6, 2021 and prior to the effective time relating to the merger agreement, the merger or any other transactions contemplated by the merger agreement;

•	accrued dividends;

•

change of control offers extended by CorePoint, on or prior to the closing, to holders of shares of CorePoint preferred stock at the request of Cavalier or to the extent required pursuant to the articles supplementary to the CorePoint charter, and other actions related to such change of control offers to be taken by CorePoint, including the mailing of the change of control offer, in accordance the applicable provisions of the articles supplementary;

•	Cavalier’s obligation to pay transfer, stamp, documentary, and other similar taxes;

•	the delivery by CorePoint of a tax opinion and officer’s certificate regarding CorePoint’s qualification for taxation as a REIT;

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obligations related to the manager letter agreement, dated November 5, 2021, including cooperation in order to consummate the transactions contemplated thereby and transfer certain franchise agreements pursuant thereto; and

•	cooperation by CorePoint requested by Cavalier to sell or cause to be sold certain assets or properties designated by Cavalier and contingent on all closing conditions to the merger being satisfied.

Conditions to the Merger

The obligations of each of CorePoint, Cavalier and Merger Sub to consummate the merger are subject to the satisfaction or (to the extent permitted by applicable law) written waiver by CorePoint and Cavalier at or prior to the effective time of the following conditions:

•	CorePoint shall have obtained the Company Requisite Vote;

•

No governmental entity of competent jurisdiction shall have enacted or promulgated any law, statute, rule, regulation, executive order, decree, ruling, judgment, injunction or other order (whether temporary, preliminary or permanent) to prohibit, restrain, enjoin or make illegal the consummation of the merger that remains in effect; and

•

Any waiting period under the HSR Act applicable to the consummation of the merger shall have expired or been earlier terminated and any required approvals thereunder shall have been obtained, and any agreement with a governmental entity entered into by the parties to the merger agreement in accordance with the merger agreement not to consummate the merger shall have expired or been terminated.

The respective obligations of Cavalier and Merger Sub to effect the merger are also subject to the satisfaction or (to the extent permitted by applicable law) written waiver by Cavalier at or prior to the effective time of the following conditions:

•

certain representations and warranties of CorePoint in the merger agreement made with respect to organization and qualification, authority, and brokers must be true and correct (without giving effect to any “materiality,” “Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) in all material respects as of November 6, 2021 and as of the effective time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty must be true and correct as of such specified date); certain representations and warranties of CorePoint in the merger agreement made with respect to capitalization must be true and correct in all respects as of November 6, 2021 and as of the effective time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty must be so true and correct as of such specified date) other than for issuances permitted pursuant to the merger agreement and other than for inaccuracies that, in the aggregate, do not increase the aggregate consideration payable by Cavalier pursuant to the merger agreement in more than a de minimis respect; certain representations and warranties of CorePoint in the merger agreement made with respect to the absence of certain changes or events in respect of a material adverse effect must be true and correct in all respects as of November 6, 2021 and as of the effective time as though made on and as of such date; all other representations and warranties of CorePoint in the merger agreement must be true and correct in all respects (without giving effect to any “materiality”, “Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) in each case as of November 6, 2021 and as of the effective time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty must be so true and correct as of such specified date), except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect;

•

CorePoint must have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by, or complied with by, it under the merger agreement at or prior to the effective time;

•	Cavalier must have received a certificate signed by an executive officer of CorePoint certifying that each of the conditions set forth in the preceding two bullet points have been satisfied; and

•

Cavalier shall have obtained an opinion from CorePoint tax counsel, dated as of the closing date, in form and substance reasonably satisfactory to Cavalier, to the effect that, at all times commencing with CorePoint’s taxable year ended December 31, 2018, CorePoint has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and has so qualified, and its proposed method of organization and operation will enable it to meet the requirements for qualification and taxation as a REIT through the effective time.

The obligations of CorePoint to effect the merger are also subject to the satisfaction or (to the extent permitted by applicable law) written waiver by CorePoint at or prior to the effective time of the following conditions:

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certain representations and warranties of Cavalier and Merger Sub in the merger agreement made with respect to organization and qualification and authority must be true and correct (without giving effect to any “materiality,” “Parent Material Adverse Effect” or similar qualifiers contained in such representations and warranties) in all material respects, as of November 6, 2021 and as of the effective time as though made on and as of such date (except to the extent that such representation or warranty expressly is made as of an earlier date, in which case such representation must be true and correct as of such specified date) and the other representations and warranties in the merger agreement must be true and correct (without giving effect to any “materiality,” “Parent Material Adverse Effect” or similar qualifiers contained in any such representations and warranties), in each case as of November 6, 2021 and as of the effective time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of any such representations and warranties to be true and correct, individually or in the aggregate, would not reasonably be expected to prevent, materially delay or have a material adverse effect on the ability of Cavalier or Merger Sub to consummate the transactions contemplated by the merger agreement (a “Parent Material Adverse Effect”);

•

Cavalier and Merger Sub must have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it under the merger agreement at or prior to the closing date; and

•	CorePoint will have received a certificate signed by an executive officer of Cavalier, certifying that each of the conditions set forth in the preceding two bullet points have been satisfied.

Termination

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time, whether before or after the Company Requisite Vote is obtained (except as otherwise expressly noted), as follows:

•	by mutual written consent of Cavalier and CorePoint;

•

by Cavalier or CorePoint if any court or other governmental entity of competent jurisdiction shall have issued a final order, decree, judgment, injunction or ruling or taken any other final action permanently restraining, enjoining or otherwise prohibiting or making illegal the consummation of the merger and such order, decree, judgment, injunction, ruling or other action is or shall have become final and non-appealable (a “Restraint”); provided that the right to terminate the merger agreement pursuant to this provision shall not be available to the party seeking to terminate if any action of such party (or, in the case of Cavalier, of Merger Sub) or the failure of such party (or, in the case of Cavalier, of Merger Sub) to perform any of its obligations under the merger agreement required to be performed at or prior to the effective time has been the primary cause of or primarily resulted in such Restraint;

•

by either Cavalier or CorePoint if the effective time shall have not occurred on or before 5:00 p.m. (New York time) on May 6, 2022 (the “outside date”); provided that the right to terminate the merger agreement pursuant this provision shall not be available to the party seeking to terminate if any action of such party (or, in the case of Cavalier, of Merger Sub) or the failure of such party (or, in the case of Cavalier, of Merger Sub) to perform any of its obligations under the merger agreement required to be performed at or prior to the effective time has been the primary cause of or primarily resulted in the failure of the effective time to occur on or before the outside date;

•	by written notice from CorePoint:

•

if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Cavalier or Merger Sub contained in the merger agreement, such that certain of CorePoint’s closing conditions to consummate the merger would not be satisfied and such breach is not curable in a manner sufficient to allow the satisfaction of such conditions or, if curable, is not cured in a manner sufficient to allow the satisfaction of such conditions prior to the earlier of (A) 30 days after written notice thereof is given by CorePoint to Cavalier or (B) the outside date; provided that CorePoint shall not have the right to terminate the merger agreement pursuant to this provision if CorePoint is then in material breach of any of its covenants or agreements contained in the merger agreement such that certain of Cavalier or Merger Sub’s conditions to consummate the merger as set forth in the merger agreement would not be satisfied; or

•

prior to obtaining the Company Requisite Vote, in order to enter into a definitive agreement providing for a Superior Proposal, subject to and in accordance with the applicable terms and conditions of the merger agreement; provided that CorePoint pays the company termination payment at or prior to the time of such termination in accordance with the merger agreement (it being understood that CorePoint may enter into such definitive agreement simultaneously with such termination of the merger agreement);

•	by written notice from Cavalier if:

•

there shall have been a breach of any representation, warranty, covenant or agreement on the part of CorePoint contained in the merger agreement, such that certain of Cavalier’s and Merger Sub’s closing conditions to consummate the merger would not be satisfied and such breach is not curable in a manner sufficient to allow the satisfaction of such conditions or, if curable, is not cured in a manner sufficient to allow the satisfaction of such conditions prior to the earlier of (A) 30 days after written notice thereof is given by Cavalier to CorePoint or (B) the outside date; provided that Cavalier shall not have the right to terminate the merger agreement pursuant to this provision if Cavalier is then in material breach of any of its covenants or agreements contained in the merger agreement such that certain of CorePoint’s conditions to consummate the merger as set forth in the merger agreement would not be satisfied; or

•

prior to obtaining the Company Requisite Vote, if the Board shall have (A) made a Change or Recommendation or (B) committed a willful breach under the section of the merger agreement relating to non-solicitation obligations, other Acquisitions Proposals and a Change of Recommendation;

•

by either Cavalier or CorePoint if the Company Requisite Vote shall not have been obtained at the special meeting or any adjournment or postponement thereof, in each case, at which a vote on the adoption of the merger agreement was taken; or

•

by CorePoint, if (i) the parties’ mutual conditions to closing and Cavalier’s and Merger Sub’s conditions to closing (other than those conditions that by their nature are to be satisfied at the closing, which conditions are capable at the time of termination of being satisfied if the closing were to occur at such time) have been satisfied or (to the extent permissible under applicable law) waived in accordance with the merger agreement, (ii) CorePoint has indicated in writing that CorePoint is ready and willing to consummate the merger and ready, willing and able to take all action within its control to consummate the merger, (iii) Cavalier fails to consummate the merger within two (2) business days following the date on which the closing should have occurred pursuant to the merger agreement and (iv) during such two (2) business day period described in clause (iii), CorePoint stood ready, willing and able to consummate the merger and the other transactions contemplated by the merger agreement.

Termination Fees

CorePoint must pay to Cavalier a termination fee of $29 million in the event that:

•	the merger agreement is terminated by CorePoint to accept a Superior Proposal;

•	the merger agreement is terminated by Cavalier in response to a Change of Recommendation; or

•

the merger agreement is terminated by either Cavalier or CorePoint because the merger has not been consummated by the outside date or the Company Requisite Vote has not been obtained upon a vote taken at the special meeting or any postponement or adjournment thereof at which a vote on the adoption of the merger agreement was taken, or by Cavalier because CorePoint breaches certain of the representations, warranties, covenants or agreements of the merger agreement such that Cavalier’s closing conditions would not be satisfied and, if curable, CorePoint fails to timely cure such breach, or CorePoint commits a willful breach under the section of the merger agreement relating to non-solicitation obligations, other Acquisitions Proposals and a Change of Recommendation, and in each case, an Acquisition Proposal shall have been communicated to the Board or made directly to CorePoint’s stockholders, or an Acquisition Proposal shall have otherwise become publicly known, in each case, after November 6, 2021 and prior to the taking of a vote to approve the merger agreement at the special meeting or any postponement or adjournment thereof (or, if earlier, prior to the termination of the merger agreement), and in each case, (1) such Acquisition Proposal shall have not been withdrawn prior to such termination (in the case of termination for failure to obtain the Company Requisite Vote, breach by CorePoint of certain representations, warranties, covenants, or agreements, or willful breach of CorePoint of the section of the merger agreement relating to non-solicitation obligations, other Acquisition Proposals and a Change of Recommendation) or prior the taking of a vote to approve the merger agreement (in the case of termination for failure to obtain the Company Requisite Vote) and (2) within 12 months after such termination, CorePoint enters into a definitive agreement with respect to such Acquisition Proposal (which is subsequently consummated), or shall have consummated such Acquisition Proposal (with references to “20% or more” in the definition of Acquisition Proposal deemed to be references to “ more than 50.1%” for purposes of this paragraph);

Cavalier must pay to CorePoint a termination fee of $58 million in the event that:

•

the merger agreement is terminated by CorePoint because Cavalier (i) breaches certain of the representations, warranties, covenants or agreements of the merger agreement such that CorePoint’s closing conditions would not be satisfied and, if curable, Cavalier fails to timely cure such breach, or (ii) otherwise fails to consummate the merger upon satisfaction or (to the extent permitted) waiver of all closing conditions (other than those that by their nature would be satisfied at closing if Cavalier consummated the merger) in breach of the merger agreement.

If CorePoint or Cavalier fails to pay any termination fee, as applicable, within the specified time period, the paying party will be required to reimburse the non-paying party’s reasonable out-of-pocket costs and expenses incurred in connection with any suit taken to collect payment of such amounts in which it prevails. No party is required to pay the applicable termination fee on more than one occasion.

Effect of Termination

If the merger agreement is terminated in accordance with its terms, the merger agreement will become void and there shall be no liability or obligation on the part of any party thereto, except as provided by certain provisions of the merger agreement, including but not limited to those related to confidentiality, publicity, expense reimbursement and indemnification related to Cavalier financing, the payment of any termination fee as described above, payment of costs and expenses as described below and certain other obligations which will survive the termination in accordance with the terms and conditions of the merger agreement.

Expenses Generally

Except as provided in the merger agreement, each party will bear its own expenses in connection with the merger and the transactions contemplated by the merger agreement. Filing fees and other expenses incurred in connection with obtaining any consents or making any filings under any antitrust laws will be borne by Cavalier. Expenses incurred in connection with the filing and first printing and mailing of this proxy statement will be shared equally by Cavalier and CorePoint.

Amendments; Waiver

Subject to the provisions of applicable law, at any time before the effective time, the parties to the merger agreement may modify or amend the merger agreement by written agreement, executed and delivered by duly authorized officers of the respective parties; provided that, Cavalier and Merger Sub shall have the right, by written notice given to CorePoint, to assign all of their respective right, title and interest in the merger agreement, in whole or in part, to any affiliate so long as such affiliate has assumed in writing all obligations of such party (provided that no such assignment shall relieve Cavalier or Merger Sub of its obligations hereunder). In accordance with the foregoing, on November 22, 2021, Cavalier Acquisition Owner LP, as “Merger Sub” under the merger agreement assigned all of its right, title and interest in the merger agreement to Cavalier MergerSub LP and Cavalier Acquisition JV LP, as “Parent” under the merger agreement, assigned all of its right, title and interest in the merger agreement to Cavalier Acquisition Owner LP, pursuant to an Assignment and Assumption Agreement, dated as of November 22, 2021.

At any time before the effective time, any party to the merger agreement may (i) extend the time for the performance of any of the obligations or other acts of the other parties, (ii) waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant thereto and (iii) subject to the requirements of applicable law, waive compliance with any of the covenants, agreements or conditions contained in the merger agreement. Any such extension or waiver will only be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby and specifically referencing the merger agreement.

Specific Performance

The parties to the merger agreement acknowledge and agree that they are entitled, prior to the valid termination of the merger agreement in accordance with its terms, (in addition to any other remedy to which they may be entitled in law or equity) to an injunction, specific performance or other equitable relief to prevent breaches or threatened breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement. Notwithstanding anything in the merger agreement and certain related ancillary agreements to the contrary, it is acknowledged and agreed that CorePoint will be entitled to specific performance to cause Cavalier to cause the equity financing to be funded and to consummate the closing if, and only if, (i) Cavalier is required to consummate the closing and Cavalier fails to consummate the closing by the date the closing is required to have occurred, (ii) the financing provided for by the debt financing commitments (or, if applicable, the alternative financing) has been funded or will be funded at the closing if the equity financing is funded at the closing and (iii) CorePoint has irrevocably confirmed in writing to Cavalier that all of the conditions relating to CorePoint’s obligations to effect the merger have been satisfied or validly waived (other than those conditions that by their nature are to be satisfied by the taking of actions or delivery of documents on the closing date but each of which is capable of being satisfied at closing).

Governing Law and Jurisdiction

The merger agreement will be deemed to be made in and in all respects will be interpreted, construed and governed by and in accordance with the law of the State of Delaware without regard to the conflict of law principles thereof. Notwithstanding the foregoing, certain matters, including matters relating to the filing of the articles of merger in the State of Maryland and the effects of the merger, including any appraisal or dissenters’ rights, and all matters relating to the duties of the Board will be governed by and construed in accordance with the laws of the State of Maryland without regard of the conflict of law principles thereof to the extent that such principles would direct a matter to another jurisdiction.

Each of the parties to the merger agreement irrevocably consents to submit itself to the personal jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery will decline to accept jurisdiction over a particular matter, in which case, in any Delaware state or federal court within the State of Delaware), in connection with any matter based upon or arising out of the merger agreement or any of the transactions contemplated by the merger agreement and agrees that it will not bring any action relating to the merger agreement or any of the transactions contemplated by the merger agreement in any court other than the courts of the State of Delaware.

Support Agreement

Concurrently with the execution of the merger agreement, the Blackstone parties entered into a support agreement with Cavalier pursuant to which the Blackstone parties agreed, among other things, (i) to have counted as present the shares of CorePoint common stock owned by them for purposes of establishing a quorum at any meeting of the stockholders of CorePoint held prior to the expiration time (as defined below), (ii) to vote their respective shares of CorePoint common stock, in favor of the approval of the merger and the other transactions contemplated by the merger agreement and in favor of any action that would reasonably be expected to be in furtherance of the foregoing, (iii) to vote against (1) any action or agreement that would reasonably be expected to result in any condition to the consummation of the merger as set forth in the merger agreement not being satisfied, (2) any Acquisition Proposal or any action with the intention to further any Acquisition Proposal, (3) any reorganization, dissolution, liquidation, winding up or similar extraordinary transaction involving CorePoint (except as contemplated by the merger agreement), and (4) any action which would reasonably be expected to delay, postpone or adversely affect consummation of the merger and the other transactions contemplated by the merger agreement and (iv) not to transfer (or cause or permit the transfer of) their respective shares of CorePoint common stock prior to the expiration time of the support agreement, subject to certain exceptions. The support agreement shall automatically terminate upon the earliest of (i) the expiration time and (ii) any material amendment to the merger agreement effected without the consent of the Blackstone parties that (A) reduces the per share merger consideration (other than adjustments in compliance with the terms of the merger agreement) or (B) changes the form of consideration payable in the merger (other than in compliance with the terms of the merger agreement). For purposes of the support agreement, “expiration time” means the earliest to occur of (a) the closing of the merger in accordance with the terms of the merger agreement, (b) such time as a Change of Recommendation has been effected in accordance with the change of recommendation section of the merger agreement and (c) such date and time as the merger agreement shall be terminated pursuant to the termination provisions thereof.

MERGER PROPOSAL

(PROPOSAL 1)

CorePoint stockholders are being asked to approve a proposal to approve the merger, which we refer to as the “merger proposal.” For a detailed discussion of the terms and conditions of the merger agreement, see “The Merger Agreement” beginning on page 72. A copy of the merger agreement is attached to this proxy statement as Annex A. See also “The Merger” beginning on page 34.

The Board unanimously has determined that it is in the best interest of CorePoint stockholders to enter into the merger agreement and has approved the merger agreement and declared the merger advisable.

Approval of the merger proposal requires the affirmative vote of the holders of a majority of the outstanding shares of CorePoint common stock. If you abstain, or if you fail to vote (or submit voting instructions to your bank, broker or other nominee, in the case of “street name” shares), it will have the same effect as if you vote “AGAINST” the approval of the merger agreement.

The Board unanimously recommends that CorePoint stockholders vote “FOR” the merger proposal.

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER MERGER-RELATED COMPENSATION PROPOSAL

(PROPOSAL 2)

In accordance with Section 14A of the Exchange Act, CorePoint is providing its stockholders with the opportunity to cast a non-binding, advisory vote on the compensation that will be paid or may become payable to the named executive officers of CorePoint in connection with the merger, the value of which is set forth in the table in the section entitled “The Merger—Interests of CorePoint’s Directors and Executive Officers in the Merger—Golden Parachute Compensation” on page 64. This proposal, commonly known as “say-on-golden parachute,” is referred to in this proxy statement as the named executive officer merger-related compensation proposal. As required by Section 14A of the Exchange Act, CorePoint is asking its stockholders to vote on the adoption of the following resolution:

“RESOLVED, that the compensation that may be paid or become payable to CorePoint’s named executive officers in connection with the merger, as disclosed under “The Merger—Interests of CorePoint’s Directors and Executive Officers in the Merger—Golden Parachute Compensation”, the associated footnotes and narrative discussion, is hereby APPROVED.”

The vote on the named executive officer merger-related compensation proposal is a vote separate and apart from the vote on the merger proposal. Accordingly, you may vote to approve the merger proposal and vote not to approve the named executive officer merger-related compensation proposal, and vice versa. Because the vote to approve the named executive officer merger-related compensation proposal is only advisory in nature, it will not be binding on CorePoint, Cavalier, Merger Sub, or the surviving entity. Because CorePoint is contractually obligated to make the potential merger-related payments to the executive officers, the compensation will be payable, subject only to the conditions applicable thereto, if the merger proposal is approved and the closing occurs and regardless of the outcome of the advisory vote.

Approval of the named executive officer merger-related compensation proposal requires the affirmative vote of a majority of votes cast on the matter. Assuming a quorum is present at the special meeting, abstentions will have no effect on the outcome of the named executive officer merger-related compensation proposal because such shares are not deemed “votes cast” under Maryland law. Assuming a quorum is present, if you hold your shares in “street name,” the failure to instruct your bank, broker, or other nominee on how to vote your shares of CorePoint common stock will have no effect on the outcome of the named executive officer merger-related compensation proposal.

The Board unanimously recommends that CorePoint stockholders vote “FOR” the named executive officer merger-related compensation proposal.

ADJOURNMENT PROPOSAL

(PROPOSAL 3)

CorePoint stockholders are being asked to approve a proposal that will give us authority from the stockholders to adjourn the special meeting for the purpose of soliciting additional proxies in favor of the merger proposal if there are not sufficient votes at the time of the special meeting to approve the merger proposal or to ensure that any supplement or amendment to this proxy statement is timely provided to CorePoint stockholders. Whether or not a quorum is present, the chairperson of the meeting may adjourn the special meeting to another place, date or time. In addition, if a quorum is present, then the holders of a majority of the votes cast on the adjournment proposal may approve the adjournment proposal and adjourn the meeting.

In addition, the Board could postpone the special meeting before it commences. If the special meeting is adjourned or postponed for the purpose of soliciting additional proxies, stockholders who have already submitted their proxies will be able to revoke them at any time prior to the final vote on the proposals. If you sign and return a proxy and do not indicate how you wish to vote on any proposal, your shares will be voted in favor of the adjournment proposal. CorePoint does not intend to call a vote on this proposal if the merger proposal has been approved at the special meeting.

Notwithstanding the foregoing, under the merger agreement, CorePoint may adjourn or postpone the special meeting without Cavalier’s consent only in certain specified circumstances as described further under “The Merger Agreement—Company Stockholder Meeting and Related Actions” beginning on page 87.

Approval of the adjournment proposal requires the affirmative vote of a majority of the votes cast on the matter. Assuming a quorum is present at the special meeting, abstentions will no effect on the outcome of the adjournment proposal because such shares are not deemed “votes cast” under Maryland law. Assuming a quorum is present, if you hold your shares in “street name,” the failure to instruct your bank, broker or other nominee on how to vote your shares of CorePoint common stock will have no effect on the outcome of the adjournment proposal.

The Board unanimously recommends that CorePoint stockholders vote “FOR” the adjournment proposal.

MARKET PRICES OF COREPOINT COMMON STOCK

Market Information

CorePoint common stock trades on the NYSE under the symbol “CPLG”. The following table shows the intraday high and low sales price of CorePoint common stock for our first quarter of fiscal year 2022 (through January 13, 2022) and each of our preceding fiscal quarters in 2021 and 2020.

Fiscal Year	High	Low
2020
First Quarter	$10.74	$2.18
Second Quarter	$5.53	$2.89
Third Quarter	$6.73	$3.88
Fourth Quarter	$7.49	$4.66
2021
First Quarter	$10.28	$6.34
Second Quarter	$10.81	$8.75
Third Quarter	$15.79	$10.70
Fourth Quarter	$18.15	$15.12
2022
First Quarter (through January 13, 2022)	$15.72	$15.63

The closing sales price of CorePoint common stock on the NYSE on January 13, 2022, the latest practicable date before the printing of this proxy statement, was $15.68 per share. On July 13, 2021, the trading day prior to CorePoint’s public announcement of its strategic alternatives process, the closing price per share of CorePoint common stock on the NYSE was $11.04. On November 5, 2021, the last trading day prior to the public announcement of the proposed merger, the intraday high and low sale prices for CorePoint common stock as reported on the NYSE were $18.12 and $17.40 per share, respectively, and the closing sales price was $17.76 per share. You are urged to obtain current market quotations for CorePoint common stock when considering whether to approve the merger proposal.

Holders

As of January 14, 2022, there were 143 record holders of CorePoint common stock.

Dividends

To date, CorePoint has not declared or paid dividends on its common stock in 2022. CorePoint did not declare or pay dividends on its common stock in 2021. In 2020 and 2019, CorePoint paid dividends on its common stock with payments dates of April 15, 2020, January 15, 2020, October 15, 2019, July 15, 2019, April 15, 2019 and January 15, 2019, in an amount of $0.20 per share in each case. Under the merger agreement, described in “The Merger Agreement—Conduct of Business Pending the Merger” beginning on page 78, subject to certain exceptions, we are prohibited from declaring, setting aside, authorizing, making or paying any dividend or other distribution on our common stock prior to the completion of the merger.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below shows how much of our common stock was beneficially owned as of January 13, 2022 (unless another date is indicated) by (i) each person known by CorePoint to beneficially own more than 5% of our outstanding common stock, (ii) each of our directors and Named Executive Officers, and (iii) all of our current directors and executive officers as a group. Beneficial ownership is determined in accordance with the rules of the SEC.

Name of Beneficial Owner	Number	Percentage of Common Stock
Beneficial Owners of More than 5%:
Blackstone(1)	17,586,538	30.2%
The Vanguard Group(2)	4,353,485	7.5%
Donald Smith & Co., Inc.(3)	4,819,267	8.3%
Blackrock, Inc.(4)	4,501,058	7.7%
Cetus Capital VI, L.P. and OFM II, L.P.(5)	4,201,172	7.2%
Directors and Executive Officers:
Keith A. Cline(6)	1,480,676	2.5%
Mark M. Chloupek(6)	474,421	*
Daniel E. Swanstrom II(6).	384,224	*
James R. Abrahamson(7)	27,421	*
Glenn Alba	20,699	*
Jean M. Birch(8)	16,750	*
Alan J. Bowers	26,577	*
Giovanni Cutaia(9)	0	–
Alice E. Gould	16,750	*
B. Anthony Isaac	17,611	*
Brian Kim(9)	0	–
David Loeb	25,815	*
Mitesh B. Shah	0	*
All directors and executive officers as a group (13 persons)	2,490,944	4.2%

*	Less than 1% of shares of common stock outstanding.
(1)

Beneficial ownership information is based on information contained in the Schedule 13D filed on June 11, 2018 and the Schedule 13-D/A filed on November 9, 2021, each filed on behalf of the entities listed in this footnote and Stephen A. Schwarzman. Reflects shares of our common stock directly held by BRE/LQJV-NQ L.L.C., BRE/Prime Mezz 2 L.L.C., Blackstone Real Estate Partners IV L.P., Blackstone Real Estate Partners IV.F L.P., Blackstone Real Estate Partners IV.TE.2 L.P., Blackstone Real Estate Partners (DC) IV.TE.1 L.P., Blackstone Real Estate Partners (DC) IV.TE.2 L.P., Blackstone Real Estate Partners (DC) IV.TE.3-A L.P., Blackstone Real Estate Holdings IV L.P., Blackstone Real Estate Partners V L.P., Blackstone Real Estate Partners V.F L.P., Blackstone Real Estate Partners V.TE.1 L.P., Blackstone Real Estate Partners V.TE.2 L.P., Blackstone Real Estate Partners (AIV) V L.P., and Blackstone Real Estate Holdings V L.P. (together, the “Blackstone Funds”). Each of the Blackstone Funds may act as a selling stockholder. The managing members of BRE/ LQJV-NQ L.L.C. are Blackstone Real Estate Partners IV L.P. and Blackstone Real Estate Partners V L.P. The managing member of BRE/Prime Mezz 2 L.L.C. is BRE/Prime Mezz 3-A L.L.C. The managing member of BRE/Prime Mezz 3-A L.L.C. is BRE/Prime Holdings L.L.C. The managing member of BRE/ Prime Holdings L.L.C. is WIH Hotels L.L.C. The managing member of WIH Hotels L.L.C. is Blackstone Real Estate Partners IV L.P.

The general partner of each of Blackstone Real Estate Partners IV L.P., Blackstone Real Estate Partners IV.F L.P., Blackstone Real Estate Partners IV.TE.2 L.P., Blackstone Real Estate Partners (DC) IV.TE.1

L.P., Blackstone Real Estate Partners (DC) IV.TE.2 L.P. and Blackstone Real Estate Partners (DC) IV.TE.3-A L.P. is Blackstone Real Estate Associates IV L.P. The general partner of Blackstone Real Estate Associates IV L.P. is BREA IV L.L.C. The general partner of each of Blackstone Real Estate Partners V L.P., Blackstone Real Estate Partners V.F L.P., Blackstone Real Estate Partners V.TE.1 L.P., Blackstone Real Estate Partners V.TE.2 L.P., and Blackstone Real Estate Partners (AIV) V L.P. is Blackstone Real Estate Associates V L.P. The general partner of Blackstone Real Estate Associates V L.P. is BREA V L.L.C.

The general partner of Blackstone Real Estate Holdings V L.P. is BREP V Side-by-Side GP L.L.C. The general partner of Blackstone Real Estate Holdings IV L.P. is BREP IV Side-by-Side GP L.L.C.

The sole member of each of BREP IV Side-by-Side GP L.L.C. and BREP V Side-by-Side GP L.L.C. and managing member of each of BREA IV L.L.C. and BREA V L.L.C. is Blackstone Holdings II L.P. The general partner of Blackstone Holdings II L.P. is Blackstone Holdings I/II GP L.L.C. (f/k/a Blackstone Holdings I/II GP Inc.). The sole member of Blackstone Holdings I/II GP L.L.C. is Blackstone Inc. (f/k/a The Blackstone Group L.P.). The sole holder of the Series II preferred stock of Blackstone Inc. is Blackstone Group Management L.L.C. Blackstone Group Management L.L.C. is wholly-owned by Blackstone’s senior managing directors and controlled by its founder, Stephen A. Schwarzman. Each of the Blackstone entities described in this footnote and Mr. Schwarzman may be deemed to beneficially own the shares directly or indirectly controlled by it or him, but each (other than the Blackstone Funds to the extent of their direct holdings) disclaims beneficial ownership of such shares.

The address of each of Mr. Schwarzman and each of the other entities listed in this footnote is c/o Blackstone Inc., 345 Park Avenue, New York, New York 10154.

(2)

Beneficial ownership information is based on information contained in the Amendment No. 3 Schedule 13G filed on February 10, 2021 on behalf of The Vanguard Group and its wholly-owned subsidiaries, Vanguard Asset Management, Limited, Vanguard Fiduciary Trust Company, Vanguard Global Advisors LLC, Vanguard Group (Ireland) Limited, Vanguard Investments Australia, Ltd, Vanguard Investments Canada Inc., Vanguard Investments Hong Kong Limited and Vanguard Investments UK, Limited. According to the schedule, included in the shares of our common stock listed above as beneficially owned by The Vanguard Group are 26,726 shares over which The Vanguard Group has shared voting power, 4,314,930 shares over which The Vanguard Group has sole dispositive power and 38,555 shares over which The Vanguard Group has shared dispositive power.

The address of the principal business office of The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(3)

Beneficial ownership information is based on information contained in the Schedule 13G filed on February 11, 2021 on behalf of Donald Smith & Co., Inc. and DSCO Value Fund, L.P. According to the schedule, included in the shares of our common stock listed above as beneficially owned by Donald Smith & Co., Inc. are 4,767,400 shares over which Donald Smith & Co., Inc. has sole voting power, 4,789,000 shares over which Donald Smith & Co., Inc. has sole dispositive power, and 30,267 shares over which DSCO Value Fund, L.P. has sole voting power and sole dispositive power. According to the schedule, included in the shares of our common stock listed above as beneficially owned by Donald Smith & Co., Inc. and DSCO Value Fund, L.P. are shares of our common stock over which the ultimate power to direct the receipt of dividends paid with respect to, and the proceeds from the sale of, is vested in the institutional clients for which Donald Smith & Co., Inc. serves as investment advisor.

The address of the principal business office of Donald Smith & Co., Inc. is 152 West 57th Street, New York, New York 10019.

(4)

Beneficial ownership information is based on information contained in the Amendment No. 2 to Schedule 13G filed on January 29, 2021 on behalf of BlackRock, Inc., BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Fund Advisors, BlackRock Institutional Trust Company, National Association, BlackRock Financial Management, Inc., BlackRock Japan Co., Ltd., and BlackRock Investment Management, LLC. According to the schedule, included in the shares of our common stock listed above as beneficially owned by BlackRock, Inc. are 4,405,626 shares over which BlackRock, Inc. has sole voting power and 4,501,058 shares over which BlackRock, Inc. has sole dispositive power. According to the schedule, various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of such securities. According to the schedule, no one person’s interest in the common stock of the Company is more than 5% of the total outstanding common stock.

The address of the principal business office of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

(5)

Beneficial ownership information is based on information contained in the Schedule 13G filed on July 22, 2021 on behalf of Cetus Capital VI, L.P. and OFM II, L.P. The Schedule 13G was jointly filed by Cetus Capital VI, L.P. and OFM II, L.P. pursuant to a joint filing agreement. According to the schedule, included in the shares of our common stock listed above as beneficially owned by Cetus Capital VI, L.P. are 2,425,796 shares over which Cetus Capital VI, L.P. has sole voting power and 2,425,796 shares over which Cetus Capital VI, L.P. has sole dispositive power, each of which consists of 640,996 shares of our common stock held by Cetus Capital VI, L.P. directly and 1,784,800 shares of our common stock underlying stock options held by Cetus Capital VI, L.P. which were exercisable within 60 days of July 22, 2021. According to the schedule, included in the shares of our common stock listed above as beneficially owned by OFM II, L.P. are 1,775,376 shares over which OFM II, L.P. has sole voting power and 1,775,376 shares over which OFM II, L.P. has sole dispositive power, each of which consists of 460,176 shares of our common stock held by OFM II, L.P. directly and 1,315,200 shares of our common stock underlying stock options held by OFM II, L.P. which were exercisable within 60 days of July 22, 2021. According to the schedule, no one person’s interest in the common stock of CorePoint is more than 5% of the total outstanding common stock.

(6)

Includes shares of unvested restricted stock as follows: Mr. Cline—339,570 shares; Mr. Chloupek—112,017 shares; Mr. Swanstrom—111,197 shares; directors and executive officers as a group—562,784 shares.

(7)

Includes 27,421 shares held in a trust for the benefit of Mr. Abrahamson’s family, of which he is a trustee. Mr. Abrahamson disclaims beneficial ownership of the shares held by such trust, except to the extent of his pecuniary interest therein.

(8)

Includes 16,750 shares held in trusts for the benefit of Ms. Birch’s family, of which she is a trustee. Ms. Birch disclaims beneficial ownership of the shares held by such trusts, except to the extent of her pecuniary interest therein.

(9)	Messrs. Cutaia and Kim are each employees of Blackstone, but each disclaims beneficial ownership of the shares beneficially owned by Blackstone.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following is a discussion of the material U.S. federal income tax consequences of the merger to holders of our common stock whose shares are surrendered in the merger in exchange for the merger consideration pursuant to the merger agreement.

This discussion is based upon the current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable U.S. Treasury regulations promulgated under the Code, referred to as the “Treasury Regulations,” judicial decisions and published administrative rulings, all as currently in effect and all of which are subject to change, possibly with retroactive effect. Any such change could affect the accuracy of the statements and conclusions set forth in this discussion. We have not requested, and do not plan to request, any rulings from the Internal Revenue Service of the United States (the “IRS”) concerning our tax treatment or the tax treatment of the merger, and the statements in this proxy statement are not binding on the IRS or any court. We can provide no assurance that the tax consequences contained in this discussion will not be challenged by the IRS, or if challenged, will be sustained by a court.

This discussion does not address (i) U.S. federal taxes other than income taxes, (ii) state, local or non-U.S. taxes or (iii) tax reporting requirements, in each case, as applicable to the merger. This summary assumes that shares of our common stock are held as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment) and does not address all aspects of taxation that may be relevant to particular holders in light of their personal investment or tax circumstances. In addition, this discussion does not address U.S. federal income tax considerations applicable to holders that are subject to special treatment under U.S. federal income tax law, including, for example:

•	financial institutions;

•	tax-exempt organizations;

•	pass-through entities (such as entities treated as partnerships for U.S. federal income tax purposes); persons acting as nominees or otherwise not as beneficial owners;

•	insurance companies;

•	broker-dealers;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark to market method of accounting;

•	persons that hold shares of our common stock as part of a straddle, hedge, constructive sale, conversion transaction, or other integrated transaction for U.S. federal income tax purposes;

•	regulated investment companies;

•	real estate investment trusts (“REITs”);

•	certain U.S. expatriates;

•	non-U.S. governments;

•	non-U.S. holders (as defined below) who own or who have owned (actually or constructively) more than 10% of shares of any class of our stock (except to the extent specifically set forth below);

•	U.S. holders whose “functional currency” is not the U.S. dollar;

•	holders that are subject to “applicable financial statement rules” under Section 451(b) of the Code;

•	persons who acquired shares of our common stock through the exercise of stock options or otherwise in connection with compensation;

•	“controlled foreign corporations,” “passive foreign investment companies,” or corporations that accumulate earnings to avoid U.S. federal income tax; and

•	persons who do not hold shares of our common stock as capital assets within the meaning of Section 1221 of the Code.

For purposes of this discussion, a “U.S. holder” means a beneficial owner of shares of our common stock that is:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons (as defined in the Code) have authority to control all substantial decisions of the trust or (2) has a valid election in place under the applicable Treasury Regulations to be treated as a United States person.

For purposes of this discussion, a “non-U.S. holder” means a beneficial owner of shares of our common stock that is not a U.S. holder.

If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of our stock, the tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. Any partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes, and the partners in such partnership (as determined for U.S. federal income tax purposes), should consult their tax advisors.

This discussion of material U.S. federal income tax considerations is not binding on the IRS. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any described herein.

THE U.S. FEDERAL INCOME TAX RULES APPLICABLE TO THE MERGER, HOLDING AND DISPOSING OF SHARES OF OUR STOCK, AND TO REITS GENERALLY ARE HIGHLY TECHNICAL AND COMPLEX. HOLDERS OF OUR STOCK ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX LAWS, AND POTENTIAL CHANGES IN APPLICABLE TAX LAWS, IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.

Tax Treatment of the Merger

The merger of CorePoint with and into Merger Sub will be treated for U.S. federal income tax purposes as a taxable sale by CorePoint of all of its assets to Merger Sub in return for the aggregate merger consideration and the new Merger Sub preferred limited partnership interests and the assumption of CorePoint’s liabilities, followed by the distribution of such aggregate merger consideration and the new Merger Sub preferred limited partnership interests under Section 331 and Section 562 of the Code. We will be deemed to have distributed the merger consideration to our stockholders in connection with the deemed liquidation. The liquidating distribution will be treated as a dividend for purposes of the dividend paid deduction to the extent of our earnings and profits and thus will be sufficient to satisfy our requirement to distribute 90% of our REIT taxable income for the taxable year of the merger.

Consequences of the Merger to U.S. Holders of Shares of our Common Stock

General. The receipt of cash by U.S. holders in exchange for their shares of common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder of shares of our common stock will recognize gain or loss for U.S. federal income tax purposes equal to the difference between:

•	the amount of cash received in exchange for their shares of our common stock; and

•	the U.S. holder’s adjusted tax basis in their shares of our common stock.

Gain or loss will be calculated separately for each block of shares of stock, with a block consisting of shares acquired at the same cost in a single transaction. Assuming that the shares constitute capital assets in the hands of the U.S. holder, this gain or loss will generally be capital gain or loss and will be long-term capital gain or loss if at the time of the merger the stock has been held for more than one year. An individual U.S. holder will be subject to tax on net capital gain at a maximum U.S. federal income tax rate of 20% (under current law, which as noted below may change and which change may have a retroactive effective date). In addition, a 3.8% Medicare unearned contribution tax will apply to all or a portion of the gain recognized by individuals, trusts and estates whose income exceeds certain threshold levels. Capital gains of corporate U.S. holders generally are taxable at the regular tax rates applicable to corporations. The deductibility of a capital loss recognized in the exchange is subject to limitations under the Code. In addition, the IRS has the authority to prescribe, but has not yet prescribed, regulations that would apply a tax rate of 25% to a portion of capital gain realized by a non-corporate stockholder on the sale of REIT stock that would correspond to the REIT’s “unrecaptured Section 1250 gain.”

Special Rule for U.S. Holders Who Have Held Shares of Our Common Stock Less than Six Months. A U.S. holder who has held shares of our common stock for less than six months at the time of the merger, taking into account the holding period rules of Section 246(c)(3) and (4) of the Code, and who recognizes a loss on the exchange of our common stock in the merger, will be treated as recognizing a long-term capital loss to the extent of any capital gain dividends received from us, or such holder’s share of any designated retained capital gains, with respect to such common stock.

Consequences of the Merger to Non-U.S. Holders of Shares of our Common Stock

General. The U.S. federal income tax consequences of the merger to a non-U.S. holder of our common stock will depend on various factors, including whether the receipt of the merger consideration is treated as a distribution from us to our stockholders that is attributable to gain from the sale of “United States real property interests.” The IRS announced in Notice 2007-55 that it intends to take the position that under current law, unless an exception applies, a non-U.S. holder’s receipt of a liquidating distribution from a REIT (including the receipt of the merger consideration in exchange for shares of our common stock in the merger, which as noted, will be treated as a deemed liquidation of CorePoint for U.S. federal income tax purposes) is generally subject to tax under FIRPTA as a distribution to the extent attributable to gain from the sale of United States real property interests.

Accordingly, we intend at present to take the position that the merger consideration received in exchange for shares of our common stock in the merger will be subject to tax in accordance with Notice 2007-55, subject to the 10% Exception (as discussed in more detail below). In general, the provisions governing the taxation of distributions by REITs can be less favorable to non-U.S. holders than the taxation of sales or exchanges of REIT stock by non-U.S. holders, and non-U.S. holders should consult their tax advisors regarding the application of these provisions.

Distribution of Gain from the Disposition of U.S. Real Property Interests. As noted above, we intend at present to take the position that the merger consideration received in exchange for shares of our common stock in the merger will be subject to tax in accordance with Notice 2007-55.

To the extent the tax treatment set forth in Notice 2007-55 applies, and the 10% Exception described in the next paragraph below does not apply, the cash received by a non-U.S. holder in the merger is treated as a distribution attributable to gain from the deemed or actual sale of our United States real property interests (which we expect to be a substantial portion of such cash). Such amount will be treated as income effectively connected with a U.S. trade or business of the non-U.S. holder, and generally will be subject to U.S. federal income tax on a net basis. A corporate non-U.S. holder will also be subject to the 30% branch profits tax (or such lower rate as may be specified by an applicable income tax treaty). In addition, 21% (or 20% to the extent provided in the Treasury Regulations) of any such amounts paid to a non-U.S. holder will be withheld and remitted to the IRS.

Notwithstanding the foregoing, if our common shares are considered “regularly traded” (within the meaning of the applicable Treasury Regulations) on an established securities market located in the United States (and the non-U.S. holder did not hold more than 10% of such class of stock at any time during the one year period ending on the date of the merger, which we refer to as the “10% Exception”), the tax treatment and consequences described above would not apply, and non-U.S. holders would instead be subject to the rules described below under “— Taxable Sale of Shares of our Common Stock.” We believe that shares of our common stock are, and will be at the effective time of the merger, considered regularly traded on an established securities market located in the United States within the meaning of the applicable Treasury Regulations. Non-U.S. holders should consult their tax advisors regarding tax consequences of the merger to them.

Taxable Sale of Shares of our Common Stock. If both (A) the tax treatment set forth in Notice 2007-55 were not to apply to a non-U.S. holder’s receipt of merger consideration in the merger (and the receipt of merger consideration were instead considered a sale of our common stock), and (B) either (1) the “publicly traded exception” (as described below) applies or (2) we are a “domestically controlled qualified investment entity” (as described below), then non-U.S. holders should not be subject to tax on the disposition of common stock unless: (a) the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States, or, if an applicable income tax treaty applies, the gain is attributable to a permanent establishment maintained by the non-U.S. holder in the United States; or (b) the non-U.S. holder is an individual present in the United States for 183 days or more in the taxable year of the merger and certain other requirements are met.

The “publicly traded exception” applies to a non-U.S. holder if our common stock is “regularly traded,” as defined by the applicable Treasury Regulations, and the non-U.S. holder has held 10% or less of our common stock at all times during the 5-year period ending on the merger date. We believe that shares of our common stock are, and will be at the effective time of the merger, considered regularly traded on an established securities market located in the United States within the meaning of the applicable Treasury Regulations.

Assuming we qualify as a REIT, we will be a “domestically controlled qualified investment entity” at the time of the merger if non-U.S. holders held directly or indirectly less than 50% in value of shares of our stock at all times during the five-year period ending with the merger. While we believe that we have been and currently are domestically controlled as of the date of this proxy statement, no assurances can be given that the actual ownership of our stock has been or will be sufficient for us to qualify as a “domestically controlled qualified investment entity” at the time of the merger.

A non-U.S. holder whose gain is effectively connected with the conduct of a trade or business in the United States (or, if an applicable income tax treaty applies, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States) will generally be subject to U.S. federal income tax on such gain on a net basis in the same manner as a U.S. holder. In addition, a non-U.S. holder that is a corporation may be subject to the 30% branch profits tax on such effectively connected gain described above.

A non-U.S. holder who is an individual present in the United States for 183 days or more in the taxable year of the sale and who meets certain other requirements will be subject to a flat 30% tax on the gain recognized on the sale, which may be offset by U.S. source capital losses. In addition, the non-U.S. holder may be subject to applicable alternative minimum taxes.

If a non-U.S. holder’s common stock constitutes a United States real property interest under FIRPTA, any gain recognized by such holder on a sale of such stock will be treated as income effectively connected with a U.S. trade or business of the non-U.S. holder and generally will be subject to U.S. federal income tax on a net basis in the same manner as a U.S. holder.

Income Tax Treaties. If a non-U.S. holder is eligible for treaty benefits under an income tax treaty with the United States, the non-U.S. holder may be able to mitigate certain of the U.S. federal income tax consequences discussed above, such as the branch profits tax. Non-U.S. holders should consult their tax advisor regarding possible relief under an applicable income tax treaty.

U.S. Withholding Tax. As described above, it is not entirely clear whether the receipt of the merger consideration by a non-U.S. holder will be treated as a sale or exchange of shares of our common stock (if Notice 2007-55 does not apply) or as a distribution from us that is attributable to gain from the deemed sale of our United States real property interests in the merger (if Notice 2007-55 does apply and the holder does not qualify for the 10% Exception described above). Accordingly, we intend to withhold U.S. federal income tax at a rate of 21%, or the then-applicable rate if different (or 20%, or the then-applicable rate if different, to the extent provided in the applicable Treasury Regulations) from the portion of the merger consideration that is, or is treated as, attributable to gain from the sale of United States real property interests and paid to a non-U.S. holder unless such holder qualifies for the 10% Exception described above.

A non-U.S. holder may be entitled to a refund or credit against the holder’s U.S. federal income tax liability, if any, with respect to any amount withheld pursuant to FIRPTA, provided that the required information is furnished to the IRS on a timely basis. Non-U.S. holders should consult their tax advisor regarding tax and withholding considerations.

Information Reporting and Backup Withholding

Backup withholding, currently at a rate of 24%, and information reporting, may apply to the merger consideration received in the merger. Backup withholding will not apply, however, to a holder who:

•	in the case of a U.S. holder, furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding on an IRS Form W-9 or successor form;

•	in the case of a non-U.S. holder, furnishes an applicable IRS Form W-8 or successor form; or

•	is otherwise exempt from backup withholding and complies with other applicable rules and certification requirements.

Backup withholding is not an additional tax and any amount withheld under these rules may be credited against the holder’s U.S. federal income tax liability and may entitle the holder to a refund if required information is timely furnished to the IRS.

Possible Legislative Changes — Possible Change in Tax Rates

This discussion is based upon the provisions of the Code, the Treasury Regulations and administrative and judicial interpretations thereof, all as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences (including applicable tax rates) different from those summarized above. We cannot assure you that a change in law, including the possibility of major tax legislation, possibly with retroactive application, will not alter significantly the tax considerations (including applicable tax rates) that we describe herein. We have not sought and do not plan to seek any ruling from the IRS, with respect to statements made and the conclusions reached in the above discussion, and there can be no assurance that the IRS or a court will agree with our statements and conclusions.

THE FOREGOING DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF THE POTENTIAL TAX CONSIDERATIONS RELATING TO THE MERGER AND IS NOT TAX ADVICE. THEREFORE, HOLDERS OF SHARES OF OUR STOCK ARE STRONGLY URGED TO CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS IN THEIR PARTICULAR CIRCUMSTANCES.

FUTURE COREPOINT STOCKHOLDER PROPOSALS

CorePoint has not determined whether it will hold its 2022 annual meeting of stockholders due to the merger proposal. If the merger is consummated, we will have no public stockholders and there will be no public participation in any future meetings of our stockholders. If the merger is not completed, CorePoint stockholders will continue to be entitled to attend and participate in CorePoint’s annual meeting of stockholders. If CorePoint holds its 2022 annual meeting of stockholders, any stockholder proposal intended for inclusion in the proxy materials for the 2022 annual meeting must be received by our Secretary at our headquarters no later than December 15, 2021. In addition, our bylaws permit stockholders to nominate candidates for director and present other business for consideration at our annual meeting of stockholders. To make a director nomination or present other business for consideration at the 2022 annual meeting, you must submit a timely notice in accordance with the procedures described in our bylaws. To be timely, a stockholder’s notice must be delivered to the Secretary at our headquarters of not less than 120 days nor more than 150 days prior to the first anniversary of the date the preceding year’s proxy statement is released to stockholders. Therefore, to be presented at our 2022 annual meeting, such a proposal must be received on or after November 15, 2021, but not later than December 15, 2021. In the event that the date of the 2022 annual meeting is advanced or delayed by more than 30 days from the anniversary date of our 2021 annual meeting of stockholders, notice by the stockholder to be timely must be so delivered not earlier than the 150th day prior to the 2022 annual meeting and not later than the close of business on the later of the 120th day prior to the 2022 annual meeting or the tenth day following the day on which public announcement of the date of the 2022 annual meeting is first made. Any such proposal will be considered timely only if it is otherwise in compliance with the requirements set forth in our bylaws.

MULTIPLE COREPOINT STOCKHOLDERS SHARING ONE ADDRESS

The SEC has adopted rules that permit companies and intermediaries, such as brokers and banks, to satisfy the delivery requirements for proxy statements with respect to two or more stockholders sharing an address by delivering a single proxy statement, as applicable, addressed to those stockholders, unless contrary instructions have been received. This procedure, which is commonly referred to as “householding,” reduces the amount of duplicate information that stockholders receive and lowers printing and mailing costs for companies.

Certain brokerage firms may have instituted householding for beneficial owners of our common stock held through brokerage firms. If your family has multiple accounts holding our common stock, you may have already received a householding notification from your broker. You may decide at any time to revoke your decision to household, and thereby receive multiple copies of proxy materials. If you wish to opt out of this procedure and receive a separate set of proxy materials in the future, or if you are receiving multiple copies and would like to receive only one, you should contact your broker, trustee or other nominee or CorePoint at the address and telephone number below. A separate copy of these proxy materials will be promptly delivered to any stockholder upon written request to Secretary, CorePoint Lodging Inc., 125 E. John Carpenter Freeway, Suite 1650, Irving, Texas 44124 or by telephone at (972) 893-3199.

OTHER MATTERS

Pursuant to our bylaws, only the matters set forth in the notice of special meeting may be brought before the virtual special meeting.

WHERE YOU CAN FIND MORE INFORMATION

Investors will be able to obtain free of charge this proxy statement and other documents filed with the SEC at the SEC’s website at http://www.sec.gov. In addition, this proxy statement and our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934 are available free of charge through our website at www.corepoint.com. as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information located on, or hyperlinked or otherwise connected to, CorePoint’s website referenced anywhere in this proxy statement is not, and shall not be deemed to be, a part of this proxy statement or incorporated into any other filings that we make with the SEC.

The SEC allows us to “incorporate by reference” documents we file with the SEC into this proxy statement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except that information that we file later with the SEC will automatically update and supersede this information. This proxy statement incorporates by reference the documents listed below that have been previously filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	CorePoint’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, which was filed with the SEC on March 12, 2021;

•	CorePoint’s proxy statement for its 2021 annual meeting of stockholders, which was filed with the SEC on April 14, 2021;

•	CorePoint’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, which was filed with the SEC on May 7, 2021;

•	CorePoint’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2021, which was filed with the SEC on August 6, 2021;

•	CorePoint’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, which was filed with the SEC on November 8, 2021; and

•

CorePoint’s Current Reports on Form 8-K or Form 8-K/A, which were filed with the SEC on March 11, 2021, March 29, 2021, May 6, 2021, May 21, 2021, July 13, 2021, August 5, 2021, November 8, 2021, November 8, 2021 and December 9, 2021.

We also incorporate by reference into this proxy statement additional documents that CorePoint may file with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act, from the date of this proxy statement until the earlier of the date of the special meeting and the termination of the merger agreement; provided, however, that we are not incorporating by reference any additional documents or information furnished and not filed with the SEC. A copy of the materials that are incorporated by reference will be promptly delivered to any stockholder free of charge upon written request to Secretary, CorePoint Lodging Inc., 125 E. John Carpenter Freeway, Suite 1650, Irving, Texas 75062 or by telephone at (972) 893-3199.

MISCELLANEOUS

You should rely only on the information contained or incorporated by reference into this proxy statement, the appendices to this proxy statement and the documents we incorporate by reference into this proxy statement to vote your shares at the special meeting. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated January 14, 2022. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this proxy statement) and the mailing of this proxy statement to stockholders does not create any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

If you have any questions about this proxy statement, the special meeting or the merger, or if you would like additional copies of this proxy statement, please contact Innisfree, our proxy solicitor, at:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Stockholders Call Toll-Free: (877) 717-3930

Brokers Call Collect: (212) 750-5833

Annex A

AGREEMENT AND PLAN OF MERGER

By and Among

COREPOINT LODGING INC.,

CAVALIER ACQUISITION JV LP

and

CAVALIER ACQUISITION OWNER LP

Dated as of November 6, 2021

A-i

A-ii

EXHIBITS:

Exhibit A	Form of Tax Opinion
Exhibit B	Form of Representation Letter

A-iii

INDEX OF DEFINED TERMS

2022 Bonus Plans	A-40
Acceptable Confidentiality Agreement	A-60
Acquisition Proposal	A-32
Action	A-14
Affiliate	A-60
Affiliate Contract	A-60
Agreement	A-1
Alternative Financing	A-43
Alternative Financing Commitment Letter	A-43
Anti-Corruption Laws	A-11
Antitrust Law	A-60
Applicable Date	A-11
Articles of Merger	A-2
Articles Supplementary	A-47
Bankruptcy and Equity Exception	A-9
Benefit Continuation Period	A-39
Boards of Directors	A-1
Book-Entry Shares	A-5
Business Day	A-60
Cancelled Shares	A-3
Capitalization Date	A-8
Certificates	A-5
Change of Recommendation	A-35
Closing	A-2
Closing Date	A-2
Code	A-15
Common Book-Entry Shares	A-5
Common Certificates	A-5
Common Stock	A-8
Company	A-1
Company Bylaws	A-8
Company Charter	A-8
Company Disclosure Letter	A-8
Company Employees	A-14
Company Equity Award	A-60
Company Notice	A-31
Company Permits	A-10
Company Plans	A-15
Company Preferred Stock	A-3
Company Real Property	A-60
Company Related Parties	A-57
Company Requisite Vote	A-9
Company Securities	A-9
Company Stock Plan	A-60
Company Termination Payment	A-60
Company Transaction Obligations	A-57
Confidentiality Agreement	A-39
Continuing Employees	A-39
Contract	A-12
control	A-60

Converted Shares	A-3
COVID-19	A-60
COVID-19 Measures	A-61
Credit Agreement	A-61
Credit Facilities	A-61
Debt Financing	A-23
Debt Financing Commitments	A-23
Debt Financing Source Related Party	A-57
Debt Financing Sources	A-61
Debt Financing Sources Related Party	A-61
Definitive Financing Agreements	A-42
Effective Time	A-2
End Date	A-54
Environmental Laws	A-20
Equity Financing	A-23
Equity Financing Commitment	A-23
ERISA	A-14
Escrow Account	A-68
Exchange Act	A-10
Exchange Fund	A-4
Expense Amount	A-68
Financing	A-23
Financing Commitments	A-23
Financing Uses	A-24
Form 10-K	A-12
Franchise Agreements	A-61
Franchisor	A-61
Funded Indebtedness	A-45
GAAP	A-61
Governmental Entity	A-10
Ground Lease	A-16
Ground Leased Real Property	A-16
Guarantors	A-1
Hazardous Materials	A-20
HSR Act	A-60
Indemnified Parties	A-40
Intellectual Property	A-20
Intervening Event	A-33
IRS	A-15
IRS Matter	A-49
IRS Matter Closing Agreement	A-49
IRS Matter Incremental Consideration	A-50
IRS Matter Incremental Per Share Consideration	A-50
IRS Matter Letter of Intent	A-50
IRS Matter Notice	A-50
IRS Matter November Settlement Communications	A-50
IRS Matter Qualified Closing Agreement	A-50
IRS Matter Qualified Letter of Intent	A-50

A-iv

IRS Matter Settlement Amount	A-50
IRS Matter Threshold Amount	A-50
IT Assets	A-20
J.P. Morgan	A-20
knowledge	A-61
Law	A-61
Lien	A-62
Limited Guarantees	A-1
Management Agreements	A-62
Manager	A-62
Manager Letter Agreement	A-51
Material Adverse Effect	A-62
Material Company Lease	A-12
Material Contract	A-14
Material Space Lease	A-12
Merger	A-1
Merger Sub	A-1
Merger Sub Bylaws	A-3
Merger Sub Charter	A-3
MGCL	A-1
New Merger Sub Preferred Stock	A-3
Nonqualifying Income	A-63
Notice Period	A-31
NYSE	A-10
Operating Lease	A-63
Owned Real Property	A-16
Parent	A-1
Parent Disclosure Letter	A-21
Parent Group	A-35
Parent Material Adverse Effect	A-53
Parent Related Parties	A-57
Parent Termination Fee	A-56
Parent Transaction Obligations	A-57
Parties	A-1
Party	A-1
Paying Agent	A-4
Paying Agent Agreement	A-4
Per Share Merger Consideration	A-3

Permit	A-10
Permitted Liens	A-63
Person	A-63
Preferred Book-Entry Shares	A-5
Preferred Certificates	A-5
Proceeding	A-40
Prorated Bonus	A-40
Proxy Statement	A-19
PSU	A-4
Recommendation	A-9
REIT	A-63
REIT Requirements	A-63
Representatives	A-30
Restraint	A-54
Restricted Stock	A-3
SDAT	A-2
SEC	A-11
SEC Reports	A-11
Securities Act	A-11
Security Breach	A-20
Share	A-3
Special Pre-Closing Dividend	A-2
Stock Unit	A-3
Stockholders Meeting	A-34
subsidiaries	A-64
subsidiary	A-64
Superior Proposal	A-33
Surviving Corporation	A-2
Takeover Law	A-21
Tax Opinion	A-53
Tax Return	A-64
Taxes	A-64
Taxing Authority	A-64
Transaction Documents	A-64
Transaction Litigation	A-47
Transactions	A-1
Transfer Taxes	A-50
Willful Breach	A-64

A-v

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of November 6, 2021 (this “Agreement”), is entered into by and among CorePoint Lodging Inc., a Maryland corporation (the “Company”), Cavalier Acquisition JV LP, a Delaware limited partnership (“Parent”) and Cavalier Acquisition Owner LP, a Delaware limited partnership and wholly owned subsidiary of Parent (“Merger Sub” and, together with Parent and the Company, the “Parties” and each, a “Party”).

RECITALS

WHEREAS, the board of directors (the “Board of Directors”) of the Company has (i) determined that it is in the best interests of the Company and the stockholders of the Company, and declared it advisable that the Company merge with and into Merger Sub (the “Merger”) with Merger Sub surviving the Merger on the terms and subject to the conditions set forth in this Agreement in accordance with the Maryland General Corporation Law (the “MGCL”) and the Delaware Revised Uniform Limited Partnership Act (the “DRULPA”) advisable, (ii) approved this Agreement and the transactions contemplated hereby, including the Merger (collectively, the “Transactions”) in accordance with the MGCL and (iii) adopted a resolution recommending that the Merger be approved by the stockholders of the Company;

WHEREAS, the Board of Directors of Merger Sub has approved and declared advisable this Agreement, the Merger and the other Transactions and has authorized the execution and delivery hereof;

WHEREAS, the General Partner of Parent has approved and declared advisable this Agreement, the Merger and the other Transactions on behalf of Parent as the General Partner of Merger Sub and has authorized the execution and delivery hereof;

WHEREAS, as a material inducement to, and as a condition to, the Company entering into this Agreement, concurrently with the execution of this Agreement, each of Mahmood Khimji, Mehdi Khimji and CRE Credit Holdco II, LP (the “Guarantors”) has entered into a limited guarantee, dated as of the date hereof, guaranteeing certain of Parent’s obligations under this Agreement (the “Limited Guarantees”);

WHEREAS, concurrently with the execution and delivery of this Agreement, as a material inducement to, and as a condition to Parent’s and Merger Sub’s willingness to enter into this Agreement, the Company and certain stockholders of the Company are entering into a voting agreement, pursuant to which, among other things, such stockholders have agreed to vote to approve the Merger, upon the terms and subject to the conditions set forth therein; and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

THE MERGER

SECTION 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the MGCL and the DRULPA, at the Effective Time, the Company shall be merged with and into Merger Sub. Merger Sub shall be the surviving entity in the Merger (sometimes hereinafter referred to as the

“Surviving Entity”). Upon consummation of the Merger, the separate corporate existence of the Company shall cease. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company shall vest in Merger Sub as the Surviving Entity and all claims, obligations, debts, liabilities and duties of the Company shall become the claims, obligations, debts, liabilities and duties of Merger Sub as the Surviving Entity. The Merger shall have the effects set forth in this Agreement and specified in the MGCL and the DRULPA.

SECTION 1.2 Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York, or remotely by exchange of documents and signatures (or their electronic counterparts), at 9:00 a.m., New York City time, on the third (3rd) Business Day following the day on which the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of such conditions at the Closing) have been satisfied or, to the extent permitted by applicable Law, waived in accordance with this Agreement, at such later date as may be required pursuant to Section 6.19, or at such other time and place as the Company and Parent may agree in writing; provided that Parent, in its sole discretion, may elect for the Closing to occur on a later date but not later than the earlier of (i) thirty (30) days following the date on which the Company Requisite Vote is obtained and (ii) the End Date. The date on which the Closing occurs is referred to herein as the “Closing Date”.

SECTION 1.3 Effective Time. Subject to the provisions of this Agreement, at the Closing, the Parties will cause the Merger to be consummated by filing (a) articles of merger (the “Articles of Merger”) with the State Department of Assessments and Taxation of Maryland (“SDAT”), executed in accordance with the MGCL, and (b) a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (“DE SOS”), executed in accordance with the DRULPA. The Merger shall become effective at the later of such time as when the Articles of Merger have been filed with, and accepted for record by, the SDAT and the Certificate of Merger has been filed with, and accepted for record by, the DE SOS, or at such later time (not to exceed thirty (30) days from the date the Articles of Merger and the Certificate of Merger are accepted for record by the SDAT and the DE SOS, respectively) as may be agreed by the Company and Parent in writing and specified in the Articles of Merger and the Certificate of Merger (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

SECTION 1.4 Merger Sub LP Agreement; Merger Sub Certificate of Limited Partnership.

(a) At the Effective Time, the limited partnership agreement of Merger Sub, as in effect immediately prior to the Effective Time (the “Merger Sub LP Agreement”), shall be limited partnership agreement of the Surviving Entity, until thereafter amended or restated as provided therein and in accordance with applicable Law, in each case consistent with the obligations set forth in Section 6.10.

(b) At the Effective Time, and without any further action on the part of Parent or Merger Sub, the certificate of limited partnership of Merger Sub in effect immediately prior to the Effective Time (the “Merger Sub Certificate of Limited Partnership”), shall be the certificate of limited partnership of the Surviving Entity, until thereafter amended or restated as provided therein or by the limited partnership agreement of the Surviving Entity and in accordance with applicable Law, in each case consistent with the obligations set forth in Section 6.10.

SECTION 1.5 Officers. Except as otherwise determined by Parent in its sole discretion, the officers of the Company as of immediately prior to the Effective Time shall be the officers of the Surviving Entity immediately following the Effective Time, to serve until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of limited partnership and the limited partnership agreement of the Surviving Entity and applicable Law.

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK

OF THE CONSTITUENT CORPORATIONS

SECTION 2.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any of the following securities:

(a) Merger Consideration. Each share of Common Stock (as defined below) issued and outstanding immediately prior to the Effective Time (each such share, a “Share”) (other than (i) the Cancelled Shares and the Converted Shares and (ii) Shares of Restricted Stock (as defined below)) shall be converted automatically into and shall thereafter represent the right to receive $15.65 per share in cash, without interest (as adjusted pursuant to Section 6.17 or Section 6.19, the “Per Share Merger Consideration”). At the Effective Time, all of the Shares that have been converted into a right to receive the Per Share Merger Consideration as provided in this Section 2.1(a) shall no longer be outstanding, shall be cancelled and extinguished automatically and shall cease to exist, and each former holder of such Shares that were outstanding immediately prior to the Effective Time will cease to have any rights with respect to such Shares, except for the right to receive the Per Share Merger Consideration for each such Share to be paid in consideration therefor in accordance with this Article II.

(b) Cancellation of Cancelled Shares; Certain Subsidiary Owned Shares. Each Share owned by the Company, Parent or Merger Sub immediately prior to the Effective Time and not held on behalf of third parties (collectively, the “Cancelled Shares”) shall cease to be outstanding, shall automatically be cancelled without any conversion thereof or payment of any consideration therefor and shall cease to exist. Each Share that is owned by any direct or indirect wholly owned subsidiary of the Company or Parent (other than Merger Sub) (the “Converted Shares”) shall be converted into such number of limited partnership units of the Surviving Entity such that each such subsidiary’s ownership percentage in the Surviving Entity immediately after the Effective Time is the same as such subsidiary’s ownership percentage in the Company immediately prior to the Effective Time (after taking into account the conversion of Merger Sub common stock pursuant to Section 2.1(d)).

(c) Company Preferred Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof, each share of Cumulative Redeemable Series A Preferred Stock, par value $0.01 per share, of the Company (the “Company Preferred Stock”) issued and outstanding immediately prior to the Effective Time shall automatically be converted into a unit of a newly created series of preferred limited partnership interests of Merger Sub with substantially identical powers, preferences, privileges and rights as the Company Preferred Stock (all interests of each such newly created series, collectively, the “New Merger Sub Preferred Equity”) and, upon such conversion, the Company Preferred Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time.

(d) Merger Sub Limited Partnership Interests. Each limited partnership interest of Merger Sub, issued and outstanding immediately prior to the Effective Time, shall remain an issued and outstanding limited partnership interest of the Surviving Entity and shall not be affected by the Merger. The general partnership interest of Merger Sub, issued and outstanding immediately prior to the Effective Time, shall remain an issued and outstanding general partnership interest of the Surviving Entity and shall not be affected by the Merger.

SECTION 2.2 Treatment of Company Equity Awards.

(a) Treatment of Restricted Stock and Restricted Stock Units. Immediately prior to the Effective Time, each outstanding share of Common Stock subject to vesting restrictions granted under the Company Stock Plan (the “Restricted Stock”), restricted stock unit (other than a PSU) or deferred stock unit granted under the Company Stock Plan (any such arrangement, other than a PSU, a “Stock Unit”) shall, automatically and without any required action on the part of the holder thereof, become immediately vested and be cancelled and shall only entitle the holder of such Stock Unit to receive (without interest), at or promptly after the Effective Time, an amount in cash equal to (x) the total number of Shares subject to such Stock Unit immediately prior to the Effective Time multiplied by (y) the Per Share Merger Consideration, together with any applicable unpaid dividend equivalents provided under the terms of any applicable Stock Unit award agreement, less applicable Taxes required to be withheld with respect to such payment.

(b) Treatment of Performance-Based Stock Units. Immediately prior to the Effective Time, each outstanding performance-based restricted stock unit granted under the Company Stock Plan (any such arrangement, a “PSU”) , shall automatically and without any required action on the part of the holder thereof, become immediately vested and be cancelled and shall only entitle the holder of such PSU to receive (without interest), at or promptly after the Effective Time, an amount in cash equal to (i) the number of Shares subject to such PSU immediately prior to the Effective Time, calculated based on the greater of (A) actual performance achieved through the Effective Time in accordance with the terms of such PSU, and (B) target level performance, multiplied by (ii) the Per Share Merger Consideration, together with any applicable unpaid dividend equivalents provided under the terms of any applicable PSU award agreement, less applicable Taxes required to be withheld with respect to such payment.

(c) Corporate Actions. Prior to the Effective Time, the Company, the Board of Directors of the Company and the Compensation Committee of the Board of Directors of the Company, as applicable, shall adopt any resolutions and take any actions which are necessary or required to effectuate the provisions of this Section 2.2.

(d) Required Payments. Parent, the Company and the Surviving Entity shall cooperate to cause the payment due pursuant to this Section 2.2 to be made promptly following the Effective Time, including that the Surviving Entity shall cause payments due to current and former employees to be paid through its payroll system or payroll provider in no event later than five (5) Business Days following the Closing Date. Notwithstanding the foregoing provisions of this Section 2.2, to the extent any amounts payable pursuant to this Section 2.2 relate to a Company Equity Award that is nonqualified deferred compensation subject to Section 409A of the Code, the Company and/or the Surviving Entity shall pay such amounts at the earliest time permitted under the terms of the applicable agreement, plan or arrangement relating to such Company Equity Award that will not trigger a Tax or penalty under Section 409A of the Code.

SECTION 2.3 Surrender of Shares.

(a) Paying Agent. Prior to the Effective Time, Parent shall enter into an agreement in form and substance reasonably acceptable to the Company (the “Paying Agent Agreement”) with a paying agent selected by Parent with the Company’s prior written approval, which approval shall not be unreasonably conditioned, withheld or delayed, to act as agent for the stockholders of the Company in connection with the Merger (the “Paying Agent”) to receive payment of the aggregate Per Share Merger Consideration to which the stockholders of the Company shall become entitled pursuant to Section 2.1(a). At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent, (i) a cash amount in immediately available funds sufficient in the aggregate, to provide all funds necessary for the Paying Agent to pay the aggregate Per Share Merger Consideration pursuant to Section 2.1(a) in trust for the benefit of the holders of the Shares that will be converted into the right to receive the Per Share Merger Consideration pursuant to Section 2.1(a) and (ii) book entry shares (or certificates if requested) representing the units of New Merger Sub Preferred Equity issuable pursuant to Section 2.1(c) in exchange for outstanding shares of the Company Preferred Stock (clause (A) and (B) collectively, the “Exchange Fund”). The Paying Agent shall not invest any cash included in the Exchange Fund unless otherwise directed by Parent; provided that any such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion, or in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of acquisition or a combination of the foregoing and, in any such case, no such instrument shall have a maturity exceeding three (3) months. To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt cash payment of the aggregate Per Share Merger Consideration as contemplated hereby, Parent shall promptly replace or restore, or cause to be replaced or restored, the cash in the Exchange Fund lost through such investments or other events so as to ensure that the Exchange Fund is at all times maintained at a level sufficient to make such cash payments. Any interest and other income resulting from such investment shall become a part of the

Exchange Fund, and any amounts in excess of the amounts payable under Section 2.1(a) shall be promptly returned to Parent or the Surviving Entity, as requested by Parent. The funds deposited with the Paying Agent pursuant to this Section 2.3(a) shall not be used for any purpose other than as contemplated by this Section 2.3(a).

(b) Exchange Procedures.

(i) Transmittal Materials. Promptly after the Effective Time (and in any event within two (2) Business Days thereafter), the Surviving Entity shall cause the Paying Agent to mail or otherwise provide to each former holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding (i) Shares, if any (“Common Certificates”) or (ii) Company Preferred Stock, if any (“Preferred Certificates” and together with the Common Certificates, the “Certificates”), and each former holder of record of (i) Shares held in book-entry form (“Common Book-Entry Shares”) (other than holders of Cancelled Shares) or (ii) shares of Company Preferred Stock held in book-entry form (“Preferred Book-Entry Shares” and together with the Common Book-Entry Shares, the “Book-Entry Shares”) (in each case, other than holders of Cancelled Shares) (A) transmittal materials, including a letter of transmittal in customary form as agreed by the Parties, specifying that delivery shall be effected, and risk of loss and title to the Certificates will pass, only upon proper delivery of the Certificates to the Paying Agent or, with respect to Book-Entry Shares, only upon proper delivery of an “agent’s message” regarding the book-entry transfer of Book-Entry Shares (or such other evidence, if any, of the book-entry transfer of Book-Entry Shares as the Paying Agent may reasonably request), such transmittal materials to be in such form and to have such other provisions as Parent and the Company may reasonably agree, and (B) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares, as applicable, in exchange for the Per Share Merger Consideration or the New Merger Sub Preferred Equity, as applicable, to which the holder thereof is entitled.

(ii) Certificates. Upon surrender of one or more Certificates to the Paying Agent in accordance with the terms of such transmittal materials and instructions as contemplated in Section 2.3(b)(i), together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, each holder of record of one or more Certificates, if any, shall be entitled to receive, and Parent shall cause the Paying Agent to pay and deliver as promptly as reasonably practicable after the Effective Time, (i) in respect of Common Certificates, a cash amount in immediately available funds (after giving effect to any required Tax withholdings as provided in Section 2.3(f)) equal to the product obtained by multiplying (A) the number of Shares represented by such Certificates by (B) the Per Share Merger Consideration or (ii) in respect of Preferred Certificates, the New Merger Sub Preferred Equity, as applicable, payable in respect of the Shares or the Company Preferred Stock, as applicable, and the Certificates so surrendered shall immediately be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates.

(iii) Book-Entry Shares. Notwithstanding anything to the contrary contained in this Agreement, any holder of Book-Entry Shares will not be required to deliver a Certificate to receive the Per Share Merger Consideration or the New Merger Sub Preferred Equity, as applicable, that such holder is entitled to pursuant to this Article II. In lieu thereof, each holder of record of one or more Book-Entry Shares (other than Cancelled Shares) shall upon receipt by the Paying Agent of an “agent’s message” in customary form (it being understood that the holders of Book-Entry Shares shall be deemed to have surrendered such Shares or the Company Preferred Stock, as applicable, upon receipt by the Paying Agent of such “agent’s message” or such other evidence, if any, as the Paying Agent may reasonably request) be entitled to receive, and Parent shall cause the Paying Agent to pay and deliver as promptly as reasonably practicable after the Effective Time, (i) in respect of Common Book-Entry Shares, a cash amount in immediately available funds (after giving effect to any required Tax withholdings as provided in Section 2.3(f)) equal to the product obtained by multiplying (A) the number of Shares represented by such Book-Entry Shares by (B) the Per Share Merger Consideration or (ii) in respect of Preferred Book-Entry Shares, the New Merger Sub Preferred Equity, as applicable, payable in respect of the Shares or the Company Preferred Stock, as applicable, and the Book-Entry Shares so surrendered shall immediately be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Book-Entry Shares.

(iv) Unrecorded Transfers; Other Payments. In the event of a transfer of ownership of Shares or Company Preferred Stock that is not registered in the transfer records of the Company or if payment of the Per Share Merger Consideration or issuance of the New Merger Sub Preferred Equity, as applicable, is to be made to a Person other than the Person in whose name the surrendered Certificates or Book-Entry Shares, as applicable, are registered, then (i) in respect of the Common Certificates or the Common Book-Entry Shares, a check for any cash to be exchanged upon due surrender of the Common Certificates or Common Book-Entry Shares, as applicable, or (ii) in respect of the Preferred Certificates or the Preferred Book-Entry Shares, the shares of any New Merger Sub Preferred Equity to be exchanged upon due surrender of the Preferred Certificates or the Preferred Book-Entry Shares, as applicable, may be issued to such transferee or other Person if the Certificates or Book-Entry Shares, as applicable, formerly representing such Shares or Company Preferred Stock, as applicable, are properly presented to the Paying Agent accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable transfer or other similar Taxes have been paid or are not applicable.

(v) Until surrendered as contemplated by this Section 2.3(b), each Certificate and Book-Entry Share (other than Cancelled Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender (together, if applicable, with a letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required pursuant to such instructions (as applicable)) the applicable Per Share Merger Consideration or New Merger Sub Preferred Equity, as applicable, as contemplated by this Article II. The Surviving Entity shall pay all charges and expenses of the Paying Agent in connection with the exchange of Shares or Company Preferred Stock, as applicable, for the Per Share Merger Consideration or the New Merger Sub Preferred Equity, as applicable, in each case as set forth in the Paying Agent Agreement.

(c) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the former holders of Shares or Company Preferred Stock, as applicable, for 12 months after the Effective Time shall be delivered to the Surviving Entity upon demand. Any holder of Certificates or Book-Entry Shares (other than Cancelled Shares) who has not theretofore complied with this Article II shall thereafter be entitled to look only to the Surviving Entity for payment of the Per Share Merger Consideration (after giving effect to any required Tax withholdings as provided in Section 2.3(f)) or issuance of the New Merger Sub Preferred Equity, as applicable, upon delivery of evidence of Certificates or Book-Entry Shares acceptable to the Surviving Entity, without any interest thereon in accordance with the provisions set forth in Section 2.3(b), and the Surviving Entity shall remain responsible for (subject to applicable abandoned property, escheat or other similar Laws) payment of such holder’s claim for the Per Share Merger Consideration payable, or the issuance of the New Merger Sub Preferred Equity, as applicable, upon due surrender of its Certificates or Book-Entry Shares. Notwithstanding anything to the contrary herein, none of the Surviving Entity, Parent, the Company, the Paying Agent or any other Person shall be liable to any former holder of Shares or Company Preferred Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. Any amounts remaining unclaimed by such holders immediately prior to such time at which such amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by applicable Law, the property of the Surviving Entity, free and clear of all claims of interest of any Person previously entitled thereto.

(d) Transfers. From and after the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no transfers on the stock transfer books of the Surviving Entity of the Shares or Company Preferred Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any evidence of a Certificate or Book-Entry Share is presented, and acceptable, to the Surviving Entity, Parent or the Paying Agent for transfer, subject to compliance with the procedures set forth in this Article II, it shall be cancelled and exchanged for (i) the cash amount in immediately available funds to which the holder thereof is entitled pursuant to Section 2.1(a) (without interest and after giving effect to any required Tax withholdings as provided in Section 2.3(f)) or (ii) the New Merger Sub Preferred Equity to which the holder thereof is entitled pursuant to Section 2.1(c), as applicable. The Per Share Merger Consideration paid, or the New Merger Sub Preferred Equity issued, as applicable, upon surrender of Certificates or receipt by the Paying Agent of an “agent’s message”, if applicable, in the case of Book-Entry Shares, in each case in accordance with the terms of this Article II, shall be deemed to have been paid, or issued, in full satisfaction of all rights pertaining to the Shares or Company Preferred Stock, as applicable, formerly represented by such Certificates or Book-Entry Shares, as applicable.

(e) Lost Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent, the posting by such Person of a bond in customary amount and upon such customary terms as may be reasonably required by Parent as indemnity against any claim that may be made against it or the Surviving Entity with respect to such Certificate, the Paying Agent will (i) issue a check in the amount (after giving effect to any required Tax withholdings as provided in Section 2.3(f)) equal to the amount the holder of such Common Certificate is entitled to as set forth in this Article II or (ii) issue the New Merger Sub Preferred Equity to which the holder of such Preferred Certificate is entitled to as set forth in this Article II.

(f) Withholding Rights. Each of the Paying Agent, Parent, Merger Sub, the Company and the Surviving Entity (and any agent or designee thereof) shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any other applicable state, local or foreign Tax Law. To the extent that amounts are so deducted or withheld and timely remitted to the appropriate Governmental Entity by Parent, Merger Sub, the Paying Agent, the Company or the Surviving Entity (or any agent or designee thereof), as the case may be, such amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Person in respect of which such deduction and withholding was made by the Paying Agent, Parent, Merger Sub, the Company or the Surviving Entity (or any agent or designee thereof), as the case may be.

SECTION 2.4 Appraisal Rights. No dissenters’ or appraisal rights shall be available with respect to the Merger or the other Transactions, including any remedy under Sections 3-201 et seq. of the MGCL and the Board of Directors of the Company has not determined and will not determine prior to the Effective Time that any such rights shall be available.

SECTION 2.5 Tax Treatment of the Transactions. The Parties intend that, for United States federal, and applicable state and local, income tax purposes, the Transactions shall be treated as a taxable sale by the Company of the Company’s assets to Merger Sub in exchange for the aggregate Per Share Merger Consideration and New Merger Sub Preferred Equity and the assumption of all the Company’s liabilities, followed by the distribution of such aggregate Per Share Merger Consideration and New Merger Sub Preferred Equity to the stockholders of the Company in liquidation of the Company pursuant to Section 331 and Section 562 of the Code. The Parties intend that this Agreement be and is hereby adopted as, a “plan of liquidation” of the Company for United States federal income tax purposes.

SECTION 2.6 Adjustments. Notwithstanding anything to the contrary herein, in the event that the number of Shares, Company Preferred Stock or securities convertible or exchangeable into or exercisable for Shares or Company Preferred Stock issued and outstanding after the date hereof and prior to the Effective Time shall have been changed into a different number of Shares or Company Preferred Stock or securities or a different class as a result of a reclassification, stock split (including a reverse stock split), combination, stock dividend or distribution, recapitalization, subdivision, merger, issuer tender or exchange offer, or other similar transaction, then the Per Share Merger Consideration or New Merger Sub Preferred Equity, as applicable, shall be equitably adjusted to provide to Parent and the holders of Shares, Company Preferred Stock, Stock Units and PSUs the same economic effect as contemplated by this Agreement prior to such event; provided that nothing in this Section 2.6 shall be construed to permit the Company, any subsidiary of the Company or any other Person to take any action that is otherwise prohibited by the terms of this Agreement.

SECTION 2.7 Further Assurances. If at any time after the Effective Time, Parent, Merger Sub or the Surviving Entity reasonably believes or is advised that any further instruments, deeds, assignments, actions or assurances are reasonably necessary or desirable to consummate the Merger and the Transactions or to carry out the purposes and intent of this Agreement, then Parent, Merger Sub and the Surviving Entity and their respective officers and directors shall be authorized to execute and deliver, following the Effective Time, all such proper instruments, deeds, assignments or assurances and do all other things reasonably necessary or desirable to consummate the Merger and the Transactions and to carry out the purposes and intent of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Merger Sub that, except (i) as disclosed in the SEC Reports filed with, or furnished to, the SEC on or after the Applicable Date and prior to the Business Day prior to the date of this Agreement (excluding any disclosures set forth in the SEC Reports (x) under the captions “Risk Factors” or “Forward-Looking Statements” and (y) in any other section to the extent they are cautionary, predictive or forward-looking in nature) or (ii) as set forth on the corresponding sections or subsections of the disclosure letter delivered to Parent by the Company concurrently with entering into this Agreement (the “Company Disclosure Letter”), it being acknowledged and agreed that disclosure of any item in any section or subsection of the Company Disclosure Letter shall also be deemed disclosure with respect to any other section or subsection of this Agreement to the extent the relevance of such item is reasonably apparent on the face of such disclosure:

SECTION 3.1 Organization and Qualification; Subsidiaries. Each of the Company and its subsidiaries (a) (i) is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of its respective jurisdiction of organization and (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and (b) is qualified to do business and, to the extent such concept is applicable, is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or present conduct of its business requires such qualification, except in the case of clause (a)(i) (with respect to the Company’s subsidiaries), (a)(ii) (with respect to the Company’s subsidiaries) and clause (b), where the failure to be so organized, existing, qualified or, to the extent such concept is applicable, in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 3.2 Company Charter and Company Bylaws. The Company has made available to Parent, prior to the date hereof, a true, correct and complete copy of the charter of the Company (the “Company Charter”), and the amended and restated bylaws of the Company, as amended to date (the “Company Bylaws”), as currently in effect. The Company Charter and the Company Bylaws are in full force and effect, and the Company is not in violation of the foregoing documents in any material respect. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the organizational documents of each subsidiary of the Company are in full force and effect and neither the Company nor any of its subsidiaries is in violation of the foregoing documents.

SECTION 3.3 Capitalization. The authorized capital stock of the Company consists of (i) 1,000,000,000 shares of Common Stock, par value of $0.01 per share (the “Common Stock”), and (ii) 50,000,000 shares of Preferred Stock, par value of $0.01 per share, of which 15,000 are classified as Company Preferred Stock.

(a) As of the close of business on November 4, 2021 (the “Capitalization Date”):

(i) 15,000 shares of Company Preferred Stock were issued or outstanding;

(ii) 58,445,063 shares of Common Stock were issued and outstanding, including 1,324,772 shares of Restricted Stock;

(iii) there were (A) 413,476 shares of Common Stock underlying outstanding Stock Units, and (B) 1,545,970 shares of Common Stock underlying outstanding PSUs (calculated based on deemed target-level performance achievement) and 2,705,461 shares of Common Stock underlying outstanding PSUs (calculated based on deemed maximum-level performance achievement);

(b) From the close of business on the Capitalization Date until the date of this Agreement, no Company Equity Awards have been granted and no Shares have been issued, except for shares of Common Stock issued pursuant to the vesting of Stock Units and PSUs, in each case in accordance with the terms of the Company Stock Plan. Except as set forth in Section 3.3(a) or in the Company Charter, as of the date of this Agreement, (i) there are not any outstanding or authorized (A) shares of capital stock or other voting securities of the Company, (B) securities of the Company convertible into or exchangeable or exercisable for shares of capital stock or voting securities of the Company or (C) options, warrants, calls, phantom stock or other rights to acquire from the Company, or obligations of the Company to issue or sell, any capital stock, voting securities or securities convertible into, exercisable for, or exchangeable for, giving any Person a right to subscribe for or acquire, or with a value linked to, any capital stock or voting securities of the Company (collectively, “Company Securities”) (or, in each case, the economic equivalent thereof) and (ii) there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any Company Securities. All outstanding Shares, and all Shares reserved for issuance as noted in Section 3.3(a), when issued in accordance with the respective terms thereof, are or will be duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of pre-emptive rights. Each of the outstanding shares of capital stock of each of the Company’s subsidiaries is duly authorized, validly issued, fully paid and non-assessable and all such shares are owned by the Company or a subsidiary of the Company and are owned free and clear of all Liens, agreements, limitations in voting rights, charges or other encumbrances of any nature whatsoever, except (x) for transfer restrictions pursuant to the Company Charter or transfer restrictions of general applicability arising under securities laws and (y) where any such failure to own any such shares free and clear would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. No subsidiary of the Company owns any Company Securities.

(c) Section 3.3(c) of the Company Disclosure Letter sets forth, as of the close of business on the Capitalization Date, a list of all outstanding Restricted Stock, Stock Units, and PSUs, the number of shares of Common Stock subject to each such Company Equity Award (calculated based on deemed target-level performance for the PSUs), the accumulated dividend equivalent balance with respect to each such Company Equity Award, if any, the grant date, and the name of the holder thereof.

(d) Since the Applicable Date, all dividends and distributions (including dividend equivalents) on shares of the capital stock of the Company that have been declared or authorized prior to the date hereof have been paid in full.

SECTION 3.4 Authority. The Company has all requisite corporate power and authority, and has taken all corporate action necessary, to execute and deliver this Agreement, to perform its obligations hereunder and thereunder to consummate the Merger and the other Transactions, subject only to the affirmative vote (in person or by proxy) of the holders of a majority of all of the outstanding shares of Common Stock at the Stockholders Meeting, or any adjournment or postponement thereof, to approve the Merger and the other Transactions contemplated by the Merger Agreement (the “Company Requisite Vote”) and the filing of the Articles of Merger with the SDAT and the Certificate of Merger with the DE SOS. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof and thereof by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the effects of applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing (the “Bankruptcy and Equity Exception”). The Board of Directors of the Company, at a duly called and held meeting, has (i) determined that this Agreement and the Transactions, including the Merger, are advisable and in the best interests of the Company and the Company’s stockholders, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the Transactions, including the Merger, (iii) subject to the terms of this Agreement, resolved to recommend that the stockholders of the Company vote in favor of the Merger (the “Recommendation”) and (iv) directed that the

Merger be submitted to the stockholders of the Company for their approval. The only vote or approval of the holders of any class or series of capital stock of the Company which is required to adopt and approve the Merger and the other Transactions, is the Company Requisite Vote.

SECTION 3.5 No Conflict; Required Filings and Consents.

(a) The execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other Transactions do not and will not (i) breach, violate or conflict with the Company Charter, the Company Bylaws or the organizational documents of any subsidiary of the Company, (ii) assuming that all consents, approvals and authorizations contemplated by subsection (b) below have been obtained, all filings described in such clauses have been made and the Company Requisite Vote has been obtained, contravene, conflict with, breach or violate any Law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which its or any of their respective properties or assets are bound or (iii) subject to the accuracy of Parent’s representations set forth in Section 4.3(c), result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default), require a consent or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, or result in the creation of a Lien (except a Permitted Lien) on any of the assets of the Company pursuant to, any Contracts to which the Company, or any Affiliate thereof, is a party or by which the Company or any of its Affiliates or its or their respective properties or assets are bound (including any Contract to which an Affiliate of the Company is a party), except, in the case of clauses (i) (with respect to the Company’s subsidiaries), (ii) and (iii), for any such conflict, violation, breach, default, loss, right or other occurrence which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and which would not reasonably be expected to prevent or materially delay the consummation by the Company of the Transactions, and in each case other than as may arise in connection with the Financing (as defined herein).

(b) Subject to the accuracy of Parent’s representations set forth in Section 4.3(b), the execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other Transactions, by the Company do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any governmental, quasi-governmental or regulatory (including stock exchange) authority, agency, court, commission, arbitrator or arbitral body (public or private) or other governmental body, whether foreign or domestic, of any country, nation, republic, federation or similar entity or any state, county, parish or municipality, jurisdiction or other political subdivision thereof (each, a “Governmental Entity”), except for (i) compliance with the applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder (including the filing of the Proxy Statement), and state securities Laws, Takeover Laws and “blue sky” Laws, (ii) applicable filings and approvals under any applicable Antitrust Law, (iii) compliance with the applicable requirements of the New York Stock Exchange (the “NYSE”), (iv) the filing with the SDAT of the Articles of Merger as required by the MGCL and the filing with the DE SOS of the Certificate of Merger as required by the DRULPA, and (v) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not reasonably be expected to, individually or in the aggregate, (A) prevent or materially delay the consummation by the Company of the Transactions or (B) have a Material Adverse Effect.

SECTION 3.6 Compliance; Permits.

(a) The business of the Company and its subsidiaries is not, and since the Applicable Date has not been, in violation of any Law applicable to the Company or any of its subsidiaries, except for violations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and the Company and its subsidiaries have all permits, licenses, authorizations, exemptions, orders, consents, approvals and franchises from Governmental Entities (each, a “Permit”) required to conduct their respective businesses and own, lease and operate their respective assets and properties (excluding any such Permits held or required to be held by the applicable Managers for any such properties) as being conducted as of the date hereof and as of immediately prior to the Effective Time (the “Company Permits”), and all such Company Permits are in full force and effect, in each case except for any such Permits the absence of which, or the failure to be in full force and effect of, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any of its subsidiaries is, or since the Applicable Date has been, in conflict with, or in default or violation of any of, the Company Permits, except for any such conflicts, defaults or violations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, since May 31, 2018 none of the Company or any of its subsidiaries or, to the knowledge of the Company, agent, employee or other Person acting on behalf of any of the Company or its subsidiaries, is or has been in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 or any other similar applicable Law that prohibits corruption or bribery (collectively, “Anti-Corruption Laws”).

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, since May 31, 2018 the Company and its subsidiaries have conducted transactions in compliance with applicable economic sanctions (including those administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control) and export control laws and regulations (including those administered by the U.S. Department of Commerce’s Bureau of Industry and Security).

(d) (i) The Company and its subsidiaries and each of their respective officers and directors, and, to the knowledge of the Company, their employees and other Persons acting on behalf of any of the Company and its subsidiaries have at all times since May 31, 2018 been in material compliance with the provisions of applicable Anti-Corruption Laws, Anti-Money Laundering Laws, and Sanctions Laws, and (ii) except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its subsidiaries have implemented and maintain in effect policies and procedures reasonably designed to promote compliance with Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions Laws.

(e) Since May 31, 2018, the Company and its subsidiaries have not (i) received from any Governmental Entity or any other Person any written notice, inquiry, or internal or external allegation regarding an actual or alleged violation of Anti-Corruption Laws, Anti-Money Laundering Laws, or Sanctions Laws or (ii) made any voluntary or involuntary disclosure to a government authority regarding an actual or alleged violation of Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions Laws.

SECTION 3.7 SEC Filings; Financial Statements; Undisclosed Liabilities.

(a) The Company has filed or furnished all forms, reports, statements, certifications and other documents (including all exhibits and other information incorporated therein, amendments, schedules and supplements thereto) in each case required to be filed or furnished on or prior to the date hereof by it with the U.S. Securities and Exchange Commission (the “SEC”) since January 1, 2019 (the “Applicable Date”) (all such forms, reports, statements, certificates and other documents filed since the Applicable Date, including all exhibits and other information incorporated therein, amendments, schedules and supplements thereto, collectively, the “SEC Reports”). As of their respective SEC filing dates, or, if amended or superseded by a subsequent filing made prior to the date of this Agreement, as of the date of the last such amendment or superseding filing prior to the date of this Agreement, the SEC Reports complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act of 2002, as the case may be, and the applicable rules and regulations promulgated thereunder, each as in effect on the date of any such filing. As of the time of filing with the SEC (or, if amended prior to the date of this Agreement, as of the date of such amendment), none of the SEC Reports so filed contained, when filed, any untrue statement of a material fact or omitted to state any material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent that the information in such SEC Reports has been amended or superseded by a later SEC Report filed prior to the date of this Agreement; provided, however, that no representation is made as to the accuracy of any financial projections or forward-looking statements or the completeness of any information furnished by the Company to the SEC solely for purposes of complying with Regulation FD under the Exchange Act.

(b) The (ii) audited consolidated financial statements of the Company and its consolidated subsidiaries (including all notes thereto) included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 filed with the SEC (the “Form 10-K”) and the (ii) unaudited consolidated financial statements of the Company and its consolidated subsidiaries (including all notes thereto) included in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2021 filed with the SEC, in each case, have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries at the respective dates thereof (taking into account the notes thereto) and the consolidated statements of operations, cash flows and stockholders’ equity for the periods indicated (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount).

(c) The Company has established and maintains disclosure controls and procedures and internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rules 13a-15 and 15d-15 of the Exchange Act. Such disclosure controls and procedures are effective to ensure that material information required to be disclosed by the Company is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents.

(d) Except (i) as disclosed, reflected, accrued or reserved against in the financial statements (including all notes thereto) of the Company contained in the Company’s Form 10-K; (ii) for liabilities or obligations incurred in the ordinary course of business since December 31, 2020; (iii) for liabilities or obligations which have been discharged or paid in full prior to the date of this Agreement, (iv) for liabilities or obligations permitted by this Agreement or incurred pursuant to the Transactions and (v) for liabilities or obligations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither the Company nor any of its subsidiaries has any liabilities or obligations of a nature required by GAAP to be reflected in a consolidated balance sheet or disclosed in the notes thereto.

(e) Neither the Company nor any of its subsidiaries is a party to any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC.

SECTION 3.8 Contracts.

(a) Except (x) for this Agreement, (y) for the Contracts filed no less than one (1) Business Day prior to the date hereof as exhibits to the SEC Reports and (z) pursuant to any Company Plan, Section 3.8(a) of the Company Disclosure Letter sets forth a true, correct and complete list, as of the date hereof, of any of the following notes, bonds, mortgages, indentures, contracts, agreements, leases or other similar instruments (each, a “Contract”) to which the Company or any of its subsidiaries is party to or by which any of them is bound:

(i) Contracts that are (A) Management Agreements or (B) Franchise Agreements;

(ii) (A) Any lease, sublease or occupancy agreement of real property (other than Ground Leases) under which the Company or any of its subsidiaries is the tenant or subtenant or serves in a similar capacity, (x) providing for annual rentals of $500,000 or more or (y) demising more than 5,000 square feet of space (each, a “Material Company Lease”); (B) any lease, sublease, license or occupancy agreement of real property (other than Ground Leases) under which the Company or any of its subsidiaries is the landlord or sub-landlord or serves in a similar capacity, (x) providing for annual rentals of $500,000 or more or (y) demising more than 5,000 square feet of space (each, a “Material Space Lease”) or (C) any Ground Lease;

(iii) Contracts, other than any Management Agreements or Franchise Agreements, with any undelivered balance providing for an expenditure (including any capital expenditure) by the Company and its subsidiaries in excess of $1,000,000, excluding any payment obligation budgeted for in the Company’s 2021 budget or in the budgets of any joint venture;

(iv) Contracts that relate to (A) the sale of any of the Company’s or any of its subsidiaries’ assets with a fair market value or purchase price in excess of $1,000,000 individually, other than in the ordinary course of business, or (B) the pending purchase or sale, option to purchase or sell, right of first refusal, right of first offer or other right to purchase, sell, dispose of, or ground lease, by merger, purchase or sale of assets or stock or otherwise, any real property (including any Owned Real Property or any portion thereof);

(v) Contracts that relate to the acquisition of any business, stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise) of more than $2,500,000 individually or under which the Company or its subsidiaries has continuing indemnification (other than in the ordinary course of business in an amount that would not reasonably be expected to be material to the Company and its subsidiaries, taken as a whole), earnout or similar obligations involving more than $2,500,000 in the aggregate over the term of the Contract from and after the date of this Agreement;

(vi) Contracts relating to (A) indebtedness or guarantees, in each case having an outstanding principal amount in excess of $2,500,000 or (B) other than in the ordinary course of business consistent with past practice, any loan, advance or other extension of credit made by the Company or any of its subsidiaries;

(vii) Contracts relating to any material swap, forward, futures, warrant, option or other derivative transaction, or interest rate or foreign currency protection, other than any such Contract between or among any of the Company and any of its subsidiaries;

(viii) Contracts for joint ventures, strategic alliances, collaboration, co-promotion, co-marketing or partnerships, in each case, that are material to the Company and its subsidiaries taken as a whole;

(ix) Contracts, other than any Management Agreements or Franchise Agreements, that grant to any Person other than the Company or its subsidiaries any (A) “most favored nation” rights, (B) rights of first refusal, rights of first negotiation or similar rights or (C) exclusive rights to purchase, develop or market any of the Company’s or its subsidiaries’ properties, products or services;

(x) (A) Contracts with any Governmental Entity (other than Permits) or (B) any stockholders, investors rights, registration rights or similar agreement or arrangement or other Affiliate Contracts;

(xi) material Contracts, other than any Management Agreements or Franchise Agreements, relating to material Intellectual Property, other than commercially available non-exclusive licenses with annual fees of less than $150,000;

(xii) Contracts, other than any Management Agreements or Franchise Agreements, providing for any minimum or guaranteed payments or purchases by the Company or any of its subsidiaries to any Person in excess of $1,000,000 annually;

(xiii) Contracts, other than any Management Agreements or Franchise Agreements, containing covenants that purport to (A) materially restrict or limit the ability of the Company, its subsidiaries or any of the Company’s future subsidiaries or Affiliates to compete in any geographical area, market or line of business, (B) materially restrict or limit the Company, its subsidiaries or any of the Company’s future subsidiaries or Affiliates from selling products or delivering services to any Person, or (C) otherwise materially restrict the Company, its subsidiaries or any of the Company’s future subsidiaries or Affiliates from engaging in any aspect of its business, except in each case, for any such Contract that may be cancelled without penalty by the Company or any of its subsidiaries upon notice of 120 days or less;

(xiv) Settlement agreement or similar agreement with a Governmental Entity involving future performance by the Company or any of its subsidiaries in any such case, that is material to the Company and its subsidiaries, taken as a whole;

(xv) Contracts with any labor organization, union, works council, workers’ association or other employee representative body;

(xvi) Contracts, other than any Management Agreements or Franchise Agreements, prohibiting the payment of dividends or distributions in respect of the capital stock of the Company or any of its subsidiaries or prohibiting the pledging of the capital stock of the Company or any subsidiary of the Company; and

(xvii) Contracts, other than any Management Agreements or Franchise Agreements, involving annual revenues to the business of the Company and its subsidiaries in excess of $5,000,000 for the prior fiscal year or reasonably expected for the current fiscal year.

Each Contract required to be set forth in Section 3.8(a) of the Company Disclosure Letter or filed as an exhibit to the SEC Reports as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act (in each case, excluding any Company Plan) is referred to herein as a “Material Contract”).

(b) Each of the Material Contracts is valid and binding on the Company and each of its subsidiaries party thereto and, to the knowledge of the Company, each other party thereto, and is in full force and effect, subject to the Bankruptcy and Equity Exception, except (i) to the extent that any Material Contract expires or terminates after the date hereof in accordance with its terms, and (ii) for such failures to be valid and binding or to be in full force and effect that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, as of the date hereof (x) neither the Company nor any of its subsidiaries has received written notice from any other party to a Material Contract that such other party intends to terminate, not renew, modify or renegotiate in any material respects the terms of any such Material Contract (except in accordance with the terms thereof) and (y) there is no breach or default under any Material Contract by the Company or any of its subsidiaries or, to the knowledge of the Company, any other party thereto, and no event has occurred that with or without the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its subsidiaries.

SECTION 3.9 Absence of Certain Changes or Events. (a) Since December 31, 2020 through the date of this Agreement, except as contemplated by this Agreement, the Company and its subsidiaries have not taken any action that, if taken after the date hereof, would require the consent of Parent pursuant to the terms of Section 5.1(ii), Section 5.1(v), Section 5.1(viii), Section 5.1(xii), Section 5.1(xiii) or Section 5.1(xiv) or Section 5.1(xviii) hereof, (b) since December 31, 2020 there has not occurred any event, development, change, effect or occurrence that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (c) since December 31, 2020 through the date of this Agreement, the Company and its subsidiaries have conducted their respective businesses in the ordinary course in all material respects.

SECTION 3.10 Absence of Litigation. As of the date of this Agreement, there are no suits, claims, charges, actions, audits, investigations, examinations or inquiries by any Governmental Entity, litigations, arbitrations or other proceedings, whether civil, criminal, administrative or investigative (each, an “Action”) pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries or any of their respective assets or properties, other than any such Action that would not reasonably be expected, individually or in the aggregate, (A) to have a Material Adverse Effect or (B) to prevent or materially delay the consummation by the Company of the Transactions. As of the date of this Agreement, neither the Company nor any of its subsidiaries or any of their respective properties or assets is or are subject to any order, writ, ruling, settlement, judgment, injunction, decree or award except for those that would not reasonably be expected, individually or in the aggregate, (A) to have a Material Adverse Effect or (B) to prevent or materially delay the consummation by the Company of the Transactions.

SECTION 3.11 Employee Benefit Plans.

(a) Section 3.11(a) of the Company Disclosure Letter contains a true and complete list, as of the date of this Agreement, of each material Company Plan. For purposes of this Agreement, “Company Plan” means any “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), and each other employee benefit plan, policy, program or arrangement, whether written or unwritten, providing compensation or benefits to any current or former officer, employee, director or other service provider of the Company or any of its Affiliates (collectively, the “Company Employees”), including bonus plans, employment, severance, fringe benefits, change in control, incentive equity or equity-based compensation and deferred compensation arrangements, in each case, (i) contributed to or sponsored or maintained by the Company or any of its subsidiaries or pursuant to which the Company or any of its subsidiaries has an obligation to contribute, sponsor or maintain or (ii) for which the Company or any of its Affiliates has any direct or indirect liability, and in each case of (i) and (ii), other than a plan, policy, program or arrangement that is maintained by a Governmental Entity (such plans, programs, policies, agreements and arrangements, collectively “Company Plans”).

(b) With respect to each Company Plan set forth on Section 3.11(a) of the Company Disclosure Letter, the Company has made available to Parent a true and complete copy thereof (including material amendments thereto) to the extent in writing or a written summary in the case of any unwritten Company Plan, and, to the extent applicable, (i) any related trust agreement or other funding instrument, (ii) the most recent determination letter, if any, received from the Internal Revenue Service (the “IRS”), (iii) the most recent summary plan description for each Company Plan for which such summary plan description is required and all related summaries of material modifications; and (iv) for the most recently completed fiscal year (A) the Form 5500 and attached schedules and (B) audited financial statements.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each Company Plan has been established and administered in accordance with its terms and in compliance with the applicable provisions of ERISA, the Internal Revenue Code of 1986, as amended (the “Code”), and other applicable Laws, rules and regulations and (ii) with respect to each Company Plan, as of the date of this Agreement, no actions, suits, proceedings, claims (other than routine claims for benefits in the ordinary course), governmental audits or investigations are pending or, to the knowledge of the Company, threatened. Each Company Plan which is intended to be qualified under Section 401(a) of the Code has received a determination letter to that effect from the IRS and, to the knowledge of the Company, no circumstances exist which would reasonably be expected to materially adversely affect such qualification.

(d) No Company Plan provides for, and neither the Company nor any other Person that would be treated together with the Company or any of its subsidiaries as a “single employer” within the meaning of Section 414 of the Code (each, an “ERISA Affiliate”) has any liability with respect to, post-employment or retiree health benefits, except to the extent required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code, or similar Laws.

(e) No Company Plan is, and the Company and its ERISA Affiliates do not sponsor, maintain or contributed to, and have never had any obligation to sponsor, maintain or contribute to, a “multiemployer plan” (as defined in Section 3(37) or 4001(a)(3) of ERISA) or a plan that is subject to Section 302 of Title IV of ERISA or Section 412 of the Code.

(f) Except as set forth in Section 3.11(f) of the Company Disclosure Letter, neither the execution of this Agreement nor the consummation of the Transactions (either alone or upon occurrence of any additional or subsequent events, whether or not contingent) would (i) accelerate the time of payment, vesting, or funding, or increase the amount, of any compensation or benefit due any Company Employee under any Company Plan or otherwise (ii) result in the payment of any new compensation or provision of any new benefits to any Company Employee under any Company Plan or otherwise, (iii) result in a limitation on the ability of the Company or any of its Affiliates to amend, modify, or terminate any Company Plan, or (iv) result in any payments or benefits which would, individually or in combination with any other such payment or benefits, constitute an “excess parachute payment” under Section 280G of the Code.

(g) Except as set forth in Section 3.11(g) of the Company Disclosure Letter, no Company Employee is entitled to any gross-up, make-whole or other additional payment from the Company or any other Person in respect of any Tax (including Taxes imposed under Section 4999 or 409A of the Code) or interest or penalty related thereto.

(h) No Company Plan is maintained outside the jurisdiction of the United States, is by its terms governed by the Laws of any jurisdiction other than the United States or provides compensation or benefits to participants providing services primarily outside of the United States. No Company Employee is, or was during such Company Employee’s employment or engagement with the Company or any of its Affiliates, located outside of the United States.

SECTION 3.12 Labor and Employment Matters.

(a) Except as set forth in Section 3.12(a) of the Company Disclosure Letter, neither the Company nor any of its subsidiaries is a party to any collective bargaining agreement with any labor organization or other representative of any Company Employees, nor is any such agreement being negotiated by the Company as of the date hereof. As of the date hereof, there are no strikes, work stoppages, slowdowns, lockouts or similar material labor disputes pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there are (i) no unfair labor practice complaints pending against the Company or any subsidiary before the National Labor Relations Board or any other labor relations tribunal or authority, (ii) to the knowledge of the Company, there are no union organizing efforts regarding any Company Employees, or (iii) no liabilities or obligations under the Worker Adjustment and Retraining Notification Act and the regulations promulgated thereunder or any similar state or local Law that remain unsatisfied.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company is in compliance with all laws regarding labor, employment and employment practices, including Laws relating to discrimination, hours of work, the classification of service providers and the payment of wages or overtime wages. As of the date of this Agreement, there are no pending or, to the knowledge of the Company, threatened actions or proceedings relating to employees or employment practices, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d) Since January 1, 2018, the Company and its subsidiaries have not received, been involved in or been subject to any material proceedings or any other material complaints, claims or actions alleging sexual harassment or other sexual misconduct in the workplace committed by any director, executive officer or other senior managerial employee of the Company or any of its subsidiaries.

SECTION 3.13 Insurance. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) all insurance policies of the Company and its subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as are in accordance with normal industry practice for companies of similar size engaged in businesses similar to that of the Company and its subsidiaries and (b) all premiums due with respect to such insurance policies have been paid in accordance with the terms thereof.

SECTION 3.14 Properties.

(a) Section 3.14(a) of the Company Disclosure Letter lists the common street address for all real property owned by the Company or any of its subsidiaries in fee as of the date hereof (together with all fixtures, buildings, structures and other improvements located thereon, the “Owned Real Property”) and sets forth the Company subsidiary owning such Owned Real Property. The Company or one of its subsidiaries has good, valid and marketable fee simple title to all Owned Real Property, in each case free and clear of all Liens except for Permitted Liens.

(b) Section 3.14(b) of the Company Disclosure Letter lists the common street address for all real property in which the Company or any of its subsidiaries holds a ground lease or ground sublease interest in any real property, other than any Operating Lease (the “Ground Leased Real Property”), each ground lease (or ground sublease) with a third party pursuant to which the Company or one of its subsidiaries is a lessee (or sublessee) as of the date hereof, including each amendment, modification, assignment, letter agreement or guaranty related thereto, other than any Operating Lease (individually, a “Ground Lease” and collectively, “Ground Leases”) and the applicable Company subsidiary holding such leasehold interest. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) the Company or one of its subsidiaries has a good and valid leasehold interest in the Ground Leased Real Property free and clear of all Liens except for Permitted Liens and (ii) each Ground Lease is a valid and binding obligation of the Company or its subsidiary, enforceable against the Company or such subsidiary in accordance with its terms, subject to the Bankruptcy and Equity Exception. True and complete copies of the Ground Leases have been made available to Parent.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, to the knowledge of the Company, as of the date hereof, none of the Company or any of its subsidiaries has received any written notice to the effect that any condemnation or rezoning proceedings are pending or threatened, with respect to any of the Company Real Properties. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and the Company subsidiaries have good and marketable title to, or a valid and enforceable leasehold interest in, all material personal property held or used by them at the Company Real Property, free and clear of all Liens other than Permitted Liens.

(d) Section 3.14(d) of the Company Disclosure Letter lists each real property or leasehold interest in any ground lease conveyed, transferred, assigned or otherwise disposed of by the Company or its subsidiaries since December 31, 2019, except for condemnations, easements or similar interests.

(e) Except as has not had, and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the present use of the land, buildings, structures and improvements on the Company Real Property are in conformity with all applicable laws, rules, regulations and ordinances, including, without limitation, all applicable zoning laws, ordinances and regulations and with all registered deeds, restrictions of record or other agreements affecting such Company Real Property. To the knowledge of the Company, none of the Company and its subsidiaries have received any written notice of any outstanding violation of any Law, including zoning regulation or ordinance, building or similar law, code, ordinance, order or regulation, for any Company Real Property, in each case which has had, or would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(f) There are no Contracts providing any third party with a right to participate in the profits, equity or other interest in any Company Real Property except for Contracts with the joint venture partners that are set forth on Section 3.14(f) of the Company Disclosure Letter.

Notwithstanding the foregoing, no representation is made under this Section 3.14 with respect to any Intellectual Property.

SECTION 3.15 Tax Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a) The Company and each of its subsidiaries (A) have timely filed (taking into account any valid extension of time within which to file) all Tax Returns required to be filed by them and all such filed Tax Returns are complete and accurate in all material respects, (B) have paid all Taxes required to be paid by them (whether or not shown as due on such Tax Returns), (C) have complied, in all material respects, with all applicable Laws, rules and regulations relating to the withholding and collection of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 3102 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely collected and withheld and paid over to the appropriate Taxing Authority any and all amounts required to be so collected and withheld and paid over in connection with amounts paid or owing to or from any employee, independent contractor, creditor, stockholder or other third party and (D) have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(b) No Tax audits, examinations, investigations or other proceedings with respect to the Company or any of its subsidiaries are currently pending or have been threatened in writing and neither the Company nor any of its subsidiaries is a party to any litigation or administrative proceeding relating to Taxes and no deficiencies for Taxes of the Company or any of its subsidiaries have been claimed, proposed, asserted or assessed in writing.

(c) There are no Liens for Taxes on any of the assets of the Company other than Liens described in clause (F) of the definition of Permitted Liens.

(d) Neither the Company nor any of its subsidiaries has participated in any “listed transactions” within the meaning of Treasury Regulations Section 1.6011-4.

(e) Neither the Company nor any of its subsidiaries (A) has any liability for the Taxes of any Person (other than the Company or its subsidiaries) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign Law, as a transferee or successor, (B) is a party to or bound by any material Tax sharing agreement, Tax allocation agreement or Tax indemnity agreement (other than any commercial agreements or contracts entered into in the ordinary course of business and not primarily related to Tax or any agreement among or between only the Company and/or any of its subsidiaries), (C) has been a member of affiliated, consolidated, combined, unitary, fiscal unity or other Tax group (other than a group the common parent of which was the Company) or (D) has been either a “distributing corporation” or a “controlled corporation” in a transaction intended to be governed by Section 355 of the Code in the two-year period ending on the date of this Agreement.

(f) No written claim has been made by a Taxing Authority in a jurisdiction where the Company or any of its subsidiaries does not file Tax Returns or pay Taxes of a certain type such that it is or may be subject to taxation of such type by, or required to file any Tax Return of such type in, that jurisdiction.

(g) Neither the Company nor any of its subsidiaries has (x) entered into any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law), (y) has requested, has received or is subject to any ruling of a Taxing Authority or (z) has entered into or requested any agreement with a Taxing Authority.

(h) The Company (A) for all taxable years commencing with its taxable year ended December 31, 2018 through December 31, 2020 has been subject to taxation as a REIT and has been organized and operated in conformity with all requirements to qualify as a REIT for such years, (B) has operated from and including January 1, 2021 to the Effective Time, and intends to continue to operate until the Effective Time, in such a manner as to permit it to continue to qualify as a REIT and (C) has not taken or omitted to take any action that could reasonably be expected to result in the loss of, or a challenge by the IRS or any other Taxing Authority to, its status as a REIT and no Taxing Authority has challenged, or, to the Company’s knowledge, threatened to challenge, the Company’s status as a REIT.

(i) No entity in which the Company directly or indirectly owns an interest is or at any time since the later of its acquisition or formation has been a corporation for U.S. federal income tax purposes, other than a corporation that qualifies as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary. Section 3.15(i) of the Company Disclosure Schedule sets forth a true, correct and complete list of each entity in which the Company directly or indirectly owns an interest and the U.S. federal income tax status of such entity as a REIT, Qualified REIT Subsidiary, Taxable REIT Subsidiary, or “partnership” or entity disregarded from its owner.

(j) No entity in which the Company directly or indirectly owns an interest is or at any time since the later of its acquisition or formation has been a “publicly traded partnership” taxable as a corporation under Section 7704(b) of the Code.

(k) Neither the Company nor any of its subsidiaries (other than a Taxable REIT Subsidiary of the Company) has engaged at any time in any “prohibited transactions” within the meaning of Section 857(b)(6) of the Code. Neither the Company nor any of its subsidiaries (x) has engaged in any transaction, or entered into any agreement, that would give rise to “redetermined rents”, “redetermined deductions”, “excess interest” or “redetermined TRS service income”, in each case as defined in Section 857(b)(7) of the Code or (y) has incurred any liability for Taxes under Section 857(b), 857(f), 860(c) or 4981 of the Code or Section 337(d) of the Code or the Treasury Regulations thereunder.

(l) There is no Tax allocation or sharing agreement or similar arrangement with respect to which the Company or any of its subsidiaries is a party (other than customary arrangements under commercial contracts or borrowings entered into in the ordinary course of business). There are no Tax Protection Agreements to which the Company, any subsidiary of the Company or any other entity in which the Company or a subsidiary of a Company has an interest is directly or indirectly subject. For purposes of this Agreement, “Tax Protection Agreement” means any agreement pursuant to which a Person has agreed to (i) maintain a minimum level of debt, continue a particular debt or allocate a certain amount of debt to a particular Person, (ii) retain or not dispose of assets for a period of time that has not since expired, (iii) make or refrain from making Tax elections, (iv) use or refrain from using a particular method of taking into account book-tax disparities under Section 704(c) of the Code with respect to one or more assets of such Person or any of its subsidiaries, (v) use or refrain from using a particular method for allocating one or more liabilities of such Person or any of its subsidiaries under Section 752 of the Code, and/or (vi) only dispose of assets in a particular manner, in each case for Tax reasons.

(m) Neither the Company nor any of its subsidiaries (other than Taxable REIT Subsidiaries) has or has had any earnings and profits at the close of any taxable year (including the taxable year that includes the Closing Date) that were attributable to such entity or any other corporation in any non-REIT year within the meaning of Section 857 of the Code.

(n) Section 3.15(n) of the Company Disclosure Schedule sets forth a list of each transaction intended to qualify as an exchange subject to Section 1031(a)(1) of the Code in which either the Company or any of its subsidiaries has participated that has not been completed as of the date hereof.

(o) Neither the Company nor any of its subsidiaries holds, directly or indirectly, any asset the disposition of which would be subject to (or to rules similar to) Section 1374 of the Code (or otherwise result in any “built-in gains” Tax under Section 337(d) of the Code or the Treasury Regulations thereunder).

(p) The aggregate basis of the assets of the Company and its subsidiaries (other than Taxable REIT Subsidiaries) exceeds the amount of the liabilities of the Company and its subsidiaries as determined for U.S. federal income tax purposes.

(q) The Company has no knowledge of any prior or current ownership of Common Stock that would prevent the Company from qualifying as a “domestically controlled qualified investment entity” within the meaning of Section 897(h)(4)(B) of the Code.

(r) With respect to the IRS Matter, as of the date hereof, the IRS Matter November Settlement Communications (A) are the most recent material communication received by the Company from the IRS and (B) to the knowledge of the Company have not been modified or rescinded.

SECTION 3.16 Proxy Statement. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the proxy statement to be sent to the stockholders of the Company in connection with the Stockholders Meeting (such proxy statement, as amended or supplemented, the “Proxy Statement”) will, on the date it (and any amendment or supplement thereto) is first filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not false or misleading. The Proxy Statement will, at the time of the Stockholders Meeting, comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any statement made in the Proxy Statement based on information supplied by or on behalf of Parent or any of its respective Representatives for inclusion or incorporation by reference in the Proxy Statement.

SECTION 3.17 Intellectual Property; Security. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a) Section 3.17(a) of the Company Disclosure Letter lists all Intellectual Property registrations and applications owned by the Company or its subsidiaries;

(b) the Company and its subsidiaries exclusively own the items on Section 3.17(a) and their material proprietary unregistered Intellectual Property, free and clear of all Liens except Permitted Liens, and the registrations and applications for same are subsisting, unexpired, and to the knowledge of the Company, valid and enforceable;

(c) the current conduct of their businesses by the Company and its subsidiaries does not infringe the Intellectual Property of any third party and, to the knowledge of the Company, the Intellectual Property owned by the Company or its subsidiaries is not being infringed by any third party;

(d) the Company and its subsidiaries take reasonable efforts to protect the integrity, continuous operation and security of their material software, networks and systems (“IT Assets”) (and all data, including personal data, processed thereby), and there have been no breaches, outages or violations of same (except for those that were resolved without material cost, liability or the duty to notify any Person), and to the knowledge of the Company, their IT Assets are free of material defects, viruses, malware or other corruptants;

(e) (i) the Company maintains a written information privacy and security program that maintains reasonable measures to protect the privacy, confidentiality and security of all personal data and any other material confidential information against any (1) loss or misuse, (2) unauthorized or unlawful operations performed thereon, or (3) other act or omission that compromises the security or confidentiality thereof (clauses (1) through (3), a “Security Breach”); (ii) to the knowledge of the Company, the Company has not experienced any Security Breach; and (iii) to the knowledge of the Company, there are no data security or other technological vulnerabilities with respect to its information technology systems or networks; and

(f) the Company and its subsidiaries comply in all material respects with their publicly posted privacy policies.

(g) For purposes of this Agreement, “Intellectual Property” means all intellectual property, including: (i) (1) patents, inventions, processes and methods; (2) copyrights; (3) trademarks, service marks, domain names, trade names, corporate names, logos, social media identifiers, trade dress and the goodwill of the business symbolized thereby; (4) know-how and trade secrets; and (ii) registrations, applications, divisionals, continuations, continuations-in-part, re-examinations, re-issues, renewals and foreign counterparts related to the foregoing in clause (i).

SECTION 3.18 Environmental Matters.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) neither the Company nor any of its subsidiaries is, or since the Applicable Date has been, in violation of any applicable Environmental Law; (ii) each of the Company and its subsidiaries has obtained all permits, authorizations and approvals required under any applicable Environmental Laws for the operation of its respective businesses as currently conducted (excluding any such permits, authorizations or approvals held or required to be held by the applicable Managers for any such properties), and is in compliance with the requirements of such permits, authorizations and approvals; (iii) neither the Company nor any of its subsidiaries has received written notice of any pending or, to the knowledge of the Company, threatened in writing administrative or judicial actions, suits, demands, demand letters, claims, notices of noncompliance or violation or proceedings under any Environmental Law against the Company or any of its subsidiaries; and (iv) to the knowledge of the Company, there has been no release of Hazardous Materials by any Person, at or affecting any real property owned or leased by the Company or any of its subsidiaries that, if such property continues to be used as it currently is by the Company and its subsidiaries, would reasonably be expected to result in (A) an order from any Governmental Entity for the investigation or remediation of Hazardous Materials, or (B) an action, suit or proceeding by any private party or Governmental Entity under any applicable Environmental Laws, in either case (A) or (B) against the Company or any of its subsidiaries.

(b) For purposes of this Agreement, the following terms shall have the meanings assigned below:

“Environmental Laws” shall mean Laws regarding pollution or protection of the environment, including those relating to the release or threatened release of Hazardous Materials or to the use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“Hazardous Materials” shall mean any substance defined as a hazardous or toxic substance, material or waste or as a pollutant or contaminant, or words of similar meaning, by any applicable Environmental Law.

SECTION 3.19 Opinion of Financial Advisor. The Company Board of Directors has received the opinion of one of its financial advisors, J.P. Morgan Securities LLC (“J.P. Morgan”), to the effect that, as of the date thereof and based upon and subject to the limitations, qualifications and assumptions set forth therein, the Per Share Merger Consideration is fair from a financial point of view, as of the date of such opinion, to the holders of the outstanding shares of Common Stock (other than the Cancelled Shares). Such opinion has not been amended or rescinded as of the date of this Agreement.

SECTION 3.20 Brokers. Other than J.P. Morgan and Hodges Ward Elliott, LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by and on behalf of the Company or any of its subsidiaries. The Company has disclosed to Parent as of the date hereof the aggregate fees provided for in connection with the engagement by the Company of J.P. Morgan and Hodges Ward Elliott related to this Agreement and the Transactions.

SECTION 3.21 Takeover Statutes. Assuming the accuracy of the representations and warranties contained in Section 4.9, no “fair price”, “moratorium”, “control share acquisition”, “business combination” or other similar antitakeover statute or regulation enacted under state or federal Laws in the United States applicable to the Company (each, a “Takeover Law”) or similar provisions under the organizational documents of the Company, is applicable to this Agreement or the Transactions.

SECTION 3.22 Affiliate Transactions. To the knowledge of the Company, there are not, as of the date hereof, any related party transactions, agreements, arrangements or understandings between the Company or its subsidiaries, on the one hand, and the Company’s Affiliates (other than wholly owned subsidiaries of the Company), any director or officer of the Company or any of its subsidiaries or any Person beneficially owning 5% or more of the outstanding Shares, on the other hand, in each case, that would be required to be disclosed by the Company under Item 404 of Regulation S-K under the Securities Act that has not been so disclosed.

SECTION 3.23 No Other Representations or Warranties. Except for the representations and warranties contained in this Article III or in any Transaction Document, neither the Company nor any other Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or with respect to any other information provided to Parent. Neither the Company nor any other Person will have or be subject to any liability to Parent or any other Person resulting from the distribution to Parent, or Parent’s use of, any such information (other than any representations and warranties provided in this Article III or in any Transaction Document), including any information, documents, projections, forecasts or other material made available to Parent or its Representatives in certain “data rooms” or management presentations in expectation of the Transactions.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF

PARENT AND MERGER SUB

Parent and Merger Sub hereby represent and warrant to the Company that, except as set forth on the corresponding sections or subsections of the disclosure letter delivered to the Company by Parent concurrently with entering into this Agreement (the “Parent Disclosure Letter”), it being acknowledged and agreed that disclosure of any item in any section or subsection of the Parent Disclosure Letter shall also be deemed disclosure with respect to any other section or subsection of this Agreement to the extent the relevance of such item is reasonably apparent on the face of such disclosure:

SECTION 4.1 Organization. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite limited partnership or similar power and authority to own, lease, manage and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and, to the extent such concept is applicable, is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, existing, qualified or, to the extent such concept is applicable, in such good standing, or to have such power or authority, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect (as defined below). Parent has made available to the Company prior to the date of this Agreement a complete and correct copy of the Merger Sub LP Agreement and the Merger Sub Certificate of Limited Partnership, each as amended to the date of this Agreement, and each as so delivered is in full force and effect. Neither Parent nor Merger Sub is in violation of the Merger Sub LP Agreement or the Merger Sub Certificate of Limited Partnership in any material respect.

SECTION 4.2 Authority. Each of Parent and Merger Sub has all requisite limited partnership power and authority, and has taken all limited partnership or other action necessary, in order to execute, deliver and perform its obligations under, this Agreement, and to consummate the Merger and the other Transactions. The execution, delivery and performance of this Agreement by (a) Parent and the consummation by Parent of the Transactions have been duly and validly authorized by all necessary corporate or similar action by the General Partner of Parent and (b) Merger Sub and the consummation by Merger Sub of the Transactions have been duly and validly authorized by all necessary limited partnership or similar action by the General Partner of Merger Sub, and no other limited partnership proceedings or stockholder or similar action on the part of Parent, Merger Sub or any of their respective Affiliates are necessary to authorize this Agreement, to perform their respective obligations hereunder or thereunder, or to consummate the Transactions (other than the filing with the SDAT of the Articles of Merger as required by the MGCL and with the DE SOS of the Certificate of Merger as required by the DRULPA). This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery hereof and thereof by the other parties hereto, is a valid and binding agreement of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception. The units of New Merger Sub Preferred Equity to be issued in the Merger, if any, have been validly authorized and, when issued, will be validly issued, fully paid and nonassessable, and no current or past equityholder of Parent will have any preemptive right or similar rights in respect thereof.

SECTION 4.3 No Conflict; Required Filings and Consents.

(a) The execution, delivery and performance of this Agreement by each of Parent and Merger Sub do not, and the consummation of the Merger and the other Transactions will not (i) breach, violate or conflict with the Merger Sub LP Agreement, Merger Sub Certificate of Limited Partnership or other governing documents of Merger Sub or the comparable governing instruments of Parent or any of its other respective subsidiaries, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (v) of subsection (b) below have been obtained, and all filings described in such clauses have been made, contravene, conflict with, breach or violate any Law applicable to Parent or Merger Sub or by which Parent or Merger Sub or any of their respective properties are bound or (iii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default), require a consent or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, or result in the creation of a Lien (except a Permitted Lien) on any of the assets of Parent pursuant to, any Contracts to which Parent or any controlled Affiliate thereof, is a party or by which Parent or any of its controlled Affiliates or its or their respective properties or assets are bound (including any Contract to which a controlled Affiliate of Parent is a party), except, in the case of clauses (ii) and (iii), for any such conflict, violation, breach, default, loss, right or other occurrence which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation of the Merger and the other Transactions by Parent and Merger Sub do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity, except for (i) the applicable requirements, if any, of the Exchange Act and the rules and regulations promulgated thereunder and state securities Laws, Takeover Laws and “blue sky” Laws, (ii) compliance with the applicable requirements of the NYSE, (iii) the filing with the SDAT of the Articles of Merger as required by the

MGCL and with the DE SOS of the Certificate of Merger as required by the DRULPA, and (iv) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) Parent and its applicable subsidiaries will, as of the Effective Time, satisfy all requirements under each Management Agreement and each Franchise Agreement (in each case, to the extent made available to Parent prior to the date hereof) applicable to any transferee of such agreement and the property to which such agreement relates (including pursuant to Section 12.4 and 15.2 of each Management Agreement and (i) Section 14 of each Franchise Agreement other than the Baymont Franchise Agreement and (ii) Section 9 of the Baymont Franchise Agreement), except for requirements under any Management Agreement that by their express terms do not apply in the event of a termination thereof, solely to the extent such Management Agreement is validly terminated pursuant to its terms. Without limiting the foregoing, (i) unless waived by the franchisor party, Parent and its applicable subsidiaries will, as of the Effective Time, meet each of the applicable requirements relating to liquidity, net worth and operating experience set forth in Section 14.02(c) of each such Franchise Agreement, (ii) Parent and its applicable subsidiaries, collectively with their respective equity owners and applicable guarantors, (A) are not in arrears under any agreement with the franchisor party to any such Franchise Agreement or any of its Affiliates and do not owe any amounts to such parties that are 30 days or more past due, and (B) are not party to any pending litigation against any such franchisor or any of its Affiliates and (iii) Parent and its applicable subsidiaries are not Affiliates of the Company.

SECTION 4.4 Absence of Litigation. As of the date of this Agreement, there are no Actions pending or, to the knowledge of Parent, threatened against Parent or any of its subsidiaries, other than any such Action that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Neither Parent nor any of its subsidiaries nor any of their respective material properties or assets is or are subject to any order, writ, judgment, injunction, decree or award, except for those that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

SECTION 4.5 Proxy Statement. None of the information supplied or to be supplied by or on behalf of Parent for inclusion or incorporation by reference in the Proxy Statement will, on the date it (and any amendment or supplement thereto) is first filed with the SEC, or at the time it is first mailed to the stockholders of the Company or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any statement made in the Proxy Statement based on information supplied by the Company or any of its Representatives for inclusion or incorporation by reference in the Proxy Statement.

SECTION 4.6 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission for which the Company will be liable in connection with the Transactions based upon arrangements made by and on behalf of Parent or Merger Sub.

SECTION 4.7 Financing. Parent has delivered to the Company true, complete and correct copies of (a) the executed debt commitment letter, dated as of November 6, between Parent and the Debt Financing Sources party thereto (including all exhibits, schedules, and annexes thereto, and the executed fee letter associated therewith redacted in a manner as described below, collectively, the “Debt Financing Commitments”), pursuant to which the Debt Financing Sources party thereto have committed, subject only to the satisfaction of the terms and conditions set forth therein, to lend the amounts set forth therein (the “Debt Financing”) and (b) executed equity commitment letters, dated as of the date hereof, among Parent and each of the Guarantors (including all exhibits, schedules and annexes thereto, the “Equity Financing Commitment”, and together with the Debt Financing Commitments, the “Financing Commitments”), pursuant to which each of the Guarantors has committed, subject to the terms and conditions set forth therein, to invest the cash amount set forth therein (the “Equity Financing”, and together with the Debt Financing, the “Financing”) for the purpose of funding a portion of the Financing

Uses. The Equity Financing Commitment provides that the Company is a third-party beneficiary thereof to the extent set forth therein. None of the Financing Commitments have been withdrawn, terminated, rescinded, repudiated, amended, modified or supplemented prior to the date of this Agreement by Parent and, to the knowledge of Parent, each of the other parties party thereto and no such withdrawal, termination, rescission, repudiation, amendment, modification or supplementation is contemplated by Parent and, to the knowledge of Parent, each of the other parties thereto and the respective commitments contained in the Financing Commitments have not been withdrawn, terminated, rescinded or repudiated in any respect as of the date hereof. Except for the fee letters referenced in the Debt Financing Commitments (complete copies of which have been provided to the Company, with only fee amounts and the economic terms related to the “market flex” provisions contained therein redacted (provided that Parent represents and warrants that the redactions in such fee letters do not relate to the imposition of any new conditions (or the modification or expansion of any existing conditions) or any reduction in the amount of the Debt Financing or otherwise relate to the termination, enforceability or availability of the Debt Financing), there are no side letters or Contracts to which Parent or any of its Affiliates is a party related to the availability or conditionality, as applicable, of the Financing or the Transactions other than as expressly set forth in the Financing Commitments delivered to the Company on or prior to the date hereof. Parent has fully paid any and all commitment fees or other fees in connection with the Financing Commitments that are payable on or prior to the date hereof. As of the date hereof, the Financing Commitments are in full force and effect and are the legal, valid, binding and enforceable obligations of Parent and, to the knowledge of Parent, each of the other parties party thereto and neither is Parent aware of any fact or occurrence existing on the date hereof or that would or would reasonably be expected to cause the Financing Commitments to be ineffective. Assuming that the conditions to the obligation of Parent to consummate the Merger set forth in Section 7.1 and Section 7.2 have been satisfied, as of the date hereof, there are no conditions precedent related to the funding of the full amount of the Financing (including pursuant to any “market flex” provisions in the fee letter or otherwise), other than as expressly set forth in the Financing Commitments delivered to the Company prior to the date hereof. As of the date hereof, to the knowledge of Parent, no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to (i) constitute a default or breach on the part of Parent or, to the knowledge of Parent, any other party thereto under any of the Financing Commitments, (ii) constitute a failure to satisfy a condition precedent on the part of Parent or any other party thereto under the Financing Commitments or (iii) result in any portion of the amount to be provided or funded in accordance with the Financing Commitments being unavailable on the Closing Date. Assuming that the conditions to the obligation of Parent to consummate the Merger set forth in Section 7.1 and Section 7.2 have been satisfied, and assuming the Financing is funded in accordance with the Financing Commitments, Parent will have on the Closing Date funds sufficient to (i) pay the aggregate Per Share Merger Consideration and the other payments under Article II, (including, to the extent required pursuant to Section 6.19, the aggregate IRS Matter Incremental Per Share Merger Consideration), (ii) pay any and all fees and expenses required to be paid by Parent and the Surviving Entity in connection with the Merger and the Financing, (iii) pay for any refinancing of any outstanding indebtedness of the Company or its subsidiaries contemplated by this Agreement or the Financing Commitments, and (iv) satisfy all of the other payment obligations of Parent and the Surviving Entity contemplated hereunder (clauses (i) through (iv), the “Financing Uses”). Parent affirms that it is not a condition to the Closing or any of its other obligations under this Agreement that Parent obtain the Financing or any other financing for or related to any of the Transactions.

SECTION 4.8 Limited Guarantees. Parent has furnished the Company with a true, complete and correct copy of each Limited Guarantee. The Limited Guarantees are in full force and effect and have not been amended or modified. Each Limited Guarantee is a (i) legal, valid and binding obligation of the applicable Guarantor and of each of the other parties thereto and (ii) enforceable in accordance with its respective terms against the applicable Guarantor and each of the other parties subject to the Bankruptcy and Equity Exception. There is no default under the Limited Guarantees by the Guarantors, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Guarantors.

SECTION 4.9 Ownership of Shares. Neither Parent nor any of its Affiliates beneficially owns (as defined in Rule 13d-3 under the Exchange Act) any Shares or any securities that are convertible into or exchangeable or exercisable for Shares, or holds any rights to acquire or vote any Shares, or any option, warrant, convertible security, stock appreciation right, swap agreement or other security, contract right or derivative position, whether or not presently exercisable, that provides Parent or any of its Affiliates or subsidiaries with an exercise or conversion privilege or a settlement payment or mechanism at a price related to the value of the Shares or a value determined in whole or part with reference to, or derived in whole or part from, the value of the Shares, in any case without regard to whether (i) such derivative conveys any voting rights in such securities to such Person or such Person’s Affiliates, (ii) such derivative is required to be, or capable of being, settled through delivery of securities or (iii) such Person or such Person’s Affiliates may have entered into other transactions that hedge the economic effect of such derivative.

SECTION 4.10 Vote/Approval Required. No vote or consent of the holders of any class or series of limited partnership units of Parent or any of its Affiliates is necessary to approve this Agreement or the Transactions, other than as has already been obtained as of the date hereof.

SECTION 4.11 Solvency. Assuming that (a) the conditions to the obligation of Parent and Merger Sub to consummate the Merger set forth in Sections 7.1 and Section 7.2 have been satisfied or waived, (b) the compliance by the Company with its obligations hereunder in all material respects, (c) the representations and warranties of the Company in Article III are accurate and (d) the most recent projections, forecasts or estimates of the Company and its subsidiaries that have been provided to Parent have been prepared in good faith based on assumptions that were reasonable at such time, then immediately following the Effective Time and after giving effect to all of the Transactions, including the Financing, the payment of the aggregate consideration to which the stockholders and other equity holders of the Company are entitled under Article II, funding of any obligations of the Surviving Entity or its subsidiaries which become due or payable by the Surviving Entity and its subsidiaries in connection with, or as a result of, the Merger and payment of all related fees and expenses, the Surviving Entity taken together with its subsidiaries, on a consolidated basis, will not: (i) be insolvent (either because its financial condition is such that the sum of its debts, including contingent and other liabilities, is greater than the fair market value of its assets or because the fair saleable value of its assets is less than the amount required to pay its probable liability on its existing debts, including contingent and other liabilities, as they mature); (ii) have unreasonably small capital for the operation of the businesses in which it is engaged or proposed to be engaged; or (iii) have incurred debts, or be expected to incur debts, including contingent and other liabilities, beyond its ability to pay them as they become due.

SECTION 4.12 Certain Arrangements. As of the date of this Agreement, neither Parent nor any of its Affiliates or any other Person on behalf of Parent or its Affiliates has entered into any contract, commitment, agreement, instrument, obligation, arrangement, understanding or undertaking, whether written or oral, with any stockholder of the Company or any member of the Company’s management or directors that is related to the Transactions or to the management of the Surviving Entity following the Effective Time.

SECTION 4.13 No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, neither Parent, Merger Sub nor any other Person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty with respect to Parent or Merger Sub. Neither Parent, Merger Sub nor any other Person will have or be subject to any liability to the Company or any other Person resulting from the distribution to the Company, or the Company’s use of, any such information (other than any representations and warranties provided in this Article IV), including any information, documents, projections, forecasts or other material made available to the Company or its Representatives in certain “data rooms” or management presentations in expectation of the Transactions.

SECTION 4.14 Access to Information; Disclaimer. Each of Parent and Merger Sub acknowledges and agrees that it (a) has had an opportunity to discuss the business of the Company and its subsidiaries with the management of the Company, (b) has had reasonable access to (i) the books and records of the Company and its subsidiaries and (ii) the documents provided by the Company for purposes of the Transactions, (c) has been afforded the opportunity to ask questions of and receive answers from officers of the Company and (d) has conducted its own independent investigation of the Company and its subsidiaries, their respective businesses and the Transactions and has not relied on any representation, warranty or other statement by any Person on behalf of the Company or any of its subsidiaries, other than the representations and warranties of the Company expressly contained in Article III of this Agreement or in any Transaction Document and that all other representations and warranties are specifically disclaimed. Without limiting the foregoing, except as set forth in Article III of this Agreement or in any Transaction Document, each of Parent and Merger Sub further acknowledges and agrees that none of the Company or any of its stockholders, directors, officers, employees, Affiliates, advisors, agents or other Representatives has made any representation or warranty concerning any estimates, projections, forecasts, business plans or other forward-looking information regarding the Company, its subsidiaries or their respective businesses and operations.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 5.1 Conduct of Business of the Company Pending the Merger. From the date of this Agreement until the earlier of the Effective Time and the valid termination of this Agreement in accordance with Article VIII, except as otherwise contemplated by this Agreement, as required under the Management Agreements and the Franchise Agreements, as disclosed in the SEC Reports filed prior to the date of this Agreement, as set forth in Section 5.1 of the Company Disclosure Letter, as required by applicable Laws, as required by or to the extent commercially reasonable in response to any COVID-19 Measures (so long as the Company keeps Parent reasonably informed of, and to the extent reasonably practicable, consults with Parent prior to the taking of any material action with respect to such COVID-19 Measures) or as Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), (a) the Company shall use its reasonable best efforts to conduct the business of the Company and its subsidiaries in the ordinary and usual course of business and maintain the status of the Company as a REIT and shall use its commercially reasonable efforts to preserve substantially intact its business organization and material business relationships with Governmental Entities, customers, suppliers, creditors, and lessors, and (b) without limiting the foregoing, the Company shall not and shall cause each of its subsidiaries not to:

(i) amend or otherwise change the Company Charter or Company Bylaws or materially amend or otherwise materially change the applicable governing instruments of any subsidiary of the Company;

(ii) make any acquisition of (whether by merger, consolidation or acquisition of stock or substantially all of the assets), or make any investment in any interest in, any Person, corporation, partnership or other business organization or division thereof, in each case, except for (A) purchases of inventory and other assets (other than real property) in the ordinary course of business or pursuant to existing Contracts, (B) acquisitions or investments (other than real property) with a fair market value or purchase price not to exceed $5 million in the aggregate, or (C) any wholly owned subsidiaries of the Company;

(iii) grant, issue, sell, encumber, pledge or dispose of (or authorize the grant, issuance, sale, encumbrance, pledge or disposition of), any shares of capital stock, voting securities or other ownership interest, or any puts, calls, options, warrants, convertible securities or other rights or commitments of any kind to acquire or receive any shares of capital stock, any voting securities or other ownership interest (including stock appreciation rights, phantom stock or similar instruments), of the Company or any of its subsidiaries (except (a) for the issuance of Shares upon the vesting or settlement of Stock Units and PSUs outstanding on the date hereof pursuant to the terms of such Company Equity Awards as in effect on the date hereof, or (b) for any issuance, sale or disposition to the Company or a wholly owned subsidiary of the Company by any wholly owned subsidiary of the Company );

(iv) reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire any shares of capital stock of the Company (except to satisfy applicable tax withholding upon the vesting of Restricted Stock or settlement of any Stock Units and PSUs outstanding on the date hereof, in each case, pursuant to the terms of such Company Equity Awards as in effect on the date hereof), or reclassify, combine, split or subdivide any capital stock or other ownership interests of any of the Company’s wholly owned subsidiaries;

(v) except under the Company’s Credit Facilities, create or incur any Lien, other than Permitted Liens, in excess of $75 million of notional debt in the aggregate on any material assets of the Company or its subsidiaries, except for Liens that are required by or automatically effected by Contracts in place as of the date hereof;

(vi) make any loans or advances to any Person (other than the Company or any of its wholly owned subsidiaries);

(vii) sell or otherwise dispose of (whether by merger, consolidation or disposition of stock or assets or otherwise) any Person, corporation, partnership or other business organization or division thereof or otherwise sell, assign, exclusively license, allow to expire, or dispose of any assets, rights or properties other than (A) sales, dispositions or licensing of equipment and/or inventory and other assets, excluding real property, in the ordinary course of business or pursuant to existing Contracts, (B) assignments of leases or sub-leases, in each case, in the ordinary course of business in connection with dispositions of assets that are otherwise permitted hereunder, (C) sales of obsolete assets in the ordinary course of business, (D) sales among the Company and its wholly owned subsidiaries or among the Company’s wholly owned subsidiaries or (E) sales of the properties set forth on Section 5.1(vii) of the Company Disclosure Letter;

(viii) declare, set aside, make or pay, or set a record date for, any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except (A) the payment of dividends on Company Preferred Stock in accordance with their respective terms as set forth in the Company Charter, or the redemption of Company Preferred Stock in accordance with its terms as set forth in the Company Charter, (B) for any dividend or distribution by a wholly owned subsidiary of the Company to the Company or any wholly owned subsidiary of the Company, (C) dividends or distributions declared, set aside or paid by the Company or any of its wholly owned subsidiaries to any venture partners in any joint venture pursuant to existing Contracts made available to Parent, and (D) for the declaration and payment by the Company of dividends or distributions in accordance with Section 6.17);

(ix) make or authorize any payment of, or accrual or commitment for, capital expenditures, except any such expenditure (A) within the thresholds set forth in Section 5.1(b)(ix) of the Company Disclosure Letter or as required pursuant to the Management Agreements or the Franchise Agreements in effect as of the date of this Agreement, (B) expenditures not in excess of $15 million (net of insurance proceeds) in the aggregate that the Company reasonably determines are necessary to avoid a material business interruption, maintain the ability to operate in the ordinary course, or maintain the safety and integrity of any asset or property in response to any emergency, force majeure event or unanticipated and subsequently discovered events, occurrences or developments, (C) paid by any wholly owned subsidiary of the Company to the Company or to any other wholly owned subsidiary of the Company or (D) for the maintenance and repair at existing Company Real Property in the ordinary course of business consistent with past practice;

(x) (A) other than in the ordinary course of business, enter into any Contract that would have been a Material Contract under clauses Section 3.8(a)(i), Section 3.8(a)(ii), Section 3.8(a)(iii), Section 3.8(a)(iv), Section 3.8(a)(v), Section 3.8(a)(viii), Section 3.8(a)(ix), Section 3.8(a)(x)(B) or Section 3.8(a)(xiii) of Section 3.8(a) had it been entered into prior to this Agreement, amend or modify, or terminate any Material Contract other than (i) expirations and renewals of any such Contract in the ordinary course of business in accordance with the terms thereof, (ii) non-exclusive licenses, covenants not to sue, releases, waivers or other non-exclusive rights under Intellectual Property owned by the Company and its subsidiaries, (iii) any agreement among the Company and its wholly owned subsidiaries or among the Company’s wholly owned subsidiaries or (iv) the termination of any Management Agreement or Franchise Agreement in connection with the sale of a property otherwise permitted hereunder or a default by a counterparty thereunder or (B) amend or modify, or grant any material consent under, any Material Contract relating to any joint venture;

(xi) except for intercompany loans between the Company and any of its subsidiaries or between any subsidiaries of the Company and for insurance premium financings pursuant to insurance agreements in effect as of the date hereof or entered into in the ordinary course of business, incur indebtedness for borrowed money or assume, guarantee or endorse the obligations of any Person (other than a subsidiary of the Company), in each case, in excess of $1 million in the aggregate, other than (A) indebtedness for borrowed money incurred in the ordinary course of business under the Company’s revolving credit facilities and other lines of credit existing as of the date of this Agreement but in any event not to exceed $2 million in the aggregate at any time outstanding, (B) guarantees by the Company or any subsidiary of the Company of indebtedness of the Company or any other subsidiary of the Company the incurrence of which is not otherwise prohibited by this Agreement, (C) indebtedness incurred in connection with a refinancing or replacement of existing indebtedness (but in all cases which refinancing or replacement shall not increase the aggregate amount of indebtedness permitted to be outstanding thereunder and in each case on customary commercial terms consistent in all material respects with or more beneficial than the indebtedness being refinanced or replaced), (D) indebtedness incurred pursuant to letters of credit, performance bonds or other similar arrangements in the ordinary course of business, (E) interest, exchange rate and commodity swaps, options, futures, forward contracts and similar derivatives or other hedging Contracts, which are (1) not entered for speculative purposes and (2) entered into in the ordinary course of business, or (F) indebtedness incurred among the Company and its wholly owned subsidiaries or among the Company’s wholly owned subsidiaries;

(xii) except pursuant to any Company Plan in accordance with its terms as in effect on the date of this Agreement, (A) increase the compensation or benefits of any of its directors, officers or employees, (B) grant any retention, change in control, severance or termination pay to any Company Employee, (C) establish, adopt, enter into, amend or terminate any Company Plan, except for offers of employment in connection with a replacement hiring as expressly permitted by this Section 5.1(b)(xii), (D) grant any compensation award (including equity or equity-based award), (E) take any action to fund or in any other way secure the payment of compensation or benefits under any Company Plan, (F) accelerate the time of payment or vesting of any compensation, rights or benefits under any Company Plan, (G) terminate, hire or engage any employee, other than terminations for cause, or hiring or engaging employees in the ordinary course of business to replace departed employees, or (H) loan or advance any money or any other property to any present or former director, officer or employee of the Company or any subsidiary of the Company;

(xiii) make any material change in any financial accounting principles, except as may be appropriate to conform to changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto;

(xiv) except in each case to the extent the Company determines, after prior consultation with Parent, that such action is reasonably necessary to preserve the status of the Company as a REIT, (A) make any change to any material method of Tax accounting, (B) make, change or revoke any material Tax election, (C) surrender any claim for a refund of material Taxes, (D) enter into any closing agreement with respect to any material Taxes, (E) amend any material Tax Return, (F) surrender any right to claim any material Tax refund, (G) enter into any Tax Protection Agreement, (H) settle or compromise any material Tax liability, audit, claim, assessment or other proceeding, (I) seek any Tax ruling from any Tax authority or (J) consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment;

(xv) enter into or amend any collective bargaining agreement with any labor organization or other representative of any Company Employees;

(xvi) other than any Transaction Litigation or any litigation related to Taxes or Tax matters, settle or compromise any litigation, other than settlements or compromises of litigation (A) where the amount paid (net of insurance proceeds receivable) does not exceed $2.5 million in the aggregate (net of any insurance proceeds and indemnity, contribution or similar payments actually received by the Company or its subsidiaries in respect thereof), (B) where the amount is paid or reimbursed by an insurance carrier after any applicable deductible or a third party under an indemnity or similar obligation, or (C) does not impose any non-monetary relief or obligation on the Company and its subsidiaries (other than customary confidentiality obligations);

(xvii) merge or consolidate with any Person or adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of such entity or otherwise change the form of legal entity of such entity;

(xviii) enter into any new line of business outside its existing business as of the date of this Agreement;

(xix) vote to approve or otherwise consent to the taking of any action, or fail to exercise any rights to veto or prevent, any action by any joint venture of the company or its subsidiaries that would be prohibited by this Section 5.1 if such joint venture was a subsidiary of the Company;

(xx) take any action, or fail to take any action, which action or failure to act would reasonably be expected to cause the Company to fail to qualify as a REIT or any of its subsidiaries to cease to be treated as a partnership or disregarded entity for U.S. federal income tax purposes or as a Qualified REIT Subsidiary, a Taxable REIT Subsidiary or a REIT, as applicable; or

(xxi) agree, authorize or commit to do any of the foregoing actions described in Sections 5.1(i) through Section 5.1(xx).

Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit the Company or any of its subsidiaries, in consultation with Parent, from taking any action, at any time or from time to time, that in the reasonable judgment of the Board of Directors of the Company, upon advice of counsel, is reasonably necessary for any of the Company or any of its subsidiaries to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Effective Time, including making dividend or other distribution payments to stockholders of the Company (in accordance Section 6.17) or otherwise.

SECTION 5.2 Conduct of Business of Parent and Merger Sub Pending the Merger. Except as otherwise expressly required by this Agreement or any Transaction Document or as required by applicable Law, each of Parent and Merger Sub agrees that, from the date of this Agreement until the earlier of the Effective Time and the valid termination of this Agreement in accordance with Article VIII, it shall not, and Parent shall cause each member of the Parent Group not to, directly or indirectly, take any action (including any action with respect to a third party) that would, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the consummation of the Merger or the other Transactions or their respective ability to satisfy their obligations hereunder.

SECTION 5.3 No Control of Other Party’s Business. Without in any way limiting any Party’s rights or obligations under this Agreement or any Transaction Document (including Sections 5.1 and 5.2), nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or its subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s, Merger Sub’s or their respective subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of the Company, Parent and Merger Sub shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its subsidiaries’ respective operations.

ARTICLE VI

ADDITIONAL AGREEMENTS

SECTION 6.1 Non-Solicitation; Acquisition Proposals; Change of Recommendation.

(a) No Solicitation. Except as expressly permitted by this Section 6.1, from the date hereof until the Effective Time or, if earlier, the valid termination of this Agreement in accordance with Section 8.1, the Company shall not, shall cause its subsidiaries not to and shall direct its and their respective directors, officers, employees, agents, investment bankers, attorneys, accountants and other advisors or representatives (collectively, “Representatives”) not to, (i) initiate, solicit, propose, knowingly assist, knowingly encourage (including by way of furnishing information) or knowingly take any action to facilitate any inquiry, proposals or offers regarding, or the making of, any Acquisition Proposal, (ii) engage in, continue or otherwise participate in any discussions with or negotiations relating to, or furnish any non-public information to any Person in connection with, any Acquisition Proposal (other than to state that the terms of this provision prohibit such discussions or negotiations), (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal or (iv) negotiate, execute or enter into, any merger agreement, acquisition agreement or other similar definitive agreement for any Acquisition Proposal (other than an Acceptable Confidentiality Agreement executed in accordance with Section 6.1(b)(iii)); provided that it is understood and agreed that any determination or action by the Board of Directors of the Company expressly permitted under Section 6.1(b) or Section 6.1(c) shall not be deemed to be a breach or violation of this Section 6.1(a) and, in the case of Section 6.1(b) (other than clause (iv) thereof) shall not be deemed to give Parent a right to terminate this Agreement pursuant to Section 8.1(e)(ii).

(b) Exceptions. Notwithstanding anything to the contrary in Section 6.1 or Section 6.3, but subject to compliance with the remainder of this Article VI, nothing contained in this Agreement shall prevent the Company or its Board of Directors from:

(i) complying with its disclosure obligations under applicable Law or the rules and policies of the NYSE, from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer), making a “stop-look-and-listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communications to the stockholders of the Company) or from making any legally required disclosure to stockholders with regard to the Transactions or an Acquisition Proposal; provided, that (x) such disclosure includes an express reaffirmation of the Recommendation, without any amendment, withdrawal, alteration, modification or qualification thereof and (y) this Section 6.1(b)(i) shall not be deemed to permit the Board of Directors of the Company to make a Change of Recommendation except to the extent otherwise permitted by this Section 6.1.

(ii) prior to (but not after) obtaining the Company Requisite Vote, contacting and engaging in limited communications with any Person or group of Persons and their respective Representatives who has made an Acquisition Proposal after the date hereof that was not solicited in material breach of Section 6.1(a), solely for the purpose of clarifying such Acquisition Proposal and the terms thereof and solely so that the Company may inform itself about such Acquisition Proposal;

(iii) prior to (but not after) obtaining the Company Requisite Vote, (A) contacting and engaging in any communications, negotiations or discussions with any Person or group of Persons and their respective Representatives who has made an Acquisition Proposal after the date hereof that was not solicited in material breach of Section 6.1(a) (which negotiations or discussions need not be solely for clarification purposes) and (B) providing access to the Company’s or any of its subsidiaries’ properties, books and records and providing information or data in response to a request therefor by a Person who has made a bona fide Acquisition Proposal after the date hereof that was not solicited in material breach of Section 6.1(a), in each case, if the Board of Directors (I) shall have determined in good faith, after consultation with its outside legal counsel and financial advisor(s), that, based on the information then available, such Acquisition Proposal constitutes or would reasonably be expected to constitute, result in or lead to a Superior Proposal and (II) has received from the Person who has made such Acquisition Proposal an executed Acceptable Confidentiality Agreement; provided that the Company shall provide to Parent any material non-public information or data that is provided to any Person given such access that was not previously made available to Parent prior to or promptly following the time it is provided to such Person;

(iv) prior to obtaining the Company Requisite Vote, making a Change of Recommendation (only to the extent permitted by Section 6.1(c)(i) or Section 6.1(c)(ii)); or

(v) resolving, authorizing, committing or agreeing to take any of the foregoing actions, only to the extent such actions would be permitted by the foregoing clauses (i) through (iv).

(c) Change of Recommendation.

(i) Notwithstanding anything in this Agreement to the contrary, prior to the time, but not after, the Company Requisite Vote is obtained, if an Acquisition Proposal that did not otherwise result from a material breach of Section 6.1 is received by the Company, and the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel and its financial advisor(s) that such Acquisition Proposal would constitute a Superior Proposal, the Board of Directors of the Company may, if the Board of Directors of the Company has determined in good faith after consultation with its financial advisor(s) and outside legal counsel, that failure to take such action would reasonably be expected to be inconsistent with the directors’ duties under applicable Law, (x) effect a Change of Recommendation and/or (y) terminate this Agreement pursuant to Section 8.1(d)(ii) in order to enter into a definitive written agreement providing for such Superior Proposal; provided, however, that the Company pays to Parent any Company Termination Payment required to be paid pursuant to Section 8.2(b)(i) at or prior to the time of such termination (it being agreed that such termination shall not be effective unless such fee is so paid); provided further, that, (A) the Company will not be entitled to make a Change of Recommendation or terminate this Agreement in accordance with Section 8.1(d)(ii) unless (i) the Company delivers to Parent a written notice (such notice, a “Company Notice”) advising Parent that the Company’s Board of Directors intends to take such action and containing the material terms and conditions of the Superior Proposal that is the basis of the proposed action of the Board of Directors of the Company (including the identity of the party making such Superior Proposal and a written summary of any additional material terms and conditions communicated orally), and shall include with such notice unredacted copies of the proposed transaction agreement (if any) and copies of any other documents evidencing or specifying the terms and conditions of such Acquisition Proposal, and (ii) at or after 5:00 p.m., New York City time, on the fourth Business Day immediately following the day on which the Company delivered the Company Notice (such period from the time the Company Notice is provided until 5:00 p.m. New York City time on the fourth (4th) Business Day immediately following the day on which the Company delivered the Company Notice, the “Notice Period”), (B) after giving such Company Notice and prior to taking any action described in clauses (x) or (y) above, the Company shall negotiate in good faith with Parent (to the extent requested by Parent), to make such revisions to the terms of this Agreement as would cause such Acquisition Proposal to cease to be a Superior Proposal and (C) at the end of the Notice Period, prior to and as a condition to taking any action described in clauses (x) or (y) above, the Board of Directors of the Company shall take into account in good faith any changes to the terms of this Agreement proposed in writing by Parent in response to the Company Notice and any other information offered by Parent in response to the Company Notice, and shall have determined in good faith after consultation with its outside legal counsel and its financial advisor(s) that such Acquisition Proposal continues to constitute a Superior Proposal, if such changes offered in writing by Parent (if any) were to be given effect. Any revision, amendment, update or supplement to the consideration or any other material terms of any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of Section 6.1(d) and this Section 6.1(c)(i) and require a new Company Notice, except that references in this Section 6.1(c)(i) to “four (4) Business Days” shall be deemed to be references to “two (2) Business Days” and such two (2) Business Day period shall expire at 5:00 p.m. on the second (2nd) Business Day immediately following the day on which such new Company Notice is delivered (it being understood and agreed that in no event shall any such additional two (2) Business Day Notice Period be deemed to shorten the initial four (4) Business Day Notice Period).

(ii) Notwithstanding anything in this Agreement to the contrary, prior to the time, but not after, the Company Requisite Vote is obtained, the Board of Directors of the Company may effect a Change of Recommendation if (x) an Intervening Event has occurred, and (y) prior to taking such action, the Board of Directors of the Company has determined in good faith, after consultation with its outside legal counsel and its financial advisor(s), that failure to take such action in response to such Intervening Event would reasonably be expected to be inconsistent with the directors’ duties under applicable Law; provided, however, that prior to effecting such Change of Recommendation, (A) the Company shall give Parent a Company Notice four (4) Business Days in advance, which notice shall include a reasonably detailed description of such Intervening

Event, (B) after giving such Company Notice and prior to effecting a Change of Recommendation, the Company shall negotiate in good faith with Parent (to the extent requested by Parent), to make revisions to the terms of this Agreement and (C) at the end of the Notice Period, prior to and as a condition to effecting a Change of Recommendation, the Board of Directors of the Company shall take into account in good faith any changes to the terms of this Agreement proposed in writing by Parent in response to the Company Notice and any other information offered by Parent in response to the Company Notice, and shall have determined in good faith after consultation with its outside legal counsel and its financial advisor(s) that (I) such Intervening Event remains in effect and (II) the failure to effect a Change of Recommendation in response to such Intervening Event would reasonably be expected to be inconsistent with the directors’ duties under applicable Law if such changes proposed in writing by Parent (if any) were to be given effect.

(d) Notice of Acquisition Proposals. The Company agrees that immediately following the date hereof it shall promptly (and in any event within 24 hours) give notice to Parent of the receipt of any Acquisition Proposal, which notice shall include a summary of the material terms and conditions of, and the identity of the Person making, such proposal, including proposed agreements received by the Company relating to such Acquisition Proposal, and thereafter shall keep Parent informed, on a reasonably current basis, of the status and material terms of any such proposals or offers (including any amendments or proposed amendments to the material terms thereof) and the status of any such discussions or negotiations and promptly provide (and in any event within twenty-four (24) hours) to Parent any material nonpublic information concerning the Company provided to any other person in connection with any Acquisition Proposal that was not previously provided to Parent. Without limiting the foregoing, the Company shall promptly (and in any event within twenty-four (24) hours after such determination) inform Parent in writing if the Company determines to begin providing information or to engage in discussions or negotiations concerning an Acquisition Proposal pursuant to Section 6.1(b). Unless this Agreement has been validly terminated pursuant to Article VIII, the Company shall not take any action to exempt any person other than Parent from the restrictions on “business combinations” contained in any applicable Takeover Law or in the organizational documents of the Company, or otherwise cause such restrictions not to apply. The Company agrees that it will not, directly or indirectly, enter into any agreement with any person which directly or indirectly prohibits the Company from providing any information to Parent in accordance with, or otherwise complying with, this Section 6.1.

(e) Existing Discussions. The Company agrees that immediately following the date hereof it shall (i) cease any solicitations, discussions or negotiations with any Person (other than the Parties and their respective Representatives) in connection with an Acquisition Proposal, in each case that exist as of the date hereof, (ii) promptly request each Person (other than the Parties and their respective Representatives) that has prior to the date hereof executed a confidentiality agreement in connection with its consideration of acquiring the Company to return or destroy all confidential information furnished to such Person by or on behalf of it or any of its subsidiaries prior to the date hereof and (iii) promptly terminate all physical and electronic data access previously granted to such Persons. The Company shall enforce, and not waive, terminate or modify without Parent’s prior written consent, any confidentiality, standstill or similar provision in any confidentiality, standstill or other agreement; provided that, if the Board of Directors of the Company determines in good faith after consultation with the Company’s outside legal counsel that the failure to waive a particular standstill provision would reasonably be expected to be inconsistent with the directors’ duties under applicable Law, the Company may, waive such standstill solely to the extent necessary to permit the applicable Person (if it has not been solicited in material violation of this Section 6.1) to make, on a confidential basis to the Board of Directors of the Company, an Acquisition Proposal, conditioned upon such person agreeing to disclosure of such Acquisition Proposal to Parent, in each case as contemplated by this Section 6.1 so long as the Company promptly notifies Parent thereof after granting any such waiver.

(f) For purposes of this Agreement, the following terms shall have the meanings assigned below:

(i) “Acquisition Proposal” means any proposal or offer from any Person or group of Persons (other than Parent or its Affiliates) relating to (A) any direct or indirect acquisition or purchase, in a single transaction or series of related transactions, by any Person or group (as defined under Section 13 of the Exchange Act) of a business that constitutes 20% or more of the net revenues, net income or fair market value (as determined in good faith by the Board of Directors of the Company) of the consolidated total assets (it being understood that total assets include equity securities of subsidiaries of the Company) of the Company and its subsidiaries, taken as a whole, (B) any direct or indirect acquisition or purchase, in a single transaction or series of related transactions, resulting in any Person or group (as defined under Section 13 of the Exchange Act) beneficially owning 20% or more of the total voting power of the equity securities of the Company, (C) any tender offer or exchange offer that if consummated would result in any Person or group (as defined under Section 13 of the Exchange Act)beneficially owning 20% or more of the total voting power of the equity securities of the Company, or (D) any merger (including a reverse merger in which the Company is the Surviving Entity), reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company (or any subsidiary or subsidiaries of the Company whose business constitutes 20% or more of the net revenues, net income or fair market value (as determined in good faith by the Board of Directors of the Company) of the consolidated total assets (it being understood that total assets include equity securities of subsidiaries of the Company) of the Company and its subsidiaries, taken as a whole); in each case of clauses (A) through (D), other than the Transactions; provided that any proposal or offer to the extent related to any purchase of assets, properties or businesses to be divested or held separate in accordance with Section 6.4 shall not be deemed an Acquisition Proposal.

(ii) “Intervening Event” means any material event, development, change, effect or occurrence (but specifically excluding any Acquisition Proposal or Superior Proposal) that was not known and was not reasonably foreseeable by the Board of Directors of the Company on the date of this Agreement (or, if known or reasonably foreseeable, the consequences of which were not known and were not reasonably foreseeable by the Board of Directors of the Company as of the date of this Agreement), which becomes known to the Company or to the Board of Directors of the Company after the date of this Agreement; provided that in no event shall the following events, changes or developments constitute an Intervening Event: (A) the receipt, existence or terms of an Acquisition Proposal or any matter relating thereto or consequence thereof or (B) changes in the market price or trading volume of any securities of the Company or its subsidiaries or any change in credit rating or the fact that the Company meets or exceeds internal or published estimates, projections, forecasts or predictions for any period (provided, however, that the underlying causes shall not be excluded by this clause (B)).

(iii) “Superior Proposal” means a bona fide and written Acquisition Proposal (except that the references in the definition thereof to “20% or more” shall be deemed to be references to “80% or more”), that the Board of Directors of the Company, after consultation with its outside legal counsel and its financial advisor(s), in good faith determines (x) is reasonably likely to be consummated in accordance with its terms and (y) would, if consummated, result in a transaction that is more favorable (including from a financial point of view) to the stockholders of the Company than the Transactions, in each case after taking into account all such factors and matters deemed relevant in good faith by the Board of Directors of the Company, including legal, financial (including the financing terms of any such proposal), regulatory and stockholder approval requirements, the sources, availability and terms of any financing, financing market conditions and the existence of any financing contingency, the likelihood of termination, the likely timing of closing, the identity of and any prior dealings with the Person or Persons making the proposal, timing or other aspects of such proposal and the Transactions and any other aspects considered relevant in good faith by the Board of Directors of the Company and after taking into account any changes to the terms of this Agreement irrevocably offered in writing by Parent in response to such Superior Proposal pursuant to, and in accordance with, Section 6.1(c)(i).

SECTION 6.2 Proxy Statement.

(a) The Company shall, with the assistance of Parent, prepare and file with the SEC, as promptly as reasonably practicable after the date of this Agreement (and in no event later than twenty-five (25) Business Days following the date of this Agreement), the Proxy Statement. Parent and the Company will cooperate with each other in the preparation of the Proxy Statement. Unless the Board of Directors of the Company has made a Change of Recommendation in accordance with Section 6.1(b)(iv), Section 6.1(c)(i) or Section 6.1(c)(ii), the Recommendation shall be included in the Proxy Statement.

(b) Subject to applicable Law, and anything in this Agreement to the contrary notwithstanding, prior to the filing of the Proxy Statement (or any amendment or supplement thereto), or any dissemination thereof to the stockholders of the Company, or responding to any comments from the SEC with respect thereto, the Company shall provide Parent and its counsel with a reasonable opportunity to review and to comment on such document or response, which the Company shall consider in good faith. Parent shall furnish to the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement. The Company shall promptly notify Parent upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and shall provide Parent with copies of all correspondence between it and its Representatives, on the one hand, and the SEC and its staff, on the other hand, relating to the Proxy Statement. The Company shall use its reasonable best efforts to (with the assistance of, and after consultation with, Parent) resolve all SEC comments with respect to the Proxy Statement as promptly as reasonably practicable after receipt thereof, including filing any amendments or supplements as may be required. The Company shall file the definitive Proxy Statement with the SEC and cause the definitive Proxy Statement to be mailed to holders of Common Stock as of the record date established for the Stockholders Meeting promptly after the date on which the Company is made aware that the SEC will not review the Proxy Statement or has no further comments on the Proxy Statement; provided, that if the SEC has failed to affirmatively notify the Company on or prior to the date that is ten (10) calendar days after the initial filing of the Proxy Statement with the SEC that it will or will not be reviewing the Proxy Statement, then such mailing shall occur as promptly as practicable after such date.

(c) If at any time prior to the Stockholders Meeting any information relating to the Company or Parent, or any of their respective Affiliates, should be discovered by a Party, which information would require any amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Party and the Company shall prepare (with the assistance of Parent) and mail to its stockholders such an amendment or supplement, in each case, to the extent required by applicable Law. Each of the Company and Parent agrees to promptly (i) correct any information provided by it specifically for use in the Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect and (ii) supplement the information provided by it specifically for use in the Proxy Statement to include any information that shall become necessary in order to make the statements in the Proxy Statement, in light of the circumstances under which they were made, not misleading. The Company further agrees to cause the Proxy Statement as so corrected or supplemented promptly to be filed with the SEC and to be disseminated to its stockholders, in each case as and to the extent required by applicable Law.

SECTION 6.3 Stockholders Meeting. The Company, acting through its Board of Directors (or a committee thereof), shall as promptly as reasonably practicable following the date on which the Company is made aware that the SEC will not review the Proxy Statement or has no further comments on the Proxy Statement, take all action required under the MGCL, the Company Charter, the Company Bylaws and the applicable requirements of the NYSE necessary to promptly and duly call, give notice of, convene and hold as promptly as reasonably practicable a meeting of its stockholders for the purpose of (a) approving the Merger and (b) if and only if required or otherwise mutually agreed, a vote upon other matters of the type customarily brought before a meeting of stockholders in connection with the approval of a merger or the transactions contemplated by a merger agreement (including any adjournment or postponement thereof, the “Stockholders Meeting”); provided that the Company may (and, at the written request of Parent, shall) postpone, recess or adjourn such meeting (i) to the extent required by Law or duty, (ii) to allow reasonable additional time to solicit additional proxies to the extent the Company reasonably believes necessary in order to obtain the Company Requisite Vote, (iii) if as of the time for which the Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient Shares represented (either in person or by proxy) and voting to constitute a quorum necessary to conduct the business of the Stockholders Meeting or (iv) to allow reasonable additional time for the filing and dissemination of any supplemental or amended disclosure which the Board of Directors of the Company has determined in good faith after consultation with outside counsel is necessary under applicable Law or duty and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the Stockholders Meeting; provided that such adjournment or postponement shall not delay the Stockholders Meeting to a date on or after the fifth (5th) Business Day preceding the End Date, unless otherwise required by applicable Law. The Company, acting through its Board of Directors (or a committee thereof), shall (a) include in the Proxy Statement the Recommendation (subject to Section 6.1(b)(iv)), and, subject to the consent of J.P. Morgan, the written opinion of J.P. Morgan, and (b) subject to Section 6.1(b)(iv), use its reasonable best efforts to obtain the Company Requisite Vote (it being understood that the foregoing shall not require the Board of Directors of the Company to recommend in favor of the approval of the Merger if a Change of Recommendation has been effected in accordance with Section 6.1(c)(i) or Section 6.1(c)(ii)); provided that the Board of Directors of the Company may (A) fail to include the Recommendation in the Proxy Statement, (B) withdraw, modify, qualify, amend or change the Recommendation, (C) fail to recommend in a Solicitation/Recommendation Statement on Schedule 14D-9 against any Acquisition Proposal that is a tender offer or exchange offer subject to Regulation 14D promulgated under the Exchange Act for outstanding shares of Common Stock (other than by Parent or an Affiliate of Parent), in each case, within ten (10) Business Days after the commencement thereof, it being understood and agreed that, for all purposes of this Agreement, a communication by the Board of Directors of the Company to the stockholders of the Company in accordance with Rule 14d-9(f) of the Exchange Act, or any similar communication to the stockholders of the Company in connection with the commencement of a tender offer or exchange offer, shall not, in and of itself, be deemed to constitute a Change of Recommendation (so long as any such disclosure (x) includes an express reaffirmation of the Recommendation, without any amendment, withdrawal, alteration, modification or qualification thereof and (y) does not include any statement that constitutes, and does not otherwise constitute, a Change of Recommendation), or (D) formally resolve to effect or publicly announce an intention or resolution to effect any of the foregoing (any of the actions described in the foregoing clauses (A) through (D), a “Change of Recommendation”), in each case solely in accordance with the terms and conditions of Section 6.1(c)(i) or Section 6.1(c)(ii) and, following such Change of Recommendation, may fail to use such reasonable best efforts; provided, however, that, for the avoidance of doubt, none of (I) the determination by the Board of Directors of the Company that an Acquisition Proposal constitutes a Superior Proposal, (II) the taking of any action by the Company, its Board of Directors or any of its Representatives permitted by Section 6.1(b) or (III) the delivery by the Company to Parent of any notice contemplated by Section 6.1(c)(i) or Section 6.1(c)(ii), in each case so long as the Company or the Board of Directors of the Company does not intentionally issue any public statement to such effect and does not otherwise effect a Change of Recommendation thereby, will in and of itself constitute a Change of Recommendation. Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, the Stockholders Meeting shall be convened and the Merger shall be submitted to the stockholders of the Company at the Stockholders Meeting, and nothing contained herein shall be deemed to relieve the Company of such obligation, including as a result of a Change of Recommendation.

SECTION 6.4 Further Action; Efforts.

(a) Each Party shall (and, in the case of Parent, cause each of its subsidiaries and controlled Affiliates (collectively, the “Parent Group”) to) use their respective reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations or pursuant to any contract or agreement to cause the conditions to Closing to be satisfied as promptly as reasonably practicable and advisable (and in any event no later than the End Date) and consummate the Transactions as soon as reasonably practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings, and to obtain as promptly as reasonably practicable (and in any event no later than the End Date) all actions or nonactions, waivers, consents, registrations, expirations or terminations of waiting periods, approvals, permits and authorizations necessary or advisable to be obtained from any third party or any Governmental Entity in order to consummate the Transactions expeditiously. In furtherance and not in limitation of the foregoing, each Party hereto agrees in the event that a filing is required pursuant to the HSR Act with respect to the Transactions, to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act as promptly as practicable and in any event within ten (10) Business Days following the date hereof, and to use its reasonable best efforts to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to any applicable Antitrust Law and to use its reasonable best efforts to take any and all other actions necessary, proper or advisable to cause the expiration or termination of any applicable waiting periods under the HSR Act as soon as practicable. Parent will be solely responsible for and pay all filing fees payable to Governmental Entities under any Antitrust Law.

(b) Parent, on the one hand, and the Company, on the other hand, shall, in connection with the efforts and obligations referenced in Section 6.4(a), use its reasonable best efforts to (i) consult and cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) subject to applicable Law, furnish to the other Party as promptly as reasonably practicable all information required for any application or other filing to be made by the other Party pursuant to any applicable Law in connection with the Transactions; (iii) promptly notify the other Party of any communication received by such Party from, or given by such Party to, any Governmental Entity and of any communication received or given in connection with any proceeding by a private Party, in each case regarding any of the Transactions and, subject to applicable Law, furnish the other Party promptly with copies of all correspondence, filings and communications between them and any Governmental Entity with respect to the Transactions; (iv) respond as promptly as reasonably practicable to any inquiries received from, and supply as promptly as reasonably practicable any additional information or documentation that may be requested by any Governmental Entity in respect of the Transactions; and (v) permit the other Party to review any communication given by it to, and consult with each other in advance, and consider in good faith the other Party’s reasonable comments in connection with, any filing, notice, application, submission, communication, meeting or conference with, any Governmental Entity or, in connection with any proceeding by a private party, with any other Person. No Party shall independently participate in any meeting or communication with any Governmental Entity in respect of any such filings, investigation or other inquiry without giving the other Parties sufficient prior notice of the meeting and, to the extent permitted, the opportunity to attend and/or participate therein. Notwithstanding anything in this Agreement to the contrary, but without limiting each Party’s obligations under this Section 6.4, Parent shall, on behalf of the Parties, control and lead all communications and strategy for dealing with the applicable Governmental Entities with respect to any Antitrust Law that may be asserted by any Governmental Entity with respect to the Transactions, and Parent shall, on behalf of the Parties, control and lead the defense strategy for dealing with all Proceedings challenging the Transactions that are brought by any applicable Governmental Entity with respect to any Antitrust Law. Without limiting the foregoing, neither Parent nor any member of the Parent Group shall extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Entity not to consummate the Transactions, except with the prior written consent of the Company.

(c) Notwithstanding anything to the contrary set forth in this Agreement, and in furtherance and not in limitation of the foregoing, Parent shall, and shall cause each member of the Parent Group to, take any and all steps necessary, proper or advisable to (x) resolve, avoid, or eliminate impediments or objections, if any, that may be asserted with respect to the Transactions under any Antitrust Law or (y) avoid the entry of, effect the dissolution of, and have vacated, modified, suspended, eliminated, lifted, reversed or overturned, any decree, decision, determination, order or judgment entered or issued, or that becomes reasonably foreseeable to be entered or issued, that would, or would reasonably be expected to, prevent, restrain, enjoin, prohibit, make unlawful, restrict or delay the consummation of the contemplated transactions, so as to enable the Parties to close the contemplated transactions expeditiously (but in no event later than the End Date), including (A) proposing, negotiating, committing to, agreeing to and effecting, the sale, lease, divesture, disposition, or license (or holding separate pending such disposition) of any assets, operations, rights, product lines, licenses, properties, products, rights, services or businesses, or any interests therein, of the Company or its subsidiaries, (B) taking or agreeing to restrictions or actions that after the Effective Time would limit any Party’s or its controlled Affiliates’ freedom of action or operations with respect to, or its or their ability to retain, any assets, operations, rights, product lines, licenses, properties, products, rights, services or businesses, in each case, of the Company or its subsidiaries, or interests therein, or (C) agreeing to enter into, modify or terminate existing contractual relationships, and promptly effecting the sale, lease, license, divestiture and holding separate of, assets, operations, rights, product lines, licenses, properties, products, rights, services or businesses of the Company or its subsidiaries and the entry into agreements with, and submission to orders of, the relevant Governmental Entity giving effect thereto or to such restrictions or actions; provided, however, that nothing in this Agreement shall require (I) the Company or Parent to effectuate or agree to effectuate any such action unless it is conditioned upon the Closing and only effective following the Closing, or (II) Parent to effect or agree, commit or consent to any divestiture, hold separate order, limitation on conduct or any other remedial action with respect to impacting any assets, operations, rights, product lines, licenses, properties, products, rights, services or businesses, or any interests therein, of Parent or any Person other than the Company or its subsidiaries, or interests therein.

(d) Subject to the obligations under Section 6.4(c), in the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging the Merger or any other Transaction, or any other agreement contemplated hereby, (i) each of Parent and the Company shall, and Parent shall cause each member of the Parent Group to, cooperate in all respects with each other and use its respective best efforts to contest and resist any such action or proceeding and to have vacated, modified, suspended, eliminated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prevents, restrains, enjoins, prohibits, makes unlawful, restricts or delays consummation of the Transactions, and (ii) Parent shall cause each member of the Parent Group, at Parent’s cost and expense, defend through litigation on the merits of any claim or action asserted in any court, agency or other proceeding by any Person or entity (including any Governmental Entity), whether judicial or administrative, seeking to delay, restrain, prevent, enjoin or otherwise prohibit consummation of, or otherwise in connection with, the Transactions. Notwithstanding anything to the contrary set forth in this Agreement, and in furtherance and not in limitation of the foregoing, none of the Company, any of its subsidiaries, nor any of their respective Representatives, shall be obligated to pay or commit to pay to any Person whose approval or consent is being solicited any cash or other consideration, agree to any term or make any accommodation or commitment or incur any liability or other obligation in connection with its obligations under this Section 6.4 that is not conditioned upon consummation of the Merger. Notwithstanding the foregoing, except as set forth in Article VII, obtaining any approval or consent from any Person pursuant to this Section 6.4 shall not be a condition to the obligations of the Parties to consummate the Transactions.

(e) Neither Parent nor Merger Sub, nor any member of the Parent Group shall, and Parent shall cause each member of the Parent Group not to, take any action, including acquiring or agreeing to acquire, including by merging with or into or consolidating with, or by purchasing a portion of the assets of or equity in, or by any other manner, any business or any Person, corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, properties or equity interests, if the entering into of a definitive agreement relating to, or the consummation of such acquisition, merger or consolidation or such other action could reasonably be expected to: (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any consents of any Governmental Entity or private party necessary to consummate the Transactions or the expiration or termination of any applicable waiting period; (ii) materially increase the risk of any Governmental Entity or private party seeking or entering an order prohibiting the consummation of the Transactions; or (iii) materially increase the risk of not being able to remove any such order on appeal or otherwise.

(f) Notwithstanding anything to the contrary in this Section 6.4, the Parties may, as they deem advisable and necessary, provide sensitive information and materials to the other Party on an outside counsel-only basis or directly to the applicable Governmental Entity, while, to the extent feasible, making a version in which the sensitive information has been redacted available to the other Party.

SECTION 6.5 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) any notice or other communication received by such Party from any Governmental Entity in connection with the Merger or the other Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other Transactions, if the subject matter of such communication or the failure of such Party to obtain such consent would reasonably be expected to be material to the Company, the Surviving Entity or Parent and (b) any Actions commenced or, to such Party’s knowledge, threatened against, relating to or involving or otherwise affecting such Party or any of its subsidiaries which relate to the Merger or the other Transactions; provided that the delivery of any notice pursuant to this Section 6.5 shall not (i) cure any breach of, or non-compliance with, any other provision of this Agreement or any Transaction Document or (ii) limit the remedies available to the Party receiving such notice. The Parties agree and acknowledge that the Company’s, on the one hand, and Parent’s, on the other hand, compliance or failure of compliance with this Section 6.5 shall not be taken into account for purposes of determining whether the condition referred to in Section 7.2(b) or Section 7.3(b), respectively, shall have been satisfied with respect to performance in all material respects with this Section 6.5.

SECTION 6.6 Access to Information; Confidentiality.

(a) Subject to applicable Law and any applicable COVID-19 Measures, from the date hereof to the Effective Time or the earlier valid termination of this Agreement, upon reasonable prior written notice from Parent, the Company shall, and shall use its reasonable best efforts to cause its subsidiaries, officers, directors, employees and representatives to, afford Parent and its Representatives reasonable access, consistent with applicable Law, during normal business hours to the Company’s and its subsidiaries’ officers, employees, books and records, and to the Company Real Property, as reasonably necessary to facilitate consummation of the Transactions; provided, that such access may be limited to the extent the Company or any of its subsidiaries reasonably determines, in light of applicable COVID-19 or COVID-19 Measures, that such access would reasonably be expected to jeopardize the health and safety of any employee of the Company or any of its subsidiaries, it being understood that the Company shall use its commercially reasonable efforts to provide, or cause its subsidiaries to provide, such access in a manner that would not reasonably be expected to jeopardize the health and safety of the employees of the Company and its subsidiaries. Notwithstanding the foregoing, any such investigation or consultation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company or its subsidiaries or otherwise result in any significant interference with the prompt and timely discharge by such officers, employees and other authorized Representatives of their normal duties and shall not include any sampling or testing of environmental media or building materials or any other environmental sampling or testing.

(b) The foregoing provisions of Section 6.6(a) shall not require and shall not be construed to require the Company to permit any access to any of its officers, employees, agents, Contracts, books or records, or its properties, offices or other facilities, or to permit any inspection, review, sampling or audit, or to disclose or otherwise make available any information that in the reasonable judgment of the Company would (i) unreasonably interfere with the Company’s or its subsidiaries’ business operations, (ii) result in the disclosure of any trade secrets of any third parties, competitively sensitive information, information reflecting the Company’s or its advisor’s analysis of the valuation of the Company or any of its subsidiaries or violate the terms of any confidentiality provisions in any agreement with a third party entered into prior to the date of this Agreement, (iii) result in a violation of applicable Law, (iv) waive the protection of any attorney-client privilege or (v) result in the disclosure of any personal information that would reasonably be expected to expose the Company to the risk of liability under applicable Laws. In the event that the Company objects to any request submitted pursuant to and in accordance with Section 6.6(a) and withholds information on the basis of the foregoing clauses (ii) through (v), the Company shall inform Parent as to the general nature of what is being withheld and shall use commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable disclosure that does not suffer from any of the foregoing impediments (including, if reasonably requested by Parent, entering into a joint defense agreement with Parent on customary and mutually acceptable terms if requested with respect to any such information). The Company may reasonably designate competitively sensitive material provided to Parent as “Outside Counsel Only Material” or with similar restrictions, which materials and the information contained therein shall be given only to the outside legal counsel of Parent or otherwise as the restriction indicates, and be subject to any additional confidentiality or joint defense agreement between the Parties. All requests for information made pursuant to this Section 6.6 shall be directed to the Person designated by the Company and all information exchanged or made available shall be governed by the terms of the Confidentiality Agreement.

(c) Parent shall comply with the terms and conditions of the Confidentiality Agreement, dated July 22, 2021, between the Company and Highgate Holdings, Inc. (as it may be amended from time to time, the “Confidentiality Agreement”), and will hold and treat, and will cause their respective Representatives (as defined in the Confidentiality Agreement) to hold, treat and use, in confidence all documents and information concerning the Company and its subsidiaries furnished to Parent in connection with the Transactions in accordance with the Confidentiality Agreement, which Confidentiality Agreement shall remain in full force and effect in accordance with its terms.

SECTION 6.7 Stock Exchange Delisting. Prior to the Closing Date, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE to enable the delisting by the Surviving Entity of the Shares from the NYSE as promptly as reasonably practicable after the Effective Time and the deregistration of the Shares under the Exchange Act at the Effective Time.

SECTION 6.8 Publicity. The initial press release regarding the Transactions shall be a joint press release and, except in connection with the receipt or existence of an Acquisition Proposal and matters related thereto or a Change of Recommendation (in each case subject to the applicable terms of this Agreement), thereafter the Company, Parent shall consult with each other prior to issuing, and give each other the reasonable opportunity to review, any press releases or otherwise making public announcements with respect to the Merger and the other Transactions and prior to making any filings with any third party and/or any Governmental Entity (including any national securities exchange or interdealer quotation service) with respect thereto, except as may be required by applicable Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Governmental Entity (or, in the case of the Company, by the duties of the Board of Directors of the Company as reasonably determined by the Board of Directors of the Company), in each case, as determined in the good faith judgment of the Party proposing to make such release or other public announcement (in which case, such Party shall not issue or cause the publication of such press release or other public announcement without prior consultation with the other Party); provided, that (a) any such press release or public statement as may be required by applicable Law or any listing agreement with any national securities exchange may be issued prior to such consultation if the Party making the release or statement has used its reasonable best efforts to consult with the other Party on a timely basis and (b) each Party may issue public announcements or make other public disclosures regarding this Agreement or the Transactions that consist solely of information previously disclosed in press releases or public statements previously approved by either Party or made by either Party in compliance with this Section 6.8 to the extent such disclosure is consistent in all material respects with the information previously disclosed and still accurate at the time of such disclosure; provided, further, that the first sentence of this Section 6.8 shall not apply to (x) any disclosure of information concerning this Agreement or any Transaction Document in connection with any dispute between the Parties regarding this Agreement or the Transactions and (y) internal announcements to employees which are not made public. Notwithstanding the foregoing, Parent and its Affiliates may provide ordinary course communications regarding this Agreement and the Transactions to existing or prospective general and limited partners, equity holders, members, managers and investors of any Affiliates of such Person, in each case, who are subject to customary confidentiality restrictions.

SECTION 6.9 Employee Benefits.

(a) For a period of at least 12 months following the Effective Time (the “Benefit Continuation Period”), Parent shall provide to each employee of the Company or its subsidiaries who continues to be employed by the Surviving Entity or any subsidiary or Affiliate thereof (the “Continuing Employees”), (i) a salary, wage and target bonus opportunity that, in each case, is no less favorable than the salary, wage and target bonus opportunity that was provided to such Continuing Employee immediately prior to the Effective Time and (ii) employee welfare and other benefits that are no less favorable in the aggregate to the employee welfare and other benefits (excluding equity-based compensation, defined benefit pensions or post-employment health or welfare benefits) provided to such Continuing Employee immediately prior to the Effective Time. For the duration of the Benefit Continuation Period, Parent or one of its Affiliates shall maintain for the benefit of each Continuing Employee a severance or termination arrangement no less favorable than the severance or termination arrangement provided to such Continuing Employee immediately prior to the Effective Time, each of which is listed in Section 6.9(a) of the Company Disclosure Schedule.

(b) If the Closing has not occurred by January 1, 2022, then on or as soon as practicable following the Closing Date, a pro-rated portion of the bonuses or short term incentives that relate to performance during the Company’s 2022 fiscal year shall (each, a “Prorated Bonus”) be paid to employees eligible to receive such bonuses or incentives pursuant to terms of the Company’s annual bonus plans or short term incentive plans that relate to the 2022 fiscal year (the “2022 Bonus Plans”), with the amount of each Prorated Bonus based on the number of days that occurs during the 2022 fiscal year prior to the Closing (with performance goals or metrics deemed achieved at target). If the Closing has not occurred by January 31, 2022, then Parent shall honor and assume, or shall cause to be honored and assumed, the 2022 Bonus Plans in accordance with their terms, provided that such plans have been adopted and implemented without violation of this Agreement.

(c) To the extent that any employee benefit plan of Parent, the Surviving Entity or any of their respective subsidiaries is made available to any Continuing Employee on or following the Effective Time (a “Parent Benefit Plan”), Parent or any of its subsidiaries (including the Company and any subsidiaries thereof) shall (i) use commercially reasonable efforts to waive or cause to be waived any pre-existing conditions, exclusions, limitations, actively-at-work requirements, and eligibility waiting periods under any group health plans of Parent or its Affiliates with respect to Continuing Employees and their eligible dependents, (ii) use commercially reasonable efforts to give each Continuing Employee credit for the plan year in which participation commences towards applicable deductibles and annual out-of-pocket limits for medical expenses incurred prior to the commencement of participation for which payment has been made and (iii) to the extent that it would not result in a duplication of benefits and to the extent that such service was recognized under a similar Company Plan, give each Continuing Employee service credit for such Continuing Employee’s employment with the Company for purposes of eligibility to participate and vesting credit (but excluding eligibility or benefit accrual under any defined benefit pension plan) under each applicable Parent Benefit Plan as if such service had been performed with Parent.

(d) Nothing in this Agreement shall confer upon any Continuing Employee any right to continue in the employ or service of Parent, the Surviving Entity or any Affiliate of Parent, or shall interfere with or restrict in any way the rights of Parent, the Surviving Entity or any Affiliate of Parent, which rights are hereby expressly reserved, to discharge or terminate the services of any Continuing Employee at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between Parent, the Surviving Entity, the Company or any Affiliate of Parent and the Continuing Employee or any severance, benefit or other applicable plan, policy or program covering such Continuing Employee. Notwithstanding any provision in this Agreement to the contrary, nothing in this Section 6.9 shall (i) be deemed or construed to be an amendment or other modification of any Company Plan, (ii) prevent Parent, the Surviving Entity or any Affiliate of Parent from amending or terminating any Company Plans in accordance with their terms or (iii) create any third-party rights in any current or former service provider of the Company or its Affiliates (or any beneficiaries or dependents thereof).

SECTION 6.10 Directors’ and Officers’ Indemnification and Insurance.

(a) From and after the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, the Surviving Entity shall indemnify and hold harmless each present (as of the Effective Time) and former director and officer of the Company or any of its subsidiaries (in each case, when acting in such capacity) (the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities or awards paid in settlement incurred in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative and whether formal or informal (each, a “Proceeding”), arising out of, relating to or in connection with the fact that such Person is or was a director or officer of the Company or any of its subsidiaries or serving in such capacity at the request thereof or any acts or omissions occurring or alleged to occur prior to the Effective Time in such person’s capacity as a director or officer of the Company or any of its subsidiaries or serving in such capacity at the request thereof, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under Maryland Law and its Company Charter and Company Bylaws in effect on the date of this Agreement to indemnify such Person (and Parent or the Surviving Entity shall advance expenses (including reasonable legal fees and expenses) incurred in the defense of any Proceeding to the fullest extent permitted under applicable Law, the Company Charter, the Company Bylaws or the certificate of incorporation, articles of incorporation and bylaws, or equivalent organizational documents, of any subsidiary; provided that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification pursuant to this Section 6.10); provided further that any determination required to be made with respect to whether an officer’s or director’s conduct complies with the standards set forth under Maryland Law and the Company’s Charter and the Company’s Bylaws shall be made by independent counsel selected by the Surviving Entity. In the event of any such Proceeding (x) neither Parent nor the Surviving Entity shall settle, compromise or consent to the entry of any judgment in any Proceeding in which indemnification could be sought by such Indemnified Party hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Proceeding or such Indemnified Party otherwise consents, and (y) the Surviving Entity shall reasonably cooperate in the defense of any such matter. In the event any Proceeding is brought against any Indemnified Party and in which indemnification could be sought by such Indemnified Party under this Section 6.10, (i) the Surviving Entity shall have the right to control the defense thereof after the Effective Time, (ii) each Indemnified Party shall be entitled to retain his or her own counsel, whether or not the Surviving Entity shall elect to control the defense of any such Proceeding, (iii) the Surviving Entity shall pay all reasonable fees and expenses of any one such counsel retained by an Indemnified Party promptly after statements therefor are received, whether or not the Surviving Entity shall elect to control the defense of any such Proceeding, and (iv) no Indemnified Party shall be liable for any settlement effected without his or her prior express written consent.

(b) Any Indemnified Party wishing to claim indemnification under Section 6.10, upon learning of any such Proceeding, shall promptly notify Parent thereof, but the failure to so notify shall not relieve Parent or the Surviving Entity of any liability it may have to such Indemnified Party except to the extent such failure actually prejudices the indemnifying Party.

(c) The provisions in the Surviving Entity’s limited partnership agreement and certificate of limited partnership with respect to indemnification, advancement of expenses and exculpation of former or present directors and officers shall be no less favorable to such directors and officers than such provisions contained in the Company’s Charter and the Company’s Bylaws in effect as of the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of any such individuals.

(d) The Company shall purchase from insurance carriers with comparable credit ratings, no later than the Effective Time, a six-year prepaid “tail policy” providing at least the same coverage and amounts containing terms and conditions that are no less advantageous to the insured than the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its subsidiaries with respect to claims arising from facts or events that occurred at or before the Effective Time, including the Transactions, and from insurance carriers having at least an “A” rating by A.M. Best with respect to directors’ and officers’ liability insurance; provided that in no event will the premium of such insurance coverage exceed 300% of the current annual premium paid by the Company for such purpose. In the event the Company elects to purchase such a “tail policy”, Parent shall maintain such “tail policy” in full force and effect and continue to honor their respective obligations thereunder. If the Company elects not to purchase such a “tail policy”, then Parent shall maintain at no expense to the beneficiaries, in effect for at least six years from the Effective Time the current policies of the directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company (provided that Parent may substitute therefor policies of at least the same coverage containing terms and conditions which are not less advantageous to any beneficiary thereof) with respect to matters existing or occurring at or prior to the Effective Time and from insurance carriers having at least an “A” rating by A.M. Best with respect to directors’ and officers’ liability insurance; provided that in no event will the premium of such insurance coverage exceed 300% of the current annual premium paid by the Company for such purpose. Parent agrees to honor and perform under all indemnification agreements entered into by the Company or any of its subsidiaries with any Indemnified Party.

(e) If Parent or the Surviving Entity or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or Surviving Entity or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Entity shall assume or succeed to all of the obligations set forth in this Section 6.10.

(f) The rights of the Indemnified Parties under this Section 6.10 shall be in addition to any rights such Indemnified Parties may have under the Company Charter or Company Bylaws or the comparable governing instruments of any of its subsidiaries, or under any applicable Contracts or Laws. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its subsidiaries or its or their respective officers, directors and employees, it being understood that the indemnification provided for in this Section 6.10 is not prior to, or in substitution for, any such claims under any such policies.

(g) The provisions of this Section 6.10 shall survive the Merger for a period of six years following the Effective Time, are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their heirs and representatives.

SECTION 6.11 Parent Financing.

(a) Parent shall use its reasonable best efforts to take, or cause to be taken, or cause to be done, all things necessary, proper or advisable to arrange, obtain and consummate the Financing, including using reasonable best efforts to (A) comply with and maintain in full force and effect the Financing Commitments, (B) negotiate and execute definitive agreements with respect to the Debt Financing on the terms contained in the Debt Financing Commitments (including any “market flex” provisions applicable thereto in accordance with the terms set forth in the Debt Financing Commitment) or on terms that are substantially comparable or more favorable to Parent than the terms contained in the Debt Financing Commitments (including any “market flex” provisions applicable thereto), in each case, which terms do not effectuate Restricted Financing Changes (such definitive agreements, the “Definitive Financing Agreements”), (C) satisfy on a timely basis (or obtain the waiver of) all conditions applicable to Parent in the Financing Commitments and such Definitive Financing Agreements that are to be satisfied by Parent and to consummate the Financing at or prior to the Closing, (D) enforce its rights against the other parties to the Financing Commitments and the Definitive Financing Agreements and (E) consummate the Financing. Parent shall obtain the Equity Financing contemplated by the Equity Financing Commitment upon satisfaction or waiver of the conditions to Closing in Section 7.1 and Section 7.2 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing). To the extent reasonably requested by the Company from time to time, Parent shall keep the Company informed in reasonable detail of any material developments concerning the status of its efforts to arrange and obtain the Debt Financing, and Parent shall promptly respond to any such request from the Company concerning such status.

(b) In the event that any portion of the Debt Financing becomes unavailable on the terms and conditions (including any “market flex” provisions applicable thereto) contemplated in the Debt Financing Commitments or to the extent that Parent reasonably believes in good faith that it will not have funds available that are sufficient to enable it to fund the Financing Uses in full, Parent shall promptly notify the Company and Parent shall use its reasonable best efforts and as promptly as practicable after the occurrence of such event, to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain alternative financing from the same or alternative sources in an amount sufficient, when added to the portion of the Financing that is and remains available to Parent, to consummate the Transactions and to pay all Financing Uses (“Alternative Financing”) and to obtain and provide the Company with a copy of, the new financing commitment that provides for such Alternative Financing (the “Alternative Financing Commitment Letter”), which Alternative Financing Commitment Letter will not, and Parent shall not be required to agree to, (i) include terms and conditions (including any “market flex” provisions applicable thereto) that are less beneficial to Parent than those contemplated in the Debt Financing Commitments (including any “market flex” provisions applicable thereto), taken as a whole, or (ii) involve (or expand upon) any conditions to funding of the Debt Financing that are more onerous than the conditions contained in the Debt Financing Commitments; provided, that nothing herein or in any other provision of this Agreement shall require, and in no event shall the reasonable best efforts of Parent be deemed or construed to require, (i) Parent or any of its Affiliates to waive any material term or condition of this Agreement, (ii) Parent or any of its Affiliates to seek alternative financing to the extent otherwise agreed in writing by the Company and Parent or (iii) Parent or any of its Affiliates to seek any additional equity financing commitments. As applicable, references in this Agreement (other than with respect to representations in this Agreement made by Parent that speak as of the date hereof) (A) to Financing or Debt Financing shall include Alternative Financing, (B) to Financing Commitments or Debt Financing Commitments shall include the Alternative Financing Commitment Letter and (C) to Definitive Financing Agreements shall include the definitive documentation relating to any such Alternative Financing. Parent shall promptly deliver to the Company true and complete copies of all agreements pursuant to which any such alternative source shall have committed to provide Parent with any portion of the Financing necessary to fund the Financing Uses.

(c) Without limiting the generality of Section 6.11(b), Parent shall promptly (and, in any event, within one (1) Business Day) notify the Company in writing of the occurrence of any of the following: (i) valid termination, withdrawal, repudiation, rescission, cancellation or expiration of any Financing Commitment or Definitive Financing Agreement of which Parent has knowledge, (ii) any breach or default under any Financing Commitment or Definitive Financing Agreement by any party to such Financing Commitment or Definitive Financing Agreement of which Parent has knowledge, or (iii) receipt by any of Parent or any of their Affiliates or Representatives of any notice or other communication from any Debt Financing Source, any lender or any other Person with respect to any (A) actual, threatened or alleged breach, default, termination, withdrawal, rescission or repudiation by any party to any Financing Commitment or Definitive Financing Agreement or any provision of any Financing Commitment or Definitive Financing Agreement (including any proposal by any Debt Financing Source to withdraw, terminate, repudiate, rescind or make a material change in the terms of (including the amount of Financing contemplated) any Financing Commitment) or (B) material dispute or disagreement between or among any parties to any Financing Commitment or Definitive Financing Agreement. Parent shall promptly provide to the Company and its Representatives any and all information reasonably requested by the Company relating to any of the circumstances referred to in this Section 6.11(c).

(d) Parent shall not permit or consent to or agree to (i) any amendment, restatement, replacement, supplement, termination, reduction or other modification or waiver of any condition, provision or remedy under, the Equity Financing Commitment (other than to increase the amount of Equity Financing available thereunder), (ii) any amendment, restatement, replacement, supplement, termination or other modification or waiver of any condition, provision or remedy under, the Debt Financing Commitments or Definitive Financing Agreements if such amendment, restatement, supplement, termination, reduction, modification or waiver would reasonably be expected to (A) impose new or additional conditions precedent to the funding of the Debt Financing or would otherwise adversely change, amend, modify or expand any of the conditions precedent to the funding of the Debt Financing, in any such case, from those set forth in the Debt Financing Commitments on the date of this Agreement, (B) change the timing of the funding of the Financing thereunder, (C) be reasonably expected to impair, materially delay or prevent the availability of all or a portion of the Financing or the consummation of the Transactions, (D) reduce the aggregate cash amount of the Debt Financing (including by changing the amount of fees to be paid or original issue discount of the Debt Financing (except as set forth in any “market flex” provisions existing on the date of this Agreement)) to an amount below the amount needed to consummate the Transactions or (E) otherwise materially and adversely affect the ability of the Company, Parent to enforce their rights under the Financing Commitments or to consummate the Transactions or the timing of the Closing, including by making the funding of the Financing less likely to occur ((A)-(E), the “Restricted Financing Changes”); provided that, for the avoidance of doubt, Parent may amend, replace, supplement and/or modify the Debt Financing Commitments to add lenders, lead arrangers, bookrunners, syndication agents or similar entities as parties thereto who had not executed the Debt Financing Commitments as of the date hereof; or (iii) the early termination of the Financing Commitments or any Definitive Financing Agreement prior to the receipt of the applicable Financing to an amount less than the amount needed to comply with the foregoing clause (ii)(D). Parent shall furnish to the Company a copy of any amendment, restatement, replacement, supplement, modification, waiver or consent of or relating to the Financing Commitments or the Definitive Financing Agreements promptly upon execution thereof. For purposes of this Agreement (other than with respect to representations in this Agreement made by Parent that speak as of the date hereof), references to the “Debt Financing Commitments” shall include such document as permitted or required by this Section 6.11 to be amended, restated, replaced, supplemented or otherwise modified or waived, in each case from and after such amendment, restatement, replacement, supplement or other modification or waiver.

(e) Prior to the Closing Date, the Company agrees to use its reasonable best efforts to provide, and shall use its reasonable best efforts to cause its Subsidiaries and their respective Representatives to provide, in each case at Parent’s sole cost and expense, such cooperation as is necessary, customary and reasonably requested by Parent for financings of the type contemplated in connection with the arrangement of the Debt Financing contemplated by the Debt Financing Commitments, including using reasonable best efforts to:

(i) upon reasonable prior notice, cause members of management of the Company and its subsidiaries to participate in a reasonable number of meetings and presentations with prospective lenders, and sessions with the ratings agencies contemplated by the Debt Financing Commitments, in each case in connection with the Debt Financing and only to the extent customarily needed for financings of the type contemplated by the Debt Financing Commitments at reasonable times and locations mutually agreed (which meetings may be virtual);

(ii) cause members of management of the Company to reasonably assist Parent in Parent’s preparation of (A) any bank information memoranda and related lender presentations or other materials customarily required in connection with a CMBS offering and (B) customary materials for rating agency presentations required in connection with a CMBS offering; provided that any such bank information memoranda or lender presentation or material that includes disclosure and financial statements with respect to the Company shall only reflect the Surviving Entity as the obligor(s) and no such bank information memoranda, lender presentations or materials shall be prepared by the Company or its subsidiaries;

(iii) provide Parent all reasonable documentation and other information with respect to the Company as shall have been reasonably requested in writing by Parent at least ten (10) Business Days prior to the Closing Date that is required in connection with the Debt Financing by U.S. regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act and, if the Company or any of its Subsidiaries qualifies as “legal entity customers” under the Beneficial Ownership Regulation (as defined in the Debt Financing Commitments), a Beneficial Ownership Certification (as defined in the Debt Financing Commitments);

(iv) reasonably facilitating the pledging of Company Real Properties and other collateral in connection with the Debt Financing (provided that (A) none of the documents or certificates shall be executed and/or delivered except in connection with the Closing, (B) the effectiveness thereof shall be conditioned upon, or become operative after, the occurrence of the Closing and (C) no liability shall be imposed on the Company or any of their officers or employees involved);

(v) to the extent reasonably requested by the Debt Financing Sources, use commercially reasonable efforts to instruct the Company’s certified independent auditors to provide customary consent to use of their audit reports in any materials relating to the Debt Financing, including offering memoranda that include or incorporate the party’s consolidated financial information and their reports thereon in accordance with normal customary practice and customary comfort letters with respect to historical financial information in connection with the Debt Financing relating to the Company and its Subsidiaries in customary form;

(vi) providing such financial, statistical and other pertinent financial information reasonably requested and as is customarily delivered in connection with a CMBS offering;

(vii) subject to the limitations on sampling and testing in Section 6.6, applicable Law and any applicable COVID-19 Measures and subject to the terms of the Ground Leases, Franchise Agreements and Management Agreements, permit Parent to obtain appraisals, property condition and engineering reports, environmental reports, surveys, title commitments and zoning reports required in connection with the Debt Financing;

(viii) to the extent reasonably requested by the Debt Financing Sources, request Franchisor deliver comfort letters in the form required by the Manager Letter Agreement, estoppels (including from any tenants, ground lessors or condominium or REA counterparties) and SNDAs;

(ix) subject to Section 6.6, applicable Law and any applicable COVID-19 Measures, provide Parent, the Debt Financing Sources and their respective Representatives reasonably timely and customary access, upon reasonable request and notice, to conduct site visits and inspections at the Company Real Properties and properties as Parent or the Debt Financing Sources reasonably deem necessary during normal business hours to complete their reasonable and customary due diligence, provided that (i) the same shall not unreasonably interfere with the normal operations of the Company Real Properties, (ii) the Company shall be entitled to have representatives present at all times during such site visits and (iii) the same shall be done in accordance with the terms of the Ground Leases, Franchise Agreements and Management Agreements; and

(x) cooperate in connection with the repayment of any existing indebtedness of the Company’s Credit Facilities (the “Funded Indebtedness”) as of the Effective Time and the release of related liens following the payoff of the Funded Indebtedness, including, upon the request of Parent, delivering such payoff or similar notices required under any of the Company’s Credit Facilities and delivering to Parent when available (provided that Company shall use reasonable best efforts to provide such payoff letters at least two (2) Business Days prior to the Closing Date) copies of payoff letters for the Funded Indebtedness in form and substance customary for the financing of similar type to the applicable Funded Indebtedness (provided that, in each case, none of the Company or any of its subsidiaries shall be required to (x) deliver any notices or obtain any payoff letters for the Funded Indebtedness that are not conditioned on the occurrence of the Effective Time or (y) release any liens prior to the Effective Time and the payoff of the Funded Indebtedness).

(f) Notwithstanding anything herein to the contrary, (i) such requested cooperation pursuant to Section 6.11(e) or this Section 6.11(f) shall not (A) unreasonably disrupt or interfere with the day-to-day business or the operations of the Company or its subsidiaries or (B) cause competitive harm to the Company or its subsidiaries if the Transactions are not consummated, (ii) nothing in Section 6.11(e) or this Section 6.11(f) shall require cooperation to the extent that it would (A) subject any of the Company’s or its subsidiaries’ respective directors, managers, officers, employees or Representatives to any actual or potential personal liability, (B) reasonably be expected to conflict with, or violate, the Company’s and/or any of its subsidiaries’ organizational documents or any Law, or result in the contravention of, or violation or breach of, or default under, any Contract to which the Company or any of its subsidiaries is a party, (C) cause any condition to the Closing set forth in Section 7.1, Section 7.2 or Section 7.3 to not be satisfied or (D) cause any breach of this Agreement or any Transaction Document, (iii) neither the Company nor any subsidiary thereof shall be required to (A) pay any commitment or other similar fee or incur or, prior to the Closing Date, assume any liability or other obligation in connection with the financings contemplated by the Financing Commitments (without limiting its obligation to provide customary authorization letters, if applicable), the Definitive Financing Agreements, the repayment of the Funded Indebtedness or the Financing or be required to take any action that would subject it to actual or potential liability, to bear any out of pocket cost or expense not subject to reimbursement pursuant hereto or to make any other payment or agree to provide any indemnity in connection with the Financing Commitments, the Definitive Financing Agreements, the repayment of the Funded Indebtedness, the Financing or any information utilized in connection therewith, (B) deliver or obtain opinions of internal or external counsel, (C) provide access to or disclose information where the Company determines, reasonably based on advice of counsel, that such access or disclosure could jeopardize the attorney-client privilege or contravene any Law or Contract, (D) waive or amend any terms of this Agreement or any other Contract to which the Company or its subsidiaries is party, (E) prepare separate financial statements for any Subsidiary of the Company, any pro forma financial statements or financial projections or any other financial statements or information not otherwise prepared by the Company in the ordinary course of its business, (F) change any fiscal period thereof or (G) file or furnish, prior to the Effective Time, any reports or information with the SEC in connection with or as a result of the Financing (including as a result of the inclusion of any material, non-public information of or relating to the Company and its Subsidiaries in any offering document or marketing materials relating to the Financing) and (iv) none of the Company or any of its subsidiaries or their respective directors, managers, officers or employees, acting in such capacity, shall be required to execute, deliver or enter into or perform any agreement, document or instrument, including any Definitive Financing Agreement, with respect to the Financing or the repayment of the Funded Indebtedness or adopt any resolutions or take any other actions approving the agreements, documents and instruments pursuant to which the Financing is obtained, including any Definitive Financing Agreement unless Parent shall have determined that such applicable director or manager of the Company’s subsidiaries are to remain as directors or managers of the Company’s subsidiaries on and after the Closing Date and such resolutions are contingent upon the occurrence of, or only effective as of, the Effective Time.

(g) Parent (i) shall promptly, upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs (including (A) reasonable and documented outside attorneys’ fees and (B) fees and expenses of the Company’s accounting firms engaged to assist in connection with the Financing or the repayment of the Funded Indebtedness, including participating in any meetings) to the extent incurred by the Company, any of its subsidiaries or their respective directors, officers, employees, accountants, consultants, legal counsel, agents, investment bankers and other representatives in connection with the cooperation of the Company and its subsidiaries contemplated by this Section 6.11(g) and (ii) shall indemnify and hold harmless the Company and its subsidiaries and their respective directors, officers, employees, accountants, consultants, legal counsel, agents, investment bankers and other representatives from and against any and all losses suffered or incurred by them in connection with the arrangement of the Debt Financing or the repayment of the Funded Indebtedness and the performance of their respective obligations under this Section 6.11(g) (including any action taken in accordance with this Section 6.11(g)) and any information utilized in connection therewith, except in the event such costs, expenses or liabilities arise out of or result from (x) willful misconduct, gross negligence or fraud by the Company or any Representative as determined by a final and non-appealable judgment of a court of competent jurisdiction or (y) from historical financial information provided to Parent in writing by the Company or its Subsidiaries specifically in connection with their obligations pursuant to this Section 6.11(g).

(h) All non-public or otherwise confidential information regarding the Company or its subsidiaries obtained by Parent or any of its respective Representatives pursuant to this Section 6.11(g) shall be kept confidential in accordance with the Confidentiality Agreement.

(i) For the avoidance of doubt, the Parties hereto acknowledge and agree that the provisions contained in this Section 6.11(g) represent the sole obligation of the Company, its subsidiaries, and their Affiliates and their respective Representatives with respect to cooperation in connection with the arrangement of the Financing or the repayment of the Funded Indebtedness and no other provision of this Agreement (including the Exhibits and Schedules hereto) shall be deemed to expand or modify such obligations.

SECTION 6.12 Takeover Statutes. If any Takeover Law is or becomes applicable to the Merger or the other Transactions, each of the Company, Parent and Merger Sub and the members of their respective Boards of Directors or General Partners shall grant such approvals and shall use reasonable best efforts to take such actions as are reasonably necessary so that such transactions may be consummated as promptly as reasonably practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such Takeover Law on such transactions. Nothing in this Section 6.12 shall be construed to permit Parent to do any act that would constitute a violation or breach of, or as a waiver of any of the Company’s rights under, any other provision of this Agreement or any Transaction Document.

SECTION 6.13 Transaction Litigation. In the event that any stockholder litigation (including any class action or derivative litigation) related to this Agreement, the Merger or the other Transactions, including disclosures made under securities laws and regulations related thereto, is brought against the Company, its officers or any members of its Board of Directors after the date of this Agreement and prior to the Effective Time (the “Transaction Litigation”), the Company shall promptly notify Parent of any such Transaction Litigation and shall keep Parent reasonably informed with respect to the status thereof. The Company shall give Parent the opportunity to participate in (but not control) the defense or settlement of any Transaction Litigation and shall consider in good faith Parent’s advice with respect to such Transaction Litigation. The Company shall not settle or agree to settle any Transaction Litigation without Parent’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned).

SECTION 6.14 Obligations of Surviving Entity; Obligations of Subsidiaries. Parent shall take all action necessary to cause the Surviving Entity, from and after the Effective Time, to perform its obligations under this Agreement, the Financing Commitments and any Alternative Financing. The Company shall take all actions necessary to cause its subsidiaries to perform their respective obligations under this Agreement.

SECTION 6.15 Rule 16b-3. Prior to the Effective Time, the Company shall use its reasonable best efforts to take such steps as may be necessary or advisable hereto to cause any dispositions of Company equity securities (including derivative securities) pursuant to the Transactions by each individual (including any Person who is deemed to be a “director by deputization” under applicable securities Laws) who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

SECTION 6.16 Accrued Dividends. In the event that a dividend or distribution with respect to the Common Stock or the Company Preferred Stock permitted under the terms of this Agreement has (i) a record date prior to the Effective Time and (ii) has not been paid as of the Effective Time, the holders of shares of Common Stock and the holders of the shares of Company Preferred Stock entitled to receive such dividend or distribution shall be entitled to receive such dividend or distribution from the Company or the Surviving Entity, as applicable, in each case immediately prior to the time such shares are exchanged pursuant to Article II of this Agreement for the consideration set forth therein.

SECTION 6.17 Dividends. Notwithstanding anything else to the contrary in this Agreement, from and after the date hereof and prior to the Effective Time, the Company shall be permitted to declare and pay a dividend to its stockholders distributing any amounts determined by the Company (in consultation with Parent) to be the minimum dividend required to be distributed in order for the Company to (i) maintain the Company’s qualification for taxation as a REIT under the Code and (ii) avoid to the extent reasonably possible the payment of income or excise tax (including under Section 857 or 4981 of the Code) or any other entity-level Tax (the “Special Pre-Closing Dividend”). If the Company (in consultation with Parent) determines that it is necessary to declare a Special Pre-Closing Dividend in accordance with this Section 6.17, the Per Share Merger Consideration shall be decreased by an amount equal to the per share amount of such Special Pre-Closing Dividend.

SECTION 6.18 Company Preferred Stock. On or prior to the Closing, at the written request of Parent, the Company shall, and to the extent required pursuant to the Articles Supplementary, the Company may (a) mail, or cause to be mailed, a Change of Control Offer (as defined in the Articles Supplementary, as amended, classifying and designating the Company Preferred Stock (the “Articles Supplementary”)) to each holder of shares of Company Preferred Stock in accordance with the Articles Supplementary to the Company Charter, and (b) take all other actions, other than the payment of amounts required to redeem the Company Preferred Stock and the payment of fees or expenses relating to the redemption (except to the extent such amounts have been provided by Parent to the Company at the Closing), and prepare all other documents as may be necessary to comply with Section 4(c) of the Articles Supplementary; provided, however, that (i) such Change of Control Offer shall not be required to be issued by the Company prior to the Closing unless the redemption provided for in such notice is conditioned on the occurrence of the Closing and (ii) the Company and its counsel shall not be responsible for delivering any legal opinions at Closing in connection with the redemption of the Company Preferred Stock and any such legal opinions shall be delivered by counsel to Parent or another nationally recognized law firm (provided, that the Company reasonably cooperates in providing information or other documentation reasonably requested in connection with delivery of any such opinion); provided, further, that the Company confirms it is not aware of any such opinions which are reasonably expected to be required in connection with such redemption.

SECTION 6.19 IRS Matter.

(a) Adjustment of Merger Consideration. Promptly following the date of this Agreement, the Company shall use reasonable best efforts to enter into an IRS Matter Qualified Closing Agreement pursuant to and consistent with the IRS Matter November Settlement Communications, including by promptly delivering to the IRS copies of the IRS Matter November Settlement Communications duly executed by the Company, and use reasonable best efforts to take, or cause to be taken, any actions and do, or cause to be done, any things that may, in each case, be necessary, proper or advisable in order to obtain fully countersigned copies thereof from the IRS. The Parties hereby acknowledge and agree that the IRS Matter November Settlement Communications, if duly executed by the Company and the IRS, constitute, collectively, an IRS Matter Qualified Closing Agreement for purposes of this Agreement. In the event that, prior to the Closing, (i) the Company enters into an IRS Matter Qualified Closing Agreement or (ii) Parent delivers an IRS Matter Notice to the Company, the Per Share Merger Consideration shall be increased by an amount equal to the IRS Matter Incremental Per Share Consideration, and the Per Share Merger Consideration as so adjusted shall be deemed to be the “Per Share Merger Consideration” for all purposes of this Agreement. The Company shall give notice to Parent promptly, and in any event within one (1) Business Day, of the entry by the Company into any IRS Matter Letter of Intent or IRS Matter Closing Agreement (which notice shall contain an unredacted copy of such IRS Matter Letter of Intent or IRS Matter Closing Agreement).

(b) Company’s Right to Settle IRS Matter. Notwithstanding anything to the contrary in this Agreement but subject to the other provisions of this Section 6.19, the Company may, at its sole discretion, from the date of this Agreement until the Closing, (i) engage in communications, negotiations and discussions with the IRS with respect to the IRS Matter and take, or cause to be taken, any actions and do, or cause to be done, any things that may, in each case, be necessary, proper or advisable in order to enter into an IRS Matter Qualified Letter of Intent and/or an IRS Matter Qualified Closing Agreement as promptly as reasonably practicable and advisable, including preparing and filing any documentation to effect any notices, filings or submissions in connection therewith and (ii) enter into any IRS Matter Qualified Letter of Intent or IRS Matter Qualified Closing Agreement. Prior to the Closing, the Company shall not, without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), enter into any IRS Matter Letter of Intent or IRS Matter Closing Agreement that is not an IRS Matter Qualified Letter of Intent or IRS Matter Qualified Closing Agreement, respectively. Following the execution of any IRS Matter Qualified Letter of Intent or IRS Matter Qualified Closing Agreement, the Company shall not amend, modify or waive any provision of, in each case in any manner adverse to the Company, or withdraw or terminate such, IRS Matter Qualified Letter of Intent or IRS Matter Qualified Closing Agreement without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned). Without limiting this Section 6.19 or Section 7.2(b) Parent acknowledges and agrees that the Company’s entry into any IRS Matter Qualified Letter of Intent or IRS Matter Qualified Closing Agreement, in and of itself, is not a condition to the Closing.

(c) Delayed Closing. Notwithstanding Section 1.2, the date of the Closing shall be the later of (A) the date on which the Closing would be required to occur pursuant to Section 1.2 (subject to Parent’s right to delay the Closing pursuant to Section 1.2) and (B) the earliest of the following (for the avoidance of doubt, in each case subject to the satisfaction or, to the extent permitted by applicable Law, waiver in accordance with this Agreement of, the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of such conditions at the Closing)):

(i) the date that is the third (3rd) Business Day following the day on which the Company validly gives Parent notice that it has entered into an IRS Matter Qualified Closing Agreement;

(ii) the date that is the third (3rd) Business Day following the day on which Parent elects, in its sole discretion, to deliver to the Company an IRS Matter Notice; and

(iii) the date that is six (6) months from the date of this Agreement or such earlier date as may be mutually agreed by Parent and the Company.

(d) Cooperation. Parent, on the one hand, and the Company, on the other hand, shall, in connection with the transactions contemplated by this Section 6.19, use its reasonable best efforts to (i) consult and cooperate with each other in connection with any filing or submission to the IRS or any communications, negotiations and discussions with the IRS with respect to the IRS Matter and actions necessary, proper or advisable in order to enter into an IRS Matter Qualified Letter of Intent and IRS Matter Qualified Closing Agreement (including, prior to the Closing, by providing Parent with advance notice of, and permitting Parent to attend (as a silent participant, which shall be effected by the Company delivering an executed Form 8821 to the IRS) all negotiations, discussions and similar meetings with the IRS with respect to the IRS Matter and to review and comment on any written communications and documentation with respect thereto); (ii) subject to applicable Law, furnish to the other Party as promptly as reasonably practicable all information required for any filing or submission to the IRS with respect to the IRS Matter; (iii) promptly notify the other Party of any substantive communication received by such Party from, or given by such Party to, the IRS, in each case regarding the IRS Matter and furnish the other Party promptly with copies of all written correspondence, filings and communications between them and the IRS with respect to the IRS Matter; (iv) respond as promptly as reasonably practicable to any inquiries received from, and supply as promptly as reasonably practicable any additional information or documentation that may be requested by the IRS in respect of the IRS Matter; and (v) permit the other Party to review any communication to be provided to the IRS, and consult with such other Party and consider in good faith such other Party’s reasonable comments, in connection with any filing, notice, submission, substantive communication, substantive meeting or conference. Prior to the Closing, Parent shall not, and shall not permit its Representatives to, independently or jointly with the Company, participate in any meeting or communication with the IRS or make any filing or submission to the IRS, or furnish to the IRS any information, in each case in respect of the IRS Matter, without the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed). The Company shall keep Parent informed on a reasonably current basis and otherwise provide such information as Parent reasonably requests regarding any material developments, discussions or negotiations relating to the IRS Matter.

(e) Definitions. For purposes of this Agreement, the following terms shall have the meanings assigned below:

(i) “IRS Matter” means that certain federal tax controversy (previously disclosed in the SEC Reports) whereby the IRS has sought to (i) redetermine the rents paid to La Quinta Corporation (to which CPLG L.L.C., formerly La Quinta L.L.C., is the successor in interest) by BRE/LQ Operating Lessee Inc. (to which CPLG HOL L.L.C., formerly LQ Operating Lessee L.L.C., is the successor in interest), and to impose a 100% excise tax on such redetermined rents, (ii) disallow certain net operating loss deductions of BRE/LQ Operating Lessee Inc. (to which net operating losses deductions La Quinta Holdings, Inc. is a successor under Section 381 of the Code) and (iii) redetermine the liability of such entities in respect of U.S. federal income and excise Taxes, (x) in each case (other than La Quinta Holdings, Inc.), for tax years ended December 31, 2010, December 31, 2011, December 31, 2012, and December 31, 2013 and (y) in the case of BRE/LQ Operating Lessee Inc. (or La Quinta Holdings, Inc. as successor), December 31, 2014, December 31, 2015 and December 31, 2016, in each case, with respect to the utilization by BRE/LQ Operating Lessee Inc. (or La Quinta Holdings, Inc. as successor), in such taxable years of the net operating loss deductions described in clause (ii) above.

(ii) “IRS Matter Closing Agreement ” means either (i) a Form 906 closing agreement within the meaning of Section 7121 of the Code, (ii) a Form 2504-AD, (Offer of Agreement to Assessment and Collection of Additional Tax and Offer of Acceptance of Overassessment (Excise or Employment Tax)), (iii) a Form 870-AD (Offer to Waive Restrictions on Assessment and Collection of Tax Deficiency and to Accept Overassessment), including the IRS Matter November Settlement Communications (to the extent duly executed by the IRS and the Company) or (iv) any other similar form or document that fully and finally settles the IRS Matter, in each case fully executed by both the taxpayers included in the settlement (including by power of attorney, as applicable) and the authorized representative of IRS Appeals division, with respect to the IRS Matter (which, for the avoidance of doubt, may specify that such agreement is final and conclusive except that (1) the matter it relates to may be reopened in the event of fraud, malfeasance, or misrepresentation of material fact; (2) it is subject to the Code sections that expressly provide that effect be given to their provisions notwithstanding any other law or rule of law; and (3) if it relates to a tax period ending after the date of such agreement, it is subject to any law, enacted after the date of such agreement, that applies to that tax period).

(iii) “IRS Matter Incremental Consideration” means the amount, if any, by which the (A) the IRS Matter Settlement Amount pursuant to the IRS Matter Closing Agreement (or, in the event of delivery by Parent of the IRS Matter Notice, the IRS Matter Settlement Amount pursuant to the IRS Matter Qualified Letter of Intent) is less than (B) the IRS Matter Threshold Amount.

(iv) “IRS Matter Incremental Per Share Consideration” means an amount equal to (A) the IRS Matter Incremental Consideration divided by (B) the number of Shares (other than Cancelled Shares and Converted Shares, but including Shares of Restricted Stock, Stock Units and PSUs) issued and outstanding as of the Closing.

(v) “IRS Matter Letter of Intent” means written communication from the IRS Independent Office of Appeals, setting forth the terms by which the IRS proposes to settle and resolve the IRS Matter, which is accepted by the Company.

(vi) “IRS Matter Notice” means a written notice from Parent to the Company stating that Parent has elected to increase the Per Share Merger Consideration by the IRS Matter Incremental Per Share Consideration, assuming for the purposes of the calculation thereof that the IRS Matter Settlement Amount pursuant to the IRS Matter Closing Agreement is equal to the IRS Matter Settlement Amount pursuant to the IRS Matter Qualified Letter of Intent.

(vii) “IRS Matter November Settlement Communications” means the communications set forth in Section 6.19(e)(vii) of the Company Disclosure Schedule.

(viii) “IRS Matter Qualified Closing Agreement ” means an IRS Matter Closing Agreement with an IRS Matter Settlement Amount equal to or less than the IRS Matter Threshold Amount.

(ix) “IRS Matter Qualified Letter of Intent” means an IRS Matter Letter of Intent with a Settlement Amount equal to or less than the IRS Matter Threshold Amount.

(x) “IRS Matter Settlement Amount” means the total amount of federal income Taxes due and owing pursuant to the IRS Matter Closing Agreement and any penalties and accrued interest with respect thereto.

(xi) “IRS Matter Threshold Amount” means $160 million.

SECTION 6.20 Transfer Taxes; Tax Forms. Except as otherwise provided in Section 2.3(b)(v), all transfer, stamp, documentary, sales, use, registration, value-added and other similar Taxes (including all applicable real estate transfer Taxes) incurred in connection with this Agreement and the Transactions (“Transfer Taxes”) will be borne by Parent. Parent shall file or cause to be filed in a timely manner all necessary documents (including, but not limited to, all Tax Returns) with respect to such Transfer Taxes and the Parties shall cooperate to minimize the amount of or eliminate such Transfer Taxes to the extent permitted by applicable Law. Prior to the Closing, the Company shall deliver to Parent a properly completed and executed IRS Form W-9.

SECTION 6.21 Tax Opinion. The Company shall (i) use its reasonable best efforts to obtain or cause to be provided the opinion referred to in Section 7.2(d), (ii) use its reasonable best efforts to obtain or cause to be provided an opinion of counsel consistent with the opinion referred to in Section 7.2(d) but dated as of the effective date of the Proxy Statement, to the extent required for the Proxy Statement to be declared effective by the SEC and (iii) deliver an officer’s certificate, dated as of the Closing Date and, if applicable, as of the effective date of the Proxy Statement, as applicable, signed by an officer of the Company and in form and substance reasonably satisfactory to Company Tax Counsel and Parent (it being agreed and understood that an officer’s certificate substantially in the form and substance of the representation letter attached hereto as Exhibit B will be in form and substance reasonably satisfactory to Parent), containing representations of the Company reasonably necessary or appropriate to enable Company Tax Counsel to render the tax opinion described in Section 7.2(d) and any similar opinions described in this Section 6.21.

SECTION 6.22 Manager Letter Agreement. Prior to the Closing, the Company shall not, without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), amend, modify or waive any provision of, in each case in any manner adverse to Parent or the Company, or terminate, the letter agreement, dated as of November 5, 2021 (the “Manager Letter Agreement”). Parent, on the one hand, and the Company, on the other hand, shall, in connection with the transactions contemplated hereby and by the Manager Letter Agreement, (i) use its reasonable best efforts to engage in communications, negotiations or discussions with the Manager and Franchisor with the transactions contemplated hereby and by the Manager Letter Agreement, (ii) use its reasonable best efforts to cooperate with each other and with the Manager and the Franchisor in connection therewith, (iii) use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable in order to consummate the transactions contemplated hereby and by the Manager Letter Agreement as promptly as reasonably practicable and advisable and in no event later than the Closing, (iv) enter into any documents or instruments necessary, proper or advisable in connection therewith, (v) comply with any notice requirements and negotiation periods and deliver any information, documents, guarantees, instruments, agreements, fees or other payments required in connection with the foregoing under the Management Agreements, the Franchise Agreements or otherwise contemplated in the Manager Letter Agreement, and (vi) take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable in order to satisfy Section 12.4 and 15.2 of each Management Agreement, Section 14 of each Franchise Agreement other than the Baymont Franchise Agreement and Section 9 of the Baymont Franchise Agreement. In furtherance of, and without limiting, the foregoing, Parent shall, at the request of Franchisor and in accordance with the Manager Letter Agreement, enter into Replacement FAs (as defined in the Manager Letter Agreement) with Franchisor with respect to each Closing Date Hotel (as defined in the Manager Letter Agreement) at or prior to the Closing with the same fees and on the same terms as the Existing FA (as defined in the Manager Letter Agreement) with respect to the same Closing Date Hotel in effect as of October 14, 2021 (for the avoidance of doubt, as amended by the October 2019 Settlement Agreement (as defined in the Manager Letter Agreement)), unless Parent and Franchisor agree to alternative terms (it being understood that neither Parent nor Franchisor are under any obligation to agree to any material amendments to the terms of the Existing FAs in effect as of October 14, 2021 and if Parent and Franchisor do not reach agreement with respect to such alternative terms, Parent will agree to the terms of the Existing FAs in effect as of October 14, 2021, as modified by the Manager Letter Agreement, with Parent expressly acknowledging receipt of adequate consideration for such fees and terms. The Company shall use reasonable best efforts to cooperate with Parent in connection with the process of transferring the Franchise Agreements in connection with the Closing as contemplated by the Manager Letter Agreement. Neither Parent nor any Debt Financing Sources shall request or require any comfort letter, three-party agreement or similar agreement from Franchisor except to the extent expressly contemplated in, and consistent with the terms specified in, the Manager Letter Agreement. Notwithstanding anything to the contrary set forth in this Agreement, the Company shall not be obligated to pay or commit to pay to any Person whose approval, consent or cooperation is being solicited in connection with the transactions contemplated by the Manager Letter Agreement any cash or other consideration, agree to any term or make any accommodation or commitment or incur any liability or other obligation in connection with Sellers’ obligations to consummate the transactions contemplated hereby, in each case, that is not conditioned upon consummation of the Closing. Parent affirms that it is not a condition to the Closing or any of its other obligations under this Agreement that the transactions contemplated by the Manager Letter Agreement are consummated; provided that, if the transactions contemplated by the Manager Letter Agreement will not be consummated at or prior to the Closing, each of the parties shall in good faith use its reasonable best efforts to negotiate a restructuring of the transactions contemplated by this Agreement (it being understood that neither party shall have any obligation to alter or change the amount or kind of the consideration to be issued to holders of the capital stock of the Company as provided for in this Agreement).

SECTION 6.23 Parent-Approved Transaction.

(a) The Company shall use commercially reasonable efforts to provide (at Parent’s sole cost and expense) such cooperation and assistance as Parent may reasonably request to sell or cause to be sold any of the assets or properties of the Company or one or more of its wholly-owned subsidiaries at a price and on such terms as designated by Parent (a “Parent-Approved Transaction”); provided that, (a) the Company shall not be required to take any action in contravention of any organizational document of the Company or any of its subsidiaries or applicable Law and (b) such Parent-Approved Transaction shall be contingent upon all closing conditions in Article VII being satisfied. The consummation of any Parent-Approved Transaction shall not constitute consummation of an Acquisition Proposal for purposes of Section 6.1, nor shall any Acquisition Proposal made in respect of a Parent-Approved Transaction constitute an Acquisition Proposal for purposes of Section 6.1.

(b) The Parties agree and acknowledge that the Company’s compliance or failure of compliance with this Section 6.23 shall not be taken into account for purposes of determining whether the condition referred to in Section 7.2(b) shall have been satisfied with respect to performance in all material respects with this Section 6.23.

ARTICLE VII

CONDITIONS OF MERGER

SECTION 7.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each Party to effect the Merger shall be subject to the satisfaction (or written waiver by the Company and Parent (to the extent permitted by applicable Law)) at or prior to the Effective Time of the following conditions:

(a) Stockholder Approval. The Company Requisite Vote shall have been obtained;

(b) Law or Governmental Orders. No Governmental Entity of competent jurisdiction shall have enacted or promulgated any Law, statute, rule, regulation, executive order, decree, ruling, judgment, injunction or other order (whether temporary, preliminary or permanent) to prohibit, restrain, enjoin or make illegal the consummation of the Merger that remains in effect.

(c) Consents. (i) Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been earlier terminated and any required approvals thereunder shall have been obtained, and (ii) any agreement with a Governmental Entity entered into by the Parties in accordance with Section 6.4 not to consummate the Merger shall have expired or been terminated.

SECTION 7.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger shall be further subject to the satisfaction (or written waiver by Parent (to the extent permitted by applicable Law)) at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of the Company set forth in (i) Section 3.1 [Organization and Qualification; Subsidiaries], Section 3.4 [Authority] and Section 3.20 [Brokers] shall be true and correct (without giving effect to any “materiality,” “Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) in all material respects as of the date hereof and as of the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), (ii) Section 3.3(a) [Capitalization] shall be true and correct in all respects as of the date hereof and as of the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), other than for issuances permitted pursuant to this Agreement and other than for inaccuracies that, in the aggregate, do not increase the aggregate consideration payable by Parent pursuant to Article II in more than a de minimis respect, (iii) Section 3.9(b) [Absence of Certain Changes or Events] shall be true and correct in all respects as of the date hereof and as of the Effective Time as though made on and as of such date and (iv) the other representations and warranties of Article III shall be true and correct in all respects

(without giving effect to any “materiality,” “Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) in each case as of the date hereof and as of the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect;

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by, or complied with by, it under this Agreement at or prior to the Effective Time; and

(c) Certificate. Parent shall have received a certificate signed by an executive officer of the Company, certifying that the conditions set forth in Section 7.2(a) [Representations and Warranties] and Section 7.2(b) [Performance of Obligations of the Company] have been satisfied.

(d) Tax Opinion. Parent shall have obtained an opinion from Simpson Thacher & Bartlett LLP (or another nationally recognized REIT Tax counsel reasonably acceptable to Parent) (“Company Tax Counsel”), dated as of the Closing Date, in form and substance reasonably satisfactory to Parent, to the effect that, at all times commencing with the Company’s taxable year ended December 31, 2018, the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and has so qualified, and its proposed method of organization and operation will enable it to meet the requirements for qualification and taxation as a REIT through the Effective Time (the “Tax Opinion”); provided, that a Tax Opinion substantially in the form and substance of the opinion of Simpson Thacher & Bartlett LLP attached hereto as Exhibit A relying upon a representation letter in the form and substance of the representation letter attached hereto as Exhibit B shall be deemed satisfactory to Parent for purposes of this Section 7.2(d). In rendering the Tax Opinion, Simpson Thacher & Bartlett LLP (or such other Tax counsel) shall be entitled to rely upon customary assumptions, representations, warranties and covenants (including, for the avoidance of doubt, the assumptions, representations, warranties and covenants contained in the form of opinion attached hereto as Exhibit A and the form of representation letter attached hereto as Exhibit B).

SECTION 7.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger shall be further subject to the satisfaction (or written waiver by the Company (to the extent permitted by applicable Law)) at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub set forth in (i) Section 4.1 and Section 4.2 shall be true and correct (without giving effect to any “materiality,” “Parent Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) in all material respects, as of the date hereof and as of the Effective Time as though made on and as of such date (except to the extent that such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), and (ii) the other representations and warranties of Article IV shall be true and correct (without giving effect to any “materiality,” “Parent Material Adverse Effect” or similar qualifiers contained in any such representations and warranties), in each case as of the date hereof and as of the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of any such representations and warranties to be true and correct, individually or in the aggregate, would not reasonably be expected to prevent, materially delay or have a material adverse effect on the ability of Parent or Merger Sub to consummate the Transactions (a “Parent Material Adverse Effect”);

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it under this Agreement at or prior to the Closing Date; and

(c) Certificate. The Company shall have received a certificate signed by an executive officer of Parent, certifying that the conditions set forth in Section 7.3(a) [Representations and Warranties] and Section 7.3(b) [Performance of Obligations of Parent and Merger Sub] have been satisfied.

ARTICLE VIII

TERMINATION

SECTION 8.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding the Company Requisite Vote having been obtained:

(a) by mutual written consent of Parent and the Company;

(b) by Parent or the Company if any court or other Governmental Entity of competent jurisdiction shall have issued a final order, decree, judgment, injunction or ruling or taken any other final action permanently restraining, enjoining or otherwise prohibiting or making illegal the consummation of the Merger and such order, decree, judgment, injunction, ruling or other action is or shall have become final and non-appealable (a “Restraint”); provided that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to the Party seeking to terminate if any action of such Party (or, in the case of Parent, of Merger Sub) or the failure of such Party (or, in the case of Parent, of Merger Sub) to perform any of its obligations under this Agreement required to be performed at or prior to the Effective Time has been the primary cause of or primarily resulted in such Restraint;

(c) by either Parent or the Company if the Effective Time shall not have occurred on or before 5:00 p.m. (New York Time) on May 6, 2022 (the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to the Party seeking to terminate if any action of such Party (or, in the case of Parent, of Merger Sub) or the failure of such Party (or, in the case of Parent, of Merger Sub) to perform any of its obligations under this Agreement required to be performed at or prior to the Effective Time has been the primary cause of or primarily resulted in the failure of the Effective Time to occur on or before the End Date.

(d) by written notice from the Company:

(i) if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub contained in this Agreement, such that the conditions set forth in Section 7.3(a) [Representations and Warranties] or Section 7.3(b) [Performance of Obligations of Parent and Merger Sub] would not be satisfied and, in either such case, such breach is not curable in a manner sufficient to allow the satisfaction of such conditions or, if curable, is not cured in a manner sufficient to allow the satisfaction of such conditions prior to the earlier of (A) 30 days after written notice thereof is given by the Company to Parent or (B) the End Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if the Company is then in material breach of any of its covenants or agreements contained in this Agreement such that the conditions set forth in Section 7.2(a) [Representations and Warranties] or Section 7.2(b) [Performance of Obligations of the Company] would not be satisfied; or

(ii) prior to obtaining the Company Requisite Vote, in order to enter into a definitive agreement providing for a Superior Proposal, subject to and in accordance with the terms and conditions of, Section 6.1(c)(i) [Change of Recommendation]; provided that the Company pays the Company Termination Payment at or prior to the time of such termination in accordance with Section 8.2(b)(i) (it being understood that the Company may enter into such definitive agreement simultaneously with such termination of this Agreement);

(e) by written notice from Parent if:

(i) there shall have been a breach of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement, such that the conditions set forth in Section 7.2(a) [Representations and Warranties] or Section 7.2(b) [Performance of Obligations of the Company] would not be satisfied and, in either such case, such breach is not curable in a manner sufficient to allow the satisfaction of such conditions or, if curable, is not cured in a manner sufficient to allow the satisfaction of such conditions prior to the earlier of (A) 30 days after written notice thereof is given by Parent to the Company or (B) the End Date; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(e)(i) if Parent is then in material breach of any of its covenants or agreements contained in this Agreement such that the conditions set forth in Section 7.3(a) [Representations and Warranties] or Section 7.3(b) [Performance of Obligations of Parent and Merger Sub] would not be satisfied; or

(ii) prior to obtaining the Company Requisite Vote, if the Board of Directors of the Company shall have (A) made a Change of Recommendation or (B) committed a Willful Breach under Section 6.1; or

(f) by either Parent or the Company if the Company Requisite Vote shall not have been obtained at the Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof, in each case, at which a vote on the adoption of this Agreement was taken.

(g) by the Company, if (i) the conditions set forth in Section 7.1 [Conditions to Obligations of Each Party to Effect the Merger] and Section 7.2 [Conditions to Obligations of Parent and Merger Sub] (other than those conditions that by their nature are to be satisfied at the Closing, which conditions are capable at the time of termination of being satisfied if the Closing were to occur at such time) have been satisfied or (to the extent permissible under applicable Law) waived in accordance with this Agreement, (ii) the Company has indicated in writing that the Company is ready and willing to consummate the Merger and ready, willing and able to take all action within its control to consummate the Merger, (iii) Parent fails to consummate the Merger within two (2) Business Days following the date on which the Closing should have occurred pursuant to Section 1.2 [Closing] and (iv) during such two (2) Business Day period described in clause (iii), the Company stood ready, willing and able to consummate the Merger and the other Transactions.

SECTION 8.2 Effect of Termination.

(a) In the event of the valid termination of this Agreement pursuant to Section 8.1 [Termination], this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any Party hereto, except as provided in Section 6.6(c) [Access to Information; Confidentiality], Section 6.8 [Publicity], the expense reimbursement and indemnification provisions of Section 6.11(g) [Parent Financing], this Section 8.2, Section 8.3 [Expenses] and Article IX, which shall survive such termination in accordance with its terms and conditions; provided that, subject to the limitations set forth in Section 8.2(e), Section 8.2(f) and Section 8.2(g), nothing herein shall relieve any Party hereto of any liability for damages resulting from such Party’s actual or intentional fraud or Willful Breach prior to such termination by any Party hereto. The Parties acknowledge and agree that nothing in this Section 8.2 shall be deemed to affect their right to specific performance in accordance with the terms and conditions set forth in Section 9.12.

(b) In the event that:

(i) this Agreement is validly terminated by the Company pursuant to Section 8.1(d)(ii) [Superior Proposal] or by Parent pursuant to Section 8.1(e)(ii) [Change of Recommendation] then the Company shall pay the Company Termination Payment to Parent (or one or more of its designees), at or prior to the time of termination in the case of a termination pursuant to Section 8.1(d)(ii) [Superior Proposal] or as promptly as reasonably practicable in the case of a termination pursuant to Section 8.1(e)(ii) [Change of Recommendation] (and, in any event, within two (2) Business Days following such termination), payable by wire transfer of immediately available funds to the account or accounts designated in writing by Parent to the Company for such purpose;

(ii) this Agreement is validly terminated by either Parent or the Company pursuant to Section 8.1(c) [End Date] or Section 8.1(f) [Company Requisite Vote] or Parent pursuant to Section 8.1(e)(i) [Breach by the Company] or Section 8.1(e)(ii)(B) [Willful Breach of Non-solicitation Obligations] and (A) at any time after the date of this Agreement and prior to the taking of a vote to approve this Agreement at the Stockholders Meeting or any postponement or adjournment thereof (or, if earlier, prior to the termination of this Agreement) an Acquisition Proposal shall have been communicated to the Board of Directors of the Company or made directly to the Company’s stockholders, or an Acquisition Proposal shall have otherwise become publicly known, and in each case such Acquisition Proposal shall have not been withdrawn prior to (x) such termination (with respect to a termination pursuant to Section 8.1(c) [End Date], Section 8.1(e)(i) [Breach by the Company]), or Section 8.1(e)(ii)(B) [Willful Breach of Non-solicitation Obligations] and or (y) the taking of a vote to approve this Agreement (with respect to a termination pursuant to Section 8.1(f) [Company Requisite Vote]) and (B) within twelve (12) months after such termination, the Company shall have entered into a definitive agreement with respect to such Acquisition Proposal (which is subsequently consummated), or shall have consummated such Acquisition Proposal, then, in any such event, the Company shall pay to Parent the Company Termination Payment, such payment to be made within two (2) Business Days from the consummation of such Acquisition Proposal, by wire transfer of immediately available funds to the account or accounts designated in writing by Parent to the Company for such purpose. For the purpose of this Section 8.2(b)(ii), all references in the definition of the term Acquisition Proposal to “20% or more” will be deemed to be references to “more than 50.1%”.

(iii) this Agreement is validly terminated by the Company pursuant to Section 8.1(d)(i) [Breach by Parent] or Section 8.1(g) [Parent Failure to Close] (or pursuant to any provision of Section 8.1 [Termination] under circumstances in which the Company would have been entitled to terminate the Agreement pursuant to Section 8.1(d)(i) [Breach by Parent] or Section 8.1(g) [Parent Failure to Close]), Parent shall pay to the Company a fee of $58,000,000 (the “Parent Termination Fee”) by wire transfer of immediately available funds to the account or accounts designated in writing by the Company to Parent for such purpose, such payment to be made within two (2) Business Days of the applicable termination.

(c) The Parties acknowledge and hereby agree that each of the Company Termination Payment and the Parent Termination Fee, as applicable, if, as and when required pursuant to this Section 8.2, shall not constitute a penalty but will be liquidated damages, in a reasonable amount that will compensate the party receiving such amount in the circumstances in which it is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger and the other Transactions, which amount would otherwise be impossible to calculate with precision. The Parties acknowledge and hereby agree that in no event shall either the Company be required to pay the Company Termination Payment or Parent be required to pay the Parent Termination Fee, as the case may be, on more than one occasion.

(d) Each of the Company and Parent acknowledges that the agreements contained in this Section 8.2 are an integral part of the Transactions and that, without these agreements, the Parties would not enter into this Agreement. If the Company fails to timely pay an amount due pursuant to Section 8.2(b)(i) or Section 8.2(b)(ii), or Parent fails to timely pay an amount due pursuant to Section 8.2(b)(iii), and, in order to obtain such payment, Parent, on the one hand, or the Company, on the other hand, commences a suit that results in a judgment against the Company for the amount set forth in Section 8.2(b)(i) or Section 8.2(b)(ii), or any portion thereof, or a judgment against Parent for the amount set forth in Section 8.2(b)(iii), or any portion thereof, the Company shall pay to Parent, or Parent shall pay to the Company, as applicable, its reasonable and documented out-of-pocket costs and expenses (including reasonable and documented out-of-pocket attorneys’ fees and the reasonable and documented out-of-pocket fees and expenses of any expert or consultant engaged by the Company) in connection with such suit, together with interest on the amount of such payment from the date such payment was required to be made until the date of payment at the prime rate, plus 2%, as published in The Wall Street Journal, Eastern Edition in effect on the date of such payment. Any amount payable pursuant to Section 8.2(b) shall be paid by the applicable Party by wire transfer of same day funds prior to or on the date such payment is required to be made under Section 8.2(b).

(e) Notwithstanding anything to the contrary in this Agreement, in any circumstance in which this Agreement is terminated and Parent is paid the Company Termination Payment, as applicable, from the Company pursuant to this Section 8.2 in circumstances in which it is due, the Company Termination Payment, as applicable, and, if applicable, the costs and expenses of Parent pursuant to Section 8.2(d) shall, subject to Section 9.12 [Specific Performance], be the sole and exclusive monetary remedy of Parent, Merger Sub, the Guarantors, or any of their respective former, current or future general or limited partners, stockholders, controlling Persons, direct or indirect equityholders, managers, members, directors, officers, employees, Affiliates, affiliated (or commonly advised) funds, representatives, agents or any of their respective assignees or successors or any former, current or future general or limited partner, stockholder, controlling Person, direct or indirect equityholder, manager, member, director, officer, employee, Affiliate, affiliated (or commonly advised) fund, representative, agent, assignee or successor of any of the foregoing (collectively, the “Parent Related Parties”) against the Company, its subsidiaries or any of their respective former, current or future general or limited partners, stockholders, controlling Persons, managers, members, directors, officers, employees, Affiliates, representatives, agents or any their respective assignees or successors or any former, current or future general or limited partner, stockholder, controlling Person, manager, member, director, officer, employee, Affiliate, representative, agent, assignee or successor of any of the foregoing (collectively, the “Company Related Parties”) for any loss or damage suffered as a result of the failure of the Merger and the other Transactions to be consummated or for a breach of, or failure to perform under, this Agreement or any certificate or other document delivered in connection herewith or otherwise or in respect of any oral representations made or alleged to have been made in connection herewith or therewith (collectively, the “Company Transaction Obligations”), and upon payment of such amounts, none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or any other Company Transaction Obligations or in respect of representations made or alleged to be made in connection herewith or in connection with any other Company Transaction Obligations, whether in equity or at law, in contract, in tort or otherwise, except that nothing shall relieve the Company of its obligations under Section 6.6(c) [Access to Information; Confidentiality] and Section 6.8 [Publicity].

(f) Notwithstanding anything to the contrary in this Agreement, (i) the termination of this Agreement in accordance with Section 8.1 and the receipt of the Parent Termination Fee pursuant to this Section 8.2 in circumstances in which it is due pursuant to the express terms of this Agreement and any costs and expenses of the Company pursuant to Section 8.2(d) (and the obligations of Guarantors under the Limited Guarantees in accordance with the terms and conditions thereof) shall, subject to Section 9.12 [Specific Performance], be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of the Company against the Parent Related Parties or any Debt Financing Source under the Debt Financing (“Debt Financing Source Related Party”) for any cost, expense, loss or damage suffered as a result of, or arising from or otherwise in connection with (A) this Agreement, the Limited Guarantees, the Equity Financing Commitments or any of the other agreements, instrument, and documents contemplated hereby or executed in connection herewith, the transactions contemplated hereby or thereby, (B) the failure of the Merger or the other Transactions to be consummated (including the funding of the Financing), (C) any breach (or threatened or alleged breach) of, or failure (or threatened or alleged failure) to perform under, this Agreement or any certificate or other document delivered herewith or executed in connection herewith or otherwise or (D) any oral representation made or alleged to have been made in connection herewith or therewith (collectively, the “Parent Transaction Obligations”), and (ii) except as expressly provided in the immediately preceding clause (i), none of Parent, Merger Sub, the Parent Related Parties or Debt Financing Source Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or any other Parent Transaction Obligations or in respect of representations made or alleged to be made in connection herewith or in connection with any other Parent Transaction Obligations, whether in equity or at law, in contract, in tort or otherwise, except, in case of each of clauses (i) and (ii), that nothing shall relieve Parent of its obligations under Section 6.6(c) [Access to Information; Confidentiality], Section 6.8 [Publicity] and the expense reimbursement and indemnification provisions of Section 6.11(g) [Parent Financing].

(g) Notwithstanding anything to the contrary contained in this Agreement, and without limiting the Company’s or Parent’s rights under Section 9.12 [Specific Performance], under no circumstances will (i) the Company be entitled to monetary damages under this Agreement or in connection with the Transactions from any Parent Related Parties (other than Parent), other than pursuant to, and in accordance with the terms of, the Limited Guarantees, the Equity Financing Commitment or the Confidentiality Agreement or (ii) Parent be entitled to monetary damages under this Agreement or in connection with the Transactions from any Company Related Parties (other than the Company).

SECTION 8.3 Expenses. Except as otherwise specifically provided herein, each Party shall bear its own expenses in connection with this Agreement and the Transactions. Filing fees and other expenses incurred in connection with obtaining any consents or making any filings under any Antitrust Law shall be borne by Parent. Expenses incurred in connection with the filing and first printing and mailing of the Proxy Statement shall be shared equally by Parent and the Company.

ARTICLE IX

GENERAL PROVISIONS

SECTION 9.1 Non-Survival of Representations, Warranties, Covenants and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Effective Time, except for (a) those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time and (b) those contained in this Article IX.

SECTION 9.2 Modification or Amendment. Subject to the provisions of applicable Law, at any time prior to the Effective Time, the Parties may modify or amend this Agreement by written agreement, executed and delivered by duly authorized officers of the respective Parties; provided that, Parent and Merger Sub shall have the right, by written notice given to the Company, to assign all of its right, title and interest in this Agreement, in whole or in part, to any Affiliate so long as such Affiliate has assumed in writing all obligations of such party (provided that no such assignment shall relieve Parent or Merger Sub of its obligations hereunder). Notwithstanding anything to the contrary set forth in this Section 9.2, any amendment or waiver of this Section 9.2 or Section 8.2(f), Section 9.8(e), Section 9.9, Section 9.14 or Section 9.17 (and any provision of this Agreement to the extent a modification, waiver or termination of such provision would modify the substance of any such section) that materially and adversely affects the Debt Financing Sources Related Parties shall require the prior written consent of the Debt Financing Sources materially and adversely affected (such consent not to be unreasonably withheld, delayed or conditioned).

SECTION 9.3 Waiver. At any time prior to the Effective Time, any Party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) subject to the requirements of applicable Law, waive compliance with any of the covenants, agreements or conditions contained herein. Any such extension or waiver shall only be valid if set forth in an instrument in writing signed by the Party or Parties to be bound thereby and specifically referencing this Agreement. The failure or delay of any Party to assert any rights or remedies shall not constitute a waiver of such rights or remedies, nor shall any single or partial exercise thereof preclude any other or further exercise of any other right or remedy hereunder.

SECTION 9.4 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt, provided, however that notices received after 5:00 pm New York time shall be deemed to have been received on the next Business Day) by delivery (i) in person, (ii) by facsimile (provided that notice by facsimile shall not be effective unless either (A) a duplicate copy is promptly given by one of the other methods described in this Section 9.4 or (B) the receiving party confirms receipt of such notice by one of the methods described in this Section 9.4), (iii) by e-mail (receipt confirmation requested) or (iv) by nationally recognized overnight courier service, when delivered (with proof of delivery) or registered or certified mail (postage prepaid, return receipt requested), when delivered

(with proof of delivery) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a)	if to Parent:

c/o Highgate Capital Investments, L.P.

870 Seventh Avenue, 2nd Floor

New York, New York 10019

Attention:  Zachary Berger

                  Matthew Gunlock

Email:       zberger@highgatecapinv.com

                  mgunlock@highgate.com

with an additional copy (which shall not constitute notice) to:

Latham & Watkins LLP

330 North Wabash Avenue

Suite 2800

Chicago, IL 60611

Attention:  Gary Axelrod

                  Bradley Helms

                  Jonathan Solomon

Email:       gary.axelrod@lw.com

                  bradley.helms@lw.com

                  jonathan.solomon@lw.com

and

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention:  David M. Klein

                  Michael P. Brueck

Email:       dklein@kirkland.com

                  Michael.brueck@kirkland.com

(b)	if to the Company:

CorePoint Lodging Inc.

125 E. John Carpenter Freeway, Suite 1650

Irving, Texas 75062

Attention:  Mark Chloupek

Email:        mark.chloupek@corepoint.com

with an additional copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attention:  Eric M. Swedenburg

                  Jakob Rendtorff

Email:       eswedenburg@stblaw.com

                  jrendtorff@stblaw.com

SECTION 9.5 Certain Definitions. For purposes of this Agreement, the term:

(a) “Acceptable Confidentiality Agreement” means a confidentiality agreement containing confidentiality and use provisions on terms generally no less favorable to the Company than the corresponding terms in the Confidentiality Agreement are on Parent, as determined by the Company in good faith (except for such changes specifically necessary in order for the Company to be able to comply with its obligations under this Agreement and such non-material changes requested by the counterparty to ensure the confidentiality agreement is consistent with its organization’s customary policies, procedures and practices with respect to confidentiality agreements), provided that such confidentiality agreement need not include any “standstill” or similar terms;

(b) “Anti-Money Laundering Laws” means applicable financial recordkeeping and reporting requirements, including those of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the applicable money laundering statutes of all jurisdictions where the Company or any of its subsidiaries conducts business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines issued, administered or enforced by any governmental agency, including, as applicable, the Money Laundering Control Act, the Currency and Foreign Transactions Reporting Act, The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001;

(c) “Affiliate” means, with respect to any Person, any other Person directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with, such Person; provided that none of the following persons shall be deemed Affiliates of Parent: Parent’s other portfolio companies, or its or their subsidiaries, managers, sponsors or partners;

(d) “Affiliate Contract” means Contracts between the Company or any of its subsidiaries, on the one hand, and any officer, director or Affiliate (other than a subsidiary) of the Company or of any of its subsidiaries, or any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand;

(e) “Antitrust Law” means the Sherman Antitrust Act of 1890, the Clayton Antitrust Act of 1914, the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), the Federal Trade Commission Act of 1914 and all other federal, state, foreign, and multinational, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition;

(f) “Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings or, in the case of determining a date when any payment is due, any day other than a Saturday or Sunday or a day on which banks are required or authorized to close in the City of New York, New York;

(g) “Company Equity Award” means any Restricted Stock, Stock Unit or PSU issued and outstanding, or authorized to be issued, pursuant to the Company Stock Plan;

(h) “Company Real Property” means, collectively, the Owned Real Property and the Ground Leased Real Property;

(i) “Company Stock Plan” means the Company’s 2018 Omnibus Incentive Plan, as may be amended from time to time;

(j) “Company Termination Payment” means an amount equal to $29,000,000;

(k) “control” (including the terms “controlling”, “controlled”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract or otherwise;

(l) “COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof and any epidemics, pandemic or outbreaks thereof;

(m) “COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Laws, guidelines or recommendations promulgated by any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19 (including the Families First Coronavirus Response Act, Pub. L. No. 116-127, Coronavirus Aid, Relief and Economic Security Act Pub. L. No. 116-136, Presidential Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster issued on August 8, 2020 by the President of the United States, and Consolidated Appropriations Act, 2021, Pub. L. 116-260, in each case, together with any administrative or other guidance published with respect thereto by any Governmental Entity);

(n) “Credit Facilities” means (i) the Credit Agreement, dated as of May 30, 2018, among CorePoint Borrower L.L.C., the Company, CorePoint OP GP, L.L.C. and CorePoint Operating Partnership L.P. (the “Credit Agreement”), as amended by the First Amendment to Credit Agreement, dated as of November 13, 2019, as further amended by the Second Amendment to Credit Agreement, dated as of May 19, 2020, and as further amended by the Third Amendment to Credit Agreement, dated as of March 8, 2021, as it may be further amended in accordance with its terms and (ii) the Loan Agreement, dated as of May 30, 2018, among certain indirect wholly-owned subsidiaries of the Company, CorePoint TRS L.L.C. and CorePoint Operating Partnership L.P., as it may be amended in accordance with its terms;

(o) “Debt Financing Sources” means the entities that are party to the Debt Financing Commitments (other than Parent); provided, that in the event that any Additional Commitment Party (as defined in the Debt Financing Commitments) is added as a party to the Debt Financing Commitments after the date hereof, whether pursuant to any joinder agreement thereto or otherwise, the term “Debt Financing Sources” shall include each such institution; provided, further, that the term “Debt Financing Sources” shall include each entity (other than Parent) party to any commitment letter or similar agreement for any Alternative Financing or replacement financing for the Debt Financing and any entity that is otherwise acting as an arranger, bookrunner, underwriter, initial purchaser, placement agent, administrative or collateral agent, trustee or a similar representative in respect of all or a portion of the Debt Financing.

(p) “Debt Financing Sources Related Party” means the Debt Financing Sources and their respective Affiliates and such Debt Financing Sources’ (and their respective Affiliates’) directors, officers, employees, controlling persons, agents, advisors, attorneys and successors of each of the foregoing;

(q) “Franchise Agreements” means each franchise agreement entered into by the Company or any of its subsidiaries (as amended from time to time) pursuant to which any Company Real Property is flagged under a hotel brand owned by any third party, and each amendment, guarantee or license (whether with the Franchisor or any affiliate thereof) or other material Contract related to such franchise agreements and entered into by the Company or any of its subsidiaries;

(r) “Franchisor” means each third party hotel brand under which any Company Real Property is flagged under each Franchise Agreement.

(s) “GAAP” means the generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession in the United States, in each case, as applicable, as of the time of the relevant financial statements referred to herein;

(t) “knowledge” (i) with respect to the Company means the actual knowledge (after reasonable inquiry of their direct reports) of any of the individuals listed in Section 9.5(t) of the Company Disclosure Letter and (ii) with respect to Parent means the actual knowledge (after reasonable inquiry of their direct reports) of any of the individuals listed in Section 9.5(t) of the Parent Disclosure Letter;

(u) “Law” means any transnational, federal, state, local, municipal, foreign or other law, statute, act, constitution, principle of common law, ordinance, code, decree, order, judgment, writ, rule, regulation, ruling, determination or other legally enforceable requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and any award, order, ruling or decision of an applicable arbitrator or arbitration panel;

(v) “Lien” shall mean any lien, mortgage, encumbrance, security interest, pledge, charge, easement, right of way, covenant, restriction, right, option, conditional sale or other title retention agreement, claim or defect or imperfection of title or license (including any license to, or covenant not to sue in respect of, Intellectual Property);

(w) “Management Agreements” means each management agreement entered into by the Company or any of its subsidiaries (as amended from time to time) pursuant to which a person (other than the Company or any of its subsidiaries) manages or operates any Company Real Property on behalf of the Company or any of its subsidiaries and each amendment, guarantee or license (whether with the Manager or any affiliate thereof) or other material Contracts related to such management agreements and entered into by the Company or any of its subsidiaries;

(x) “Manager” means each person (other than the Company or any of its subsidiaries) who manages or operates any Company Real Property on behalf of the Company or any of its subsidiaries under each Management Agreement.

(y) “Material Adverse Effect” means any event, development, change, effect or occurrence that, individually or in the aggregate with all other events, developments, changes, effects or occurrences, has a material adverse effect on or with respect to the assets, business, results of operation or financial condition of the Company and its subsidiaries taken as a whole, provided that no events, developments, changes, effects or occurrences resulting from any of the following shall be deemed, either alone or in combination with any of the following, to constitute or contribute to a Material Adverse Effect or be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur: (i) general changes or developments after the date hereof in the economy or the financial, debt, capital, credit or securities markets or political, business or regulatory conditions in the United States or elsewhere in the world, including as a result of changes in geopolitical conditions, (ii) general changes or developments after the date hereof in the industries in which the Company or its subsidiaries operate or where the Company’s products or services are sold, (iii) changes or prospective changes after the date hereof in any applicable Laws or regulations or applicable accounting regulations or principles or interpretation or enforcement thereof, (iv) any epidemic, pandemic or other outbreak of illness or disease or public health event (including COVID-19) or any COVID-19 Measures or any changes, after the date hereof, in such COVID-19 Measures or changes, after the date hereof, in the interpretation, implementation or enforcement thereof, (v) the execution and delivery of this Agreement or the public announcement or pendency of the Merger or other Transactions, including any impact thereof on relationships, contractual or otherwise, with customers, lessors, suppliers, vendors, investors, lenders, partners, distributors, financing sources, licensors, managers, operators, franchisors, contractors or employees of the Company and its subsidiaries (provided that this clause (v) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address, as applicable, the consequences resulting from the execution and delivery of this Agreement or the public announcement or pendency of the Merger or other Transactions), (vi) any actions expressly required under this Agreement, (vii) any action taken (or not taken) by the Company or any of its subsidiaries (1) that is required to be taken (or not to be taken) by this Agreement and for which the Company shall have requested in writing Parent’s consent to permit its non-compliance and Parent shall not have granted such consent or (2) at the written request of Parent, which action taken (or not taken) is not required under the terms of this Agreement, (viii) any hurricane, cyclone, tornado, earthquake, flood, tsunami, natural disaster, act of God or other comparable events or outbreak or escalation of hostilities or war (whether or not declared), military actions or any act of sabotage or terrorism, or national or international political or social conditions, (ix) any decline in the market price or trading volume of the Shares or the credit rating of the Company (provided that the exception in this clause (ix) shall not prevent or otherwise affect a determination that any events, developments, changes, effects or occurrences underlying such change has resulted in, or contributed to, a Material Adverse Effect (if not otherwise falling within any of the exceptions in clauses (i) through (viii) and (x)), or (x) any failure by the Company to meet any published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (provided that the exception in this clause (x) shall not prevent or otherwise affect a determination that any events, developments, changes, effects or occurrences underlying such failure has resulted in, or contributed to, a Material Adverse Effect (if not otherwise falling within any of the exceptions in clauses (i) through (ix)); except in the cases of clauses (i) through (iv) and (viii), to the extent that the Company and its subsidiaries, taken as a whole, are materially disproportionately affected thereby as compared with other participants of comparable size in the industries in which the Company and its subsidiaries operate (in which case solely the incremental materially disproportionate impact or impacts may be taken into account in determining whether there has been or would reasonably be expected to be a Material Adverse Effect);

(z) “Nonqualifying Income” shall mean any amount that is treated as gross income for purposes of Section 856 of the Code and which is not gross income that is described in Section 856(c)(3) of the Code;

(aa) “Operating Lease” shall mean that certain Lease Agreement dated as of May 30, 2018 by and between Seller, CPLG Ft Meyers L.L.C., CPLG St Albans L.L.C., CPLG Charlotte L.L.C., and CPLG MD Business L.L.C. and TRS, as from time to time amended, modified or supplemented.

(bb) “Permitted Liens” means (A) statutory liens securing payments not yet due, (B) such imperfections or irregularities of title, Liens, charges, easements, covenants and other restrictions or encumbrances as do not, individually or in the aggregate, materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially interfere with or impair business operations at such properties as currently conducted, (C) easements, rights of way or other similar matters or restrictions or exclusions which are matters of public record or which would be shown by a current title report or other similar report and any condition or other matter that may be shown or disclosed by a current and accurate survey or physical inspection of the real property, in each case as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially interfere with or impair business operations at such properties as currently conducted, (D) encumbrances for current Taxes or other governmental charges not yet due and payable or for Taxes that are being contested in good faith by appropriate proceedings, in each case, for which adequate reserves have been established on the Company’s financial statements in accordance with GAAP, (E) pledges or deposits made in the ordinary course of business to secure obligations under workers’ compensation, unemployment insurance, social security, retirement and similar Laws or similar legislation or to secure public or statutory obligations, (F) mechanics’, materialmen’s, carriers’, workmen’s, repairmen’s, warehousemen’s or other like encumbrances arising or incurred in the ordinary course of business for amounts that are not yet due and payable or the amount or validity of which are being contested in good faith and for which appropriate reserves have been established on the Company’s financial statements in accordance with GAAP (to the extent required by GAAP), (G) Liens for mortgages, or deeds of trust, security interests or other encumbrances related to the Credit Facilities or other indebtedness reflected on the consolidated financial statements of the Company, which Liens will be released prior to or as of Closing, (H) Liens created by or for the benefit of Franchisors in accordance with the Franchise Agreements, (I) with respect to any Ground Lease, Liens created by or for the benefit of such Ground Lessor in accordance with the Ground Lease, (J) Liens created by or for the benefit of Managers in accordance with the Management Agreements, (K) zoning, entitlement, building and other land use Laws imposed by Governmental Entities (but excluding violations thereof) and (L) Liens under applicable securities laws;

(cc) “Person” means an individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act), including, for the avoidance of doubt, any group of Persons;

(dd) “Qualified REIT Subsidiary” means a “qualified REIT subsidiary” within the meaning of Section 856(i)(2) of the Code.

(ee) “REIT” means a “real estate investment trust” within the meaning of Section 856(a) of the Code;

(ff) “REIT Requirements” shall mean the requirements imposed on REITs pursuant to Sections 856 through and including 860 of the Code;

(gg) “Sanctions Laws” means any applicable trade, economic, and/or financial sanctions Laws administered, enacted or enforced from time to time by (a) the United States (including the Department of the Treasury’s Office of Foreign Assets Control or the United States Department of State) or (b) any other applicable sanctions authority;

(hh) “subsidiary” or “subsidiaries” means, with respect to any Person (a) any corporation, association or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of shares of stock or other equity interests of such Person entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of that Person or a combination thereof and (b) any partnership, joint venture or limited liability company of which (i) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise and (ii) such Person or any subsidiary of such Person is a controlling general partner or otherwise controls such entity;

(ii) “Tax Return” means all returns, reports or other documents (including any attached schedules or other attachments) filed or required to be filed with a Taxing Authority, including any information return, claim for refund, amended return or declaration of estimated Tax;

(jj) “Taxable REIT Subsidiary” means a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code.

(kk) “Taxes” means all federal, state, local, foreign and other income, business, profits, windfall profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, transfer, employment, unemployment, severance, disability, use, property, commercial, rent, ad valorem, withholding, excise, license, production, value added, occupancy, premium, license, lease and other taxes, duties, levies, fees, imposts or other like assessments of any nature whatsoever imposed by any Taxing Authority, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, whether disputed or not;

(ll) “Taxing Authority” means any Governmental Entity having jurisdiction over the assessment, determination, collection, or imposition of any Taxes;

(mm) “Transaction Documents” means, collectively, this Agreement, the Confidentiality Agreement, the Limited Guarantees, the Financing Commitments and any other agreement or document contemplated thereby or any document or instrument delivered in connection hereunder or thereunder; and

(nn) “Willful Breach” means with respect to any breaches or failures to perform any of the covenants or other agreements contained in this Agreement, a material breach that is a consequence of an act or failure to act undertaken by the breaching Party with actual knowledge that such Party’s act or failure to act would, or would reasonably be expected to, result in or constitute a breach of this Agreement. For the avoidance of doubt, a Party’s failure to consummate the Closing when required pursuant to Section 1.2 shall be a Willful Breach of this Agreement.

SECTION 9.6 Severability. If any term or other provision of this Agreement is found by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the fullest extent possible.

SECTION 9.7 Entire Agreement; Assignment. This Agreement (including the Exhibits hereto and the Company Disclosure Letter and the Parent Disclosure Letter), the Equity Financing Commitments and the Limited Guarantees constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and thereof. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of each of the other Parties, and any assignment without such consent shall be null and void; provided that Parent (or one or more of its Affiliates) shall have the right, without the prior written consent of the Company, to assign all or any portion of its rights, interests and obligations under this Agreement, from and after Closing, to any Debt Financing Sources Related Parties (so long as Parent remains fully liable for all of its obligations hereunder) pursuant to terms of the Debt Financing for purposes of creating a security interest herein or otherwise assigning collateral in respect of the Debt Financing.

SECTION 9.8 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto and its successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, other than (a) at and after the Effective Time, with respect to the provisions of Section 6.10 [Directors’ and Officers’ Indemnification and Insurance] which shall inure to the benefit of the Persons or entities benefiting therefrom who are intended to be third-party beneficiaries thereof, (b) at and after the Effective Time, the rights of the holders of Shares to receive the Per Share Merger Consideration and the rights of the holders of Company Preferred Stock to receive shares of New Merger Sub Preferred Equity, in accordance with the terms and conditions of this Agreement, (c) at and after the Effective Time, the rights of the holders of Restricted Stock, Stock Units and PSUs to receive the payments contemplated by the applicable provisions of Section 2.2 [Treatment of Company Equity Awards], in each case, at the Effective Time in accordance with the terms and conditions of this Agreement, and (d) each Debt Financing Sources Related Party under the Debt Financing shall be a third-party beneficiary of this Section 9.8(e), Section 8.2(f) [Effect of Termination] and Section 9.2, Section 9.9, Section 9.14 and Section 9.17 [Debt Financing Sources].

SECTION 9.9 Governing Law. This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the Law of the State of Delaware without regard to the conflict of law principles thereof. Notwithstanding the foregoing, the matters contained in Article I and Article II shall be governed by the MGCL, including matters relating to the filing of the Articles of Merger and the effects of the Merger, including any appraisal or dissenters’ rights, and all matters relating to the duties of the Company Board of Directors shall be governed and construed in accordance with the laws of the State of Maryland without regard of the conflict of law principles thereof to the extent that such principles would direct a matter to another jurisdiction.

SECTION 9.10 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 9.11 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission, “.pdf,” or other electronic transmission, or any electronic signature complying with the U.S. federal ESIGN Act of 2000 (including DocuSign)) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 9.12 Specific Performance. The Parties agree that irreparable damage for which monetary damages, even if available, may not be an adequate remedy, would occur in the event that the Parties do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that, prior to the valid termination of this Agreement in accordance with its terms, the Parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of actual damages and without any requirement for the posting of security, this being in addition to any other remedy to which they are entitled at law or in equity. The Parties agree not to assert that a remedy of specific performance is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for such breach. The Parties hereby further acknowledge and agree that prior to the Closing, the Company shall be entitled to seek specific performance to enforce specifically the terms and provisions of, and to prevent or cure breaches of this Agreement (for the avoidance of doubt, including Section 6.4 [Further Action; Efforts] and Section 6.11 [Parent Financing]) by Parent and, subject to the next sentence, to cause Parent to consummate the Transactions (for the avoidance of doubt, including to effect the Closing in accordance with Section 1.2 [Closing]) on the terms and subject to the conditions in this Agreement. Notwithstanding anything herein or in any Transaction Document to the contrary, it is hereby acknowledged and agreed that the Company shall be entitled to specific performance to cause Parent to cause the Equity Financing to be funded and to consummate the Closing if, and only if, (i) Parent is required to consummate the Closing pursuant to Section 1.2 and Parent fails to consummate the Closing by the date the Closing is required to have occurred pursuant to with Section 1.2 [Closing], (ii) the financing provided for by the Debt Financing Commitments (or, if applicable, the Alternative Financing) has been funded or will be funded at the Closing if the Equity Financing is funded at the Closing and (iii) the Company has irrevocably confirmed in writing to Parent that all of the conditions set forth in Section 7.1 and Section 7.3 have been satisfied or validly waived (other than those conditions that by their nature are to be satisfied by the taking of actions or delivery of documents on the Closing Date but each of which is capable of being satisfied at the Closing), if specific performance is granted and the Equity Financing and Debt Financing (including any Alternative Financing that has been obtained in accordance with Section 6.11[Parent Financing]) are funded, then the Company will take such actions within the Company’s control to cause the Closing to occur in accordance with Section 1.2 (and the Company has not revoked, withdrawn, modified or conditioned such confirmation). Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (x) either Party has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction. Notwithstanding anything else to the contrary in this Agreement, for the avoidance of doubt, while the Company may concurrently seek (i) specific performance or other equitable relief, subject in all respects to this Section 9.12 and (ii) payment of the Parent Termination Fee or monetary damages if, as and when required pursuant to this Agreement, under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance to cause the Equity Financing to be funded (whether under this Agreement or the Equity Financing Commitment), on the one hand, and payment of the Parent Termination Fee, on the other hand.

SECTION 9.13 Jurisdiction. Each of the Parties irrevocably (a) consents to submit itself to the personal jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any Delaware state or federal court within the State of Delaware), in connection with any matter based upon or arising out of this Agreement or any of the Transactions or the actions of any Party in the negotiation, administration, performance and enforcement hereof and thereof, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any of the Transactions in any court other than the courts of the State of Delaware, as described above, and (d) consents to service being made through the notice procedures set forth in Section 9.4. Each of the Parties hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 9.4 shall be effective service of process for any suit or proceeding in connection with this Agreement or the Transactions. Each Party hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this Section 9.13, that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and to the fullest extent permitted by applicable Law, that the suit, action or proceeding in any such court is brought in an inconvenient forum, that the venue of such suit, action or proceeding is improper, or that this Agreement, or the subject matter hereof or thereof, may not be enforced in or by such courts and further irrevocably waives, to the fullest extent permitted by applicable Law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which the Party is entitled pursuant to the final judgment of any court having jurisdiction. Each Party expressly acknowledges that the foregoing waiver is intended to be irrevocable under the Laws of the State of Delaware and of the United States of America.

SECTION 9.14 WAIVER OF JURY TRIAL. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS (INCLUDING ANY SUCH ACTION AGAINST ANY DEBT FINANCING SOURCE RELATED PARTY) OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF OR THEREOF.

SECTION 9.15 Interpretation. When reference is made in this Agreement to an Article, Exhibit, Schedule or Section, such reference shall be to an Article, Exhibit, Schedule or Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. Words of any gender include each other gender and neuter genders and words using the singular or plural number also include the plural or singular number, respectively. Any Law defined or referred to herein means such Law as from time to time amended, modified or supplemented, including by succession or comparable successor statutes and references to all attachments thereto and instruments incorporated therein. The word “or” shall means “and/or”. With respect to the determination of any period of time, “from” means “from and including”. The word “will” shall be construed to have the same meaning as the word “shall”. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. The word “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. References to “dollars” or “$” are to United States of America dollars. Any deadline or time period set forth in this Agreement that by its terms ends on a day that is not a Business Day shall be automatically extended to the next succeeding Business Day. As used herein, the term “made available” means any document or other information that was (a) provided in writing by one Party or its Representatives to the other Party and its Representatives as of 5:00 p.m. New York City time on the day prior to the date hereof, (b) included in the virtual data room of a Party as of 5:00 p.m. New York City time on the day prior to the date hereof, or (c) filed by a Party with the SEC and publicly available on EDGAR at least one (1) day prior to the date hereof. Each of the Parties has participated in the drafting and negotiating of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if it is drafted by all the Parties and without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

SECTION 9.16 No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon or under this Agreement, or the negotiation, execution or performance of this Agreement may only be made against, the entities that are expressly identified as Parties hereto and, pursuant to, and in accordance with the terms of, the Limited Guarantees, the Equity Financing Commitment or the Confidentiality Agreement, the Guarantors or the other parties thereto, and no other Parent Related Party (other than, for the avoidance of doubt, the Guarantors or the other Parent Related Parties party to the Limited Guarantees, the Equity Financing Commitment or the Confidentiality Agreement, pursuant to, and in accordance with the terms thereof) shall have any liability for any obligations or liabilities of the Parties to this Agreement or for any claim against the Parties to this Agreement (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the Merger or the other Transactions or in respect of any oral representations made or alleged to be made in connection herewith.

SECTION 9.17 Debt Financing Sources. Notwithstanding anything in this Agreement to the contrary, the Company on behalf of itself and its subsidiaries hereby: (i) agrees that any Action, whether in law or in equity, whether in contract or in tort or otherwise, involving the Debt Financing Sources Related Parties, arising out of or relating to, this Agreement, the Debt Financing or any of the agreements entered into in connection with the Debt Financing or any of the Transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such Action to the exclusive jurisdiction of such court, and such Action (except to the extent relating to the interpretation of any provisions in this Agreement (including any provision in any documentation related to the Debt Financing that expressly specifies that the interpretation of such provisions shall be governed by and construed in accordance with the law of the State of Delaware)) shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another jurisdiction), (ii) agrees not to bring or support any Action of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Sources Related Party in any way arising out of or relating to, this Agreement, the Debt Financing or any of the Transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any federal or state court in the Borough of Manhattan, New York, New York, (iii) agrees that service of process upon the Company or its subsidiaries in any such Action or proceeding shall be effective if notice is given in accordance with Section 9.4, (iv) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Action in any such court, (v) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable Law trial by jury in any Action brought against the Debt Financing Sources in any way arising out of or relating to, this Agreement, the Debt Financing or any of the Transactions contemplated hereby or thereby or the performance of any services thereunder (provided that, notwithstanding the foregoing, nothing herein shall affect the rights of Parent against the Debt Financing Sources Related Parties with respect to the Debt Financing or any of the transactions contemplated thereby or the any services thereunder), and (vi) agrees that the Debt Financing Sources Related Parties are express third party beneficiaries of, and may enforce, any of the provisions in this Agreement reflecting the foregoing agreements in this Section 9.17 and such provisions and the definition of “Debt Financing Sources” and “Debt Financing Sources Related Parties” shall not be amended in any way material and adverse to the Debt Financing Sources Related Parties without the prior written consent of the Debt Financing Sources.

SECTION 9.18 Protected REITs. Notwithstanding anything to the contrary in this Agreement, in the event that counsel or independent accountants for the Company determine in writing that there exists a material risk that the payment of the Parent Termination Fee under this Agreement would be treated as Nonqualifying Income (or such payment would otherwise affect the Company’s status as a REIT) upon the payment of such amounts to the Company, the amount paid to the Company pursuant to this Agreement in any tax year shall not exceed the maximum amount that can be paid to the Company in such year without causing the Company to fail to meet the REIT Requirements for any tax year, determined as if the payment of such amount were Nonqualifying Income (or such payment would otherwise affect the Company’s status as a REIT) as determined by such counsel or independent accountants to the Company. If the amount payable for any tax year pursuant to the preceding sentence is less than the amount which Parent would otherwise be obligated to pay to the Company pursuant to this Agreement (the “Expense Amount”), then: (1) Parent shall place the Expense Amount into an escrow account (the “Escrow Account”) using an escrow agent and agreement reasonably acceptable to the Company (which shall include that (y) the amount in the Escrow Account shall be treated as the property of Parent, unless it is released from such Escrow Account to the Company, and (z) (A) all income earned upon the amount in the Escrow Account shall be treated as the property of Parent and reported, as and to the extent required by applicable Law, by the escrow agent to the IRS, or any other Taxing Authority, on IRS Form 1099 or 1042S (or other appropriate form) as income earned by Parent whether or not said income has been distributed during such taxable year, and (B) Parent will be entitled to customary quarterly tax distributions with respect to any income earned on the Escrow Account, and the escrow agent shall not release any portion thereof to the Company, and the Company shall not be entitled to any such amount, unless and until the Company, at its own cost and expense, delivers to Parent, at the sole option of the Company, (i) an opinion of the Company’s tax counsel to the effect that such amount, if and to the extent paid, would not constitute Nonqualifying Income (or such amount would not otherwise affect the Company’s status as a REIT), (ii) a letter from the Company’s independent accountants indicating the maximum portion of the Expense Amount that can be paid at that time to the Company without causing the Company to fail to meet the REIT Requirements for any relevant taxable year, or (iii) a private letter ruling issued by the IRS to the Company indicating that the receipt of any Expense Amount hereunder will not cause the Company to fail to satisfy the REIT Requirements); and (2) the Company shall bear all costs and expenses with respect to the escrow as contemplated by clause (1) in this Section 9.18. Except as otherwise provided for in this Section 9.18, all of the benefits of the Expense Amount will inure to the Company and the Company will bear (and indemnify Parent for) all risk of loss relating to the Expense Amount.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Company, Parent and Merger Sub have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

COMPANY:
COREPOINT LODGING INC.

By:	/s/ Mark Chloupek
Name: Mark Chloupek
Title: EVP and General Counsel

[Signature Page—Merger Agreement]

IN WITNESS WHEREOF, the Company, Parent and Merger Sub have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PARENT:
CAVALIER ACQUISITION JV LP

By:	/s/ Rickey D. Whitworth
Name: Rickey D. Whitworth
Title: Authorized Signatory

MERGER SUB:
CAVALIER ACQUISITION OWNER LP

By:	/s/ Rickey D. Whitworth
Name: Rickey D. Whitworth
Title: Authorized Signatory

[Signature Page—Merger Agreement]

Annex B

November 7, 2021

The Board of Directors

CorePoint Lodging Inc.

125 E. John Carpenter Freeway

Suite 1650

Irving, Texas 75062

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.01 per share (the “Company Common Stock”), of CorePoint Lodging Inc. (the “Company”) of the consideration to be paid to such holders in the proposed merger (the “Transaction”) of the Company with a wholly-owned subsidiary of Cavalier Acquisition JV LP (the “Parent”). Pursuant to the Agreement and Plan of Merger (the “Agreement”), dated November 6, 2021, among the Company, the Parent and Cavalier Acquisition Owner LP, a wholly-owned subsidiary of the Parent (the “Merger Sub”), and each outstanding share of Company Common Stock, other than shares of Company Common Stock held in treasury or owned by any subsidiary of the Company or by the Parent and its subsidiaries and shares of Restricted Stock (as defined in the Agreement), will be converted into the right to receive (i) $15.65 per share in cash plus (ii) under the circumstances described in the Agreement, the IRS Matter Incremental Per Share Merger Consideration (as defined in the Agreement) (clauses (i) and (ii) together, the “Consideration”).

In connection with preparing our opinion, we have (i) reviewed the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates; (iii) compared the financial and operating performance of the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and certain publicly traded securities of such other companies; (iv) reviewed certain internal financial analyses and forecasts prepared by the management of the Company relating to its business; and (v) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Company with respect to certain aspects of the Transaction, and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company or otherwise reviewed by or for us. We have not independently verified any such information or its accuracy or completeness and, pursuant to our engagement letter with the Company, we did not assume any obligation to undertake any such independent verification. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company or the Parent under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. We express no view as to such analyses or forecasts or the assumptions on which they were based. We have also assumed that the Transaction and the other transactions contemplated by the Agreement will be consummated as described in the Agreement.

We have also assumed that the representations and warranties made by the Company, the Parent and the Merger Sub in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis. At the direction of the management of the Company for purposes of this Opinion, we have assumed that no amounts will be paid as the IRS Matter Incremental Per Share Merger Consideration. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or on the contemplated benefits of the Transaction.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be paid to the holders of the Company Common Stock in the proposed Transaction and we express no opinion as to the fairness of any consideration paid in connection with the Transaction to the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Consideration to be paid to the holders of the Company Common Stock in the Transaction or with respect to the fairness of any such compensation.

We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with the Company, for which we and such affiliates have received customary compensation. Such services during such period have included acting as sole bookrunner to the Company’s syndicated credit facility in March 2021. In addition, our commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of the Company, for which it receives customary compensation or other financial benefits. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with The Blackstone Group LP (“Blackstone”), the Company’s 30% shareholder, for which we and such affiliates have received customary compensation. Such services during such period have included acting as joint lead bookrunning manager on an offering of Blackstone debt securities in July 2021. In addition, during the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with Blackstone portfolio companies for which we and such affiliates have received customary compensation. Such services during such period have included providing debt syndication, equity underwriting, debt underwriting and financial advisory services to Blackstone portfolio companies. Our commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of Blackstone for which it receives customary compensation or other financial benefits. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with Cerberus Capital Management (“Cerberus”) portfolio companies for which we and such affiliates have received customary compensation. Such services during such period have included providing equity underwriting and debt underwriting services to Cerberus portfolio companies. Please be advised that during the two years preceding the date of this letter, neither we nor our affiliates have had any other material financial advisory or other material commercial or investment banking relationships with Highgate Holdings (“Highgate”). In addition, we and our affiliates hold, on a proprietary basis, less than 2% of the outstanding common stock of the Company and less than 1% of the outstanding common stock of the Parent, Cerberus, Highgate and Blackstone. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of the Company, Blackstone, Cerberus, Highgate or the Parent for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities or other financial instruments.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Consideration to be paid to the holders of the Company Common Stock in the proposed Transaction is fair, from a financial point of view, to such holders.

The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC. This letter is provided to the Board of Directors of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

J.P. MORGAN SECURITIES LLC

/s/ J.P. Morgan Securities LLC

U509993

COREPOINT LODGING INC. C/O BROADRIDGE P.O. BOX 1342 BRENTWOOD, NY 11717

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D64321-S38755 KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

COREPOINT LODGING INC.

The Board of Directors recommends you vote FOR Proposal 1, FOR Proposal 2 and FOR Proposal 3.			For	Against	Abstain

1.  To approve the merger of CorePoint Lodging Inc. (“CorePoint”) with and into Cavalier MergerSub LP (“Merger Sub”) and the other transactions contemplated by the Agreement and Plan of Merger, dated as of November 6, 2021 (as it may be amended from time to time), by and among CorePoint, Cavalier Acquisition Owner LP (as assignee of Cavalier Acquisition JV LP), and Merger Sub (as assignee of Cavalier Acquisition Owner LP) (the “merger proposal”).

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2. To approve, on a non-binding, advisory basis, certain compensation that will or may be paid by CorePoint to its named executive officers that is based on or otherwise relates to the merger.			☐	☐	☐

3.  To approve an adjournment of the special meeting of CorePoint stockholders (the “special meeting”) to a later date or dates, if necessary or appropriate, for the purpose of soliciting additional votes for the approval of the merger proposal if there are insufficient votes to approve the merger proposal at the time of the special meeting or to ensure that any supplement or amendment to the accompanying proxy statement is timely provided to CorePoint stockholders.

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NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or at any adjournment or postponement thereof.

Please indicate if you plan to attend this meeting.	☐	☐
	Yes	No

NOTE: Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, trustee or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by an authorized officer and indicate officer’s name and title.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:

Combined document containing the Notice of Special Meeting of Stockholders and Proxy Statement is

available at www.proxyvote.com.

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COREPOINT LODGING INC.

Proxy Solicited on Behalf of the Board of Directors for the

Special Meeting of Stockholders

March 1, 2022 at 9:00 a.m. Central Time

The undersigned hereby appoints Keith A. Cline, Daniel E. Swanstrom II and Mark M. Chloupek, and each of them, with power to act without the other and with full power of substitution, as proxies and attorneys-in-fact, and hereby authorizes each of them to represent and vote, as provided on the other side, all the shares of CorePoint Lodging Inc. common stock held of record by the undersigned on January 14, 2022, and further authorizes such proxies to vote, in their discretion, upon such other business as may properly come before the Special Meeting of Stockholders or at any adjournment or postponement thereof with all powers which the undersigned would possess if present at the Special Meeting of Stockholders.

THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN A MANNER DIRECTED ON THE REVERSE SIDE. IF NO SUCH DIRECTION IS MADE, THIS PROXY CARD WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS.

(Continued and to be marked, dated and signed, on the other side)